     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 25, 2002



                                                      REGISTRATION NO. 333-84428

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              IDENTIX INCORPORATED
             (Exact name of registrant as specified in its charter)

             DELAWARE                             7373                            94-2842496
 (State or Other Jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  Incorporation or Organization)      Classification Code Number)            Identification No.)

                                100 COOPER COURT
                          LOS GATOS, CALIFORNIA 95032
                                 (408) 335-1400
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                 MARK S. MOLINA
            EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                              IDENTIX INCORPORATED
                                100 COOPER COURT
                          LOS GATOS, CALIFORNIA 95032
                                 (408) 335-1400
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)

                                   COPIES TO:


                 PHILIP J. TILTON                                    RICHARD A. PEERS
        MASLON EDELMAN BORMAN & BRAND, LLP                  HELLER EHRMAN WHITE & MCAULIFFE LLP
              3300 WELLS FARGO CENTER                              275 MIDDLEFIELD ROAD
               MINNEAPOLIS, MN 55402                               MENLO PARK, CA 94025
                TEL: (612) 672-8200                                 TEL: (650) 324-7025
                FAX: (612) 672-8397                                 FAX: (650) 324-0638

     APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: Upon consummation of the merger described herein.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. [ ]


     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[IDENTIX LOGO]                                      [VISIONICS CORPORATION LOGO]

                                                                          , 2002

Dear Stockholders of Identix Incorporated and Stockholders of Visionics
Corporation:

                  A MERGER PROPOSAL -- YOUR VOTE IS IMPORTANT


     Identix Incorporated and Visionics Corporation have agreed to a merger of equals in which Visionics will merge with a subsidiary of Identix and Visionics will become a wholly owned subsidiary of Identix. Identix and Visionics are recognized leaders in biometric security applications.


     Both companies believe that the merger will create a company strategically positioned at the forefront of the security industry to better respond to the increased demand for biometric products and solutions across multiple security markets.

     When the merger is completed, stockholders of Visionics will receive for each share of Visionics common stock 1.3436 shares of Identix common stock. Approximately 38.8 million shares of Identix common stock will be issued in exchange for outstanding shares of Visionics common stock. In addition, approximately 3.8 million shares will be issuable on exercise of Visionics options and 0.7 million shares will be issuable on exercise of Visionics warrants to be assumed by Identix. Identix' common stock is listed on the Nasdaq
National Market under the trading symbol "IDNX." On [               ], 2002, the
record date for determining stockholders entitled to vote on the merger, the
closing price of Identix common stock was $[               ] per share.
     Each of the boards of directors of Identix and Visionics have unanimously determined the merger to be fair to and in the best interests of the stockholders of their respective companies. The boards of directors of both Identix and Visionics have unanimously approved the merger and recommend their respective stockholders vote FOR the merger proposal. The joint proxy statement/prospectus provides detailed information concerning Identix, Visionics, the merger and proposals related to the merger. WE URGE YOU TO READ THIS DOCUMENT, INCLUDING THE SECTION DESCRIBING RISK FACTORS THAT BEGINS ON PAGE 15.
     STOCKHOLDERS OF IDENTIX AND VISIONICS ARE INVITED TO ATTEND THE STOCKHOLDER MEETING FOR THEIR RESPECTIVE COMPANIES TO VOTE ON THE MERGER PROPOSAL. The dates, times and places of the meetings are as follows:

FOR IDENTIX INCORPORATED STOCKHOLDERS:              FOR VISIONICS CORPORATION STOCKHOLDERS:
        , 2002 AT              A.M.                         , 2002 AT              A.M.
TOLL HOUSE HOTEL                                    LUTHERAN BROTHERHOOD AUDITORIUM
140 S. SANTA CRUZ AVENUE                            625 FOURTH AVENUE SOUTH
LOS GATOS, CALIFORNIA 95030                         MINNEAPOLIS, MINNESOTA 55402

     YOUR VOTE IS VERY IMPORTANT, regardless of the number of shares you own. Whether or not you plan to attend the special meeting, please vote as soon as possible to make sure your shares are represented at the meeting. Please take the time to vote by completing and mailing the enclosed proxy card in the enclosed pre-paid envelope. You may instead vote by following the telephone or Internet instructions on the proxy card. Returning the proxy card or voting by telephone or via the Internet does not deprive you of your right to attend the meeting and to vote your shares in person.
     We strongly support this combination of our companies and join with our boards of directors in recommending that you vote in favor of the merger.


/s/ Robert McCashin                                 /s/ Joseph J. Atick
                                                    Joseph J. Atick
Robert McCashin                                     Chairman of the Board of Directors and Chief
Chairman of the Board of Directors and Chief        Executive Officer of Visionics Corporation
Executive Officer of Identix Incorporated

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED THE ISSUANCE OF COMMON STOCK IN THE MERGER OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
     This joint proxy statement/prospectus is dated          , 2002, and was
first mailed to stockholders on or about           , 2002.

                      REFERENCES TO ADDITIONAL INFORMATION



     This joint proxy statement/prospectus incorporates important business and financial information about Identix and Visionics from documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:



Requests for Documents Relating to                 Requests for Documents Relating to
Identix Should be Directed to:                      Visionics Should be Directed to:
----------------------------------                 ----------------------------------
Damon Wright                                       Frances Zelazny
(408) 335-1547                                     (201) 332-9213, Ext. 205
Director, Investor Relations                       Director, Investor Relations
Identix Incorporated                               Visionics Corporation
100 Cooper Court                                   5600 Rowland Road
Los Gatos, California 95032                        Minnetonka, Minnesota 55343
(408) 335-1400                                     (952) 932-0888



     If you would like to request documents, please do so by [          ], 2002
in order to receive them before the special meeting.



     See "Where You Can Find More Information" on page 101.

                                 [IDENTIX LOGO]
                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON             , 2002

To Our Stockholders:

     A special meeting of stockholders of Identix Incorporated, a Delaware corporation, will be held at the Toll House Hotel, 140 S. Santa Cruz Avenue, Los
Gatos, California 95030 on [          ], 2002 at [     ] a.m., local time, for
the following purposes:

     1. To approve the issuance of Identix common stock to the holders of Visionics common stock in the merger pursuant to which Visionics will become a wholly owned subsidiary of Identix. In connection with the merger, Identix will issue 1.3436 shares of its common stock for each outstanding share of Visionics common stock. The merger agreement relating to the proposed merger is included as Annex A to the attached joint proxy statement/prospectus.

     2. To approve an amendment to Identix' certificate of incorporation to increase the number of authorized shares of Identix common stock by 100,000,000 shares to 200,000,000 shares.

     3. To adopt the Identix 2002 Equity Incentive Plan and the reservation for issuance of 5,800,000 shares of Identix common stock thereunder.

     4. To transact any other business that may properly come before the special meeting or any adjournment or postponement thereof.

     Each of the foregoing items of business is more fully described in the joint proxy statement/prospectus, which we urge you to read carefully.
Stockholders of record at the close of business on           , 2002, are
entitled to notice of and to vote at the special meeting and any adjournment or postponement thereof. Approval of the issuance of Identix common stock in the merger will require the affirmative vote of a majority of the shares of Identix common stock and Series A preferred stock, on an as converted basis, represented in person or by proxy at the special meeting. The vote required for each of the other proposals is set forth in the section of the joint proxy statement/prospectus titled "The Identix Special Meeting."

     TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED OR FOLLOW THE TELEPHONE OR INTERNET VOTING INSTRUCTIONS ON THE PROXY CARD, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. ANY EXECUTED BUT UNMARKED PROXY CARDS WILL BE VOTED FOR ADOPTION OF THE MERGER AGREEMENT. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. ANY STOCKHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF SUCH STOCKHOLDER HAS RETURNED A PROXY CARD OR VOTED BY TELEPHONE OR USING THE INTERNET.

                                          By Order of the Board of Directors
                                          of Identix Incorporated,

                                          /s/ Robert McCashin
                                          Robert McCashin
                                          Chairman of the Board and Chief
                                          Executive Officer

Los Gatos, California
          , 2002

                          [VISIONICS CORPORATION LOGO]
                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON             , 2002

To the Stockholders of Visionics:

     A special meeting of stockholders of Visionics, a Delaware corporation, will be held at the Lutheran Brotherhood Auditorium, 625 Fourth Avenue South,
Minneapolis, Minnesota 55402 on [               ], 2002 at [     ] a.m., local
time, for the following purposes:

     1. To consider and vote upon a proposal to adopt the merger agreement providing for the merger of a wholly owned subsidiary of Identix Incorporated with and into Visionics whereby, among other things, each outstanding share of Visionics common stock will be converted into the right to receive 1.3436 shares of Identix common stock and Visionics will become a wholly owned subsidiary of Identix.

     2. To transact such other business as may properly come before the special meeting and any adjournment or postponement thereof.

     The merger proposal is more fully described in the joint proxy statement/prospectus, which we urge you to read carefully. Stockholders of
record at the close of business on           2002, are entitled to notice of and
to vote at the special meeting and any adjournment or postponement thereof. Adoption of the merger agreement will require the affirmative vote of a majority of the outstanding shares of Visionics common stock entitled to vote.

     TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED OR FOLLOW THE TELEPHONE OR INTERNET VOTING INSTRUCTIONS ON THE PROXY CARD, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. ANY EXECUTED BUT UNMARKED PROXY CARDS WILL BE VOTED FOR ADOPTION OF THE MERGER AGREEMENT. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. ANY STOCKHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF SUCH STOCKHOLDER HAS RETURNED A PROXY CARD OR VOTED BY TELEPHONE OR USING THE INTERNET.

     PLEASE DO NOT SEND ANY VISIONICS STOCK CERTIFICATES IN YOUR PROXY ENVELOPE.

                                          By Order of the Board of Directors
                                          of Visionics Corporation,

                                          /s/ Joseph J. Atick
                                          Joseph J. Atick
                                          Chairman of the Board and Chief
                                          Executive Officer

Minnetonka, Minnesota
          , 2002

                               TABLE OF CONTENTS


                                                               PAGE
                                                               ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................      1
SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS.............      4
  Identix' selected historical financial data...............     10
  Visionics' selected historical financial data.............     11
  Unaudited pro forma condensed combined financial
     information............................................     13
  Comparative historical and unaudited pro forma per-share
     data...................................................     14
RISK FACTORS................................................     15
  Risks Related to the Proposed Merger......................     15
  Risks Common to the Businesses of Identix and Visionics...     17
  Additional Risks Related to the Business of Identix.......     25
THE IDENTIX SPECIAL MEETING.................................     27
  Date, time, place and purpose of the Identix special
     meeting................................................     27
  Record date and outstanding shares........................     27
  Vote required.............................................     27
  Quorum requirements.......................................     28
  Voting of proxies.........................................     28
  How to vote by proxy......................................     28
  Revoking your proxy.......................................     28
  Voting in person..........................................     29
  Effect of abstaining......................................     29
  Broker non-vote...........................................     29
  Proxy solicitation........................................     29
  Other business; adjournments..............................     29
  No appraisal rights.......................................     29
THE VISIONICS SPECIAL MEETING...............................     30
  Date, time, and place and purpose of the Visionics special
     meeting................................................     30
  Record date and outstanding shares........................     30
  Vote required.............................................     30
  Quorum requirements.......................................     30
  Vote necessary to approve the merger......................     30
  Voting of proxies.........................................     31
  How to vote by proxy......................................     31
  Revoking your proxy.......................................     31
  Voting in person..........................................     31
  Effect of abstaining......................................     31
  Broker non-vote...........................................     32
  Proxy solicitation........................................     32
  Other business; adjournments..............................     32
  No appraisal rights.......................................     32
THE MERGER..................................................     33
  Background of the merger..................................     33
  Identix' reasons for the merger...........................     35

                                                               PAGE
                                                               ----
  Opinion of financial advisor to Identix...................     36
  Recommendation of the Identix board of directors..........     42
  Visionics' reasons for the merger.........................     42
  Opinion of financial advisor to Visionics.................     43
  Recommendation of the Visionics board of directors........     50
  Interests of certain persons in the merger................     50
  Employment and change in control arrangements.............     52
  Completion and effectiveness of the merger................     53
  Structure of the merger and conversion of Visionics common
     stock..................................................     53
  Exchange of Visionics stock certificates for Identix stock
     certificates...........................................     54
  Treatment of options and warrants.........................     54
  Material United States federal income tax consequences of
     the merger.............................................     54
  Accounting treatment of the merger........................     56
  Regulatory filings and approvals required to complete the
     merger.................................................     57
  Restrictions on sales of shares by affiliates of Identix
     or Visionics...........................................     57
  Listing of Identix common stock to be issued in the
     merger.................................................     57
  Delisting and deregistration of Visionics common stock
     after the merger.......................................     57
THE MERGER AGREEMENT........................................     58
  Effective time; effect of merger..........................     58
  Conversion of shares......................................     58
  Treatment of options and warrants.........................     58
  Representations and warranties............................     59
  Conduct of Visionics' and Identix' businesses prior to the
     effective time.........................................     60
  Conduct of business following the merger..................     61
  No solicitation...........................................     63
  Fees, expenses and termination fee........................     65
  Conditions to the merger..................................     67
  Termination of the merger agreement.......................     68
  Voting agreements.........................................     68
  Visionics affiliate agreements............................     68
COMPARISON OF RIGHTS OF HOLDERS OF IDENTIX CAPITAL STOCK AND
  VISIONICS CAPITAL STOCK...................................     70
  Voting....................................................     70
  Special meeting of stockholders...........................     70
  Action by written consent in lieu of a stockholders
     meeting................................................     70
  Voting by written ballot..................................     70
  Record date for determining stockholders..................     70
  Notice of board nomination and other stockholder
     business -- annual meetings............................     71
  Notice of board nomination and other stockholder
     business -- special meetings...........................     71
  Number of directors.......................................     71
  Election of directors.....................................     71
  Removal of directors......................................     71
  Board of directors vacancies..............................     71
  Notice of special meetings of the board of directors......     72

                                                               PAGE
                                                               ----
  Board action -- generally.................................     72
  Action by committees......................................     72
  Preferred stock...........................................     72
  Indemnification...........................................     72
  Limitation on liability...................................     73
  Dividends.................................................     73
  Liquidation...............................................     73
  Specific restrictions.....................................     73
  Amendment of bylaws.......................................     74
PRO FORMA CONSOLIDATED FINANCIAL INFORMATION................     75
  Overview..................................................     75
COMPARATIVE PER SHARE MARKET PRICE DATA.....................     82
IDENTIX MANAGEMENT..........................................     84
ADDITIONAL MATTERS BEING SUBMITTED TO A VOTE OF ONLY IDENTIX
  STOCKHOLDERS..............................................     95
PROPOSAL 2 -- APPROVAL OF AMENDMENT TO CERTIFICATE OF
  INCORPORATION TO AUTHORIZE THE ISSUANCE OF UP TO
  200,000,000 SHARES OF COMMON STOCK........................     95
PROPOSAL 3 -- ADOPTION OF IDENTIX 2002 EQUITY INCENTIVE
  PLAN......................................................     96
STOCKHOLDER PROPOSALS.......................................     99
LEGAL MATTERS...............................................    100
EXPERTS.....................................................    100
DOCUMENTS INCORPORATED BY REFERENCE IN THIS JOINT PROXY
  STATEMENT/PROSPECTUS......................................    100
WHERE YOU CAN FIND MORE INFORMATION.........................    101
ANNEXES
  Annex A: Agreement and Plan of Merger with Exhibits.......    A-1
  Annex B: Opinion of Lehman Brothers Inc. .................    B-1
  Annex C: Opinion of Morgan Keegan & Company, Inc. ........    C-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHY ARE WE PROPOSING THE MERGER?

A: We believe that combining the products, services and technologies of the two companies will create a company strategically positioned at the forefront of the security industry to even better respond to the increased demand for biometric products and solutions across multiple security markets. Relative to the separate businesses, the combined company will have a larger customer base, greater depth of skilled personnel, stronger research and development capability, greater financial strength, a more concentrated sales effort and a higher market profile and operational efficiencies, all of which we believe will create greater market opportunities for us and enhance the potential for greater value for our respective stockholders.

Q: WHAT WILL HAPPEN IN THE MERGER?

A: In the merger, Visionics will become a wholly owned subsidiary of Identix.
   Based on the capitalization of Identix and Visionics as of February 22, 2002, the stockholders of Visionics will receive approximately 38.8 million shares of Identix common stock, representing an aggregate of approximately 46.4% of Identix' outstanding common stock following the merger. Approximately 4.5 million additional shares of Identix common stock would become issuable upon the exercise of Visionics stock options and upon exercise of Visionics warrants assumed by Identix.

Q: WHAT WILL VISIONICS' STOCKHOLDERS RECEIVE IN THE MERGER?

A: Visionics' stockholders will receive 1.3436 shares of Identix common stock for each share of Visionics common stock they own. Identix will not issue fractional shares of stock. Instead, Visionics' stockholders will receive cash based on the closing price of a share of Identix common stock on the trading day immediately preceding the effective time of the merger instead of any fractional share. For example, a holder of one share of Visionics common stock will receive one share of Identix common stock and an amount of cash equal to 0.3436 times the closing price of a share of Identix common stock when the merger is completed.

Q: WHAT IS THE VALUE PER SHARE TO BE RECEIVED BY THE VISIONICS' STOCKHOLDERS?

A: The number of shares of Identix common stock to be issued for each share of Visionics common stock is fixed at 1.3436 shares and will not be adjusted based upon changes in the respective values of these shares. As a result, the value of the shares of Identix common stock to be issued to Visionics' stockholders in connection with the merger will not be known until immediately prior to the closing of the merger, and may go up or down as the market price of Identix common stock fluctuates. The merger agreement does not permit either party to terminate its obligations to complete the merger or resolicit the vote of its stockholders based solely on changes in the value of Identix or Visionics common stock. Visionics shares will be exchanged for 1.3436 shares of Identix common stock and Visionics common stock will cease to trade. Identix stockholders will continue to own their shares of Identix common stock after the merger.

Q: DO THE BOARDS OF DIRECTORS OF IDENTIX AND VISIONICS RECOMMEND VOTING IN FAVOR OF THE MERGER?


A: Yes. The Visionics board of directors has unanimously approved, and recommends that its stockholders vote in favor of, adopting the merger agreement. Similarly, the Identix board of directors has unanimously approved, and recommends that its stockholders vote in favor of, the issuance of Identix common stock in the merger. For a more complete description of the recommendations of the boards of directors of both companies, see the sections titled "The Merger -- Identix' reasons for the merger" on page 35, "-- Recommendation of the Identix board of directors" on page 42, "-- Visionics' reasons for the merger" on page 42 and "-- Recommendation of the Visionics board of directors" on page 50.

Q: ARE THERE RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR THE MERGER?

A: Yes. In evaluating the merger, you should carefully consider the factors discussed in the section titled "Risk Factors" on page 15.

Q: WHAT DO I NEED TO DO NOW?


A: Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at your meeting. You may instead vote by following the telephone or Internet instructions on the proxy card. If you return a properly signed proxy card but do not include instructions on how to vote your proxy, your shares will be voted "FOR" adoption of the merger agreement if you are a Visionics stockholder, and "FOR" the issuance of Identix common stock in the merger, the amendment to Identix' certificate of incorporation and the adoption of the Identix 2002 Equity Incentive Plan if you are an Identix stockholder. For a more complete description of voting at the meetings, see the sections titled "The Identix Special Meeting -- Voting of proxies" on page 28 and "The Visionics Special Meeting -- Voting of proxies" on page 31.


Q: WHAT DO I DO IF I WANT TO CHANGE MY VOTE?


A: If you want to change your vote, send the secretary of Identix or Visionics, as appropriate, a later-dated, signed proxy card before your meeting or attend your meeting in person. You may also revoke your proxy by sending written, dated notice to the secretary of Identix or Visionics, as appropriate, before your meeting. For a more complete description of how to change your vote, see the sections titled "The Identix Special
   Meeting -- Voting of proxies" on page 28 and "The Visionics Special
   Meeting -- Voting of proxies" on page 31.


Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?


A: Your broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker. For a more complete description of voting shares held in "street name," see the sections titled "The Identix Special Meeting -- Voting of proxies" on page 28 and "The Visionics Special Meeting -- Voting of proxies" on page 31.


Q: SHOULD I SEND IN MY VISIONICS STOCK CERTIFICATES NOW?

A: No. After the merger is completed, you will be sent written instructions for exchanging your Visionics stock certificates for Identix stock certificates. PLEASE DO NOT SEND YOUR STOCK CERTIFICATES WITH YOUR PROXY.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?


A: We hope to complete the merger by June 30, 2002. However, the exact timing of completion of the merger cannot be determined at this time because completion of the merger is subject to a number of conditions. For a complete description of the conditions to completion of the merger, see the section titled "The Merger Agreement -- Conditions to the merger" on page 67.


Q: AS A VISIONICS STOCKHOLDER, WILL I RECOGNIZE A GAIN OR LOSS ON THE EXCHANGE
   OF MY VISIONICS STOCK FOR IDENTIX STOCK IN THE MERGER?


A: We expect that if the merger is completed, you will not recognize gain or loss for United States federal income tax purposes, except that Visionics stockholders will recognize gain or loss with respect to cash received instead of fractional shares. However, Visionics stockholders are urged to consult their own tax advisors to determine their particular tax consequences. For a more complete description of the tax consequences, see the section titled "The Merger -- Material United States federal income tax consequences of the merger" on page 54.

Q: AM I ENTITLED TO DISSENTERS' OR APPRAISAL RIGHTS?

A: Under Delaware law, neither stockholders of Visionics nor stockholders of Identix are entitled to dissenters' or appraisal rights in the merger.

Q: WHOM SHOULD I CALL WITH QUESTIONS?


A: Visionics stockholders should call Visionics Investor Relations at (201)
   332-9213, Ext. 205 with any questions about the merger. Identix stockholders should call Identix Investor Relations at (408) 335-1547 with any questions about the merger. You may also obtain additional information about Identix and Visionics from the documents each company files with the Securities and Exchange Commission, as more fully described in the section titled "Where you can find more information" on page 101.

                SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS

THE COMPANIES

[IDENTIX LOGO]
IDENTIX INCORPORATED
100 COOPER COURT
LOS GATOS, CALIFORNIA 95032


     Identix designs, develops, manufactures and markets products for the capture and/or comparison of fingerprints for security, anti-fraud, law enforcement, physical access and other applications. Identix has been identified as the overall market leader in biometrics by a widely-recognized market research publication. Identix designs and develops proprietary, cost-effective security products and solutions for personal identification and verification. Through itrust(TM), Identix offers an array of Internet and wireless Web secure transaction processing services, and provides a wide range of applications to markets that include corporate enterprise security, intranet, extranet, and Internet, wireless Web access and security, E-commerce, government and law enforcement agencies.


     Identix' products and services are classified into three groups: (i) biometric security solutions that verify the identity of an individual through the unique physical biological characteristics of a fingerprint including itrust, the security software solution that integrates authentication, access rights and administration as a managed network security service to safeguard information sharing and data transfer on open wired and wireless networks; (ii) biometric imaging solutions that electronically capture forensic quality fingerprint images that can be transmitted to Automated Fingerprint Identification Systems ("AFIS"); and (iii) information technology, engineering and consulting services, including the installation and integration of Identix products primarily to public sector agencies.

     Identix' solutions employ industry leading optical fingerprint capture technologies, proprietary algorithms and customizable application software suites. Identix' technologies and intellectual property enable it to produce Security and Imaging solutions for commercial, and government customers worldwide. Identix provides information technology, engineering and consulting services through Identix Public Sector, Inc. ("IPS"), Identix' wholly owned subsidiary. Identix also formed a joint venture, Sylvan/Identix Fingerprinting Centers, LLC, in October 1997 with Sylvan Learning Systems, Inc. for the purpose of providing fingerprinting services for a variety of commercial applications.

[VISIONICS CORPORATION LOGO]
VISIONICS CORPORATION
5600 ROWLAND ROAD
MINNETONKA, MN 55343

     Visionics is in the business of empowering identification through the use of biometrics, the science of identifying individuals by measuring distinguishable physical or behavioral characteristics. Biometrics is used to determine physical access or logical access. Visionics' biometric identification technology, systems and information technology services enable customers to identify individuals for physical or logical access; help commercial employers and government agencies to conduct background checks on applicants for employment or permits; or verify identity for the purposes of issuing identification documents, conducting transactions, or conducting criminal investigations. Visionics' product and service offerings include computer-based face recognition, fingerprinting, and photographic systems, software tools, multi-media data storage and communications servers, and the systems integration and software development services required to deploy and use these systems.

     Visionics has evolved from essentially a single-product live scan hardware supplier to an identification information systems company. Visionics has two established product lines and two product lines in various stages of development.

     Fingerprint live scan -- These systems combine patented, high-resolution optics and specialized hardware and software with industry-standard computers. They capture, digitize and transmit forensic-grade fingerprint images and related data to large-scale databases. The database systems, along with fingerprint matching algorithms, are maintained on AFIS supplied by other vendors.

     FaceIt(R) Face Recognition -- FaceIt(R) is an award-winning facial recognition software engine that allows computers to rapidly and accurately detect and recognize faces. FaceIt is a core technology that enables a broad range of products and applications built by developers and partners (original equipment manufacturers "OEMs", value-added resellers "VARs" and system integrators). These include enhanced CCTV systems, identity fraud applications and authentication systems for information security, access control, travel, banking and e-commerce. Our FaceIt technology product offerings include software development toolkits, run-time licenses and application software.

     Identification Based Information System ("IBIS") -- IBIS is a patented wireless, real-time mobile identification system that combines expertise in biometric capture and connectivity. The system is capable of capturing photographs and forensic quality fingerprints for transmission to law enforcement and other legacy databases. The IBIS system currently is undergoing testing by customers in Minnesota and California.

     Biometric Network Platform ("BNP") -- The BNP is a development stage technology framework for building scalable biometric solutions. The BNP is made up of the following:

     Biometric Network Appliances ("BNAs") -- BNAs are individual hardware components within the BNP platform. Each component is dedicated to performing a specific task such as capturing a facial image, creating a biometric template, and matching the images against a database.

     Application-Specific Business Logic -- While the BNAs are dedicated to performing one specific task surrounding identification, the business logic tells what action should be taken based on either a match being made or not.

THE MERGER

     In the merger, Visionics and a wholly owned subsidiary of Identix will merge, and Visionics will become a wholly owned subsidiary of Identix. As a result of the merger, Visionics stockholders will own approximately 46.4% of the combined entity. Every share of Visionics will be exchanged for 1.3436 shares of Identix. The merger agreement is attached to this joint proxy statement/prospectus as Annex A. We encourage you to read the merger agreement carefully.


REASONS FOR THE MERGER



     The board of directors of Identix and the board of directors of Visionics believe that the merger may result in a number of benefits, including:



     - the opportunity to respond more fully to the needs of multiple markets and industries for live scan and biometric security applications and solutions through combined product and service offerings;



     - the opportunity to create multi-biometric enabled enterprise security systems;



     - the opportunity to further pursue the global capabilities of Identix and Visionics; and



     - the potential enhancement of revenue growth associated with combining complementary product lines and sales channels.

STOCKHOLDER MEETINGS

     Visionics Meeting. There will be a special meeting of stockholders of Visionics at the Lutheran Brotherhood Auditorium, 625 Fourth Avenue South,
Minneapolis, Minnesota, at      local time on           . At this meeting,
Visionics stockholders will be asked to adopt the merger agreement.


     Identix Meeting. There will be a special meeting of stockholders of Identix at the Toll House Hotel, 140 S. Santa Cruz Avenue, Los Gatos, California
95030, at      local time on           . At this meeting, Identix stockholders
will be asked to approve the issuance of Identix common stock to stockholders of Visionics in connection with the merger. Identix stockholders will also be asked to vote on other matters. For a more complete description of the other proposals, see the section titled "Additional Matters Being Submitted to a Vote of only Identix Stockholders" on page 95.


VOTES REQUIRED TO APPROVE THE MERGER

     The holders of a majority of the outstanding shares of Visionics common stock must adopt the merger agreement. Visionics stockholders are entitled to cast one vote per share of Visionics common stock owned as of [ ], 2002, at the meeting.

     On the record date, directors and executive officers of Visionics and their
affiliates beneficially owned, and were entitled to vote,           shares of
Visionics common stock, or approximately      % of the shares outstanding as of
the record date.

     The holders of a majority of shares of Identix common stock and Series A preferred stock, on an as converted to common basis, present and entitled to vote at the Identix special meeting are required to approve the issuance of the Identix common stock in the merger.

     On the record date, directors and executive officers of Identix and their
affiliates beneficially owned, and were entitled to vote, [          ] shares of
Identix common stock, or approximately [     ]% of the shares outstanding as of
the record date.

DISSENTERS' OR APPRAISAL RIGHTS

     Under Delaware law, neither stockholders of Visionics nor stockholders of Identix are entitled to dissenters' or appraisal rights in the merger.

NO OTHER NEGOTIATIONS


     Until the merger is completed or the merger agreement is terminated, Visionics and Identix have agreed, with limited exceptions, not to take any action, directly or indirectly, with respect to any Visionics Acquisition Proposal or any Identix Acquisition Proposal, each as defined on page 63. For a more complete description of these limitations, please refer to the sections titled "The Merger Agreement -- No solicitation," on page 63, "-- Termination of the merger agreement" on page 68 and "-- Fees, expenses and termination fee" on page 65 and the corresponding sections of the merger agreement.


CONDITIONS TO COMPLETION OF THE MERGER


     Identix' and Visionics' respective obligations to complete the merger are subject to the satisfaction or waiver of certain closing conditions. For a discussion of these conditions, see the section titled "The Merger Agreement -- Conditions to the merger" on page 67.


TERMINATION OF THE MERGER AGREEMENT


     Under certain circumstances, Identix and Visionics each has the right to terminate the merger agreement. For a description of the manner in which the merger agreement may be terminated, see the section titled "The Merger Agreement -- Termination of the merger agreement" on page 68.

TERMINATION FEE


     Either Identix or Visionics must pay the other company a termination fee of $12.3 million plus the other party's merger-related expenses if the merger agreement is terminated under certain circumstances. For a more complete description of the termination fee and when it is payable, see the section titled "The Merger Agreement -- Fees, expenses and termination fee" on page 65.


OPINIONS OF FINANCIAL ADVISORS

     In deciding to approve the merger, the Identix board of directors considered, among other things, an opinion from Lehman Brothers Inc. ("Lehman Brothers"), its financial advisor, that as of February 22, 2002, and based on and subject to certain matters stated therein, from a financial point of view, the exchange ratio to be offered by Identix in the merger of 1.3436 shares of Identix common stock for each share of Visionics stock common stock was fair to Identix stockholders. The Visionics board of directors considered, among other things, an opinion from its financial advisor, Morgan Keegan & Company, Inc. ("Morgan Keegan"), that as of February 22, 2002, from a financial point of view, the exchange ratio to be received by Visionics in the merger was fair to the holders of Visionics common stock.


     For a more complete description of the financial advisors' opinions, see the sections entitled "The Merger -- Opinion of financial advisor to Identix" on page 36 and "-- Opinion of financial advisor to Visionics" on page 43. These opinions are attached to this joint proxy statement/prospectus as Annexes B and C and we urge you to read them in their entirety.


MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     We expect the merger to be treated as a tax-free reorganization for federal income tax purposes. Assuming the merger qualifies as a reorganization, Visionics stockholders will not recognize gain or loss on the exchange of their Visionics stock for Identix stock in the merger, except for gain on fractional shares of Identix common stock for which cash is received. Identix stockholders will not recognize any gain or loss in connection with the merger.


     Tax matters are complicated, and the tax consequences of the merger to you may depend on your own situation. For a more complete description of the tax consequences of the merger, see "The Merger -- Material federal income tax consequences of the merger" on page 54.


ACCOUNTING TREATMENT OF THE MERGER


     We intend to account for the merger using the purchase method of accounting under generally accepted accounting principles within the United States. For a more complete description of the accounting treatment of the merger see the section titled "The Merger -- Accounting treatment of the merger" on page 56.


REGULATORY FILINGS AND APPROVALS REQUIRED TO COMPLETE THE MERGER


     The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act, which prevents certain transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the applicable waiting periods end or expire. For a more complete description of the regulatory filings and approvals necessary to complete the merger, see the section titled "Regulatory filings and approvals required to complete the merger" on page 57.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of Identix and Visionics management and of the Identix and Visionics boards of directors have interests in the merger that are different from, or are in addition to, your interests as a stockholder. These interests include:


     - Dr. Joseph J. Atick, current chairman and Chief Executive Officer of Visionics, will enter into an employment agreement relating to his service as the Chief Executive Officer upon completion of the merger;



     - Robert McCashin, current Chairman and Chief Executive Officer of Identix, will enter into an amendment to employment agreement relating to his service as Chairman of the Board upon completion of the merger;



     - Erik E. Prusch, Executive Vice President and Chief Financial Officer of Identix, will assume the same role in the merged entity;


     - Robert F. Gallagher, Chief Financial Officer of Visionics, has entered into a change of control agreement with Visionics;

     - vesting of restricted shares of common stock and options to purchase shares of Visionics common stock held by directors of Visionics and options to purchase shares of Identix common stock held by directors of Identix will be accelerated upon completion of the merger; and


     - the combined entity's board of directors will initially consist of eight directors, Robert McCashin, Patrick Morton, Milton Cooper and Malcolm Gudis designated by Identix and Joseph Atick, John Haugo, George Latimer and John Lawler designated by Visionics. After the closing of the merger, the board will appoint a ninth board member mutually agreed upon by the parties.



     As a result, these officers and directors of Visionics and Identix could be more likely to recommend the adoption of the merger agreement by Visionics stockholders and issuance of the shares in the merger by Identix stockholders than if they did not have these interests. For a more complete description of the interests of certain persons in the merger see the sections titled "The Merger -- Interests of certain persons in the merger" on page 50 and "The
Merger -- Employment and change in control arrangements" on page 52.


RESTRICTIONS ON THE ABILITY TO SELL IDENTIX STOCK

     All shares of Identix common stock received by Visionics stockholders in connection with the merger will be freely transferable unless the holder is considered an affiliate of either Identix or Visionics under the Securities Act. For a more complete description of transfer restrictions applicable to our affiliates see the section titled "The Merger -- Restrictions on sales of shares by affiliates of Identix or Visionics" on page 58.

ADDITIONAL MATTERS TO BE VOTED UPON BY IDENTIX STOCKHOLDERS

     At the Identix special meeting, the stockholders of Identix will also vote on:

     - an amendment to Identix' certificate of incorporation to increase the number of authorized shares of common stock by 100,000,000 shares to 200,000,000 shares; and

     - adoption of the Identix 2002 Equity Incentive Plan and the reservation for issuance thereunder of 5,800,000 shares of Identix common stock.


     For a more complete description of these votes, see the section titled "Additional Matters Being Submitted to a Vote of Only Identix Stockholders" on page 95.


FORWARD-LOOKING STATEMENTS IN THIS JOINT PROXY STATEMENT/PROSPECTUS

     Statements contained in this joint proxy statement/prospectus and the documents incorporated into this joint proxy statement/prospectus by reference that are not statements of historical fact are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include statements with respect to Identix' and Visionics' financial condition, results of operations and business and on the expected effect of the merger on Identix' financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions often identify forward-looking statements.

     These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include:

     - the possibility that the market value of the Identix common stock to be issued to Visionics stockholders in the merger will decrease prior to completion of the merger (the merger agreement does not provide for a corresponding adjustment to the number of shares of Identix stock to be received by Visionics stockholders);

     - the possibility that the market value of the Visionics common stock to be exchanged for Identix common stock will decrease prior to completion of the merger (the merger agreement does not provide for a corresponding adjustment to the number of shares of Identix stock to be issued to Visionics stockholders);

     - the possibility that one or more of the conditions to the merger will not be satisfied and the merger will not be consummated;

     - the possibility that the anticipated benefits from the merger will not be fully realized;

     - the possibility that timing, costs or difficulties related to the integration of our businesses and infrastructure are greater than expected;

     - the effect of competition on revenues and margins;

     - rapidly changing technology and shifting demand requirements;

     - the effect of the costs of completing the merger and future amortization of certain intangible assets on results of operations;

     - other risks and uncertainties, including the risks and uncertainties involved in continued acceptance of the combined company's products and services; and

     - other risk factors as may be detailed from time to time in Visionics' and Identix' public announcements and filings with the Securities and Exchange Commission.

     In evaluating the merger, you should carefully consider the discussion of these and other factors in the section titled "Risk Factors" beginning on page 15.

OTHER DOCUMENTS TO REVIEW

     This summary may not contain all of the information that is important to you. Investors should read carefully this entire document and the other documents we refer to for a more complete understanding of the merger. In particular, Identix and Visionics investors should read the documents attached to this joint proxy statement/prospectus, including the merger agreement, which is attached as Annex A, the opinion of Lehman Brothers which is attached as Annex B, and the opinion of Morgan Keegan which is attached as Annex C.


     In addition, important business and financial information about Identix and Visionics is incorporated into this joint proxy statement/prospectus by reference. See the section titled "Documents Incorporated by Reference into this joint proxy statement/prospectus" on page 100. You may obtain the information incorporated into this joint proxy statement/prospectus by reference without charge by following the instructions in the section titled "Where You Can Find More Information" on page 101.


COMPARATIVE MARKET PRICE INFORMATION

     Shares of both Identix and Visionics common stock are listed on the Nasdaq National Market. On February 22, 2002, the last full trading day prior to the public announcement of the proposed merger, Identix common stock closed at $6.95 per share, and Visionics common stock closed at $10.50 per share. On

[          ], 2002, Identix common stock closed at $     per share, and
Visionics common stock closed at $     per share. We urge you to obtain current
market quotations.


     For a more complete description of market price information see the section titled "Comparative per share market price data" on page 82.


IDENTIX' SELECTED HISTORICAL FINANCIAL DATA


     You should read the following table in conjunction with Identix' historical consolidated financial statements and related notes and Identix' "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in Identix' annual reports, quarterly reports and other information on file with the SEC. See "Where You Can Find More Information" on page 101.


     The consolidated statements of operations data for the fiscal years ended June 30, 2001, 2000, and 1999 and the consolidated balance sheet data as of June 30, 2001 and 2000 have been derived from audited consolidated financial statements of Identix incorporated by reference in this proxy statement/prospectus. The consolidated statements of operations data for the fiscal years ended June 30, 1998 and 1997 and the consolidated balance sheet data as of June 30, 1999, 1998 and 1997 are derived from Identix' audited financial statements not included or incorporated by reference in this proxy statement/prospectus.

     The consolidated balance sheet data as of December 31, 2001 and the consolidated statements of operations data for the six-month periods ended December 31, 2001 and 2000 are based upon unaudited quarterly consolidated financial statements of Identix incorporated by reference in this proxy statement/prospectus.

     The information as of and for the six-month periods is unaudited and has been prepared on the same basis as Identix' annual consolidated financial statements. In the opinion of Identix' management, this quarterly information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods presented. The results of operations for the six-month period ended December 31, 2001 are not necessarily indicative of the results that may be expected for the full year ended June 30, 2002, or any future period. Certain historical balances have been reclassified to conform to the six months ended December 31, 2001 presentation.

                                    SIX MONTHS ENDED
                                      DECEMBER 31,                          FISCAL YEAR ENDED JUNE 30,
                                  ---------------------     -----------------------------------------------------------
                                    2001         2000         2001          2000         1999        1998       1997(7)
                                  --------     --------     --------      --------     --------     -------     -------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
OPERATIONS DATA:
Revenues........................  $ 36,276     $ 41,069(2)  $ 81,828(2)   $ 72,695     $ 81,762     $79,374     $52,543
Gross profit....................     6,449        9,777       17,258        17,800       20,975      23,982      18,551
Income (loss) before cumulative
  effect of a change in
  accounting principle..........   (14,680)(1)  (10,556)(4)  (27,600)(4,5)  (13,386)    (13,419)(6)     768         518
Cumulative effect of a change in
  accounting principle..........        --       (1,998)(2)   (1,998)(2)        --           --          --          --
                                  --------     --------     --------      --------     --------     -------     -------
Net income (loss)...............  $(14,680)    $(12,554)    $(29,598)     $(13,386)    $(13,419)    $   768     $   518
                                  ========     ========     ========      ========     ========     =======     =======
Basic and diluted net income
  (loss) per share:
Loss before cumulative effect of
  a change in accounting
  principle.....................     (0.39)       (0.32)       (0.82)        (0.43)       (0.52)       0.03        0.02
Cumulative effect of a change in
  accounting principle..........        --        (0.06)       (0.06)           --           --          --          --
Basic and diluted net income
  (loss) per share..............  $  (0.39)    $  (0.38)    $  (0.88)     $  (0.43)(3) $  (0.52)(3) $  0.03(3)  $  0.02(3)
Shares used in per share
  calculation
    Basic.......................    37,226       33,323       33,807        31,441       25,932      25,104      24,817
    Diluted.....................    37,226       33,323       33,807        31,441       25,932      25,669      25,586

                                      DECEMBER 31,                                   JUNE 30,
                                  ---------------------     -----------------------------------------------------------
                                    2001         2000         2001          2000         1999        1998        1997
                                  --------     --------     --------      --------     --------     -------     -------
                                                                     (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.......  $ 58,884     $ 12,456     $ 20,777      $ 15,620     $  3,013     $   753     $ 2,510
Working capital.................    67,832       30,859       31,042        34,185       15,531      18,153      15,477
Total assets....................   117,274       82,983       83,454        83,518       71,466      42,012      32,440
Stockholders' equity............   100,487       59,869       62,652        67,273       51,589      22,910      20,898

---------------

(1) Includes a $1,712,000 restructuring charge for workforce reduction.

(2) Identix changed its method of accounting for revenue recognition effective July 1, 2000 to comply with Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101").

(3) Assuming that Identix' accounting change to comply with SAB 101 was made retroactive to periods prior to July 1, 1999, the pro forma basic and diluted net loss per share for fiscal 2000 is $0.41. Pro forma net income
    (loss) per share amounts for the periods prior to fiscal 2000 are not presented as the effect of the change in accounting principle could not be reasonably determined.

(4) Includes preferred stock and warrant expense of $1,259,000.

(5) Includes inventory write-offs and reserves of $1,843,000 and write-off of intangibles and other special charges of $2,674,000.

(6) Includes a $10,044,000 charge for the write-off of acquired in-process research and development and a reorganization charge of $1,648,000 related to the acquisition of Identicator Technology.

(7) Fiscal year 1997 has been restated for the acquisition of Biometric Applications and Technology, Inc., during fiscal year 1998, which was accounted for as a pooling of interests.

VISIONICS' SELECTED HISTORICAL FINANCIAL DATA


     You should read the following table in conjunction with Visionics' historical consolidated financial statements and related notes and Visionics' "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in Visionics' annual reports, quarterly reports and other information on file with the SEC. See "Where You Can Find More Information" on page 101.


     The consolidated statements of operations data for the fiscal years ended September 30, 2001, 2000, and 1999 and the consolidated balance sheet data as of September 30, 2001 and 2000 have been derived from audited consolidated financial statements of Visionics incorporated by reference in this proxy statement/prospectus. The consolidated statements of operations data for the fiscal years ended September 30, 1998 and 1997 and the consolidated balance sheet data as of September 30, 1999, 1998 and 1997 are derived from Visionics' audited financial statements not included or incorporated by reference in this proxy statement/prospectus.

     The consolidated balance sheet data as of December 31, 2001 and the consolidated statements of operations data for the three-month periods ended December 31, 2001 and 2000 are based upon unaudited quarterly consolidated financial statements of Visionics incorporated by reference in this proxy statement/prospectus.

     The information as of and for the three-month periods is unaudited and has been prepared on the same basis as Visionics' annual consolidated financial statements. In the opinion of management, this quarterly information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods presented. The results of operations for the three-month period ended December 31, 2001 are not necessarily indicative of the results that may be expected for the full year ended September 30, 2002, or any future period.

                                                     THREE MONTHS
                                                         ENDED                        FISCAL YEAR ENDED
                                                     DECEMBER 31,                       SEPTEMBER 30,
                                                   -----------------   -----------------------------------------------
                                                    2001      2000      2001      2000      1999      1998      1997
                                                   -------   -------   -------   -------   -------   -------   -------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues.........................................  $ 7,478   $ 7,198   $30,473   $25,575   $24,822   $13,214   $12,558
Cost of revenues.................................    4,516     4,804    19,285    15,478    15,255     8,980     8,812
Cost of revenues -- non-recurring charges........       --        --        --        --        --        --     1,529
                                                   -------   -------   -------   -------   -------   -------   -------
Gross profit.....................................    2,962     2,394    11,188    10,097     9,567     4,234     2,217
                                                   -------   -------   -------   -------   -------   -------   -------
Expenses:
Selling, general and development.................    4,740     3,229    13,482    11,058     9,507     9,102     8,045
Non-recurring charges............................       --       706     2,112       300        --        --       330
                                                   -------   -------   -------   -------   -------   -------   -------
Total expenses...................................    4,740     3,935    15,594    11,358     9,507     9,102     8,375
                                                   -------   -------   -------   -------   -------   -------   -------
Income (loss) from operations....................   (1,778)   (1,541)   (4,406)   (1,261)       60    (4,868)   (6,158)
Other income (expense)...........................      162        72       173       356      (131)     (684)      (79)
                                                   -------   -------   -------   -------   -------   -------   -------
Loss before income taxes.........................   (1,616)   (1,469)   (4,233)     (905)      (71)   (5,552)   (6,237)
Provision for (benefit of) income taxes..........       17        --       123       (38)       57      (123)       --
                                                   -------   -------   -------   -------   -------   -------   -------
Loss before accounting change....................   (1,633)   (1,469)   (4,356)     (867)     (128)   (5,429)   (6,237)
Cumulative effect of change in accounting
  principle......................................       --    (1,435)   (1,435)       --        --        --        --
                                                   -------   -------   -------   -------   -------   -------   -------
Net loss.........................................  $(1,633)  $(2,904)  $(5,791)  $  (867)  $  (128)  $(5,429)  $(6,237)
                                                   =======   =======   =======   =======   =======   =======   =======
Net loss per common share........................  $ (0.06)  $ (0.13)  $ (0.24)  $ (0.04)  $ (0.01)  $ (0.29)  $ (0.40)
                                                   =======   =======   =======   =======   =======   =======   =======
Weighted average common shares...................   27,762    23,163    23,677    22,840    21,003    18,623    15,654
                                                   =======   =======   =======   =======   =======   =======   =======

                                                     DECEMBER 31,                       SEPTEMBER 30,
                                                   -----------------   -----------------------------------------------
                                                    2001      2000      2001      2000      1999      1998      1997
                                                   -------   -------   -------   -------   -------   -------   -------
                                                                             (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and restricted cash.......  $32,424   $ 3,756   $ 9,798   $ 3,624   $ 6,303   $ 3,972   $ 1,915
Accounts receivable, net.........................    5,400     6,363     6,705     9,780     7,713     4,547     5,161
Inventory........................................    6,605     5,047     6,000     3,901     2,973     2,848     2,295
Working capital..................................   35,407     7,267    12,131     9,746     9,534     6,940     6,069
Total assets.....................................   47,600    18,080    25,416    19,906    19,159    13,091    10,827
Long-term obligations............................    1,054       480     1,115       544     1,099     1,060        --
Total liabilities................................   10,620     9,003    11,939     8,371     8,807     5,701     3,656
Stockholders' equity.............................   36,980     9,077    13,477    11,535    10,352     7,390     7,171

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     We are providing the following summary unaudited pro forma combined financial information to give you a better picture of what the results of operations and the financial position of the combined businesses of Identix and Visionics might have looked like had the merger occurred on July 1, 2000 for statement of operations purposes and on December 31, 2001 for balance sheet purposes. This information is provided for illustrative purposes only and is not necessarily indicative of what the results of operations or financial position of Identix would have been if the acquisition of Visionics actually occurred on the dates assumed. In addition, this information is not necessarily indicative of what Identix' future consolidated operating results or consolidated financial position will be.

     Identix' fiscal year end is June 30, whereas Visionics' fiscal year end is September 30. The following pro forma combined statement of operations data for the year ended June 30, 2001 combine the results of operations of Identix for the fiscal year ended June 30, 2001 and Visionics for the fiscal year ended September 30, 2001. The following pro forma combined statement of operations data for the six month period ended December 31, 2001 combine the results of operations of Identix and Visionics for the six month period ended December 31, 2001. The following pro forma combined balance sheet data combines Identix' financial position at December 31, 2001 with Visionics' financial position at December 31, 2001.

           SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

                                                               SIX MONTHS ENDED     YEAR ENDED
                                                               DECEMBER 31, 2001   JUNE 30, 2001
                                                               -----------------   -------------
                                                                     (IN THOUSANDS, EXCEPT
                                                                      PER SHARE AMOUNTS)
PRO FORMA COMBINED STATEMENT OF OPERATIONS DATA:
Revenues....................................................       $ 51,914          $112,301
Gross profit................................................         12,400            28,446
Loss from operations........................................        (21,067)          (40,654)
Loss before income taxes, equity interest in income of joint venture and cumulative effect of a change in accounting
  principle.................................................        (20,449)          (39,158)
Loss before cumulative effect of change in accounting
  principle.................................................        (20,352)          (39,000)
Loss per share before cumulative effect of change in
  accounting principle -- basic and diluted.................          (0.27)            (0.53)
Shares used in per share calculation -- basic and diluted...         76,319            72,900
                                                               DECEMBER 31, 2001
                                                               -----------------
                                                                (IN THOUSANDS)
PRO FORMA COMBINED BALANCE SHEET DATA:
Cash and cash equivalents...................................       $ 91,308
Working capital.............................................        104,135
Total assets................................................        442,910
Stockholders' equity........................................        416,088

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER-SHARE DATA

     The following table presents certain unaudited historical per share and combined pro forma per share data of Identix and Visionics after giving effect to the acquisition using the purchase method of accounting. The pro forma data does not purport to be indicative of the results of future operations or the results that would have occurred had the acquisition been consummated at the beginning of the periods presented. The information set forth below should be read in conjunction with the historical consolidated financial statements and notes thereto of Identix and Visionics incorporated by reference in this proxy statement/prospectus, and the unaudited pro forma combined condensed financial data included elsewhere in this proxy statement/ prospectus. The unaudited pro forma combined and unaudited pro forma equivalent per share data combine the results of operations of Identix for the fiscal year ended June 30, 2001 and Visionics for the fiscal year ended September 30, 2001, the results of operations of Identix and Visionics for the six-month period ended December 31, 2001, and Identix' financial position at December 31, 2001 with Visionics' financial position at December 31, 2001. No cash dividends have ever been declared or paid on Identix common stock or Visionics common stock.

              COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

                                                                           IDENTIX
                                                              ---------------------------------
                                                              SIX MONTHS ENDED     YEAR ENDED
                                                              DECEMBER 31, 2001   JUNE 30, 2001
                                                              -----------------   -------------
Historical per common share data:
Loss per share before cumulative effect of a change in
  accounting principle -- basic and diluted.................       $(0.39)           $(0.82)
Net book value per share(1).................................       $ 2.16            $ 1.61

                                                                             VISIONICS
                                                               --------------------------------------
                                                               SIX MONTHS ENDED        YEAR ENDED
                                                               DECEMBER 31, 2001   SEPTEMBER 30, 2001
                                                               -----------------   ------------------
Historical per common share data:
Loss per share before cumulative effect of a change in
  accounting principle -- basic and diluted.................        $(0.08)              $(0.18)
Net book value per share(1).................................        $ 1.28               $ 0.53


                                                                          COMBINATION
                                                               ---------------------------------
                                                               SIX MONTHS ENDED     YEAR ENDED
                                                               DECEMBER 31, 2001   JUNE 30, 2001
                                                               -----------------   -------------
Pro forma combined per common share data:
Loss per combined company's basic and diluted share before
  cumulative effect of a change in accounting
  principle(2)..............................................        $(0.27)           $(0.53)
Loss per equivalent Visionics' basic and diluted share
  before cumulative effect of a change in accounting
  principle(3)..............................................        $(0.36)           $(0.71)
Pro forma net book value per combined company's share(1)....        $ 4.92            $ 5.45
Pro forma net book value per equivalent Visionics'
  share(3)..................................................        $ 6.61            $ 7.32


---------------

(1) The historical net book value per Identix common share and Visionics common share is computed by dividing common stockholders' equity at period end by the number of shares of common stock outstanding at the respective period end. The pro forma net book value per combined company's common share is computed by dividing the pro forma common stockholders' equity by the pro forma number of shares of Identix common stock outstanding at the respective period end, assuming the merger had occurred as of that date.

(2) Shares used to calculate unaudited pro forma loss per combined company's basic and diluted share before cumulative effect of a change in accounting principle were computed by adding 39.1 million shares assumed to be issued in exchange for the outstanding Visionics' shares and for shares assumed to be issued to financial advisors in connection with this transaction to Identix' weighted average outstanding shares.

(3) The equivalent pro forma combined per Visionics share is calculated by multiplying the pro forma combined amounts by the exchange ratio of 1.3436 shares of Identix common stock for each share of Visionics common stock.

                                  RISK FACTORS

     The merger involves a high degree of risk for both Visionics and Identix stockholders. Visionics stockholders will be choosing to invest in Identix common stock by voting in favor of adoption of the merger agreement. An investment in Identix common stock involves a high degree of risk. Both Visionics and Identix stockholders will decide to combine the businesses of Identix and Visionics, which will change the business of each of Visionics and Identix. This change involves significant risk. In addition to the other information contained or incorporated by reference in this joint proxy statement/prospectus, both Identix and Visionics stockholders should carefully consider the following risk factors in deciding whether to vote for the issuance of shares of Identix common stock in connection with the merger, in the case of Identix stockholders, or for adoption of the merger agreement, in the case of Visionics stockholders.

                      RISKS RELATED TO THE PROPOSED MERGER

THE EXCHANGE RATIO IS FIXED, SO THE MARKET VALUE OF THE CONSIDERATION RECEIVED BY VISIONICS STOCKHOLDERS WILL CHANGE AS THE MARKET PRICE OF IDENTIX COMMON STOCK GOES UP OR DOWN.

     The exchange ratio is fixed at 1.3436 shares of Identix common stock for each share of Visionics common stock and will not be adjusted in the event of changes in the market prices of either the Identix common stock or the Visionics common stock. If the market price of Identix common stock changes, the value of the consideration to be received by the Visionics stockholders will also change. For instance, if the market price of Identix common stock decreases, the value of the consideration to be received by the Visionics stockholders will also decrease. On the other hand, if the market price of Identix common stock increases, the value of the consideration to be received by the Visionics stockholders will increase correspondingly.

     The number of shares of Identix common stock paid by Identix in connection with the merger will remain the same whether or not the market price of Visionics common stock goes up or down. Even if the market price of Visionics common stock decreases or increases substantially, the number of shares of Identix common stock issued for each share of Visionics common stock will not be adjusted. Neither company may terminate the merger agreement or elect not to complete the merger because of changes in their stock prices.

     The market prices of Identix common stock and Visionics common stock on the date of the merger may be different from their prices on the date of the merger agreement, the date of this joint proxy statement/prospectus or the dates of the special meetings. Because the merger may occur on a date later than the dates of the special meetings, the market prices of Identix common stock and Visionics common stock on the dates of the special meeting may not be indicative of their market prices on the date of the merger. You are urged to obtain current market quotations for Identix and Visionics common stock.

INTEGRATION OF THE TWO BUSINESSES MAY BE DIFFICULT TO ACHIEVE, WHICH MAY ADVERSELY AFFECT OPERATIONS.

     The merger involves risks related to the integration and management of technology, operations and personnel of two companies. The integration of the businesses of Identix and Visionics will be a complex, time-consuming and expensive process and may disrupt their business if not completed in a timely and efficient manner. Following the merger, Identix and Visionics must operate as a combined organization utilizing common information and communications systems, operating procedures, financial controls and human resources practices.

     Identix and Visionics may encounter substantial difficulties, costs and delays involved in integrating their operations, including:

     - potential conflicts between business cultures;

     - adverse changes in business focus perceived by third-party constituencies;

     - potential conflicts in distribution, marketing or other important relationships;

     - inability to implement uniform standards, controls, procedures and policies;

     - integration of the research and development and product development efforts; and

     - loss of key employees and/or the diversion of management's attention from other ongoing business concerns.


     In addition, Visionics is co-headquartered in New Jersey and Minnesota, with offices in five locations, and Identix is headquartered in Northern California, with offices in nine locations. The geographic distances between the companies and their respective offices and operations and the consolidation of operations increase the risk that the integration will not be completed successfully or in a timely and cost-effective manner. We may not be successful in overcoming these risks or any other problems encountered in connection with the integration of the companies.


THE COSTS TO COMPLETE THE MERGER ARE SUBSTANTIAL. THESE COSTS AND THE MANNER OF ACCOUNTING FOR THE MERGER MAY AFFECT IDENTIX' REPORTED RESULTS OF OPERATIONS.


     It is anticipated that Identix and Visionics will incur approximately $16 to $20 million of costs in connection with the merger. Such amount includes costs associated with combining the businesses of the two companies, including integration and restructuring costs, costs associated with the consolidation of operations and the fees of financial advisors, attorneys and accountants. A significant portion of these costs will be charged to expense in the period incurred, reducing Identix' earnings or increasing its loss for such period. The remaining costs, consisting primarily of fees and expenses paid to financial advisors, attorneys and accountants, will be a component of the purchase price and capitalized as an element of goodwill. Goodwill is required to be tested for impairment at least annually and Identix will be required to record a charge to earnings in the period any impairment of goodwill is determined. There is a risk that the management of the combined company will not be able to effectively control the costs associated with the integration of the two companies or that such costs may be higher than anticipated. The failure to manage such integration costs effectively could have a material adverse effect on the business operations, financial results and stock price of the combined company.


THE MARKET PRICE OF IDENTIX COMMON STOCK COULD DECLINE.

     The market price of Identix common stock could decline if:

     - the integration of Identix and Visionics is unsuccessful;

     - the combined company is unable to successfully market Identix' products and services to Visionics' customers or Visionics' products and services to Identix customers;

     - the combined company does not achieve the perceived benefits of the merger as rapidly as, or to the extent, anticipated by financial or industry analysts, or such analysts do not perceive the same benefits to the merger as do Identix and Visionics; or

     - the effect of the merger on Identix' financial results is not consistent with the expectations of financial or industry analysts.

FAILURE TO COMPLETE THE MERGER COULD NEGATIVELY AFFECT IDENTIX AND/OR VISIONICS STOCK PRICES, FUTURE BUSINESS AND OPERATIONS.

     If the merger is not completed for any reason, Identix and Visionics may be subject to a number of material risks, including the following:

     - either Identix or Visionics could be required to pay the other a termination fee of $12.3 million plus the other's merger-related expenses if the merger agreement is terminated under certain circumstances; and

     - the parties' costs and expenses related to the merger, which are substantial, must be paid even if the merger is not completed; in some cases, either Identix or Visionics could be required to pay the other's merger-related expenses even if the $12.3 million termination fee is not payable.

            RISKS COMMON TO THE BUSINESSES OF IDENTIX AND VISIONICS

IDENTIX' AND VISIONICS' BUSINESSES WILL NOT GROW UNLESS THE MARKET FOR THEIR SECURITY SOLUTIONS EXPANDS BOTH DOMESTICALLY AND INTERNATIONALLY.

     A large portion of both Identix' and Visionics' revenues are derived from the sale of security products and services. Security solutions have not gained widespread commercial acceptance. Neither company can accurately predict the future growth rate, if any, or the ultimate size of the biometric technology market. The expansion of the market for Identix' and Visionics' products and services depends on a number of factors, including:

     - the cost, performance and reliability of the companies' products and services and the products and services of competitors;

     - customers' perception of the benefit of biometric security solutions;

     - public perceptions of the intrusiveness of these solutions and the manner in which firms are using the biometric information collected;

     - public perceptions regarding the confidentiality of private information;

     - customers' satisfaction with the companies' products and services; and

     - marketing efforts and publicity regarding these products and services.

     Certain groups have publicly objected to the use of biometric products for some applications on civil liberties grounds and legislation has been proposed to regulate the use of biometric security products. From time to time, facial recognition and other biometrics technologies have been the focus of organizations and individuals seeking to curtail or eliminate the use of these technologies on the grounds that these technologies may be used to diminish personal privacy rights. In the event that such initiatives result in restrictive legislation, the market for facial recognition products may be adversely affected. Even if biometric markets develop, the combined company's products and services may not gain wide market acceptance. Even if biometric security solutions gain wide market acceptance, the company's products and services may not adequately address the market requirements.

IDENTIX AND VISIONICS FACE INTENSE COMPETITION FROM OTHER BIOMETRIC SECURITY SOLUTION PROVIDERS AS WELL AS IDENTIFICATION AND SECURITY SYSTEMS PROVIDERS.

     A significant number of established and startup companies have developed or are developing hardware for fingerprint biometric security applications that currently compete or will compete directly with those products designed, developed and sold by Identix and Visionics. Other companies have developed or are developing and marketing biometric security applications for the recognition of facial structure that currently compete or will compete with those products designed, developed and sold by Visionics. Some of these companies have developed or are developing and marketing semiconductor or optically based direct contact fingerprint image capture devices. Other companies have developed or are developing and marketing other methods of biometric identification such as retinal blood vessel or iris pattern, hand geometry, or voice recognition.

     If one or more of these technologies or approaches were widely adopted, it would significantly reduce the potential market for the combined company's products. Identix' and Visionics' products also compete with non-biometric technologies such as certificate authorities and traditional keys, cards, surveillance systems and passwords. Many competitors offering products that are competitive with the combined company's products and services have significantly more cash and resources than the combined company would have. The biometric security market is a rapidly evolving and intensely competitive market, and we believe that additional competitors may yet enter the market and become significant long-term competitors.

     The combined company's line of products also faces intense competition from a number of competitors that are actively engaged in developing and marketing live scan products, including Heimann Biometric

Systems GmbH, Sagem Morpho, Inc., Printrak, a wholly-owned subsidiary of Motorola, and Cross Match Technologies, Inc.

     Both companies expect competition to increase and intensify in the near term in the biometrics markets. Companies competing with the combined company may introduce products that are competitively priced, have increased performance or functionality or incorporate technological advances not yet developed or implemented by either Identix or Visionics. Some present and potential competitors have financial, marketing, research, and manufacturing resources substantially greater than the combined company.

     In order to compete effectively in this environment, the combined company must continually develop and market new and enhanced products at competitive prices and must have the resources available to invest in significant research and development activities. The failure to do so could have a material adverse effect on the business operations, financial results and stock price of the combined company.

THE TERRORIST ATTACKS OF SEPTEMBER 11, 2001 HAVE INCREASED FINANCIAL EXPECTATIONS THAT MAY NOT MATERIALIZE.

     The September 11, 2001 terrorist attacks have created an uncertain economic environment and an increased awareness of biometric security solutions. However, it is uncertain whether the actual level of demand for the combined company's biometric products and services will increase as a result of such heightened awareness. Increased demand for the combined company's products and services may not result in an actual increase in product or services revenues. The combined company cannot predict with certainty which security solutions, if any, will be adopted in the fight against terrorism and whether Identix' and Visionics' products will be among of those solutions. In addition, it is unclear what the level of funding will be for these solutions and how quickly funding may be made available.

     These factors may create unpredictability in the combined company's revenues and operating results.

THE COMBINED COMPANY MAY NEED TO RAISE ADDITIONAL EQUITY OR DEBT FINANCING IN THE FUTURE.

     While the management of Identix and Visionics believe that cash flows from operations, together with existing working capital and available lines of credit, are adequate to fund the combined company's current cash requirements, the combined company may need to raise additional debt or equity financing in the future. Risks relating to the ability of the combined company to maintain adequate working capital and liquidity include the continued availability of vendor credit as needed and payment by customers of accounts receivable at such times and in such amounts as to enable the combined company to meet its payment obligations. In addition, the combined company may not be able to obtain additional debt or equity financing. If successful in raising additional financing, the combined company may not be able to do so on terms that are not excessively dilutive to existing stockholders or less costly than existing sources of financing. Failure to secure additional financing in a timely manner and on favorable terms if and when needed in the future could have a material adverse effect on the financial performance, balance sheet and stock price of the combined company and require it to implement cost reduction initiatives and curtail operations.

THE BIOMETRICS INDUSTRY IS CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE AND EVOLVING INDUSTRY STANDARDS, WHICH COULD RENDER EXISTING PRODUCTS OBSOLETE.

     The future success of the combined company will depend upon its ability to develop and introduce a variety of new products and services and enhancements to these new product and services in order to address the changing and sophisticated needs of the marketplace. Frequently, technical development programs in the biometrics industry require assessments to be made of the future directions of technology and technology markets generally, which are inherently difficult to predict. Delays in introducing new products, services and enhancements, the failure to choose correctly among technical alternatives or the failure to offer innovative products and services at competitive prices may cause customers to forego purchases of the combined company's products and services and purchase those of its competitors.

     Continued participation by Identix and Visionics in the market for biometric products that are linked to forensic quality databases under the jurisdiction of governmental agencies may require the investment of resources in upgrading the products and technology of the combined company in order for it to compete and to meet regulatory and statutory standards. The combined company may not have adequate resources available to it or may not adequately keep pace with appropriate requirements in order to effectively compete in the marketplace.

IDENTIX' AND VISIONICS' FINANCIAL AND OPERATING RESULTS OFTEN VARY SIGNIFICANTLY FROM QUARTER TO QUARTER AND THE COMBINED COMPANY'S RESULTS MAY BE NEGATIVELY AFFECTED BY A NUMBER OF FACTORS.

     Identix' and Visionics' financial and operating results may fluctuate from quarter to quarter because of the following reasons:


     - reduced demand for products and services caused by competitors;


     - price reductions, new competitors or the introduction of enhanced products or services from new or existing competitors;

     - changes in the mix of products and services the combined company or its distributors sell;

     - cancellations, delays or contract amendments by government agency customers;

     - the lack of availability of government funds;

     - unforeseen legal expenses, including litigation costs;

     - expenses related to acquisitions;

     - other one-time financial charges;

     - the lack of availability or increase in cost of key components and subassemblies;


     - increases required in development and marketing expenses to address opportunities or competitive pressures in the market; and


     - the inability to successfully manufacture in volume certain products that may contain complex designs and components.

     Particularly important is the need to invest in planned technical development programs to maintain and enhance the competitiveness of the combined company, and to develop and launch new products and services. Improving the manageability and likelihood of success of such programs requires the development of budgets, plans and schedules for the execution of these programs and the adherence to such budgets, plans and schedules. The majority of such program costs are payroll and related staff expenses, and secondarily materials, subcontractors and promotional expenses. These costs are very difficult to adjust in response to short-term fluctuations in our revenues, compounding the difficulty of achieving profitability in the event of a revenue downturn.


THE COMBINED COMPANY'S LENGTHY AND VARIABLE SALES CYCLE WILL MAKE IT DIFFICULT TO PREDICT OPERATING RESULTS.



     Certain of Identix' and Visionics' products often have a lengthy sales cycle while the customer evaluates and receives approvals for purchase. If, after expending significant funds and effort, the combined company fails to receive an order, its financial results and stock price could be adversely affected. It is difficult to predict accurately the sales cycle of any large order for any of Identix' or Visionics' products. If the combined company does not ship one or more large orders as forecasted for a fiscal quarter, its total revenues and operating results for that quarter could be materially and adversely affected.



THE SUBSTANTIAL LEAD-TIME REQUIRED FOR ORDERING PARTS AND MATERIALS MAY LEAD TO EXCESS OR INSUFFICIENT INVENTORY.



     The lead-time for ordering parts and materials and building Identix' and Visionics' products can be many months. As a result, the combined company will need to order parts and materials and build its products based on forecasted demand. If demand for the products lags significantly behind forecasts, the combined company may produce more products than it can sell, which can result in cash flow problems and write-offs or write-downs of obsolete inventory.

IDENTIX AND VISIONICS BOTH DERIVE A LARGE PORTION OF THEIR REVENUE FROM GOVERNMENT CONTRACTS, WHICH ARE OFTEN NON-STANDARD, INVOLVE COMPETITIVE BIDDING, AND MAY BE SUBJECT TO CANCELLATION WITHOUT PENALTY AND MAY PRODUCE VOLATILITY IN EARNINGS AND REVENUE.

     The performance of Identix and Visionics in any one reporting period is not necessarily indicative of sales trends or future operating or earnings performance because of the reliance by Identix and Visionics on a small number of large customers, the majority of which are government agencies. Government contracts frequently include provisions that are not standard in private commercial transactions. For example, government contracts may include bonding requirements and provisions permitting the purchasing agency to cancel the contract without penalty in certain circumstances. As public agencies, the combined company's prospective customers are also subject to public agency contract requirements that vary from jurisdiction to jurisdiction. Some of these requirements may be onerous or impossible to satisfy.


     In addition, public agency contracts are frequently awarded only after formal competitive bidding processes, which have been and may continue to be protracted, and typically impose provisions that permit cancellation in the event that funds are unavailable to the public agency. Furthermore, unsuccessful bidders for public agency contracts are provided the opportunity to formally protest certain contract awards through various agency, administrative and judicial channels. The protest process may delay a successful bidder's contract performance for a number of weeks, months or more, or cancel the contract award entirely. Although neither Identix nor Visionics has previously experienced a substantial number of contract delays or cancellations due to protests initiated by losing bidders, there is a risk that the combined company may not be awarded contracts for which it bids or, if awarded, that substantial delays or cancellations of purchases may follow as a result of such protests. In addition, local government agency contracts may be contingent upon availability of matching funds from federal or state entities. Also, law enforcement and other government agencies are subject to political, budgetary, purchasing and delivery constraints which may continue to result in quarterly and annual revenues and operating results which may be irregular and difficult to predict. Such revenue volatility makes management of inventory levels, cash flow and profitability inherently difficult. In addition, in the event the combined company is successful in winning such procurements, there may be planned unevenness in shipping schedules, as well as potential delays and schedule changes in the timing of deliveries and recognition of revenue, or cancellation of such procurements.


     For the three and six months ended December 31, 2001, Identix derived approximately 78% and 84% of its services revenue directly from contracts relating to the Department of Defense, the Immigration and Naturalization Services and other U.S. Government and state agencies. For the fiscal year ended September 30, 2001, Visionics derived 10.4% of its revenues from contracts with the Immigration and Naturalization Services and 24% of its revenue from its top twenty customers, mostly U.S. governmental and state and local agencies. The loss of a material government contract due to budget cuts or otherwise could have a severe negative impact on our financial results, balance sheet and stock price.

     In addition, revenues generated from government contracts are subject to audit and subsequent adjustment by negotiation with representatives of the government agencies. The Defense Contract Audit Agency is currently auditing IPS for the periods from July 1, 1997 to June 30, 2000. While Identix management believes that the results of such audit will have no material effect on the profits of the combined company, such adjustments may have a material adverse effect on its business, financial condition and results of operations.


THE COMBINED COMPANY'S RESULTS OF OPERATIONS MAY BE HARMED BY GOVERNMENTAL CREDIT, FUNDING, AND OTHER POLICIES.


     Both Identix and Visionics extend substantial credit to federal, state and local governments in connection with sales of their products and services. Sales to sizeable customers requiring large and sophisticated networks of fingerprint recognition and live scan systems and peripheral equipment often include technical requirements which may not be fully known at the time requirements are specified by the customer. In addition, contracts may specify performance criteria that must be satisfied before the customer accepts the products and services. Collection of accounts receivable may be dependent on completion of customer requirements, which may be unpredictable, subject to change by the customer, and not fully understood at the time of acceptance of the order, and may involve investment of additional resources. These investments of additional resources are accrued when amounts can be estimated but may be uncompensated and negatively affect profit margins and our liquidity.

     Furthermore, in many instances, customer procurements are dependent on the availability or continued availability of state or federal government grants and general tax funding. Such funding may be subject to termination at any time at the sole discretion of the government body providing or receiving such funds.

     Additionally, without regard to termination of funding, government agencies both domestically and internationally may successfully assert the right to terminate business or funding relationships with us at their sole discretion without adequate or any compensation or recourse for us.

IDENTIX AND VISIONICS RELY IN PART UPON ORIGINAL EQUIPMENT MANUFACTURERS (OEM) AND DISTRIBUTION PARTNERS TO DISTRIBUTE THEIR PRODUCTS, AND THE COMBINED COMPANY MAY BE ADVERSELY AFFECTED IF THOSE PARTIES DO NOT ACTIVELY PROMOTE THE IDENTIX AND VISIONICS PRODUCTS OR PURSUE INSTALLATIONS THAT USE IDENTIX AND VISIONICS EQUIPMENT.

     A significant portion of Identix and Visionics product revenues comes from sales to partners including OEMs, AFIS suppliers, systems integrators, distributors and resellers. Some, but not all, of these relationships are formalized in written agreements. Even where these relationships are formalized in written agreements, the agreements are often terminable with little or no notice and subject to periodic amendment. Identix and Visionics cannot control the amount and timing of resources that our partners devote to activities on our behalf. At times, these third-party distributors may offer products of competitors as well.

     The combined company intends to continue to seek strategic relationships to distribute, license and sell certain of its products. However the combined company may not be able to negotiate acceptable relationships in the future and cannot predict whether current or future relationships will be successful.

LOSS OF SOLE OR LIMITED SOURCE SUPPLIERS MAY RESULT IN DELAYS OR ADDITIONAL EXPENSES.

     Identix and Visionics obtain certain components, subassemblies and complete products from a single source or a limited group of suppliers. Neither Identix nor Visionics has long-term agreements with any of its suppliers. The combined company will experience significant delays in manufacturing and shipping of products to customers if it loses these sources or if supplies from these sources are delayed.

     As a result, the combined company may be required to incur additional development, manufacturing and other costs to establish alternative sources of supply. It may take several months to locate alternative suppliers, if required, or to re-tool the combined company's products to accommodate components from different suppliers. Identix and Visionics cannot predict if the combined company will be able to obtain replacement components within the time frames it will require at an affordable cost, or at all. Any delays resulting from suppliers failing to deliver components or products on a timely basis in sufficient quantities and of sufficient quality or any significant increase in the price of components from existing or alternative suppliers could have a severe negative effect on the combined company's financial results, balance sheet and stock price.


THE COMBINED COMPANY MAY BE SUBJECT TO LOSS IN MARKET SHARE AND MARKET ACCEPTANCE AS A RESULT OF MANUFACTURING ERRORS, DELAYS OR SHORTAGES.


     Performance failure in Identix' or Visionics' products or certain of their services may cause loss of market share, delay in or loss of market acceptance, additional warranty expense or product recall, or other contractual liabilities. The complexity of certain of the fingerprint and face recognition systems make the manufacturing and assembly process of such products, especially in volume, complex. This may in turn lead to delays or shortages in the availability of certain products, or, in some cases, the unavailability of certain products. The negative effects of any delay or failure could be exacerbated if the delay or failure occurs in products or services (such as Identix' itrust services) that provide personal security, secure sensitive computer data, authorize significant financial transactions or perform other functions where a security breach could have significant consequences.

     If a product or service launch is delayed or is the subject of an availability shortage because of problems with the ability of the combined company to manufacture or assemble the product or service successfully on a timely basis, or if a product or service otherwise fails to meet performance criteria, the combined company may lose revenue opportunities entirely and/or experience delays in revenue recognition associated with a product or service in addition to incurring higher operating expenses during the period required to correct the defects.


THE COMBINED COMPANY MAY BE SUBJECT TO REPAIR, REPLACEMENT, REIMBURSEMENT AND LIABILITY CLAIMS FOR PRODUCTS THAT FAIL TO WORK OR TO MEET APPLICABLE PERFORMANCE CRITERIA.



     There is a risk that for unforeseen reasons the combined company may be required to repair or replace a substantial number of products in use or to reimburse customers for products that fail to work or meet strict performance criteria. Each of Identix and Visionics attempts to limit remedies for product or service failure to the repair or replacement of malfunctioning or noncompliant products or services, and also attempts to exclude or minimize exposure to product and related liabilities by including in its standard agreements warranty disclaimers and disclaimers for consequential and related damages as well as limitations on its aggregate liability. From time to time, in certain complex sale or licensing transactions, each entity may negotiate liability provisions that vary from such standard forms. There is a risk that the combined company's contractual provisions may not adequately minimize its product and related liabilities or that such provisions may be unenforceable. Identix and Visionics carry product liability insurance, but existing coverage may not be adequate to cover potential claims.



FAILURE BY THE COMBINED COMPANY TO MAINTAIN THE PROPRIETARY NATURE OF ITS TECHNOLOGY, INTELLECTUAL PROPERTY AND MANUFACTURING PROCESSES COULD HAVE A MATERIAL ADVERSE EFFECT ON THE BUSINESS, OPERATING RESULTS, FINANCIAL CONDITION OF THE COMBINED COMPANY AND ON ITS ABILITY TO COMPETE EFFECTIVELY.


     Both Identix and Visionics principally rely upon patent, trademark, copyright, trade secret and contract law to establish and protect their proprietary rights. There is a risk that claims allowed on any patents or trademarks that Identix and Visionics hold may not be broad enough to protect the technology of the combined company. In addition, Identix' and Visionics' patents or trademarks may be challenged, invalidated or circumvented and management cannot be certain that the rights granted thereunder will provide competitive advantages to the combined company. Moreover, any current or future issued or licensed patents, or trademarks, or currently existing or future developed trade secrets or know-how may not afford sufficient protection against competitors with similar technologies or processes, and the possibility exists that certain of Identix' and Visionics' already issued patents or trademarks may infringe upon third party patents or trademarks or be designed around by others.

     In addition, there is a risk that others may independently develop proprietary technologies and processes, which are the same as, substantially equivalent or superior to those of the combined company, or become available in the market at a lower price.

     There is a risk that Identix or Visionics have infringed or in the future will infringe patents or trademarks owned by others, that the combined company will need to acquire licenses under patents or trademarks belonging to others for technology potentially useful or necessary to the combined company, and that licenses will not be available on acceptable terms, if at all.

     The combined company may have to litigate to enforce its patents or trademarks or to determine the scope and validity of other parties' proprietary rights. Litigation could be very costly and divert management's attention. An adverse outcome in any litigation may have a severe negative effect on the financial results and stock price of the combined company. To determine the priority of inventions, the combined company may have to participate in interference proceedings declared by the United States Patent and Trademark Office or oppositions in foreign patent and trademark offices, which could result in substantial cost to the combined company and limitations on the scope or validity of its patents or trademarks.

     Both Identix and Visionics also rely on trade secrets and proprietary know-how, which they seek to protect by confidentiality agreements with their employees, consultants, service providers and third parties. There is a risk that these agreements may be breached, and that the remedies available to the combined company may not be adequate. In addition, Identix' and Visionics' trade secrets and proprietary know-how may otherwise become known to or be independently discovered by others.

IF THE COMBINED COMPANY FAILS TO ADEQUATELY MANAGE THE SIZE OF ITS BUSINESS, IT COULD HAVE A SEVERE NEGATIVE IMPACT ON ITS FINANCIAL RESULTS OR STOCK PRICE.

     Identix and Visionics management believe that in order to be successful the combined company must appropriately manage the size of its business. This will mean reducing costs and overhead following the merger in an effort to integrate the two businesses and may mean reducing costs in certain economic periods, and selectively growing in periods of economic expansion. In addition, the combined company will be required to implement operational, financial and management information procedures and controls that are efficient and appropriate for the size and scope of our operations. The management skills and systems currently in place may not be adequate and we may not be able to manage any significant reductions or growth effectively.


ACQUISITIONS OF COMPANIES OR TECHNOLOGIES MAY RESULT IN DISRUPTIONS TO THE COMBINED COMPANY'S BUSINESS.


     As part of its business strategy, the combined company may acquire assets and businesses principally relating to or complementary to Identix' and Visionics' current operations. Identix acquired Identicator Technology, Inc. in fiscal 1999, one company in fiscal 1998 and two companies in fiscal 1996. Digital Biometrics, Inc. merged with Visionics Technology in February 2001 and changed its name from Digital Biometrics to Visionics. These and any other acquisitions and/or mergers by Identix, Visionics or the combined company are and will be accompanied by the risks commonly encountered in acquisitions of companies. These risks include, among other things:

     - exposure to unknown liabilities of acquired companies;

     - higher than anticipated acquisition costs and expenses;

     - effects of costs and expenses of acquiring and integrating new businesses on the operating results and financial condition of the combined company;

     - the difficulty and expense of assimilating the operations and personnel of the companies;

     - disruption of the combined company's ongoing business;

     - diversion of management time and attention;

     - failure to maximize the combined company's financial and strategic position by the successful incorporation of acquired technology;

     - the inability to implement uniform standards, controls, procedures and policies;

     - loss of key employees and customers as a result of changes in management;

     - the incurrence of amortization expenses; and

     - possible dilution to the stockholders of the combined company.

     In addition, geographic distances may make integration of businesses more difficult. The combined company may not be successful in overcoming these risks or any other problems encountered in connection with any acquisitions.

IF THE COMBINED COMPANY FAILS TO ATTRACT AND RETAIN QUALIFIED SENIOR EXECUTIVES AND KEY TECHNICAL PERSONNEL, ITS BUSINESS WILL NOT BE ABLE TO EXPAND.


     Identix and Visionics are dependent in their operations on the continued availability of the services of their employees, many of whom are individually key to the future success of the combined company, and the availability of new employees to implement the growth plans of the combined company. The market for skilled employees is highly competitive, especially for employees in technical fields. Although Identix' and Visionics' compensation programs are intended to attract and retain the employees required for the combined company to be successful, there can be no assurance that the combined company will be able to retain the services of all of the key employees or a sufficient number to execute its plans, nor can there be any assurances that the combined company will be able to continue to attract new employees as required.

     Identix and Visionics personnel may voluntarily terminate their relationship with the combined company at any time. The process of locating additional personnel with the combination of skills and attributes required to carry out the combined company's strategy could be lengthy, costly and disruptive.

     If the combined company loses the services of key personnel, or fails to replace the services of key personnel who depart, the financial results and stock price of the combined company could be adversely affected. The loss of the services of any key engineering or other personnel or the failure of the combined company to attract, integrate, motivate and retain additional key employees could have a material adverse effect on its business, operating and financial results and stock price.

THE SUCCESS OF THE COMBINED COMPANY'S STRATEGIC PLAN TO PURSUE SALES IN INTERNATIONAL MARKETS MAY BE LIMITED BY RISKS RELATED TO CONDITIONS IN THOSE MARKETS.

     For the year ended June 30, 2001, and the three and six months ended December 31, 2001, Identix derived approximately 11%, 16% and 11%, respectively, of its product revenues from international sales. Identix currently has a local presence in the United Kingdom. For the year ended September 30, 2001, and the three months ended December 31, 2001, Visionics derived approximately six percent and four percent, respectively, of its products and services revenues from international sales. Visionics currently has a subsidiary in the United Kingdom.

     There is a risk that the combined company may not be able to successfully market, sell and deliver Identix products in foreign countries, or successfully rely on supplemental offshore research and development resources.

     Risks inherent in marketing, selling and delivering products in foreign and international markets, include those associated with:

     - regional economic conditions;

     - delays in or prohibitions on exporting products resulting from export restrictions for certain products and technologies, including "crime control" products and encryption technology;

     - loss of, or delays in importing products, services and intellectual property developed abroad, resulting from unstable or fluctuating social, political or governmental conditions;

     - fluctuations in foreign currencies and the U.S. dollar;

     - loss of revenue, property (including intellectual property) and equipment from expropriation, nationalization, war, insurrection, terrorism, criminal acts and other political and social risks;

     - the overlap of different tax structures;

     - seasonal reductions in business activity;

     - risks of increases in taxes and other government fees; and

     - involuntary renegotiations of contracts with foreign governments.

     In addition, foreign laws treat the protection of proprietary rights differently from laws in the United States and may not protect our proprietary rights to the same extent as U.S. laws. The failure of foreign laws or judicial systems to adequately protect our proprietary rights or intellectual property, including intellectual property developed on our behalf by foreign contractors or subcontractors may have a material adverse effect on our business, operations, financial results and stock price.

              ADDITIONAL RISKS RELATED TO THE BUSINESS OF IDENTIX

FUTURE GROWTH DEPENDS IN PART ON THE SUCCESS OF ITRUST, A RELATIVELY NEW BUSINESS ACTIVITY WITH LITTLE OPERATING HISTORY.

     Future growth of the combined company may depend in part on the success of Identix' proprietary itrust security platform and related services. itrust is a relatively new and evolving solution, and the ultimate success of the itrust offering may depend on many factors, including, but not limited to:

     - the ability of the combined company to form additional collaborative partnerships that will contribute technical and commercial value to itrust;

     - the demand for Identix' security products and itrust products and services;

     - the ability of the combined company to successfully and rapidly manufacture, disseminate and deploy biometric enabled products and services;

     - the ability and willingness of Identix' collaborative partners to successfully and rapidly promote, manufacture, disseminate and deploy biometric enabled products services;

     - the levels of competition in the space for Internet and wireless web security services;

     - the perceived need for secure communications and commerce in such markets;

     - the ability of the combined company to successfully introduce new products and services; and

     - the ability of the combined company to expand its operations and attract, integrate, retain and motivate qualified sales, marketing, and research and development personnel.

     A significant number of established and startup companies have developed or are developing and marketing security and/or authentication solutions that currently compete or will compete directly with itrust solutions. Some of these companies have significantly more cash and resources than Identix or the combined company, and may currently offer a broader or more robust range of solutions than those currently available through the itrust offering. The wired and wireless security and authentication marketplace is a rapidly evolving and intensely competitive market and the management of Identix believes that additional competitors may yet enter the market and become significant long-term competitors.

     Identix has experienced net losses in the last two fiscal years and expect additional losses in the future. itrust solutions are not expected to contribute significant revenues or positive cash flows in the foreseeable future. At the same time, however, the combined company will incur significant costs in the continuing design, development, manufacture, sale and deployment of itrust products and services. The significant investment the combined company will continue to make in itrust is expected to have a negative impact on the combined company's income and cash flows for the foreseeable future.

IDENTIX FACES SUBSTANTIAL COMPETITION FROM PROFESSIONAL SERVICES PROVIDERS OF ALL SIZES IN THE GOVERNMENT MARKETPLACE FOR SERVICES.

     IPS is increasingly being required to bid on firm fixed price and similar contracts that result in greater performance risk to IPS. If IPS is not able to maintain a competitive cost structure, support specialized market niches, retain highly qualified personnel or align with technology leaders, Identix or the combined company may lose its ability to compete successfully in the services business.

IDENTIX RELIES HEAVILY ON PRODUCTS AND SERVICES PROVIDED BY INTERNATIONAL TECHNOLOGY CONCEPTS, INC. ("IT CONCEPTS").

     Both Identix' imaging and security divisions purchase certain complete biometric security and imaging products, components of products and research, development and engineering services related to the development of products from IT Concepts. IT Concepts is also contributing to the development of certain of itrust's solutions. In turn IT Concepts subcontracts portions of its development work to an affiliate in Russia.

     If Identix were to lose IT Concepts as a supplier of products and engineering services, or if IT Concepts were prohibited or restricted under applicable laws from bringing in a portion of its engineering requirements or resources from Russia, the combined company would be required to find alternative suppliers of products and services or hire additional engineering personnel to provide the services. This could require the combined company to incur significant additional research and development costs and delay shipment of products to customers and the development of new technology and products. There is a risk that the combined company would not be able to find such personnel or suppliers at a reasonable cost, or at all. Any delay in product development or shipment could have a material adverse effect on the combined company's business, operations, financial results and stock price. Identix is party to a series of agreements with IT Concepts governing IT Concepts' supply of research, development and engineering services to Identix. Identix relies in part on these agreements to protect its ownership, and the confidentiality of, Identix' proprietary technology, trade secrets and other intellectual property rights developed under the agreements. There is a risk that these agreements may be inadequate to protect Identix, or that such agreements may be breached, and that the remedies available to Identix or the combined company may not be adequate.

ONE STOCKHOLDER OWNS A SIGNIFICANT PORTION OF IDENTIX' STOCK AND MAY DELAY OR PREVENT A CHANGE IN CONTROL OR ADVERSELY AFFECT THE STOCK PRICE THROUGH SALES IN THE OPEN MARKET.

     As of December 31, 2001, State of Wisconsin Investment Board owned approximately 19.25% of Identix' outstanding common stock and would own approximately eight percent of the outstanding common stock of the combined company. The concentration of large percentages of ownership in any single stockholder may delay or prevent change in control of the combined company. Additionally, the sale of a significant number of shares in the open market by a single stockholder or otherwise could adversely affect our stock price.

IDENTIX' BUSINESS OPERATIONS MAY BE ADVERSELY AFFECTED IN THE EVENT OF AN EARTHQUAKE.

     Identix' corporate headquarters and most of its research and development operations are located in Silicon Valley in Northern California, a region known for dramatic seismic activity. An earthquake or other significant natural disaster could have a material adverse impact on the business, financial condition, operating results and stock price of the combined company.

                          THE IDENTIX SPECIAL MEETING

DATE, TIME, PLACE AND PURPOSE OF THE IDENTIX SPECIAL MEETING

     The special meeting of stockholders of Identix will be held at [      ]
a.m., Pacific time, on [               ], 2002 at the Toll House Hotel, 140 S.
Santa Cruz Avenue, Los Gatos, California 95030. At the special meeting,
stockholders at the close of business on [               ], 2002 will be asked:

     1. To approve the issuance of shares of Identix common stock to the holders of Visionics common stock in the merger pursuant to which Visionics will become a wholly owned subsidiary of Identix. In the merger, Identix will issue 1.3436 shares of common stock for each share of outstanding Visionics common stock. The merger agreement relating to the proposed merger is included as Annex A to the joint proxy statement/prospectus.

     2. To approve an amendment to Identix' certificate of incorporation to increase the number of authorized shares of Identix common stock by 100,000,000 shares to 200,000,000 shares.

     3. To approve the Identix 2002 Equity Incentive Plan (the "2002 Plan") and the reservation for issuance thereunder of 5,800,000 shares of Identix common stock.

     4. To transact any other business that may properly come before the special meeting or any adjournment or postponement thereof.

RECORD DATE AND OUTSTANDING SHARES

     Identix stockholders of record of common stock and Series A preferred stock at the close of business on the record date are entitled to notice of and to vote at the special meeting. As of the close of business on February 22, 2002, there were 234,558 shares of Identix Series A preferred stock, par value $0.01 per share outstanding and entitled to vote (convertible into 235,553 shares of common stock) and 44,840,000 shares of Identix common stock, par value $0.01 per share outstanding and entitled to vote.

SHARES BENEFICIALLY OWNED BY IDENTIX DIRECTORS AND EXECUTIVE OFFICERS AS OF THE RECORD DATE

     On the record date, directors and executive officers of Identix and their affiliates beneficially owned, and were entitled to vote, [74,534] shares of Identix common stock, or approximately [0.2]% of the shares outstanding as of the record date.

VOTE REQUIRED

     Holders of Identix common stock and Series A preferred stock on an as converted basis are entitled to one vote for each share held as of the record date. Holders of Series A preferred stock vote with the holders of common stock (not as a separate class).

  ISSUANCE OF SHARES IN THE MERGER

     Approval of the issuance of shares in the merger with Visionics requires the affirmative vote of a majority of the shares of Identix common stock and the shares of Series A preferred stock on an as converted basis represented in person or by proxy at the special meeting and entitled to vote on the proposal.

     The members of the Identix board and certain executive officers of Identix, who together beneficially hold approximately [0.2]% of the Identix common stock outstanding as of the record date, have entered into voting agreements with Visionics, in which they have agreed, in their capacities as stockholders of Identix, to vote in favor of the issuance of Identix common stock in the merger and have granted Visionics an irrevocable proxy.

  APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION

     Approval of the amendment to Identix' certificate of incorporation requires the affirmative vote of a majority of the outstanding shares of Identix common stock and the outstanding shares of Series A preferred stock on an as converted basis as of the record date.

  ADOPTION OF THE 2002 EQUITY INCENTIVE PLAN

     Adoption of the 2002 Plan requires the affirmative vote of a majority of the shares of Identix common stock and the shares of Series A preferred stock on an as converted basis represented in person or by proxy at the special meeting and entitled to vote on the proposal.

QUORUM REQUIREMENTS

     A quorum of stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, of the holders of shares representing a majority of the issued and outstanding shares of Identix common stock and the shares of Series A preferred stock on an as converted basis entitled to vote as of the record date is a quorum. Abstentions and broker non-votes count as present at the special meeting for establishing a quorum. A broker non-vote occurs with respect to any proposal when a broker is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction is given.

VOTING OF PROXIES

     The Identix proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the Identix board of directors for use at the meeting. Identix recommends that you vote by proxy, using the telephone, the Internet or the enclosed proxy card, even if you plan to attend the meeting to vote in person. You can always change your vote at the meeting.

     If a stockholder's shares are held of record in "street name" by a broker, bank or other nominee and the stockholder intends to vote the shares in person at the Identix meeting, the stockholder must bring to the meeting a letter from the broker, bank or other nominee confirming the stockholder's beneficial ownership of the shares to be voted.

HOW TO VOTE BY PROXY

     Voting instructions are included on the proxy accompanying this joint proxy statement/prospectus. If you properly give your proxy and submit it to Identix in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against the proposals or abstain from voting. Please complete, sign, date and return the accompanying proxy card in the enclosed envelope. Alternatively, you may vote by following the telephone or Internet instructions on the proxy card. If you submit your proxy but do not make specific choices, your proxy will follow the board recommendations and vote your shares FOR the proposals.

  INTERNET AND TELEPHONE VOTING

     Stockholders whose shares are registered in the name of a bank or brokerage firm may be eligible to vote electronically through the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible stockholders the opportunity to vote via the Internet or by telephone. Voting forms will provide instructions for stockholders whose bank or brokerage firm is participating in ADP's program.

     Registered stockholders may vote electronically through the Internet by following the instructions included with their proxy card. Stockholders not wishing to vote electronically through the Internet or whose form does not reference Internet or telephone voting information should complete and return the enclosed paper proxy card. Signing and returning the proxy card or submitting the proxy via the Internet or by telephone does not affect the right to vote in person at the special meeting.

REVOKING YOUR PROXY

     You may revoke your proxy before it is voted by:

     - notifying Identix' secretary in writing before the meeting that you have revoked your proxy;

     - submitting a new proxy with a later date; or

     - voting in person at the meeting.

     You may send a notice to the secretary of Identix at the principal executive offices of Identix.

VOTING IN PERSON

     If you plan to attend the meeting and wish to vote in person, Identix will give you a ballot at the meeting. Attendance at a stockholders meeting, however, will not in and of itself constitute a revocation of a proxy.

EFFECT OF ABSTAINING


     You may abstain from voting on any of the proposals. Abstentions will be included in determining the number of shares present and voting at the special meeting. Because an abstention counts as a vote cast with respect to any of the proposals, if you mark your proxy "ABSTAIN" with respect to any proposal, you will be in effect voting against that proposal. In addition, if you fail to send in your proxy, this will have the effect of a vote against proposal 2.


BROKER NON-VOTE

     If you are an Identix stockholder and your broker holds shares in its name, the broker cannot vote your shares without your instructions. This is a "broker non-vote." A "broker non-vote" with respect to proposal 2 will have the effect of a vote against the proposal. Broker non-votes will have no effect on any of the other proposals.

PROXY SOLICITATION

     Identix will pay its own costs of soliciting proxies. Identix has retained Georgeson Shareholder to aid in the solicitation of proxies and to verify records relating to the solicitations. Georgeson Shareholder will receive customary fees and expense reimbursement for these services. The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are received. You should send in your proxy by mail without delay or vote by telephone or using the Internet. Identix also reimburses brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions. For a more complete description of how to send your proxy, see the section titled "-- How to vote by proxy" on page 28.

OTHER BUSINESS; ADJOURNMENTS

     Identix is not currently aware of any business other than the named proposals to be acted upon at the Identix special meeting. If, however, any other matters are properly brought before the meeting, or any adjournment or postponement thereof, the persons named in the enclosed form of proxy, and acting under that proxy, will have discretion to vote or act on those matters in accordance with their best judgment, including any proposal to adjourn the meeting (provided, however, that a proxy voted against the issuance of shares of Identix common stock in the merger agreement will not be voted in favor of adjournment of the meeting).

     Adjournments may be made for the purpose of, among other things soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the meeting, whether or not a quorum exists, without further notice other than by an announcement at the meeting. Identix does not currently intend to seek an adjournment of its meeting unless such an adjournment is necessary to solicit additional votes.

NO APPRAISAL RIGHTS

     Under Delaware law, holders of Identix common stock or Series A preferred stock are not entitled to dissenters' rights or appraisal rights with respect to the matters to be considered at the Identix special meeting.

                         THE VISIONICS SPECIAL MEETING

DATE, TIME, AND PLACE AND PURPOSE OF THE VISIONICS SPECIAL MEETING

     The special meeting of stockholders of Visionics will be held at [      ]
a.m., Central Time, on [               ], 2002 at the Lutheran Brotherhood
Auditorium, 625 Fourth Avenue South, Minneapolis, Minnesota. At the special
meeting, stockholders at the close of business on [               ], 2002 will
be asked:

        1. To adopt the Agreement and Plan of Merger pursuant to which Visionics will become a wholly owned subsidiary of Identix. The merger agreement relating to the proposed merger is included as Annex A to this joint proxy statement/prospectus. In the merger, Identix will issue 1.3436 shares of common stock for each outstanding share of Visionics common stock.

        2. To transact any other business that may properly come before the special meeting or any adjournment or postponement thereof.

RECORD DATE AND OUTSTANDING SHARES

     Only holders of record of Visionics common stock, par value $0.01 per share, at the close of business on the record date are entitled to notice of and to vote at the special meeting. As of the close of business on February 22, 2002, there were 28,877,031 shares of Visionics common stock outstanding and entitled to vote.

SHARES BENEFICIALLY OWNED BY VISIONICS DIRECTORS AND EXECUTIVE OFFICERS AS OF THE RECORD DATE

     On the record date, directors and executive officers of Visionics and their affiliates beneficially owned, and were entitled to vote, [3,827,657] shares of Visionics common stock, or approximately [13.1]% of the shares outstanding as of the record date.

VOTE REQUIRED

     Holders of Visionics common stock are entitled to one vote for each share held as of the record date.

     Adoption of the merger agreement requires the affirmative vote of a majority of the total outstanding shares of Visionics common stock on the record date.

     The members of the Visionics board and certain officers of Visionics, who together hold approximately [13.1]% of the Visionics common stock outstanding as of the record date, have entered into voting agreements with Identix in which they have agreed to vote in favor of the approval of the merger agreement and approval of the merger and have granted Identix an irrevocable proxy.

QUORUM REQUIREMENTS

     A quorum of stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, of the holders of shares representing a majority of the issued and outstanding shares of Visionics common stock entitled to vote as of the record date is a quorum. Abstentions and broker non-votes count as present at the special meeting for establishing a quorum. A broker non-vote occurs with respect to any proposal when a broker is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction is given.

VOTE NECESSARY TO APPROVE THE MERGER

     The affirmative vote by holders of a majority of the outstanding shares of Visionics common stock on the record date is necessary to adopt the merger agreement. Broker non-votes and abstentions have the same effect as a vote against adoption of the merger agreement.

VOTING OF PROXIES

     The proxy accompanying this joint proxy statement/prospectus is being solicited on behalf of the Visionics board of directors for use at the meeting. Visionics recommends that you vote by proxy, using the telephone, the Internet or the enclosed proxy card, even if you plan to attend the meeting to vote in person. You can always change your vote at the meeting.

     If a stockholder's shares are held of record in "street name" by a broker, bank or other nominee and the stockholder intends to vote the shares in person at the Visionics meeting, the stockholder must bring to the meeting a letter from the broker, bank or other nominee confirming the stockholder's beneficial ownership of the shares to be voted.

HOW TO VOTE BY PROXY

     Voting instructions are included on the proxy accompanying this joint proxy statement/prospectus. If you properly give your proxy and submit it to Visionics in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against the proposal to adopt the merger agreement or abstain from voting. Please complete, sign, date and return the accompanying proxy card in the enclosed envelope. Alternatively, you may vote by following the telephone or Internet instructions on the proxy card. If you submit your proxy but do not make specific choices, your proxy will follow the board's recommendations and vote your shares FOR the proposal to adopt the merger agreement.

  INTERNET AND TELEPHONE VOTING

     Stockholders whose shares are registered in the name of a bank or brokerage firm may be eligible to vote electronically through the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible stockholders the opportunity to vote via the Internet or by telephone. Voting forms will provide instructions for stockholders whose bank or brokerage firm is participating in ADP's program.

     Registered stockholders may vote electronically through the Internet by following the instructions included with their proxy card. Stockholders not wishing to vote electronically through the Internet or whose form does not reference Internet or telephone voting information should complete and return the enclosed paper proxy card. Signing and returning the proxy card or submitting the proxy via the Internet or by telephone does not affect the right to vote in person at the special meeting.

REVOKING YOUR PROXY

     You may revoke your proxy before it is voted by:

     - notifying Visionics' secretary in writing before the meeting that you have revoked your proxy;

     - submitting a new proxy with a later date; or

     - voting in person at the meeting.

     You may send a notice to the secretary of Visionics at the principal executive offices of Visionics.

VOTING IN PERSON

     If you plan to attend the meeting and wish to vote in person, Visionics will give you a ballot at the meeting. Attendance at a stockholders meeting will not in and of itself constitute a revocation of a proxy.

EFFECT OF ABSTAINING

     You may abstain from voting on the proposal to adopt the merger agreement. If you mark your proxy "ABSTAIN" with respect to the proposal, you will in effect be voting against that proposal. In addition, if you fail to send in your proxy, this, too, will have the effect of a vote against the proposal.

BROKER NON-VOTE

     If you are a Visionics stockholder and your broker holds shares in its name, the broker cannot vote your shares on the proposal to adopt the merger agreement without your instructions. This is a "broker non-vote." A "broker non-vote" with respect to the proposal will have the effect of a vote against the proposal.

PROXY SOLICITATION


     Visionics will pay its own costs of soliciting proxies. Visionics has retained Georgeson Shareholder to aid in the solicitation of proxies and to verify records relating to the solicitations. Georgeson Shareholder will receive customary fees and expense reimbursement for these services. The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are received. You should send in your proxy by mail without delay or vote by telephone or using the Internet. Visionics also reimburses brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions. For a more complete description of how to send your proxy, see section titled "-- How to vote by proxy" on page 31.


     Do not send in any stock certificates with your proxy. The exchange agent will mail transmittal forms with instructions for the surrender of stock certificates for Visionics common shares to former Visionics stockholders as soon as practicable after the completion of the merger.

OTHER BUSINESS; ADJOURNMENTS

     Visionics is not currently aware of any business other than the proposal to adopt the merger agreement to be acted upon at the Visionics special meeting. If, however, any other matters are properly brought before the meeting, or any adjournment or postponement thereof, the persons named in the enclosed form of proxy, and acting under that proxy, will have discretion to vote or act on those matters in accordance with their best judgment, including any proposal to adjourn the meeting (provided, however, that a proxy voted against adoption of the merger agreement will not be voted in favor of adjournment of the meeting).

     Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the meeting, whether or not a quorum exists, without further notice other than by an announcement at the meeting. Visionics does not currently intend to seek an adjournment of its meeting unless such an adjournment is necessary to solicit additional votes.

NO APPRAISAL RIGHTS

     Under Delaware law, holders of Visionics common stock are not entitled to dissenters' rights or appraisal rights with respect to the matters to be considered at the Visionics special meeting.

                                   THE MERGER

     This section describes the proposed merger and the merger agreement. While Identix and Visionics believe that the description covers the material terms of the proposed merger, this summary may not contain all of the information that is important to you. Stockholders should carefully read this entire document and the other documents referred to in this joint proxy statement/prospectus, such as the merger agreement, for a more complete understanding of the merger.

BACKGROUND OF THE MERGER

     During June and October 2001, representatives of Identix and Visionics conducted a series of meetings to discuss potential strategic opportunities between the companies, including a possible business combination. All discussions between the parties terminated with no agreement with respect to a potential transaction.

     On January 10, 2002, Visionics instructed its financial advisor, Morgan Keegan, to contact Identix about arranging a meeting with Dr. Joseph Atick, Chairman and Chief Executive Officer of Visionics, to discuss a possible business combination. Senior executives of Identix and Visionics and representatives of Morgan Keegan met on January 12, 2002 to discuss each company's general business strategy and the potential benefits of a business combination. The discussions addressed, among other matters, potential financial, business operational and integration synergies.

     On January 13, 2001, the Visionics board of directors met with representatives of Morgan Keegan concerning a potential transaction with Identix. The Morgan Keegan representatives discussed with the Visionics' board a non-binding proposed term sheet, including share exchange formulas and other terms of a potential business combination. The Visionics board discussed the terms of a possible transaction as well as other strategic alternatives available to Visionics. The Visionics board authorized management, with support from Morgan Keegan and Visionics' outside advisors and legal counsel, to pursue further discussions with Identix.

     On January 17, 2002, Visionics formally engaged Morgan Keegan to act as its financial advisor in connection with a potential transaction with Identix.

     On January 18, 2002, Identix and Visionics entered into a confidentiality agreement to facilitate more detailed discussions and the companies' review of each others' proprietary information in connection with a possible merger.

     On January 18 and 19, 2002, representatives of the parties and their respective financial advisors met to consider and negotiate a basis for establishing an exchange ratio based on publicly available market data, subject to approval by the parties' boards of directors and the results of the parties' due diligence investigations.

     On January 22, 2002, Identix signed a formal engagement letter with Lehman Brothers to assist Identix in evaluating a possible merger with Visionics.

     On January 23, 2002, the parties agreed to a preliminary non-binding outline setting forth the major terms of a proposed business combination, subject to further discussion and due diligence review, and subject to review and approval by each company's board of directors.

     On January 29, 2002, the Identix board of directors met for a regularly scheduled meeting. Certain Identix senior executives presented an overview of discussions and activities to date, including the engagement of Lehman Brothers. Preliminary terms for a possible transaction were outlined, and possible next steps were discussed by the Identix board. The Identix board authorized the appropriate officers of Identix, with support from Lehman Brothers and Identix' outside advisors and legal counsel, to continue discussions with Visionics, proceed to the next level of diligence and analysis, and report back to the board with additional information and recommendations.

     Following the Identix board of directors meeting on January 29, 2002, each party initiated due diligence investigations of the other. This due diligence review continued through February 21, 2002. During this period, members of Identix' senior management, Lehman Brothers and Identix' independent accountants and internal and outside legal counsel held meetings with members of Visionics' senior management, Morgan Keegan and Visionics' independent accountants and legal counsel regarding business, financial, legal, operational and integration matters associated with the proposed merger. Identix' internal and outside legal counsel, independent accountants, and Lehman Brothers reviewed the due diligence materials provided by Visionics. Visionics' legal counsel, independent accountants and Morgan Keegan reviewed the due diligence materials provided by Identix. During this period, the parties also began negotiations regarding the merger agreement.

     The Visionics board of directors met on February 7, 2002 to discuss a potential transaction with Identix. Visionics management described the discussions with Identix regarding a proposed transaction and representatives of various advisors to Visionics reported to its board the results of their respective due diligence investigations. Visionics management led board members through a discussion of the joint strategic planning process conducted by the parties and a summary of the merger agreement. The board discussed the proposed business combination and alternative strategies available to Visionics. The board also reviewed the terms of potential employment agreements between Identix and its senior executives, including a potential agreement with Dr. Atick, contingent upon completion of merger.

     The Visionics board met again on February 18, 2002. Visionics management provided board members with an updated report on the status of the proposed transaction and representatives of Morgan Keegan presented the board with a detailed description of the financial analyses it deemed appropriate and relevant in determining the fairness of the transaction, from a financial point of view, to the stockholders of Visionics and the results derived from such analyses. Representatives of Morgan Keegan concluded their presentation by delivering to the board of directors Morgan Keegan's oral opinion that, as of February 18, 2002, from a financial point of view, the exchange ratio to be received by Visionics in the merger was fair to the stockholders of Visionics. Representatives of Visionics' legal counsel described for the board the status of the parties' negotiation of the merger agreement. The board also heard a report concerning the status of potential employment agreements with senior executives of Identix, including Dr. Atick.

     On February 21, 2002, the Identix board of directors held a special meeting during which it considered the proposed merger with Visionics. The board of directors received presentations from the management, as well as Identix' financial, accounting and legal advisors. Identix board members received a copy of the merger agreement. The Compensation Committee of the board of directors also presented recommendations regarding the potential employment agreements and compensation of certain senior executives of the merged entity, contingent upon completion of the merger. The Identix board of directors also received Lehman Brothers' oral opinion that as of February 21, 2002 and subject to certain matters, from a financial point of view, the exchange ratio to be offered by Identix in the merger was fair to the stockholders of Identix.


     On February 22, 2002, the Identix board reconvened to continue discussions of the proposed transaction. Initially, the meeting was comprised of non-employee directors, who discussed elements of the proposed merger relating to the employment arrangements of certain senior executives of the combined company. Thereafter, the entire board convened, and Lehman Brothers delivered to the board of directors its final written fairness opinion that, as of February 22, 2002, and based on and subject to certain matters stated therein, from a financial point of view, the exchange ratio to be offered by Identix in the merger was fair to the stockholders of Identix (see "Opinion of financial advisor to Identix" on page 36). After further discussion and for the reasons contained in the section titled "-- Identix' reasons for the merger," the Identix board unanimously approved the merger agreement and the transactions contemplated thereby and determined to recommend approval by Identix stockholders of the issuance of Identix common stock in the merger.



     On February 22, 2002, the Visionics board of directors held a telephone meeting to discuss the Identix transaction. Management reported on the status of the parties' negotiations and due diligence review, and each board member received a copy of the merger agreement. Representatives of Morgan Keegan presented the board of directors with Morgan Keegan's final written opinion that, as of February 22, 2002, from a financial point of view, the exchange ratio to be received by Visionics was fair to the stockholders of Visionics. (See "Opinion of financial advisor to Visionics" on page 43). The board discussed the proposed transaction and whether it was in the best interests of Visionics and its stockholders. Following the discussion, the board unanimously approved the merger agreement and the transactions contemplated thereunder, including the merger, and resolved to recommend to the stockholders of Visionics that the merger agreement and proposed merger be approved and adopted by the stockholders.

IDENTIX' REASONS FOR THE MERGER

     At meetings held on February 21 and February 22, 2002, the Identix board of directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The board of directors concluded that the proposed merger and related transactions were fair to and in the best interests of Identix and its stockholders. In reaching its decision, the board of directors consulted with its financial advisors, Lehman Brothers, its legal counsel, Heller Ehrman White & McAuliffe LLP, its independent accountants, PricewaterhouseCoopers LLP, and with Identix' senior management. The board took into consideration a number of factors, including the following:

     - the opportunity to respond more fully to the needs of multiple markets and industries for live scan and biometric security applications and solutions through combined product and service offerings;

     - the opportunity to create multi-biometric enabled enterprise security systems;

     - the opportunity to offer a more complete line of products to the combined company's customer base;

     - the opportunity to realize efficiencies in combined field sales and support teams to produce increased productivity and greater customer satisfaction;

     - the opportunity to build upon relationships with selected product and service partners of Identix and Visionics;

     - the opportunity to further pursue the global capabilities of Identix and Visionics;

     - the opportunity to integrate engineering and technical resources to create greater productivity and broader product and service offerings;

     - the potential enhancement of revenue growth associated with combining complementary product lines and sales channels;

     - the potential cost savings associated with the elimination of redundant expenses; and

     - the opinion of Lehman Brothers that, as of February 22, 2002, and based on and subject to certain matters stated therein, from a financial point of view, the exchange ratio to be offered by Identix in the merger was fair to the stockholders of Identix.

     The Identix board also identified and considered a variety of potential risks and potentially negative factors in its deliberations concerning the merger, including, but not limited to:

     - the risk that the potential benefits sought in the merger might not be fully realized;

     - the possibility that the merger might not be consummated;

     - the potential dilutive effect of the issuance of Identix common stock in the merger;

     - the substantial charges to be incurred, primarily in the quarter ending June 30, 2002, in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger; and

     - various other risks.

     The Identix board believed that these risks were outweighed by the potential benefits of the merger.

     In view of the wide variety of the material factors considered in connection with the evaluation of the merger and the complexity of these matters, the Identix board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign any relative weight to the various factors considered. In addition, the Identix board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Identix board of directors, but rather the Identix board of directors conducted an overall analysis of the factors described above, including discussions with and questioning of Identix' senior management and legal and financial advisors.

     There can be no assurance that the potential savings, synergies or opportunities considered by the Identix board of directors will be achieved though consummation of the merger. See "Risk Factors" beginning on page 15.

OPINION OF FINANCIAL ADVISOR TO IDENTIX

     General. Lehman Brothers has acted as financial advisor to Identix in connection with the merger. On February 22, 2002, Lehman Brothers rendered its opinion to the Identix board of directors that as of such date and, based upon and subject to certain matters stated therein, from a financial point of view, the exchange ratio to be offered by Identix in the merger, was fair to the stockholders of Identix.

     THE FULL TEXT OF THE LEHMAN BROTHERS' WRITTEN OPINION DATED FEBRUARY 22, 2002 IS INCLUDED AS ANNEX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS. IDENTIX STOCKHOLDERS MAY READ THE LEHMAN BROTHERS OPINION FOR A DISCUSSION OF THE PROCEDURES FOLLOWED, FACTORS CONSIDERED, ASSUMPTIONS MADE AND QUALIFICATIONS AND LIMITATIONS OF THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS IN CONNECTION WITH ITS OPINION. THE FOLLOWING IS A SUMMARY OF THE LEHMAN BROTHERS OPINION AND THE METHODOLOGY THAT LEHMAN BROTHERS USED TO RENDER ITS OPINION.

     Lehman Brothers' advisory services and opinion were provided for the information and assistance of the Identix board of directors in connection with its consideration of the merger agreement. Lehman Brothers' opinion is not intended to be and does not constitute a recommendation to any stockholder of Identix as to how such stockholder should vote with respect to the merger. Lehman Brothers was not requested to opine as to, and Lehman Brothers' opinion does not address, Identix' underlying business decision to proceed with or effect the merger.

     In arriving at its opinion, Lehman Brothers reviewed and analyzed:

     - the merger agreement and the specific terms of the merger;

     - publicly available information concerning Identix that Lehman Brothers believed to be relevant to its analysis, including Identix' Annual Report on Form 10-K for the fiscal year ended June 30, 2001 and Quarterly Reports on Form 10-Q for the quarters ended September 30, 2001 and December 31, 2001;

     - publicly available information concerning Visionics that Lehman Brothers believed to be relevant to its analysis, including Visionics' Annual Report on Form 10-K for the fiscal year ended September 30, 2001 and Visionics' Quarterly Report on Form 10-Q for the quarter ended December 31, 2001;

     - financial and operating information with respect to the business, operations and prospects of Identix furnished to Lehman Brothers by Identix;

     - financial and operating information with respect to the business, operations and prospects of Visionics furnished to Lehman Brothers by Visionics;

     - the operating synergies and strategic benefits expected by the management of Identix and Visionics to result from a combination of the businesses of Identix and Visionics (the "Expected Synergies");

     - publicly available estimates of the future financial performance of Identix prepared by Lehman Brothers' research analyst;

     - publicly available estimates of the future financial performance of Visionics prepared by third party research analysts;

     - trading histories of the common stock of Identix and Visionics from January 1, 2001 to February 20, 2002 and a comparison of these trading histories with each other and those of other companies that Lehman Brothers deemed relevant;

     - a comparison of the historical financial results and present financial condition of Identix and Visionics with each other and those of other companies that Lehman Brothers deemed relevant;

     - a comparison of the financial terms of the merger with the financial terms of certain other recent transactions that Lehman Brothers deemed relevant;

     - the pro forma effect of the merger on the projected earnings per share of Identix; and

     - the relative contributions of Identix and Visionics to the future financial performance of the combined company on a pro forma basis including Expected Synergies.

     In addition, Lehman Brothers had discussions with the management of Identix and Visionics concerning their respective businesses, operations, assets, financial conditions and prospects, and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

     In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information. Lehman Brothers also relied upon the assurances of management of Identix and Visionics that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. Upon advice of Identix, Lehman Brothers assumed that the financial projections of Identix were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Identix as to the future financial performance of Identix and that Identix will perform substantially in accordance with such projections. Upon advice of Visionics, Lehman Brothers assumed that the financial projections of Visionics ("Visionics Management Case") were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Visionics as to the future financial performance of Visionics. However, for the purposes of its analysis, Lehman Brothers also considered certain somewhat more conservative assumptions and estimates which resulted in certain adjustments to the financial projections of Visionics ("Visionics Lehman Brothers Case"). Upon the advice of Identix, Lehman Brothers also assumed that the amounts and timing of the Expected Synergies are reasonable and that the Expected Synergies will be realized substantially in accordance with such estimates. In arriving at its opinion, Lehman Brothers conducted only a limited physical inspection of the properties and facilities of Identix and Visionics. Lehman Brothers also did not make or obtain any evaluations or appraisals of the assets or liabilities of Identix and Visionics. Upon advice of Identix and its legal advisors, Lehman Brothers assumed that the proposed transaction will qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended, and accordingly as a tax-free transaction to the stockholders of Identix. Lehman Brothers' opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion.

     In addition, Lehman Brothers expressed no opinion as to the prices at which shares of Identix common stock would trade following the announcement of the merger, and its opinion should not be viewed as providing any assurance that the market value of shares of Identix' stock after consummation of the merger will be in excess of the market value of such shares at any time prior to announcement or consummation of the merger.

     In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to Identix or Visionics, but rather made its determination as to the fairness, from a financial point of view, of the exchange ratio to be offered by Identix to Visionics in the merger on the basis of financial and comparative analyses described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. Furthermore, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Identix and Visionics. None of Identix, Visionics, Lehman Brothers or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth in the analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

     The following is a summary of the material financial analyses used by Lehman Brothers in connection with rendering its opinion to the Identix board of directors. Some of the summaries of the financial and comparative analyses include information presented in tabular format. In order to fully understand the methodologies used by Lehman Brothers and the results of its financial and comparative analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial and comparative analyses. Accordingly, the information presented in the tables and described below must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying Lehman Brothers' opinion.

     Comparable Company Analysis. Using publicly available information, Lehman Brothers compared selected financial data of Identix and Visionics with each other and with similar data of selected companies engaged in businesses considered by Lehman Brothers to be comparable to that of Identix and Visionics. Specifically, Lehman Brothers included in its review the following companies:

     - Biometrics Companies:

      - Communication Intelligence Corporation;

      - Nuance Communications;

      - SAC Technologies, Inc.;

      - SAFLINK Corporation;

      - Sandata Technologies, Inc.;

      - SENSE Holdings, Inc.;

      - SpeechWorks International Incorporated;

      - Viisage Technology, Inc.;

     - Authentication/Authorization Companies:

      - ActivCard S.A.;

      - Netegrity, Inc.;

      - RSA Security Inc.;

      - Secure Computing Corporation; and

      - VASCO Data Security International Inc.

     For each of Identix (with and without the Identix Public Sector business), Visionics Management Case and Visionics Lehman Brothers Case and the selected biometrics and authentication/authorization companies, Lehman Brothers calculated the ratios of enterprise value to revenue and enterprise value to gross profit estimates for the calendar years 2001, 2002 and 2003. For the selected biometrics and authentication/authorization companies, Lehman Brothers used revenue and gross profit estimates published by third party research. The enterprise value of each company was obtained by adding its short and long term debt to the sum of the market value of its diluted common equity, the value of any preferred stock and the book value of any minority interest, and subtracting its cash and cash equivalents. Lehman Brothers then compared those ratios for the selected companies to similar ratios calculated for Identix and for Visionics based on the consideration and on estimates for Visionics Management Case and Visionics Lehman Brothers Case revenue. The following table presents the revenue multiples:

                                                                   ENTERPRISE VALUE/
                                                                   REVENUE MULTIPLES
                                                              ---------------------------
                                                              CY 2001   CY 2002   CY 2003
                                                              -------   -------   -------
COMPARABLE COMPANY MULTIPLES (AS OF 2/20/2002):
Identix.....................................................   3.70x     3.40x     2.89x
Identix without IPS Business................................   7.69x     6.84x     5.46x
Visionics (Management Case).................................  10.18x     7.13x     5.47x
Visionics (Lehman Brothers Case)............................  10.18x     8.47x     5.84x
Transaction Price -- Visionics Management Case..............   9.06x     6.35x     4.87x
Transaction Price -- Visionics Lehman Brothers Case.........   9.06x     7.54x     5.20x
Mean of Selected Biometrics Companies.......................   3.48x     2.70x     1.75x
Median of Selected Biometrics Companies.....................   4.47x     2.70x     1.75x
Mean of Selected Authentication/Authorization Companies.....   3.64x     2.91x     2.27x
Median of Selected Authentication/Authorization Companies...   2.67x     2.41x     1.83x

                                                                   ENTERPRISE VALUE/
                                                                GROSS PROFIT MULTIPLES
                                                              ---------------------------
                                                              CY 2001   CY 2002   CY 2003
                                                              -------   -------   -------
COMPARABLE COMPANY MULTIPLES (AS OF 2/20/2002):
Identix.....................................................  17.02x    15.88x    11.80x
Identix without IPS Business................................  21.75x    19.01x    13.72x
Visionics Management Case...................................  26.56x    18.30x    13.40x
Visionics Lehman Brothers Case..............................  26.56x    22.55x    14.71x
Transaction Price -- Visionics Management Case..............  23.65x    16.30x    11.93x
Transaction Price -- Visionics Lehman Brothers Case.........  23.65x    20.08x    13.10x
Mean of Selected Biometrics Companies.......................   8.80x     3.66x     2.26x
Median of Selected Biometrics Companies.....................   6.72x     3.66x     2.26x
Mean of Selected Authentication/Authorization Companies.....   4.74x     3.67x     2.33x
Median of Selected Authentication/Authorization Companies...   4.55x     3.50x     2.33x

     Because of the inherent differences between the businesses, operations, financial conditions and prospects of Identix and Visionics and the businesses, operations, financial conditions and prospects of the companies included in its comparable company groups, Lehman Brothers believed that it was inappropriate to rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgments concerning differences between the financial and operating characteristics of Identix and Visionics and the companies in its respective comparable company groups that would affect the public trading values of Identix and Visionics and the comparable companies. In particular, Lehman Brothers considered markets served, rates of growth and profitability of Identix and Visionics and each of the companies in the comparable company groups. Lehman Brothers concluded that such analysis was supportive of its opinion as to the fairness of the exchange ratio to be offered by Identix in the merger.


     Stock Trading History. Lehman Brothers considered historical data concerning the history of the trading prices for Identix, Visionics, an index of the stock prices of biometrics and authentication/ authorization companies and the Nasdaq composite index for the period from January 1, 2001 to February 20, 2002. Lehman Brothers concluded that such analysis was supportive of its opinion as to the fairness of the exchange ratio to be offered by Identix in the merger. The following table summarizes the results of this analysis.



                                                              PERCENT CHANGE
                                                              --------------
STOCK PRICE PERFORMANCE: (1/1/2001-2/20/2002)
Visionics...................................................      282.3%
Identix.....................................................       (3.8)%
Biometrics and authentication/authorization Companies.......      (28.1)%
Nasdaq......................................................      (67.8)%



     Purchase Price Ratio Analysis. Lehman Brothers performed a purchase price ratio analysis to estimate the transaction price implied by various exchange ratios, the premium or discount to market price and various average prices, and the pro forma ownership of Identix in the combined entity. Lehman Brothers concluded that such analysis was supportive of its opinion as to the fairness of the exchange ratio to be offered by Identix in the merger. The following table summarizes this data for the agreed upon exchange ratio, wherein the transaction price is based on 1.3436 times the Identix closing price on February 21, 2002:


                                                              TRANSACTION PRICE
                                                              -----------------
Price Per Share.............................................       $10.14
Exchange Ratio..............................................       1.3436
Premium to Current Price....................................         (9.7)%
Premium to 10 Day Trading Average...........................         (8.9)%
Premium to 20 Day Trading Average...........................        (17.0)%
Premium to 30 Day Trading Average...........................        (22.8)%
Premium to 60 Day Trading Average...........................        (26.7)%
Premium to 90 Day Trading Average...........................        (27.5)%
Premium to 120 Day Trading Average..........................        (20.2)%
Premium to 180 Day Trading Average..........................         (3.5)%
Premium to 52 Week High.....................................        (52.0)%
Premium to 52 Week Low......................................        200.6%
% of Post-Transaction Basic Ownership by Identix............         53.6%
% of Post-Transaction Fully Diluted Ownership by Identix....         52.4%

     Comparable Transaction Analysis. The comparable transaction analysis provides a market benchmark based on the consideration paid in selected comparable transactions. For this analysis, Lehman Brothers reviewed publicly available information to determine the purchase prices and multiples paid in twelve acquisitions of public security companies since January 1, 1996.

     Lehman Brothers identified six transactions with a transaction value of over $300 million of the twelve transactions reviewed and divided the enterprise values of the relevant transactions by each of the following revenue measurements from the acquired businesses: (1) the total revenue for the latest twelve months, or LTM, and (2) the total revenue for the following four consecutive quarters, or Forward 4Q. Lehman Brothers also adjusted the revenue multiples for transactions announced after January 1, 2000 from the announcement date of these transactions to February 20, 2002 based on the change in Nasdaq Index value during the same period. The following table shows the revenue multiples and the adjusted revenue multiples for the selected transactions:

                                                                               NASDAQ ADJUSTED
                                                        ENTERPRISE VALUE/     ENTERPRISE VALUE/
                                                        REVENUE MULTIPLE      REVENUE MULTIPLE
                                                       -------------------   -------------------
                                                        LTM     FORWARD 4Q    LTM     FORWARD 4Q
                                                       ------   ----------   ------   ----------
COMPARABLE TRANSACTION MULTIPLES:
Identix/Visionics Merger (Visionics Management
  Case)..............................................   9.06x     6.35x       9.06x     6.35x
Identix/Visionics Merger (Visionics Lehman Brothers
  Case)..............................................   9.06x     7.54x       9.06x     7.54x
Mean of Selected Comparable Transactions.............   9.88x     6.35x       9.23x     5.89x
Median of Selected Comparable Transactions...........  10.18x     6.19x      10.05x     5.80x

     Because the reasons for and the circumstances surrounding each of the transactions analyzed were so diverse and because of the inherent differences in the businesses, operations, financial conditions and prospects of Identix and Visionics and the businesses, operations, and financial conditions of the companies included in the comparable transactions group, Lehman Brothers believed that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of the merger. Lehman Brothers believed that the appropriate use of a comparable transaction analysis in this instance would involve qualitative judgments concerning the differences between the characteristics of these transactions and the merger which would affect the acquisition values of the acquired companies and Visionics. Lehman Brothers concluded that such analysis was supportive of its opinion as to the fairness of the exchange ratio to be offered by Identix in the merger.

     Premium Paid Analysis. Using publicly available information, Lehman Brothers reviewed the premiums paid, or proposed to be paid, in the case of transactions pending as of the date of the Lehman Brothers opinion, in twelve merger of equals transactions of public technology companies since January 1, 1994.

     Lehman Brothers calculated the premium per share paid by the acquirer compared to the share price of the target company for one day and for the average of the 30 trading days prior to announcement of each transaction. Lehman Brothers compared the premiums paid in the technology sector to the premium to be paid by Identix for Visionics in the merger. Lehman Brothers concluded that such analysis was supportive of its opinion as to the fairness of the exchange ratio to be offered by Identix in the merger. The following table shows the one day and 30 day average premiums:

                                                              1 DAY   30 DAY AVG.
                                                              -----   -----------
PREMIUM PAID: (PREMIUM TO 2/20/2002)
Visionics/Identix Merger....................................  (9.7)%     (22.8)%
Mean of Selected Technology Merger-of-Equals Transactions...  18.5%       19.0%
Median of Selected Technology Merger of Equals
  Transactions..............................................  17.7%       15.4%

     Pro Forma Merger Analysis. Lehman Brothers analyzed the pro forma impact of the merger on Identix' earnings per share based on the Visionics Management Case and Visionics Lehman Brothers Case with and without taking into account possible revenue and cost synergies. In each case, Lehman Brothers concluded that the transaction was accretive to Identix' earnings per share in calendar years 2002 and 2003. Lehman Brothers concluded that such analysis was supportive of its opinion as to the fairness of the exchange ratio to be offered by Identix' stockholders in the merger.

     Adjusted Contribution Analysis. Lehman Brothers utilized Management projections for Identix and both Management and Lehman Brothers projections for Visionics to calculate the relative contributions of Identix and Visionics to the pro forma combined company with respect to gross profit. Lehman Brothers then adjusted the resulting relative enterprise values for each company's balance sheet contributions as well as contributions of cost and revenue synergies and tax savings due to future use of net operating losses. Lehman Brothers concluded that such analysis was supportive of its opinion as to the fairness of the exchange ratio to be offered by Identix in the merger. The following table demonstrates the ranges for the net adjusted ownership percentages of Identix and Visionics:

                                                                                     LEHMAN BROTHERS
                                                               MANAGEMENT CASE            CASE
                                                             -------------------   -------------------
                                                             IDENTIX   VISIONICS   IDENTIX   VISIONICS
                                                             -------   ---------   -------   ---------
Net Adjusted Ownership.....................................   52.0%      48.0%      54.7%      45.3%
PRO FORMA DILUTED OWNERSHIP
(TREASURY-STOCK METHOD):
Identix....................................................   52.4%
Visionics..................................................   47.6%

     Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Identix Board selected Lehman Brothers because of its expertise, reputation and familiarity with Identix and the security industry generally and because its investment banking professionals have substantial experience in transactions comparable to the merger.


     As compensation for its services in connection with the merger, Identix has agreed to pay Lehman Brothers a customary fee, a portion of which will be payable in Identix common stock and a portion of which is payable on consummation of the merger. In addition, Identix has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the merger and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by Identix and the rendering of Lehman Brothers' opinion. Other than in connection with the merger, Lehman Brothers has not performed any financial advisory services for Identix in the past two years.


     In the ordinary course of its business, Lehman Brothers may actively trade in the debt or equity securities of Identix and Visionics for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

RECOMMENDATION OF THE IDENTIX BOARD OF DIRECTORS

     The Identix board of directors unanimously believes that the terms of the merger are fair to and in the best interests of Identix and its stockholders and recommends to its stockholders that they vote "FOR" the proposal to issue shares of Identix common stock in the merger.


     In considering the recommendation of the Identix board of directors with respect to the merger, you should be aware that certain directors and officers of Identix have certain interests in the merger that are different from, or are in addition to, the interests of Identix' stockholders generally. Please see the section titled "The Merger -- Interests of certain persons in the merger" on page 50.


VISIONICS' REASONS FOR THE MERGER

     On February 22, 2002, the Visionics board of directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The board of directors concluded that the proposed merger and related transactions was fair to and in the best interests of Visionics and its stockholders. In reaching its decision, the board of directors consulted with its financial advisors, Morgan Keegan, its legal counsel, Maslon Edelman Borman & Brand, LLP, and with Visionics' senior management. The Visionics board took into consideration a number of factors including the following:

     - the opportunity to leverage the greater asset base of the combined company to place it at the forefront of the biometric industry;

     - the opportunity to improve customer value by offering a broader array of products and solutions, including background checks, physical or logical access control, and surveillance;

     - the opportunity to create a scalable platform offering for both finger and face recognition and the largest available offering of biometric solutions empowering both authorization and identification;

     - the opportunities for the combined company to sell biometrics products to the broader customer base;

     - the opportunity to develop operational efficiencies conducive to achieving sustained profitability without a slowdown in innovation or market development; and

     - the opportunity for the combined company to migrate into a more significant role in the fast growing security market.

     The Visionics board also identified and considered a number of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

     - the risk that the potential benefits sought in the merger might not be fully realized;

     - the substantial costs to be incurred, primarily in the quarter ending June 30, 2002, in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger; and

     - various other risks.

     The Visionics board believed that these risks were outweighed by the potential benefits of the merger.

     The foregoing discussion of the information and factors by the Visionics board of directors is not intended to be exhaustive. In view of the wide variety of the material factors considered in connection with the evaluation of the merger and the complexity of these matters, the Visionics board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign any relative weight to the various factors considered. In addition, the board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to their ultimate determination, but rather the board conducted an overall analysis of the factors described above, including discussion with, and questioning of, Visionics' senior management, and legal and financial advisors.

     There can be no assurance that the potential savings, synergies or opportunities considered by the board of directors of Visionics will be achieved through consummation of the merger. See "Risk Factors" beginning on page 15.

OPINION OF FINANCIAL ADVISOR TO VISIONICS


     Morgan Keegan acted as financial advisor to Visionics in connection with the merger. As part of the merger engagement, Morgan Keegan was requested by the board of directors of Visionics to deliver its opinion that the exchange ratio is fair, from a financial point of view, to the holders of Visionics common stock. Morgan Keegan is a nationally recognized investment banking firm and was selected by Visionics based on its reputation and experience in investment banking in general and its recognized expertise in the valuation of businesses as well as its prior investment banking relationships with Visionics. On February 18, 2002, at the special meeting of the Visionics board of directors, Morgan Keegan delivered to the board of directors its oral opinion, which was subsequently confirmed in a written opinion, dated February 22, 2002, that, based on and subject to the matters set forth therein, the exchange ratio is fair, from a financial point of view, to the holders of Visionics common stock.


     You should consider the following when reading the discussion of the opinion of Morgan Keegan herein:

     - You are urged to read carefully the entire opinion of Morgan Keegan, which is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference;

     - Morgan Keegan's advisory services and opinion were provided to the board of directors of Visionics for its information in its consideration of the merger and was directed only to the fairness of the exchange ratio, from a financial point of view, to the holders of Visionics common stock; and

     - Morgan Keegan's opinion does not constitute a recommendation as to whether or not any holder of Visionics common stock should vote in favor of the merger and does not address the underlying business decision of Visionics to engage in the merger as compared to any other alternative business strategy that might exist for Visionics or the effect of any other transactions in which Visionics might engage.

     Although Morgan Keegan evaluated the fairness of the exchange ratio, from a financial point of view, to the holders of Visionics common stock pursuant to the merger agreement, the exchange ratio itself was determined by Visionics and Identix through arm's-length negotiations. Visionics did not provide specific instructions to, or place any limitations on, Morgan Keegan with respect to the procedures to be followed or factors to be considered by Morgan Keegan in performing its analyses or providing its opinion.

     In arriving at its opinion, Morgan Keegan reviewed, among other things, the following:

     - the merger agreement;

     - certain publicly available business and financial information relating to Visionics and Identix; and

     - certain other information provided to it by Visionics and Identix, including management's forecasts of cost savings and synergies to be achieved in the merger.

     Morgan Keegan also held discussions with members of the senior management of Visionics and Identix regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the merger agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, Morgan Keegan:

     - reviewed the reported historical prices and historical trading activity for Visionics common stock and Identix common stock;

     - compared the financial performance of Visionics common stock and Identix common stock with that of certain other publicly-traded companies;

     - reviewed the financial terms, to the extent publicly available, of certain other business combinations and other transactions that it deemed relevant; and

     - performed such other analyses and considered such other factors as it deemed appropriate.

     Morgan Keegan assumed and relied upon, without independent verification, the accuracy and completeness of the information it reviewed in arriving at its opinion. With respect to the financial forecasts, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Keegan assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Visionics and Identix. Morgan Keegan also relied upon, without independent verification, the assessments of both the management of Visionics and Identix as to (i) the existing and future technology and products of Visionics and Identix and the risks associated with such technology and products, (ii) the potential cost savings and synergies (including the amount, timing and achievability thereof) anticipated to result from the merger and
(iii) strategic benefits anticipated to result from the merger and the ability of management of the combined company to integrate the businesses of Visionics and Identix. Morgan Keegan assumed that there had been no material changes in Visionics' or Identix' assets, financial condition, results of operations, business or prospects since the respective dates of the last financial statements made available. Morgan Keegan was informed that it is the intention of the parties that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and Morgan Keegan assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement and in compliance with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal, state and local statutes, rules, regulations and ordinances. Morgan Keegan's opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof. In addition, Morgan Keegan is not expressing any opinion as to the actual value of Identix common stock or the prices at which Identix common stock will trade following the date of this opinion.

     The following is a summary of the material financial analyses used by Morgan Keegan in reaching its opinion and does not purport to be a complete description of the analyses performed by Morgan Keegan. The following quantitative information, to the extent it is based on market data, is based on market data as it existed at or about February 21, 2002, and is not necessarily indicative of current or future market conditions. You should understand that the order of analyses and the results derived from these analyses described below do not represent relative importance or weight given to these analyses by Morgan Keegan. The summary of the financial analyses includes information presented in tabular format. In order to understand fully the financial analyses used by Morgan Keegan, these tables must be read together with the text of each summary. The tables alone do not describe completely the financial analyses.

  HISTORICAL TRADING AND EXCHANGE RATIO ANALYSIS

     Morgan Keegan examined the historical closing prices of Visionics common stock and Identix common stock from February 15, 2001 to February 21, 2002. Morgan Keegan observed that, during this time period, Visionics common stock reached a high of $21.12 per share and a low of $3.38 per share. For the same time period, Identix common stock reached a high of $15.74 per share and a low of $3.75 per share. Based on the closing prices of Visionics common stock and Identix common stock, Morgan Keegan observed that, during this time period, Visionics common stock appreciated 72.6% and Identix common stock depreciated 22.7%. In addition, Morgan Keegan noted that the closing prices of Visionics common stock and Identix common stock increased 93.2% and 71.4%, respectively, between September 10, 2001 and September 17, 2001. Morgan Keegan also observed that, between September 10, 2001 and February 21, 2002, Visionics common stock appreciated 141.2% and Identix common stock appreciated 69.3%.

     Morgan Keegan compared the historical ratios of the closing price of Visionics common stock to the closing price of Identix common stock for various time periods ended February 21, 2002 to determine the average market exchange ratio for each time period measured. Morgan Keegan then compared the exchange ratio set forth in the merger agreement to the average market exchange ratio for each time period measured and examined the premium or discount represented by the exchange ratio in the merger agreement over the average market exchange ratio. A summary of the average market exchange ratios for the time periods measured and the corresponding premium or discount relative to the exchange ratio in the merger agreement is set forth in the table below:

                                                         EXCHANGE RATIO ANALYSIS BASED
                                                                 ON STOCK PRICE
                                                     --------------------------------------
                                                                      PREMIUM (DISCOUNT) OF
                                                                      TRANSACTION EXCHANGE
                    TIME PERIOD                      AVERAGE MARKET   RATIO/AVERAGE MARKET
                BEFORE ANNOUNCEMENT                  EXCHANGE RATIO      EXCHANGE RATIO
                -------------------                  --------------   ---------------------
1 Trading Day......................................      1.4487               (7.3)%
Last 5 Trading Days................................      1.4254               (5.7)%
Last 10 Trading Days...............................      1.3723               (2.1)%
Last 20 Trading Days...............................      1.3798               (2.6)%
Last 30 Trading Days...............................      1.3321                0.9%
Last 45 Trading Days...............................      1.2361                8.7%
Last 60 Trading Days...............................      1.2380                4.7%
Last 90 Trading Days...............................      1.4348               (6.4)%
Since 9/17/01......................................      1.4324               (6.2)%
Last 180 Trading Days..............................      1.3388                0.4%
Since 2/15/01......................................      1.1354               18.3%

     Morgan Keegan observed that the exchange ratio in the merger agreement constituted a premium to the average market exchange ratio, based on stock price, for five of the eleven periods measured.

     In addition, Morgan Keegan compared the historical ratios of the market capitalization of Visionics to the market capitalization of Identix for various time periods ended February 21, 2002 to determine the average market exchange ratio for each time period measured. For the purposes of its analysis, Morgan Keegan defined market capitalization as the product of closing price and basic shares outstanding, and did not give consideration to any options and warrants issued and outstanding by each of Visionics and Identix and their potential impact on the average market exchange ratio for the time period measured. Morgan Keegan then compared the exchange ratio in the merger agreement to the average market exchange ratio for each time period measured and examined the premium or discount represented by the exchange ratio in the merger agreement over the average market exchange ratio. A summary of the market exchange ratios for the time periods measured and the corresponding premium or discount relative to the exchange ratio in the merger agreement is set forth in the table below:

                                                        EXCHANGE RATIO ANALYSIS BASED ON
                                                             MARKET CAPITALIZATION
                                                     --------------------------------------
                                                                      PREMIUM (DISCOUNT) OF
                                                                      TRANSACTION EXCHANGE
                    TIME PERIOD                      AVERAGE MARKET   RATIO/AVERAGE MARKET
                BEFORE ANNOUNCEMENT                  EXCHANGE RATIO      EXCHANGE RATIO
                -------------------                  --------------   ---------------------
1 Trading Day......................................      1.0721               25.3%
Last 5 Trading Days................................      1.0895               23.3%
Last 10 Trading Days...............................      1.1317               18.7%
Last 20 Trading Days...............................      1.1223               19.7%
Last 30 Trading Days...............................      1.1589               15.9%
Last 45 Trading Days...............................      1.2334                8.9%
Last 60 Trading Days...............................      1.1534               16.5%
Last 90 Trading Days...............................      1.0211               31.6%
Since 9/17/01......................................      1.0237               31.3%
Last 180 Trading Days..............................      1.0921               23.0%
Since 2/15/01......................................      1.2661                6.1%

     Morgan Keegan observed that the exchange ratio in the merger agreement constituted a premium to the average market exchange ratio, based on market capitalization, for all eleven of the time periods measured.

  PEER GROUP ANALYSIS

     Morgan Keegan compared the financial, market, and operating information, including forecasted financial information, for selected publicly traded companies that Morgan Keegan deemed appropriate for comparison with financial, market, and operating information, including forecasted financial information, for each of Visionics and Identix. For the purposes of its peer group analysis, Morgan Keegan segmented the lines of business of each of Visionics and Identix, and identified two lines of business for Visionics, consisting of imaging and security, and three lines of business for Identix, consisting of imaging, security and government services. Morgan Keegan identified two sets of peer group companies deemed comparable to the imaging and security lines of business of both Visionics and Identix:

     - Peer Group 1 -- technology-oriented security products and services companies; and

     - Peer Group 2 -- data security software and services companies.

     Morgan Keegan identified a third set of peer group companies deemed comparable to the government services line of business of Identix:

     - Peer Group 3 -- government-focused information technology ("IT") services companies.

     The forecasted financial information used by Morgan Keegan for the selected comparable companies for the peer group analysis was based on an average of the published estimates of securities analysts from various investment banking firms, as reported by I/B/E/S. The segmentation of business lines and the forecasted financial information for each of Visionics and Identix used by Morgan Keegan for the purposes of the peer group analysis was provided by the management of Visionics and Identix, respectively.

     In performing the peer group analysis, Morgan Keegan:

     - calculated the enterprise value of each peer group company as a multiple of its historical revenues for the latest twelve months ("LTM") ended December 31, 2001, and forecasted revenues for the calendar year ending December 31, 2002, and the calendar year ending December 31, 2003;

     - applied the median valuation multiples derived from Peer Groups 1 and 2 to the historical and forecasted revenues from the imaging and security lines of business of Visionics and Identix for the LTM ended December 31, 2001, calendar year ending December 31, 2002, and calendar year ending December 31, 2003. Morgan Keegan also applied the median valuation multiple derived from Peer Group 3 to the historical and forecasted revenues from the government services line of business of Identix for the LTM ended December 31, 2001, calendar year ending December 31, 2002, and calendar year ending December 31, 2003;

     - determined implied equity values and implied prices per share for each of Visionics and Identix; and

     - used the implied price per share information to calculate a range of implied exchange ratios and compared the range of implied exchange ratios to the exchange ratio in the merger agreement.

     The enterprise value of a company is equal to the product of its stock price and diluted common stock outstanding plus debt and the liquidation value of its preferred stock, if any, minus cash and the value of certain other assets including minority interests in other entities and certain intangible assets. For the purposes of the peer group analysis, in determining enterprise value, Morgan Keegan used closing stock prices as of February 21, 2002.

     A summary of the peer group analysis is set forth in the following table:

                                                                 ENTERPRISE VALUE/
                                                                 REVENUE MULTIPLES
                                                              ------------------------
PEER GROUP                                                    LTM    CY 2002   CY 2003
----------                                                    ----   -------   -------
Peer Group 1 -- Technology-Oriented Security Products and
  Services..................................................  3.2x    1.7x      1.6x
Peer Group 2 -- Data Security Software and Services.........  4.2x    3.6x      3.3x
Peer Group 3 -- Government-Focused IT Services..............  1.0x    0.8x      0.7x

     Based on the peer group analysis, Morgan Keegan derived a range of implied exchange ratios of .9486 to 1.3663.

  SELECTED PRECEDENT TRANSACTIONS ANALYSIS

     Morgan Keegan reviewed certain financial terms, to the extent publicly available, of 51 mergers and acquisitions transactions it deemed comparable to the merger. For the purposes of its selected precedent transactions analysis, Morgan Keegan segmented the lines of business of each of Visionics and Identix in the same manner as described previously in the peer group analysis. In addition, Morgan Keegan categorized the 51 transactions into three groups. Morgan Keegan identified two groups of precedent transactions it deemed relevant in analyzing the imaging and security lines of business of both Visionics and
Identix:

     - Precedent Transaction Group 1 -- nine selected merger of equals transactions involving technology companies effective or pending completion since January 1, 2000; and

     - Precedent Transaction Group 2 -- 21 selected mergers and acquisitions transactions involving companies providing technology-based security products and services effective or pending completion since January 1, 1999.

     Morgan Keegan identified one group of precedent transactions it deemed to be relevant in analyzing the government services line of business of Identix:

     - Precedent Transaction Group 3 -- 21 selected mergers and acquisitions transactions involving companies providing IT services, either in whole or in part, to governmental entities effective or pending completion since January 1, 1999.

     For each of the selected transactions, Morgan Keegan calculated the multiple of the enterprise value for each target company implied by the transaction to the target company's reported revenues for the last twelve month period prior to the public announcement of the transaction. Morgan Keegan then calculated the median valuation multiple for each precedent transaction group, as summarized in the table below:

                                                                ENTERPRISE
                                                               VALUE/REVENUE
                                                                 MULTIPLES
                                                               -------------
PRECEDENT TRANSACTION GROUP                                         LTM
---------------------------                                    -------------
Precedent Transaction Group 1 -- Technology-Based Mergers of
  Equals....................................................       6.1x
Precedent Transaction Group 2 -- Technology-Oriented
  Security Products and Services............................       5.4x
Precedent Transaction Group 3 -- Government-Focused IT
  Services..................................................       1.0x

     In performing the selected precedent transactions analysis, Morgan Keegan:

     - applied the median valuation multiples derived from Precedent Transaction Groups 1 and 2 to the historical revenues from the imaging and security lines of business of each of Visionics and Identix for the LTM ended December 31, 2001;

     - applied the median valuation multiples derived from Precedent Transaction Group 3 to the historical revenues from the government services line of business of Identix for the LTM ended December 31, 2001;

     - determined the implied equity values and implied prices per share for each of Visionics and Identix; and

     - used the implied price per share information to determine a range of implied exchange ratios and compared the range of implied exchange ratios to the exchange ratio in the merger agreement.

     Based on the selected precedent transactions analysis, Morgan Keegan derived a range of implied exchange ratios of 1.0712 to 1.0985. All multiples for the selected precedent transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the period in which the selected transactions occurred. Because the reasons for, and circumstances surrounding, each of the precedent transactions analyzed were so diverse, and due to the inherent differences between the operations and financial conditions of Visionics and Identix and the companies involved in the selected precedent transactions, Morgan Keegan believes that a precedent transaction analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Morgan Keegan's opinion, concerning differences between the characteristics of these transactions and the merger that could affect the value of the subject companies and businesses and Visionics and Identix.

  PREMIUM ANALYSIS

     Morgan Keegan analyzed the premiums-to-market in selected completed merger of equals transactions involving publicly-traded companies with enterprise values above $50 million effective or pending completion since January 1, 1999. Morgan Keegan analyzed the premium-to-market over the analyzed target company's stock price one-day, one-week and one-month prior to the announcement date of their respective transactions, calculated the median of these premiums for the transactions analyzed and applied these premiums to Visionics closing stock price on February 21, 2002, February 15, 2002, and January 25, 2002, to calculate an implied price per share for Visionics common stock. The range of implied share prices for Visionics was then compared to the implied price per share of Visionics common stock based on the exchange ratio in the merger agreement and the closing prices of Visionics and Identix as of February 21, 2002.

     The median premiums over the one-day, one-week and one-month closing prices for the transactions analyzed were 6.0%, 6.0% and 1.9%, respectively, resulting in a range of implied prices of $10.92 to $14.07 per share of Visionics common stock, as compared to the implied price per share of $9.55 per share based on the exchange ratio in the merger agreement and the closing prices of Visionics and Identix as of February 21, 2002.

     In addition, in performing the premium analysis, Morgan Keegan analyzed the volume-weighted average prices per share for Visionics and Identix over certain time periods between September 10, 2001 and February 21, 2002. Morgan Keegan applied the exchange ratio in the merger agreement to the volume-weighted average price per share of Identix for each of the time periods measured to derive an implied price per share for Visionics and then compared the implied price per share to the actual volume-weighted average price per share of Visionics for the time period measured. Based on this analysis, Morgan Keegan observed that the implied price per share of Visionics exceeded the actual volume-weighted average price per share of Visionics for four of the nine time periods measured.

  CONTRIBUTION ANALYSIS

     Morgan Keegan analyzed the relative contributions of Visionics and Identix, comparing Visionics' pro forma relative ownership of approximately 47.4% of the outstanding capital of the combined company, on a diluted basis, as calculated based on the exchange ratio in the merger agreement and closing prices as of February 21, 2002, to pro forma financial condition and results of operations of the combined company, as calculated based on historical financial results for the LTM ended December 31, 2001, and financial forecasts for the calendar year ending December 31, 2002, and the calendar year ending December 31, 2003, as provided to Morgan Keegan by the management of Visionics and Identix. The analysis assessing the relative contribution of revenues indicated that on a pro forma combined basis (excluding the effect of any synergies that may be realized as a result of the merger), the range of Visionics' contribution to the combined company's pro forma revenue is 28.5% to 36.8%. The analysis assessing the relative contribution of gross profits indicated that on a pro forma combined basis (excluding the effect of any synergies that may be realized as a result of the merger), the range of Visionics' contribution to the combined company's pro forma gross profit is 45.8% to 49.2%. Based on financial results as of December 31, 2001, Visionics' contribution to the combined company's pro forma tangible stockholders' equity is 33.5%.

     The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying Morgan Keegan's opinion. In arriving at its fairness determination, Morgan Keegan considered the results of all such analyses and did not attribute any particular weight to any factor or analysis considered by it; rather, Morgan Keegan made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all such analyses. No company or transaction used in the above analyses is directly comparable to Visionics, Identix or the contemplated transaction. In addition, mathematical analysis such as determining the mean or median is not in itself a meaningful method of using selected data. The analyses were prepared solely for purposes of Morgan Keegan providing its opinion to the Board of Directors as to the fairness of the exchange ratio, from a financial point of view, to the holders of Visionics common stock pursuant to the merger agreement and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based on forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Visionics, Identix, Morgan Keegan or any other person assumes responsibility if future results are materially different from those forecast. As described below, the opinion of Morgan Keegan to the Board of Directors of Visionics was among several factors taken into consideration by the Board of Directors in making its determination to approve the merger agreement.

     Morgan Keegan, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.


     Morgan Keegan provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Visionics or Identix for its own account or for the accounts of customers. Morgan Keegan has provided investment banking advisory services to Visionics on two occasions during the past two years. In June 2001, Morgan Keegan served as the exclusive placement agent for Visionics in its private placement of approximately 1.3 million common shares raising gross proceeds to Visionics of approximately $5.9 million. For its services, Morgan Keegan received cash compensation of approximately $293,000 and warrants to purchase approximately 26,000 shares of Visionics common stock at a price per share of $7.81. In October 2001, Morgan Keegan served as the exclusive placement agent for Visionics in its private placement of approximately 1.8 million shares raising gross proceeds to Visionics of approximately $20.0 million. For its services, Morgan Keegan received cash compensation of approximately $1.0 million and warrants to purchase approximately 36,000 shares of Visionics common stock at a price per share of $16.86. Morgan Keegan may provide investment banking services to Visionics and its subsidiaries in the future.


     Under the terms of an engagement letter dated January 17, 2002, Visionics has agreed to pay Morgan Keegan a customary fee for its financial advisory services, a portion of which is payable in Visionics common stock, and a portion of which is payable upon consummation of the merger. Visionics has also agreed to reimburse Morgan Keegan for its reasonable out-of-pocket expenses incurred in connection with the engagement, including attorney's fees, and to indemnify Morgan Keegan and its respective related parties from and against certain liabilities, including liabilities under the federal securities laws.

RECOMMENDATION OF THE VISIONICS BOARD OF DIRECTORS

     The Visionics board of directors unanimously believes that the terms of the merger are fair to and in the best interests of Visionics and its stockholders and recommends to its stockholders that they vote "FOR" the proposal to adopt the merger agreement.


     In considering the recommendation of the Visionics board of directors with respect to the merger, you should be aware that certain directors and officers of Visionics have certain interests in the merger that are different from, or are in addition to, the interests of Visionics stockholders generally as discussed below in the section titled "The Merger -- Interests of certain persons in the merger" on page 50.


INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Some of the directors and officers of Visionics and Identix have interests in the merger that are different from, or are in addition to, the interests of Visionics and Identix stockholders. These interests include:

     - options to purchase shares of Visionics common stock, including those held by officers and directors of Visionics, will be assumed by Identix and will become options to acquire Identix common stock as adjusted for the exchange ratio of the merger, and the vesting of some of these options and certain grants of restricted shares previously awarded to Visionics' non-employee directors will be accelerated upon completion of the merger in accordance with the terms of option agreements and the applicable stock based compensation plan;

     - Identix will continue certain indemnification arrangements and maintain a directors and officers liability insurance policy for persons serving as directors and officers of Visionics at the time of the merger for a period of six years following the effective time of the merger;

     - Dr. Joseph J. Atick, current chairman and Chief Executive Officer of Visionics, will serve as the Chief Executive Officer of the combined entity upon completion of the merger, pursuant to an employment agreement discussed below in the section titled "-- Employment and change of control arrangements" on page 52;



     - Robert McCashin, current chairman and Chief Executive Officer of Identix, will serve as chairman of the board, pursuant to an amendment to employment agreement discussed below in the section titled "-- Employment and change of control arrangements" on page 52;


     - Erik E. Prusch, Executive Vice President and Chief Financial Officer of Identix, will assume the same role in the merger entity; in addition, Mr. Prusch has been granted an option to purchase 100,000 shares of Identix common stock at a price per share equal to the fair market value of Identix common stock as of the closing date, which option grant is contingent upon the completion of the merger and vests over four years thereafter;

     - Mark Molina, Executive Vice President, General Counsel and Secretary of Identix, has been granted an option to purchase 70,000 shares of Identix common stock at a price per share equal to the fair market value of Identix common stock as of the closing date, which option grant is contingent upon the completion of the merger and vests over four years thereafter;


     - Robert F. Gallagher, Chief Financial Officer of Visionics, has entered into a change of control agreement with Visionics discussed below in the section titled "-- Employment and change of control arrangements" on page 52; and


     - The combined entity's board of directors will initially consist of eight directors, four each designated by each of Identix and Visionics, which will include Mr. McCashin and Dr. Atick. Following the closing of the merger, the parties will appoint a ninth board member mutually agreed upon by the parties.

     Visionics' non-employee members of its board of directors receive annual awards of restricted shares of Visionics common stock and stock option grants. These awards and grants vest over time and are subject to forfeiture in the event that service on the board of directors is terminated before vesting has occurred. The Visionics stock plan under which the restricted shares of common stock are awarded contains a change of control provision that will cause all unvested awards to fully vest upon the consummation of the proposed merger. The stock option agreements governing all unvested option grants currently held by non-employee directors were amended in February 2002 to provide for immediate and full vesting of such grants upon a change in control of Visionics (which will occur in connection with the proposed merger). The following table summarizes the restricted share awards and stock option grants that will vest upon completion of the proposed merger:

NON-EMPLOYEE DIRECTOR                                      RESTRICTED SHARES   OPTION SHARES
---------------------                                      -----------------   -------------
John E. Lawler...........................................        3,827            15,000
C. McKenzie Lewis III....................................        3,452            15,000
George Latimer...........................................        3,452            15,000
John E. Haugo............................................        3,452            15,000
Jason Choo(1)............................................           --                --
                                                                ------            ------
                                                                14,183            60,000
                                                                ======            ======

---------------

(1) Mr. Choo resigned from Visionics' board on February 25, 2002. As a result of his resignation, Mr. Choo forfeited 2,242 restricted shares and options to purchase 15,000 shares which were unvested on that date.

     Identix' non-employee members of its board of directors receive annual stock option grants. These stock options vest over time provided that the director continues to serve on the board. The Identix stock option plan under which the options are awarded contains a provision that will cause all unvested options to immediately and fully vest upon completion of the proposed merger. The following table summarizes the stock options that will vest upon completion of the proposed merger:

NON-EMPLOYEE DIRECTOR                                         OPTION SHARES
---------------------                                         -------------
Paul D. Clark...............................................     15,000
Milton E. Cooper............................................     15,000
Malcolm J. Gudis............................................     15,000
Randall Hawks, Jr. .........................................     15,000
John E. Major...............................................     15,000
Patrick H. Morton...........................................     15,000
                                                                 ------
                                                                 90,000
                                                                 ======

EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS


     Mr. McCashin currently serves as the Chairman of the Board and Chief Executive Officer of Identix. Mr. McCashin will enter into an amendment of his Employment Agreement, which will be effective on completion of the merger (the "Effective Date"), pursuant to which he will serve as Chairman of the Board following the merger. The agreement provides for a payment of $400,000 to Mr. McCashin upon the Effective Date and an additional payment of $900,000 payable over two years. The agreement also provides for possible additional payments of up to $350,000 per year, based upon objectives set by the Compensation Committee, for a period of two years. Identix will pay the cost of continuing coverage of standard medical insurance and a life insurance policy insuring Mr. McCashin for $1,000,000 until the earlier of his reaching the age of 65 or his accepting employment with another company.


     The agreement also provides that approximately 379,167 shares of Mr. McCashin's option to purchase shares of common stock granted in October 2000 will cease to vest as of the Effective Date (assuming the merger is completed on June 30, 2002) and that 220,833 shares of the October 2000 options will be exercisable until 90 days after Mr. McCashin ceases to serve as Chairman (assuming the merger is completed on June 30, 2002). In addition, options to purchase a total of 150,000 shares of Identix common stock granted to Mr. McCashin in October 2000 and 600,000 shares granted to Mr. McCashin in August 2001 will be fully vested as of the Effective Date and such options will be exercisable until 12 months after Mr. McCashin ceases to serve as Chairman. Upon a termination other than for "cause" (as defined in the agreement) or a resignation for "good reason" (as described below) within the first two years after the Effective Date, Mr. McCashin will be entitled to receive payments equal to the sum of $2,000,000, less the $400,000 closing payment described above and the total payments made to McCashin while he served as Chairman following the merger. If Mr. McCashin voluntarily resigns during the first two years after the Effective Date, Mr. McCashin will be entitled to receive a payment of $400,000, but only to the extent that the total payments made to Mr. McCashin while he served as Chairman do not exceed $2,000,000. If certain payments or benefits received by, or to be received by, Mr. McCashin following a "change in control" (as defined in the agreement) occurring after the merger are subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, Identix will pay Mr. McCashin a "gross-up payment" intended to compensate him fully for such tax. The agreement also contains certain restrictive covenants which prohibit Mr. McCashin from competing with Identix, soliciting its employees or customers during the term of the agreement and for a period of two years thereafter. Resignation for "good reason" includes, among other things, voluntary resignation following a material diminution in his compensation or responsibilities.


     Joseph Atick, President and Chief Executive Officer of Visionics, has agreed to serve as Chief Executive Officer of Identix following the merger. Dr. Atick will enter into an employment agreement with Identix, which will be effective upon the Effective Date. The agreement, which has a four-year term, provides that Dr. Atick will receive an annual base salary of $300,000 (subject to increase) plus an annual bonus of up to 50 percent of his base salary upon achievement of objectives established by the Compensation Committee of the Identix board of directors following consultation with Dr. Atick. In addition, on the Effective Date, Dr. Atick will receive a 10-year option to purchase 450,000 shares of Identix common stock, vesting over four years at a rate of twenty-five percent per year, at an exercise price equal to the fair market value of Identix' common stock on that date, a $4,000 per month housing allowance and a $1,000 per month automobile allowance. The agreement states that Dr. Atick will be appointed to the board of directors of Identix, subject to reelection by Identix' stockholders.


     Dr. Atick's employment agreement also provides that in the event his employment is terminated other than for "cause" (as defined in the agreement) or resignation for "good reason" (as described below), Dr. Atick will be entitled to receive from Identix payments equal to the greater of: (a) two times the sum of his then current base salary and most recent bonus or (b) the lesser of: (i) $2,000,000 or (ii) five percent of Identix' liquid assets (defined as cash, cash equivalents, marketable securities and accounts payable), plus his accrued but unpaid base salary and bonus, a pro rata bonus based on Dr. Atick's most recent actual bonus, continued funding of employee benefits, including retirement plans, for a period of one year and immediate vesting of all unexercised stock options and stock grants then held by Dr. Atick, with 12 months to exercise such options from the date of termination. If certain payments or benefits received by, or to be received by, Dr. Atick following a "change in control" (as defined in the agreement) occurring after the merger are subject to the excise tax imposed under section 4999 of the Internal Revenue Code, Identix will pay Dr. Atick a "gross up payment" intended to compensate him fully for such tax. The agreement contains certain restrictive covenants which prohibit Dr. Atick from competing with Identix, soliciting its employees or customers during the term of the agreement and for a period of two years thereafter. Resignation for "good reason" includes, among other things, voluntary resignation following: (i) a material diminution in his compensation or responsibilities or an involuntary relocation from his current place of employment; (ii) removal from the Identix board of directors or failure to be reelected to the board of directors; or
(iii) a change in control of Identix (subsequent to the merger with Visionics).


     Visionics entered into a change of control agreement with its Chief Financial Officer, Robert F. Gallagher, dated February 7, 2002 (approved in principle by the Visionics board in October 2001). The agreement, which has a three-year term, subject to automatic one-year renewals and a two-year renewal in the event of a "change in control" of Visionics, provides that if during the term of the agreement Mr. Gallagher's employment is terminated by his employer without "cause" (as defined in the agreement) or by Mr. Gallagher following a "constructive termination" (as defined in the agreement) within two years after the occurrence of a "change of control" of Visionics, Mr. Gallagher will be entitled to receive a payment equal to one year's base salary plus continued funding of all employee benefits for a period of one year. In addition, all unexercised stock options held by Mr. Gallagher will fully vest on the date of his termination and he will have a period of one year thereafter to exercise such options.

COMPLETION AND EFFECTIVENESS OF THE MERGER

     The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including adoption of the merger agreement by the stockholders of Visionics and approval of the issuance of shares of Identix common stock in the merger by the stockholders of Identix. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware.

     Both Identix and Visionics anticipate that they will satisfy all conditions to the merger at or prior to consummation of the merger.

STRUCTURE OF THE MERGER AND CONVERSION OF VISIONICS COMMON STOCK

     Viper Acquisition Corp., a newly formed and wholly owned subsidiary of Identix referred to herein as "Merger Sub," will be merged with and into Visionics. As a result of the merger, the separate corporate existence of Merger Sub will cease and Visionics will survive the merger as a wholly owned subsidiary of Identix.

     Upon completion of the merger, each outstanding share of Visionics common stock, other than shares held by Visionics, Merger Sub, Identix or any subsidiary of Identix, will be converted into the right to receive 1.3436 shares of Identix common stock. The number of shares of Identix common stock issuable in the merger will be proportionately adjusted for any stock split, stock dividend or similar event with respect to Identix common stock or Visionics common stock effected between the date of the merger agreement and the completion of the merger.

     No fractional shares will be issued in connection with the merger. Instead of a fractional share of Identix common stock, each Visionics stockholder will receive from Identix an amount of cash (rounded down to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the closing price of a share of Identix common stock on the last trading day immediately preceding the effective time, as reported on the Nasdaq National Market.

EXCHANGE OF VISIONICS STOCK CERTIFICATES FOR IDENTIX STOCK CERTIFICATES

     When the merger is completed, Identix' exchange agent will mail to Visionics stockholders a letter of transmittal and instructions for use in surrendering Visionics stock certificates in exchange for Identix stock certificates. When a Visionics stockholder delivers Visionics stock certificates to the exchange agent along with an executed letter of transmittal and any other required documents, the Visionics stock certificates will be canceled and the Visionics stockholder will receive Identix common stock certificates representing the number of full shares of Identix common stock to which the stockholder is entitled under the merger agreements. Visionics stockholders will receive payment in cash in lieu of any fractional shares of Identix common stock.

TREATMENT OF OPTIONS AND WARRANTS

     As of February 22, 2002, Visionics had outstanding options to purchase approximately 2.8 million shares of Visionics common stock under the Visionics stock option plans. Upon the merger, Identix will assume all options to purchase Visionics common stock then outstanding under the Visionics stock option plans. Of the outstanding options to purchase Visionics common stock under the Visionics stock option plans as of February 22, 2002 options to purchase approximately 1.4 million shares will be immediately exercisable at the effective time of the merger.

     Each Visionics option that is outstanding and unexercised upon the merger will be converted into an option to purchase 1.3436 Identix common shares for each share of Visionics common stock covered by an option before the merger. The exercise price per Identix common share subject to each option will equal its pre-conversion price per share of Visionics common stock subject to such option divided by 1.3436.

     As of February 22, 2002, Visionics had outstanding warrants to purchase approximately 548,000 shares of Visionics common stock. Upon the merger, Identix will assume all outstanding warrants to purchase Visionics common stock in accordance with their terms and subject to adjustments based on the exchange ratio.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following general discussion summarizes the anticipated material United States federal income tax consequences of the merger to holders of Visionics common stock. This discussion addresses only such stockholders who hold their Visionics common stock as a capital asset, and does not address all of the United States federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders who are subject to special rules, such as:

     - financial institutions;

     - insurance companies;

     - foreign individuals and entities;

     - tax-exempt entities;

     - dealers in securities;

     - persons who are subject to the alternative minimum tax provisions of the Code;

     - persons who hold Visionics shares as a hedge against currency risk, or as part of a constructive sale or conversion transaction;

     - holders whose shares are qualified small business stock for purposes of Sections 1202 and 1045 of the Internal Revenue Code;

     - persons who acquired Visionics common stock pursuant to the exercise of an employee stock option or otherwise as compensation; or

     - persons who hold Visionics common stock as part of an integrated investment (including a "straddle") composed of Visionics common stock and one or more other positions.

     Tax consequences under state, local and foreign laws are not addressed, nor are the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger (whether or not any such transactions are undertaken in connection with the merger), including without limitation any transaction in which shares of Visionics common stock are acquired or shares of Identix common stock are disposed of.

     The following discussion is not binding on the Internal Revenue Service. It is based upon the Internal Revenue Code, and other laws, regulations, rulings and decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. The parties are not requesting a ruling from the Internal Revenue Service as to the United States federal income tax consequences of the merger and there can be no assurance that the Internal Revenue Service will agree with the conclusions expressed below.


     Completion of the merger is conditioned upon the delivery of an opinion to Identix from Heller Ehrman White & McAuliffe LLP, Identix' legal counsel, and to Visionics from Maslon Edelman Borman & Brand LLP, Visionics' legal counsel, in each case to the effect that: (i) the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; (ii) each of Identix, Merger Sub and Visionics will be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code; and (iii) except with respect to cash received in lieu of fractional shares of Identix common stock, no gain or loss will be recognized for United States federal income tax purposes by a stockholder of Visionics as a result of the conversion of Visionics common stock into Identix common stock in the merger. The discussion that follows represents the opinion of Heller Ehrman White & McAuliffe LLP and Maslon Edelman Borman & Brand LLP as to the material tax effects if the merger is treated as a reorganization and Identix, Merger Sub and Visionics are parties to that reorganization.


     The opinions of tax counsel will assume the absence of any changes in existing material facts and will rely on assumptions, representations and covenants, including those contained in the merger agreement, and certificates executed by officers of Identix and Visionics. These opinions do not bind the Internal Revenue Service or the courts, nor do they preclude the Internal Revenue Service or a court from adopting a contrary position. Accordingly, there can be no assurance that the Internal Revenue Service will not challenge the conclusions set forth in the closing tax opinions or that a court will not sustain such a challenge. A successful Internal Revenue Service challenge to the "reorganization" status of the merger would result in Visionics stockholders being treated as if they sold their Visionics shares in a fully taxable transaction. In such event, each Visionics stockholder would recognize gain or loss with respect to each share of Visionics common stock surrendered equal to the difference between the stockholder's adjusted tax basis in such share and the sum of the cash, if any, and fair market value, as of the time the merger becomes effective, of the Identix common stock received in exchange therefor. In such event, a Visionics stockholder's aggregate basis in the Identix common stock so received would equal its fair market value as of the effective time of the merger, and the stockholder's holding period for such Identix common stock would begin the day after the merger. The discussion below assumes that the merger qualifies as a reorganization under the Internal Revenue Code.

     ACCORDINGLY, HOLDERS OF VISIONICS COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS TO THEIR PARTICULAR CIRCUMSTANCES.

     Effect of Qualification as a Reorganization; Exchange of Visionics Common Stock for Identix Common Stock. If the merger qualifies as a reorganization, the following tax consequences will apply to holders of Visionics common stock who exchange their Visionics common stock for Identix common stock in the merger:

     Exchange of Visionics Common Stock for Identix Common Stock. Except as discussed below, no gain or loss will be recognized for federal income tax purposes by Visionics stockholders who exchange their Visionics common stock for Identix common stock pursuant to the merger. Each Visionics stockholder's aggregate tax basis in the Identix common stock that he or she receives in the merger will be the same as his or her aggregate tax basis in the Visionics common stock surrendered in the merger (reduced by any tax basis allocable to fractional shares exchanged for cash), and the holding period of the Identix common stock received will include the holding period of the Visionics common stock surrendered.

     Cash Received Instead of Fractional Shares. The payment of cash to a Visionics stockholder instead of a fractional share in Identix common stock generally will result in the recognition of capital gain or loss measured by the difference between the amount of cash received and the portion of the tax basis of the Visionics common stock allocable to that fractional share interest. In the case of an individual, capital gains are generally subject to United States federal income tax at the reduced rates applicable to long-term capital gains if such individual has held his or her Visionics common stock for more than one year at the time of the merger, and at ordinary income rates (as a short-term capital gain) if the individual has held his or her Visionics common stock for one year or less at the time of the merger.

     Reporting Requirements. Each Visionics stockholder that receives Identix common stock in the merger will be required to file a statement with his or her federal income tax return setting forth his or her basis in the Visionics common stock surrendered and the fair market value of the Identix common stock and cash received in the merger, and to retain permanent records of these facts relating to the merger.

     Backup Withholding. Unless an exemption applies, the exchange agent will withhold 30% of any cash payment in lieu of fractional shares made to a Visionics stockholder who does not furnish a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal that will be mailed to Visionics stockholders by the exchange agent shortly after completion of the merger, does not provide a certification of foreign status on Form W-8BEN or successor form, or is not otherwise exempt from backup withholding.

     The preceding discussion is not meant to be a complete analysis or discussion of all potential tax effects relevant to the merger. Thus, Visionics stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including tax return reporting requirements, federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

ACCOUNTING TREATMENT OF THE MERGER

     The merger will be accounted for as a "purchase" transaction for accounting and financial reporting purposes, in accordance with accounting principles generally accepted in the United States. After the merger, the results of operations of Visionics will be included in the consolidated financial statements of Identix. The purchase price will be allocated based on the fair values of the assets acquired and the liabilities assumed. Pursuant to Statements of Financial Accounting Standards No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets," goodwill will no longer be subject to amortization over its estimated useful life. Rather, goodwill will be subject to at least annual assessment for impairment based on a fair value test. Identified intangible assets with finite lives will be amortized over those lives. A final determination of the intangible asset values and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Identix will determine the fair value of assets and liabilities and will make appropriate business combination accounting adjustments. However, for purposes of disclosing unaudited pro forma information in this joint proxy statement/prospectus, Identix has made a preliminary determination of the purchase price allocation, based upon current estimates and assumptions, which is subject to revision upon consummation of the merger.

     Completion of the merger will result in total pre-tax costs of approximately $16 to $20 million, primarily relating to costs associated with combining the businesses of the two companies, including integration and restructuring costs, and the fees of financial advisors, attorneys and accountants. Although we do not believe the merger costs will significantly exceed our estimate, our estimate may not be correct and unanticipated events could occur that would substantially increase the costs of combining the two companies. The extent of these additional costs is not yet determined. In any event, any costs associated with the merger would negatively affect Identix' results of operations in the quarter in which the merger is completed. In addition, certain costs consisting primarily of fees and expenses paid to financial advisors, attorneys and accountants, will be a component of the purchase price and capitalized as an element of goodwill. Goodwill is required to be tested for impairment at least annually and Identix will be required to record a charge to earnings in the period any impairment of goodwill is determined.

REGULATORY FILINGS AND APPROVALS REQUIRED TO COMPLETE THE MERGER

     The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act, which prevents certain transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the applicable waiting periods end or expire. Identix and Visionics have filed the required information and materials with the Department of Justice and the Federal Trade Commission. The waiting period will terminate thirty days after such filing. The requirements of Hart-Scott-Rodino will be satisfied if the merger is completed within one year from the termination of the waiting period. The Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds either before or after expiration of the waiting period. Other persons could also take action under the antitrust laws, including seeking to enjoin the merger, regardless of whether the waiting period has ended.

     Neither Identix nor Visionics is aware of any other material governmental or regulatory approval required for completion of the merger, other than the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, and compliance with applicable corporate law of the State of Delaware.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF IDENTIX OR VISIONICS

     The issuance of Identix common stock in the merger will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, except for shares of Identix common stock issued to any person who is an affiliate of Visionics (or becomes an affiliate of Identix following the merger). Persons who may be deemed to be affiliates of Visionics include individuals or entities that control, are controlled by, or are under common control with Visionics and may include some of the officers and directors of Visionics, as well as the principal stockholders of Visionics. For a period of one year following the merger, affiliates of Visionics may not sell their shares of Identix common stock acquired in the merger except pursuant to (1) an effective registration statement under the Securities Act covering the resale of those shares, (2) in compliance with Rule 145 under the Securities Act or (3) any other applicable exemption under the Securities Act. After the one-year anniversary of the merger, Identix shares held by affiliates of Visionics (who are not affiliates of Identix) will be freely tradable. Shares held by affiliates of Identix will be subject to Rule 144 under the Securities Act.

LISTING OF IDENTIX COMMON STOCK TO BE ISSUED IN THE MERGER

     It is a condition to the closing of the merger that the shares of Identix common stock to be issued in the merger be approved for listing on the Nasdaq National Market, subject to official notice of issuance.

DELISTING AND DEREGISTRATION OF VISIONICS COMMON STOCK AFTER THE MERGER

     If the merger is completed, Visionics common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act.

                              THE MERGER AGREEMENT

     The following is a summary of the complete merger agreement attached as Annex A to this joint proxy statement/prospectus. Stockholders are urged to read the full text of the merger agreement.

EFFECTIVE TIME; EFFECT OF MERGER

     The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed to in writing by Identix, Visionics and Viper Acquisition Corp. (the "Merger Sub") and specified in the certificate of merger. That time is the "effective time" of the merger. The closing of the merger will occur at the offices of Identix' outside legal counsel on a date to be specified by the parties, which will be no later than the second business day after the satisfaction or waiver of the conditions to the merger unless the parties agree otherwise. That date is the "closing date" of the merger. The certificate of merger will be filed on the closing date. The closing and the effective time are anticipated to occur in the calendar quarter ending June 30, 2002.

     At the effective time Merger Sub will be merged with and into Visionics, the separate corporate existence of Merger Sub will cease, and Visionics will be the surviving corporation and a wholly owned subsidiary of Identix. Visionics, as the surviving corporation after the merger, is sometimes referred to in this joint proxy statement/prospectus as the "surviving corporation."

CONVERSION OF SHARES

     At the effective time, each outstanding share of Visionics common stock will be canceled and converted into the right to receive 1.3436 shares of Identix common stock.

     The exchange ratio of 1.3436 will be adjusted for any stock split, reverse stock split, stock dividend, extraordinary dividend or distribution, reorganization, recapitalization or other similar change with respect to Identix common stock or Visionics common stock occurring or having a record or effective date after the date of the merger agreement.

     Each share of common stock of Merger Sub outstanding immediately prior to the effective time will be converted into and exchanged for one share of Visionics common stock as the surviving corporation.

     No fractional shares of Identix common stock will be issued in the merger. Rather than fractional shares of Identix common stock, each Visionics stockholder will receive from Identix cash (rounded down to the nearest whole cent) in an amount equal to the product of (a) such fraction, multiplied by (b) the closing price of a share of Identix common stock on the last trading day immediately preceding the effective time.

     Promptly after the effective time, Identix, acting through an exchange agent, will deliver to each Visionics stockholder of record as of the effective time a letter of transmittal with instructions to be used by that stockholder in surrendering certificates which represented shares of Visionics common stock prior to the effective time. CERTIFICATES SHOULD NOT BE SURRENDERED BY VISIONICS STOCKHOLDERS UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

TREATMENT OF OPTIONS AND WARRANTS

     At the effective time, Identix will assume all options to purchase Visionics common stock then outstanding under the Visionics stock option plans so that they will be exercisable after the effective time on the same terms and conditions as under the Visionics stock option plan under which they were granted and the related option agreements. All shares of Visionics common stock issued under the Visionics restricted stock plan will automatically be converted into shares of Identix common stock. Subject to provisions of the Visionics restricted stock plan for accelerated lapsing of restrictions upon a merger for certain issuances of restricted stock, these shares will continue to be subject to currently applicable restrictions and rights of repurchase under the plan.

     Each option to purchase Visionics common stock granted under Visionics' stock plans that is outstanding and unexercised as of the effective time, will be converted into an option to purchase 1.3436 Identix common shares for each share of Visionics common stock covered by the option before the merger. The exercise price per Identix common share subject to each option will be adjusted to equal its pre-conversion price per share of Visionics common stock subject to such option divided by 1.3436.

     As of February 22, 2002, there were outstanding warrants to purchase approximately 548,000 shares of Visionics common stock. Upon the merger, Identix will assume all outstanding warrants to purchase Visionics common stock in accordance with their terms, subject to adjustments to reflect the exchange ratio. To the extent the warrants are not exercised in full prior to the completion of the merger, Identix intends to file a post effective amendment to the registration statement of which this joint proxy statement/prospectus forms a part to register shares of Identix common stock issuable upon exercise of the assumed Visionics warrants.

REPRESENTATIONS AND WARRANTIES

     Visionics, Identix and Merger Sub have made representations in the merger agreement relating to, among other things:

     - organization;

     - authorization, execution, delivery and enforceability of the merger agreement;

     - absence of conflicts under charter documents and violations of contracts or law;

     - capitalization;

     - the accuracy of information contained in documents filed with the SEC;

     - compliance with laws;

     - financial statements;

     - the absence of undisclosed liabilities;

     - absence of material adverse events, changes or effects;

     - litigation;

     - insurance;

     - contracts and commitments;

     - employment and labor contracts and other labor matters;

     - intellectual property rights;

     - tax matters;

     - retirement and other employee benefit plans and matters;

     - environmental matters;

     - fees payable to finders and brokers in connection with the merger;

     - title to property; and

     - the absence of other existing discussions relating to an acquisition of Visionics or Identix.

     None of the representations and warranties of Visionics, Identix or Merger Sub in the merger agreement will survive the effective time. In addition, Identix and Visionics have agreed to make representations that will serve as the basis for the tax opinions of Heller Ehrman White & McAuliffe and Maslon Edelman Borman & Brand, LLP described under "The Merger -- Material United States federal income tax consequences of the merger."

CONDUCT OF VISIONICS' AND IDENTIX' BUSINESSES PRIOR TO THE EFFECTIVE TIME

     Until the earlier of the termination of the merger agreement or the effective time, each of Visionics and Identix has agreed to:

     - conduct its operations according to its ordinary and usual course of business consistent with past practice;

     - use commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees in each business function and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it; and

     - refrain from taking any action that would adversely affect its ability to consummate the merger or the other transactions contemplated by the merger agreement.

     The merger agreement further provides that, during the period from the date of the merger agreement until the effective time, neither Visionics, Identix nor their subsidiaries will take any of the following actions:

     - enter into, violate or amend the material terms of any agreement relating to the joint development or transfer of technology or to intellectual property rights or, except in the ordinary course of business and consistent with past practice, of any other agreements;

     - waive any stock repurchase rights, change the period of exercisability or price of options or authorize cash payments in exchange for options;

     - grant any severance or termination pay except consistent with past practices;

     - declare or pay any dividends, split, combine or reclassify any shares of its capital stock, or issue or authorize the issuance of any other securities;

     - repurchase any shares of capital stock except as provided under any existing plan;

     - amend any charter document;

     - sell, lease or otherwise dispose of any properties or assets that are material to the business of Identix or Visionics, except in the ordinary course of business consistent with past practice;

     - incur or guarantee any indebtedness, except in the ordinary course of business, or issue or sell any debt securities;

     - adopt or amend any employee benefit plan or make any other changes regarding employees other than in the ordinary course of business consistent with past practice or change in any material respect any management policies or procedures;

     - pay, discharge or satisfy any claim, liability or obligation other than in the ordinary course of business;

     - except in the case of a Superior Offer, as defined below, authorize, propose or enter into any agreement with respect to:

      - any plan of liquidation or dissolution,

      - any acquisition or disposition of a material amount of assets or securities,

      - any material change in capitalization; or

      - any partnership, joint venture, joint development, technology transfer, or other material business alliance;

     - fail to renew any insurance policy naming it as a beneficiary or a loss payee or allow any policy to be canceled, terminated or materially and adversely altered;

     - maintain its books and records in a manner other than in the ordinary course of business and consistent with past practice;

     - enter into any hedging, option, derivative or other similar transaction or any foreign exchange position or contract for the exchange of currency other than in the ordinary course of business and consistent with past practice;

     - institute any change in its accounting methods other than as required by generally accepted accounting principles or SEC rules, or revalue any assets;

     - make any change or material election with respect to its taxes;

     - suspend or terminate any material research and development activities other than in the ordinary course of business consistent with past practice;

     - issue any capital stock or rights to purchase or acquire capital stock, except for the customary grant of stock options; or

     - take any action which would make its representations or warranties contained in the merger agreement untrue or incorrect.

CONDUCT OF BUSINESS FOLLOWING THE MERGER

     Pursuant to the merger, Merger Sub will cease to exist as a corporation and will be merged with and into Visionics, with Visionics as the surviving corporation. All property, rights, privileges, powers and franchises of Visionics and Merger Sub will vest in the surviving corporation. All debts, liabilities and duties of Visionics and Merger Sub will become the debts, liabilities and duties of the surviving corporation, and the surviving corporation will be a wholly owned subsidiary of Identix.

     Pursuant to the merger agreement, the certificate of incorporation of Merger Sub in effect immediately prior to the effective time will be certificate of incorporation of the surviving corporation and the bylaws of Merger Sub will be the bylaws of the surviving corporation. At the effective time, the certificate of incorporation of Merger Sub will be amended so that the name of the surviving corporation is Visionics Corporation. The directors and officers of Merger Sub at the effective time will become the initial directors and officers of the surviving corporation.

     Following the merger, the Identix board of directors will consist of the following eight persons, four of whom were directors of Identix immediately prior to the merger, and four of whom were directors of Visionics prior to the merger:


NAME                                    AGE                  OCCUPATION
----                                    ---                  ----------
DIRECTORS:
Robert McCashin.......................  55     Chairman and Chief Executive Officer
                                               of Identix
Patrick H. Morton.....................  61     Chairman and Chief Executive Officer,
                                               QuadRep Incorporated
Milton E. Cooper......................  64     (Retired) President, Federal Sector,
                                               Computer Sciences Corporation
Malcolm J. Gudis......................  59     (Retired) Senior Vice President,
                                               Electronic Data Systems Corporation
Joseph J. Atick.......................  38     Chairman, Chief Executive Officer and
                                               President of Visionics
John E. Haugo.........................  66     Former Chairman and Chief Executive
                                               Officer, MedServe Link, Inc.
George Latimer........................  66     Distinguished Visiting Professor of
                                               Urban Studies, Macalester College
John E. Lawler........................  52     President, East/West Financial
                                               Services, Inc.

Current Identix Directors to be Appointed to the Combined Company's Board following the Merger



     Robert McCashin, Chairman of the Board of Directors and Chief Executive Officer of Identix, joined Identix in October 2000 as a Director and the Chief Executive Officer. He was appointed as Chairman of the Board in January 2001. Prior to joining Identix, he held various executive positions at Electronic Data Systems Corporation ("EDS"), a leading global services company, which he joined in 1971. From 1997 to 1999, Mr. McCashin served as Chief Executive Officer and President of Centrobe, a wholly owned subsidiary of EDS, and one of the world's largest providers of enterprise customer management solutions. Prior to that time, Mr. McCashin held the position of Group Executive, Global Energy from 1995 to 1997, Group Executive, Southern Europe from 1992 to 1995, Group Executive, Federal Government Group from 1989 to 1992 and Division President, Federal Government Group from 1988 to 1989, each within EDS. Mr. McCashin began his career at EDS in systems engineering.



     Milton E. Cooper has been a director of Identix since 2001. Mr. Cooper is the Chairperson for the Secretary of the Army's National Science Center Advisory Board. From 1992 until his retirement in June 2001, Mr. Cooper served as President, Federal Sector for Computer Sciences Corporation ("CSC"), one of the largest systems integrators for federal government agencies and a leading supplier of custom software for aerospace and defense applications. Mr. Cooper joined Systems Group, the predecessor organization to CSC's Federal Sector, in 1984, as Vice President, Program Development. Prior to joining CSC, Mr. Cooper served in various marketing and general management positions at IBM Corporation, Telex Corporation and Raytheon Company.



     Malcolm J. Gudis has been a director of Identix since 2001. In 1993, he retired as a Senior Vice President of EDS where he had worked for 22 years. For six of such years, he served as a member of EDS' Board of Directors, and for eight of such years, he served on EDS' seven man Leadership Council. Mr. Gudis also had direct responsibility for EDS' international, commercial business interests outside of North America, including operations in over 30 countries as well as worldwide responsibility for the market segments comprising the Communications, Transportation and Energy and Petrochemical industries. In 1998, Mr. Gudis was awarded the first International Alumni Award by The Max M. Fisher School of Business at Ohio State University. He currently serves on The Dean's Advisory Council at The Fisher College of Business at Ohio State University, The Board of Trustees of The Episcopal School of Dallas where he serves as Chancellor, The Carnegie Council on Ethics & International Affairs and numerous charitable and business organizations.



     Patrick H. Morton has been a director of Identix since 1985. Mr. Morton is co-founder, Chairman and Chief Executive Officer of QuadRep Incorporated, a manufacturers' representative company. He held the position of President of QuadRep from 1981 through 1990 and has been Chairman since 1991. From May 1997 to June 2000, Mr. Morton was President of Kokusai Semiconductor Equipment Company.



Current Visionics Directors to be Appointed to the Combined Company's Board following the Merger



     Joseph J. Atick has served as Chief Executive Officer and as a director of Visionics since February 2001, as President of Visionics since March 2001 and as Chairman of the Visionics board since July 2001. Dr. Atick served as Chief Executive Officer of Visionics Technology Corporation from 1994 to February 2001. Dr. Atick will become Chief Executive Officer of Identix following the completion of the merger.



     John E. Haugo has served as a director of Visionics since February 1998. Dr. Haugo has served as a director of Pointshare Corporation since August 2000. He was Chairman and Chief Executive Officer of MedServe Link, Inc. from January 1998 to August 2000, at which time it was acquired by Pointshare. Dr. Haugo was Vice President and General Manager of the Serving Software Group Business Unit of HBO and Company from September 1994 to March 1997. From April 1986 until September 1994, prior to its acquisition by HBO, Dr. Haugo was founder, President, Chairman and Chief Executive Officer of Serving Software, Inc. a provider of health care scheduling and resource management systems. From January 1976 to January 1981 he served as Chief Executive Officer of Minnesota Educational Computing Corporation.

     George Latimer has served as a director of Visionics since 1990. He is a Distinguished Visiting Professor of Urban Studies at Macalester College, St. Paul, Minnesota. From November 1995 through December 1997, Mr. Latimer served as Chief Executive Officer of the National Equity Fund, a financing syndication for affordable housing in Chicago, Illinois. From July 1993 to November 1995, Mr. Latimer served as Director, Office of Special Actions, U.S. Department of Housing and Urban Development ("HUD"). From February 1993 to July 1993, Mr. Latimer was employed as a consultant to HUD. From 1990 to 1993, Mr. Latimer was Dean of Hamline University School of Law in St. Paul, Minnesota. From 1976 to 1990, Mr. Latimer served as the Mayor of St. Paul, Minnesota.



     John E. Lawler has served as a director of Visionics since December 1999. Mr. Lawler has been President of East/West Financial Services, Inc., a diversified financial management and business consulting firm, since November 1987. He is also a co-founder of Sterling Wealth Management, Inc., a registered investment advisor and has served on its Board since October 1999. He currently serves as its Chief Executive Officer and Chairman of the Board. From November 1984 to March 1988, Mr. Lawler served as Executive Vice President of The Kamber Group, a public relations firm in Washington D.C. From March 1982 to October 1984, Mr. Lawler served as a Senior Vice President and Chief Financial Officer with Gray and Company, an advertising, public relations and lobbying firm. From January 1975 to March 1982, Mr. Lawler served as Chief of the Office of Finance of the U.S. House of Representatives in Washington, D.C.


     In addition, after the merger is completed:

     - Robert McCashin, Identix' Chief Executive Officer, will become the Chairman of the Board of Identix;


     - Joseph Atick, Visionics' Chief Executive Officer, will become the Chief Executive Officer of Identix; and



     - the board of the combined company will nominate a ninth board member.


NO SOLICITATION

     Until the earlier of the termination of the merger agreement or the effective time, each of Visionics and Identix has agreed that it will not, and its subsidiaries will not:

     - solicit, initiate, encourage or induce any Acquisition Proposal (as defined below);

     - participate in negotiations or discussions with, or furnish to any person any non-public information with respect to, or take any other actions to facilitate any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to any Acquisition Proposal;

     - engage in discussions with any person with respect to any Acquisition Proposal;

     - approve, endorse or recommend any Acquisition Proposal; or

     - enter into any letter of intent or similar document or any contract, agreement or commitment relating to any Acquisition Transaction.

     An "Acquisition Proposal" is any offer or proposal relating to any Acquisition Transaction. An "Acquisition Transaction" is any transaction or series of related transactions involving:

     - any purchase from the entity or acquisition by any person or group of more than a 15% interest in the total outstanding voting securities of the entity;

     - any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 15% or more of the total outstanding voting securities of the entity;

     - any merger, consolidation, business combination or similar transaction involving the entity;

     - any sale, lease outside the ordinary course of business, exchange, transfer, license outside the ordinary course of business, acquisition or disposition of more than 15% of the assets of the entity; or

     - any liquidation or dissolution of the entity.

     However, each of Visionics and Identix and their respective boards of directors may take the following actions:

     - participate in discussions with or furnish non-public information or data to any third party that has made an unsolicited Acquisition Proposal if the board is advised by its financial advisor that the third party has the financial wherewithal to consummate such a proposal and the board determines in good faith (a) after consultation with its financial advisor, that such Acquisition Proposal is, or is likely to result in, a Superior Offer (as defined below); and (b) following consultation with outside legal counsel, that the failure to participate in those negotiations would be inconsistent with the fiduciary duties of the board under applicable law; and

     - withhold, withdraw, amend or modify its recommendation in favor of the merger if a Superior Offer is made and not withdrawn.

     A "Superior Offer" is an unsolicited, bona fide written offer made by a third party to complete any of the following transactions:

     - a merger or consolidation involving the affected company pursuant to which the stockholders of the affected company immediately preceding the transaction would hold less than a 50% equity interest in the surviving or resulting entity of the transaction; or

     - the acquisition by any person or group, including by way of a tender offer or an exchange offer or a two step transaction involving a tender offer followed with reasonable promptness by a merger involving the affected entity, directly or indirectly, of ownership of 51% of the outstanding shares of capital stock of the affected entity;

in either case, on terms that the board of directors of the affected entity determines, in its reasonable judgment, after consultation with its financial advisor, to be more favorable to its stockholders than the terms of the merger. An offer will not be a "Superior Offer" if any financing required to complete the transaction is not committed and is not likely in the reasonable judgment of the board of directors of the affected entity, after consultation with its financial advisor, to be obtained on a timely basis.

     In addition, each party has agreed to inform the other party in writing promptly of any Acquisition Proposal, and in any event within 24 hours of any meeting to consider such proposal of the affected party's board, and must furnish to the other party the identity of the recipient of the information to be provided and/or the potential acquiror and the terms of such Acquisition Proposal.

     Visionics' board of directors is required to recommend the adoption of the merger agreement and Identix' board of directors is required to recommend the issuance of Identix common stock in the merger. Neither party may:

     - withdraw, amend or modify, or propose to withdraw, amend or modify, in any manner adverse to the other party, its approval and recommendation of the merger agreement and the merger or the issuance of common stock; or

     - approve or recommend, or propose to approve or recommend, any Acquisition Proposal;

unless, in each case, the board of the affected party has determined that a Superior Offer is made to that party and is not withdrawn; and

     - the affected party has provided written notice advising the other party that the affected party has received a Superior Offer, specifying the material terms and conditions of such Superior Offer and identifying the person or entity making such Superior Offer;

     - the other party does not, within three business days after receiving the Notice, make an offer that the board of the affected party by a majority vote determines in its good faith judgment, after consultation with its financial advisor, to be at least as favorable to its stockholders as such Superior Offer;

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     - the board of the affected party concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the failure to withhold, withdraw, amend or modify such recommendation would be inconsistent with the fiduciary obligations of the board of directors to its stockholders under applicable law; and

     - the affected party has not violated specified provisions of the merger agreement.

FEES, EXPENSES AND TERMINATION FEE

     In general, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party that incurs them. Identix and Visionics will share equally the filing fees paid in connection with the filing of this joint proxy statement/prospectus and the registration statement of which this joint proxy statement/prospectus is a part, and the costs of printing and mailing this joint proxy statement/prospectus and will share equally all fees incurred in connection with the filings made with Nasdaq or under the Hart-Scott-Rodino Antitrust Improvements Act.

     Subject to the exceptions specified in the merger agreement, Visionics has agreed to pay Identix a termination fee of $12.3 million plus Identix' merger-related expenses if:

          (a) the merger has not been consummated by September 30, 2002, for any reason other than Identix' action or failure to act which has been a principal cause of or resulted in the failure of the merger to occur before September 30, 2002, and which constitutes a material breach of the merger agreement; or

          (b) the required approval of Visionics' stockholders has not been obtained by reason of the failure to hold the meeting or the failure to obtain the required vote at a duly convened meeting of Visionics' stockholders; and

          (c) in either case, prior to the termination of the merger agreement, a third party publicly announces an Acquisition Proposal and within twelve months following the termination of the merger agreement, Visionics enters into an agreement providing for Visionics Acquisition. A "Visionics Acquisition" is any of the following transactions:

        - a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Visionics pursuant to which the stockholders of Visionics immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction;

        - a sale or other disposition by Visionics of assets representing in excess of 50% of the aggregate fair market value of Visionics' business immediately prior to such sale; or

        - an acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Visionics), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Visionics.

     Visionics will also pay a termination fee of $12.3 million plus Identix' merger-related expenses if a "Visionics Triggering Event" occurs. A Visionics Triggering Event will occur if:

     - Visionics' board of directors withdraws, amends or modifies in a manner adverse to Identix its recommendation in favor of the adoption of the merger agreement;

     - Visionics fails to include in this joint proxy statement/prospectus the recommendation of its board of directors in favor of the adoption of the merger agreement;

     - Visionics' board of directors fails to reaffirm its recommendation in favor of the adoption of the merger agreement and its approval of the merger within ten days after Identix requests in writing that its recommendation and approval be reaffirmed;

     - Visionics' board of directors approves or recommends any Acquisition Proposal; or

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     - a tender or exchange offer relating to securities of Visionics is commenced by a person or entity unaffiliated with Identix and Visionics does not send to its security holders pursuant to Rule 14e-2 of the Securities Act, within ten business days after the tender or exchange offer is first published, sent or given, a statement disclosing that Visionics recommends rejection of such tender or exchange offer.

     Subject to the exceptions specified in the merger agreement, Identix has agreed to pay Visionics a termination fee of $12.3 million plus Visionics' merger-related expenses if:

          (a) the merger has not been consummated by September 30, 2002, for any reason other than Visionics' action or failure to act which has been a principal cause of or resulted in the failure of the merger to occur before September 30, 2002, and which constitutes a material breach of the merger agreement; or

          (b) if the required approval of Identix' stockholders has not been obtained by reason of the failure to hold the meeting or the failure to obtain the required vote at a duly convened meeting of Identix' stockholders; and

          (c) in either case, prior to the termination of the merger agreement, a third party publicly announces an Acquisition Proposal and within twelve months following the termination of the merger agreement, Identix enters into an agreement providing for an Identix Acquisition. An "Identix Acquisition" is any of the following transactions:

        - a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Identix pursuant to which the stockholders of Identix immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction;

        - a sale or other disposition by Identix of assets representing in excess of 50% of the aggregate fair market value of Identix' business immediately prior to such sale; or

        - an acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Identix), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Identix.

     Identix will also pay a termination fee of $12.3 million plus Visionics' merger-related expenses if an "Identix Triggering Event" occurs. An Identix Triggering Event will occur if:

     - Identix' board of directors withdraws, amends or modifies in a manner adverse to Identix its recommendation in favor of the issuance of Identix common stock in the merger;

     - Identix fails to include in this joint proxy statement/prospectus the recommendation of its board of directors in favor of the issuance of Identix common stock in the merger;

     - Identix' board of directors fails to reaffirm its recommendation in favor of the issuance of Identix common stock in the merger within ten days after Identix requests in writing that its recommendation be reaffirmed;

     - Identix' board of directors approves or recommends any Acquisition Proposal; or

     - a tender or exchange offer relating to securities of Identix is commenced by a person or entity unaffiliated with Identix and Visionics does not send to its security holders pursuant to Rule 14e-2 of the Securities Act, within ten business days after the tender or exchange offer is first published, sent or given, a statement disclosing that Identix recommends rejection of such tender or exchange offer.

     In addition, under circumstances specified in the merger agreement, either Identix or Visionics is required to pay the other party's merger-related expenses if the merger agreement is terminated even if the $12.3 termination fee is not payable.

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CONDITIONS TO THE MERGER

     The obligations of each of Visionics, Identix and Merger Sub to consummate the merger are subject to the satisfaction or waiver in writing at or prior to the effective time of the following conditions:

     - Visionics' stockholders must approve and adopt the merger agreement and the merger;

     - Identix' stockholders must approve the issuance of Identix common stock in the merger;

     - the registration statement of which this joint proxy statement/prospectus is a part must be effective and not subject to any stop order suspending its effectiveness or proceedings seeking a stop order;

     - the Identix common stock issuable in the merger must be approved for listing on the Nasdaq National Market;

     - the applicable waiting period to consummation of the merger under the antitrust laws must expire or terminate, and all similar governmental requirements the failure with which to comply would be reasonably likely to have a material adverse effect on Identix or Visionics must have been met;

     - each of Identix and Visionics must receive an opinion from its tax counsel to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that each of Identix, Merger Sub and Visionics will be treated as parties to such reorganization, and the Visionics stockholders will not recognize gain on the exchange of Visionics common stock for Identix common stock; and

     - no governmental entity shall have enacted or issued any law, regulation or order that has the effect of making the merger illegal or otherwise prohibiting the closing of the merger.

     Visionics' obligation to consummate the merger is subject to the satisfaction or waiver of each of the following additional conditions:

     - the representations and warranties of Identix and Merger Sub contained in the merger agreement must be true and correct in all material respects as of the closing date with the same force and effect as if made on the closing date, except:

      - for changes specifically permitted by the terms of the merger agreement; and

      - where the failure of those representations and warranties to be so true and correct does not have a material adverse effect on Identix; and

     - Identix and Merger Sub must have performed and complied in all material respects with all agreements and obligations required by the merger agreement to be performed or complied with by them on or prior to the closing date.

     The obligations of Identix and Merger Sub to consummate the merger are subject to the satisfaction or waiver of each of the following additional conditions:

     - the representations and warranties of Visionics contained in the merger agreement must be true and correct in all material respects as of the closing date with the same force and effect as if made at the closing date, except:

      - for changes specifically permitted by the terms of the merger agreement; and

      - where the failure of those representations and warranties to be so true and correct does not have a material adverse effect on Visionics; and

     - Visionics must have performed or complied in all material respects with all agreements and obligations required by the merger agreement to be performed or complied with by it on or prior to the closing date.

     Currently, both Identix and Visionics anticipate that they will satisfy all conditions to the merger at or prior to consummation of the merger.

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TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated at any time prior to the effective time, whether before or after approval of the merger by Visionics stockholders and approval of the issuance of Identix common stock in the merger by Identix stockholders:

     - by mutual written consent;

     - by either Identix or Visionics if the merger is not consummated on or before September 30, 2002, except that the right to terminate will not be available to any party that breached its obligations under the merger agreement in any material respect and consequently contributed to the failure to consummate the merger by that date;

     - by either Identix or Visionics if a statute, rule regulation or executive order would prohibit the consummation of the merger or a governmental authority issues a final and nonappealable order permanently enjoining the merger;

     - by either Visionics or Identix if Visionics' stockholders do not adopt the merger agreement or Identix' stockholders do not approve the issuance of Identix common stock in the merger at either special meeting, except that the right to terminate will not be available to any party that breached its obligations under the merger agreement in any material respect in a manner that proximately contributed to the failure to obtain that stockholder approval;

     - by Visionics if an Identix Triggering Event occurs;

     - by Identix if a Visionics Triggering Event occurs; or

     - by Identix or Visionics if the other party materially breaches any of its representations, warranties, covenants or agreements in the merger agreement and that breach is not cured within 20 business days after notice of the breach has been received by the party allegedly in breach, provided that neither party may terminate the agreement based on the other party's material breach of the agreement if that party is also in material breach of the merger agreement on the date of termination.

VOTING AGREEMENTS

     Each of the directors and certain officers of Visionics, who together held approximately [13.1]% of the Visionics common stock outstanding as of the record date, have entered into voting agreements with Identix and granted it irrevocable proxies. A copy of the form of Identix voting agreement is attached as Exhibit A to Annex A to this joint proxy statement/prospectus and incorporated herein by this reference. These stockholders, in their capacities as stockholders, have agreed to vote all their shares of Visionics common stock in favor of the approval and adoption of the merger agreement.

     Each of the directors and certain officers of Identix, who together held approximately [0.2%] of the Identix common stock outstanding as of the record date, have entered into voting agreements with Visionics and granted it irrevocable proxies. A copy of the form of Visionics voting agreement is attached as Exhibit B to Annex A to this joint proxy statement/prospectus and incorporated herein by this reference. These stockholders, in their capacities as stockholders, have agreed to vote all their shares of Identix common stock in favor of the issuance of shares of Identix common stock in the merger.

VISIONICS AFFILIATE AGREEMENTS

     The following is a brief summary of material terms of the Visionics affiliate agreements executed by affiliates of Visionics. A copy of the form of Visionics affiliate agreement is attached as Exhibit D to Annex A to this joint proxy statement/prospectus and incorporated herein by this reference. You are urged to read the Visionics affiliate agreement in its entirety for a more complete description of the rights and obligations of the parties under the agreement.

     Shares of Identix common stock received by persons who are deemed to be "affiliates" (as that term is defined in the Securities Act) of Visionics at the time of the special meeting, or affiliates of Identix after the

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merger, may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act or as otherwise permitted under the Securities Act. The resale limitations imposed by Rule 145 survive for a period of one year after the merger. Persons who may be deemed to be affiliates of Visionics or Identix generally include individuals or entities that control, are controlled by, or are under common control with, that party and may include certain officers and directors of that party as well as principal stockholders of that party.

     The merger agreement requires Visionics to deliver a written affiliates agreement executed by each Visionics affiliate to the effect that such person or entity will not sell, transfer, or otherwise dispose of any of the shares of Identix common stock issued to that person in or pursuant to the merger unless:

     - the sale, transfer or other disposition has been registered under the Securities Act;

     - the sale, transfer or other disposition is made in conformity with Rule 145 under the Securities Act;

     - the limitations imposed by Rule 145 no longer apply; or

     - in the opinion of counsel the sale, transfer or other disposition is exempt from registration under the Securities Act.

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 COMPARISON OF RIGHTS OF HOLDERS OF IDENTIX CAPITAL STOCK AND VISIONICS CAPITAL
                                     STOCK


     This section of the joint proxy statement/prospectus describes differences between Identix common stock and Visionics common stock. While we believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you, including the certificates of incorporation and bylaws of each company. You should read this entire document and the other documents we refer to carefully for a more complete understanding of the differences between Identix common stock and Visionics common stock. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section titled "Where You Can Find More Information" on page 102.


     After the merger, the holders of Visionics common stock will become stockholders of Identix. Because Identix and Visionics are both Delaware corporations, the Delaware General Corporation Law, or the DGCL, will continue to govern the rights of all stockholders. The Visionics certificate of incorporation and bylaws currently govern the rights of the stockholders of Visionics. As stockholders of Identix after the merger, the Identix certificate of incorporation and bylaws will instead govern their rights following the merger. The following paragraphs compare certain provisions of the certificates of incorporation and bylaws of Identix and Visionics.

VOTING

     Each stockholder of Visionics and Identix has the right to one vote for each share of common stock held by the stockholder. Each holder of Identix Series A preferred stock is entitled to one vote per share, on an as converted to common stock basis. The Series A preferred stock is convertible into shares of common stock on a one-to-one basis, subject to adjustment for anti-dilution. As of February 22, 2002, the 234,558 shares of Series A preferred stock outstanding were convertible into 235,553 shares of Identix common stock.

SPECIAL MEETING OF STOCKHOLDERS

     The Identix bylaws provide that only the chairman of the board, the president or the board of directors may call special meetings of the stockholders.

     The Visionics bylaws provide that special meetings of the stockholders may be called by the chairman of the board or the president, or by the holders of not less than one-fifth of the outstanding stock of the corporation entitled to vote.

ACTION BY WRITTEN CONSENT IN LIEU OF A STOCKHOLDERS MEETING

     Visionics stockholders have the ability to take action by written consent so long as the action is signed by the holders having the minimum number of shares to approve the action if the action were taken at a meeting at which all outstanding shares of common stock were present and voting.

     The Identix stockholders do not have the ability to take action by written consent.

VOTING BY WRITTEN BALLOT

     Both the Identix and Visionics certificates of incorporation provide that written ballots for the election of directors are not required.

RECORD DATE FOR DETERMINING STOCKHOLDERS

     The Identix bylaws provide that the board of directors may fix a record date that shall not be more than 60 nor less than 10 days before the date of the stockholder meeting nor more than 60 days prior to any other action. In addition, the Identix bylaws provide that if the board of directors does not fix a record date in the manner described above, then the record date shall be at the close of business on the business day next

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preceding the day on which the notice is given, or if notice is waived, the close of business on the business day next preceding the day on which the meeting is held.

     The Visionics bylaws provide that the board of directors may fix a record date that is not more than 60 nor less than 10 days, or in the case of a merger or consolidation, not less than 20 days, before the date of the stockholder meeting, nor more than 60 days prior to any other action.

NOTICE OF BOARD NOMINATION AND OTHER STOCKHOLDER BUSINESS -- ANNUAL MEETINGS

     The Identix bylaws require that the proposal of business to be considered by the stockholders at an annual meeting of stockholders must be (1) specified in the notice of the meeting given by the board of directors, (2) properly brought before the meeting by the board of directors or (3) or properly brought before the meeting by a stockholder. If made by a stockholder, the proposal must be received at the principal offices of Identix no later than 90 days prior to the first anniversary of the preceding year's annual meeting of stockholders. In addition, certain information regarding the business proposed for discussion must be included in the stockholder notice to Identix.

     The Visionics bylaws contain no similar provisions.

NOTICE OF BOARD NOMINATION AND OTHER STOCKHOLDER BUSINESS -- SPECIAL MEETINGS

     The Identix certificate of incorporation provides that business transacted at special meetings shall be confined to the purpose or purposes stated in the notice of meeting.

     The Visionics certificate and bylaws contain no similar provision.

NUMBER OF DIRECTORS

     The Identix bylaws provide that the board of directors shall consist of not less than five nor more than eight members, with changes in the number of directors permitted by a resolution of the board of directors. The board of directors of the merged entity will pass a resolution following the closing of the merger increasing the minimum number of directors to nine. Immediately prior to the effective time, the Identix bylaws will be amended to provide for nine members. The Visionics bylaws provide that the board of directors shall consist of not less than five nor more than nine members, with changes in the number of directors permitted by a resolution of the board of directors.

ELECTION OF DIRECTORS

     Both the Visionics and Identix bylaws provide that the members of the board of directors shall be elected at the annual meeting of the stockholders and shall serve until the next annual election when his successor is elected and qualified.

REMOVAL OF DIRECTORS

     The Identix bylaws provide that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

     The Visionics bylaws provide that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, at a special meeting called for that purpose.

BOARD OF DIRECTORS VACANCIES

     Both the Identix and Visionics bylaws provide that vacancies may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

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NOTICE OF SPECIAL MEETINGS OF THE BOARD OF DIRECTORS

     The Identix bylaws provide that the chairman of the board, the president, the secretary, any vice president or any two directors may call a special meeting of the board of directors. The bylaws require that written notice of the time and place of these meetings be given at least four days before the meeting if the notice is mailed, or at least 48 hours before the meeting if notice is delivered personally or by telephone or telegraph.

     The Visionics bylaws provide that the chairman of the board, the president or the secretary on the written request of any director may call a special meeting of the board of directors. The bylaws require that notice of the meeting be given at least two days before the meeting.

BOARD ACTION -- GENERALLY

     Both the Identix and Visionics bylaws provide that, except as required by the DGCL, their respective boards of directors take action on the vote of a majority of the directors present at a meeting at which a quorum is present or a written consent to action executed by all members of the board of directors.

ACTION BY COMMITTEES

     Both the Identix bylaws and the Visionics bylaws authorize their respective boards of directors to establish committees by resolution of a majority of the whole board.

PREFERRED STOCK

     Both the Identix and Visionics certificates of incorporation authorize the respective board of directors to issue shares of preferred stock in one or more series and to fix the designations, preferences, powers and rights of the shares to be included in each series. The Identix certificate of incorporation reserves for issuance 2,000,000 shares of preferred stock, and the Visionics certificate of incorporation reserves for issuance 5,000,000 shares of preferred stock. Identix has authorized and issued 234,558 shares of Series A preferred stock. These shares are convertible into shares of common stock on a one-to-one basis, subject to adjustment for anti-dilution. As of February 22, 2002, the 234,558 shares of Series A preferred stock outstanding were convertible into 235,553 shares of Identix common stock. In the event of a liquidation, each holders of Series A preferred stock will receive per share, in preference to the holders of common stock, an amount equal to all unpaid dividends plus the greater of the then current market price of the common stock or the original issue price of $15.9875 per share. Visionics has not issued preferred stock.

INDEMNIFICATION

     The Identix certificate of incorporation provides that its directors and officers shall be indemnified to the full extent authorized by Delaware law against all expenses, liabilities and losses reasonably incurred by that person in connection with any action, proceeding or suit brought against that person by reason of the fact that he or she is or was a director or officer of Identix or is or was serving at the request of Identix as a director or officer, employee or agent of another corporation, partnership, joint venture, trust or similar entity.

     The Visionics bylaws provide that any person shall be indemnified against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with any action, proceeding or suit brought or threatened against that person by reason of the fact that he or she is or was a director, officer, employee or agent of Visionics, is or was serving at the request of Visionics as a director or officer, employee or agent of another corporation, partnership, joint venture, trust or similar entity, or is or was serving as a fiduciary of, or otherwise rendering services to, any employee benefit plan of or relating to Visionics. This indemnification is authorized to the extent that the indemnitee has been successful in his or her defense and only after a majority of the disinterested members of the board of directors, independent legal counsel appointed by the disinterested members or the stockholders have determined that the indemnitee has met certain applicable standards of conduct.

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     The Identix certificate of incorporation and the Visionics bylaws authorize
Identix and Visionics to pay all expenses incurred by their respective indemnitees in defending any proceeding within the scope of the indemnification provisions as these expenses are incurred in advance of its final disposition.

LIMITATION ON LIABILITY

     Both the Identix certificate of incorporation and Visionics certificate of incorporation provide that a director of the respective corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the corporation and its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law; (c) under section 174 of the DGCL; or (d) for any transaction from which the director derived an improper personal benefit.

DIVIDENDS

     The Identix certificate of incorporation provides that the holders of common stock and preferred stock shall be entitled to receive, when, as and if declared by the board of directors, out of the assets of the corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

     The Visionics certificate of incorporation provides that stockholders are entitled to receive dividends or other distributions as may be declared by the board of directors from time to time.

LIQUIDATION

     The Identix certificate of incorporation provides that, in the event of any liquidation, dissolution or winding up of Identix, the holders of Series A preferred stock shall be entitled to receive, prior and in preference to any distribution to the holders of common stock, an amount equal to all accrued or declared but unpaid dividends plus an amount equal to the greater of (x) the then current market price of each share of common stock or (y) the original issue price of preferred stock of $15.9875 per share. After distribution in full of the preferential amounts, holders of common stock shall be entitled to receive, pro rata, all of the remaining assets of Identix available for distribution to its stockholders.

     The Visionics certificate of incorporation and bylaws contain no such provisions.

SPECIFIC RESTRICTIONS

     The Identix bylaws provide that, unless otherwise approved by the holders of a majority of Identix' shares present and entitled to vote at a duly convened meeting of Identix' stockholders, Identix shall not (i) sell or issue any security of Identix convertible, exercisable or exchangeable into shares of Identix' common stock having a conversion, exercise or exchange price per share which is subject to downward adjustment based on the market price of the common stock at the time of conversion, exercise or exchange of such security into common stock; or (ii) enter into any (A) equity line of credit or similar agreement or arrangement or (B) any agreement to sell Identix common stock or any "common stock equivalent" (as defined in the bylaws) for cash at a per share price, or conversion, exercise or exchange price, that is fixed after the execution of date of the agreement, whether or not based on any predetermined price-setting formula or calculation method, subject to limited exceptions described in the bylaws.

     The Identix bylaws also provide that, unless otherwise approved by the holders of a majority of Identix' shares present and entitled to vote at a duly convened meeting of Identix' stockholders, Identix shall not (i) grant any stock options with an exercise price that is less than 100% of the fair market value of the underlying stock on the date of grant, or (ii) reduce the exercise price of any stock option granted under any existing or future stock option plan.

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AMENDMENT OF BYLAWS

     The Identix bylaws provide that the board of directors or the stockholders holding a majority of Identix' outstanding voting stock may adopt, amend or repeal the bylaws, except that the bylaw provisions described under the heading "Specific restrictions" above may not be amended or repealed without the approval of the stockholders holding a majority of Identix' outstanding voting stock.

     The Visionics certificate of incorporation and bylaws authorize the board of directors to make, alter, amend, change, add to or repeal the bylaws without the assent or vote of the stockholders, subject to the power of the stockholders to change or repeal the bylaws.

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

OVERVIEW

     The following unaudited pro forma combined condensed financial statements have been prepared to give effect to the proposed merger of Identix and Visionics using the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to unaudited pro forma combined condensed financial statements. These pro forma statements were prepared as if the merger had been completed as of July 1, 2000 for statements of operations purposes and as of December 31, 2001 for balance sheet purposes.


     The unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have actually been reported had the merger occurred July 1, 2000 for statements of operation purposes and as of December 31, 2001 for balance sheet purposes, nor is it necessarily indicative of the future financial position or results of operations. The pro forma combined condensed financial statements include adjustments, which are based upon preliminary estimates, to reflect the allocation of purchase price to the acquired assets and assumed liabilities of Visionics, before any integration or restructuring adjustments. As a result of certain employment agreements to be executed in contemplation of this merger, Identix is expecting to record a one time charge during its fourth quarter ending June 30, 2002 including a cash charge of approximately $1.4 million related to Identix' current chief executive officer. The final allocation of the purchase price will be determined after the completion of the merger and will be based upon actual net tangible and intangible assets acquired as well as liabilities assumed. Because the unaudited pro forma combined condensed financial statements are based upon preliminary estimates, the pro forma adjustments may differ materially based upon the final allocation.


     These unaudited pro forma combined condensed financial statements are based upon the respective historical consolidated financial statements of Identix and Visionics and should be read in conjunction with the historical consolidated financial statements of Identix and Visionics and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the reports and other information Identix and Visionics have on file with the SEC.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                            AS OF DECEMBER 31, 2001


                                                   HISTORICAL                  PRO FORMA
                                              ---------------------   ---------------------------
                                               IDENTIX    VISIONICS   ADJUSTMENTS       COMBINED
                                              ---------   ---------   -----------       ---------
                                                                (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents.................  $  58,884   $ 32,424     $     --         $  91,308
  Accounts receivable, net..................     17,276      5,400           --            22,676
  Inventories...............................      6,794      6,605          611(c)         14,010
  Prepaid expenses and other current
     assets.................................      1,471        544           --             2,015
                                              ---------   --------     --------         ---------
          Total current assets..............     84,425     44,973          611           130,009
Property and equipment, net.................      5,859      1,928           --             7,787
Goodwill, amortizable intangible assets and
  other assets..............................     26,990        699      277,425(a)        305,114
                                              ---------   --------     --------         ---------
          Total assets......................  $ 117,274   $ 47,600     $278,036         $ 442,910
                                              =========   ========     ========         =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................  $   7,504   $  1,389     $     --         $   8,893
  Accrued compensation......................      4,919         --           --             4,919
  Other accrued liabilities.................        797      1,056        3,250(b)          5,103
  Deferred revenue..........................      3,373      7,121       (3,535)(d)         6,959
                                              ---------   --------     --------         ---------
          Total current liabilities.........     16,593      9,566         (285)           25,874
  Deferred revenue..........................         --      1,045         (300)(d)           745
  Other liabilities.........................        194          9           --               203
                                              ---------   --------     --------         ---------
          Total liabilities.................     16,787     10,620         (585)           26,822
                                              ---------   --------     --------         ---------
Stockholders' equity:
  Convertible preferred stock...............      3,702         --           --             3,702
  Common stock..............................        447        288          111(e)            846
  Additional paid-in capital................    197,038     85,184      241,498(e)        523,720
  Deferred compensation.....................                  (108)      (4,772)(e)        (4,880)
  Accumulated deficit.......................   (100,519)   (48,382)      41,782(e)       (107,119)
  Accumulated other comprehensive loss......       (181)        (2)           2(e)           (181)
                                              ---------   --------     --------         ---------
          Total stockholders' equity........    100,487     36,980      278,621           416,088
                                              ---------   --------     --------         ---------
          Total liabilities and
            stockholders' equity............  $ 117,274   $ 47,600     $278,036         $ 442,910
                                              =========   ========     ========         =========


    The accompanying notes are an integral part of these unaudited pro forma combined condensed financial statements.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                   FOR THE SIX MONTHS ENDED DECEMBER 31, 2001


                                                   HISTORICAL
                                      -------------------------------------
                                           IDENTIX            VISIONICS
                                      -----------------   -----------------          PRO FORMA
                                      SIX MONTHS ENDED    SIX MONTHS ENDED    ------------------------
                                      DECEMBER 31, 2001   DECEMBER 31, 2001   ADJUSTMENTS     COMBINED
                                      -----------------   -----------------   -----------     --------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
     Product revenues...............      $ 12,583             $15,638          $    --       $ 28,221
     Service revenues...............        23,693                  --               --         23,693
                                          --------             -------          -------       --------
       Total revenues...............      $ 36,276             $15,638          $    --       $ 51,914
                                          --------             -------          -------       --------
Cost of revenues:
     Cost of product revenues.......         8,096               9,687               --         17,783
     Cost of service revenues.......        21,731                  --               --         21,731
                                          --------             -------          -------       --------
       Total cost of revenues.......        29,827               9,687               --         39,514
                                          --------             -------          -------       --------
Gross profit........................         6,449               5,951               --         12,400
                                          --------             -------          -------       --------
Operating expenses:
     Marketing and selling..........         6,948               2,764               --          9,712
     Research, development and
       engineering..................         4,868               3,493               --          8,361
     General and administrative.....         7,649               2,095            1,172 (f)     10,916
     Amortization of acquired
       intangible assets............           466                  --            2,300 (g)      2,766
     Restructuring charge for
       workforce reduction..........         1,712                  --               --          1,712
                                          --------             -------          -------       --------
       Total operating expenses.....        21,643               8,352            3,472         33,467
                                          --------             -------          -------       --------
Loss from operations................       (15,194)             (2,401)          (3,472)       (21,067)
Interest and other income (expense),
  net...............................           400                 218               --            618
                                          --------             -------          -------       --------
Loss before income taxes and equity
  interest in income of joint
  venture...........................       (14,794)             (2,183)          (3,472)       (20,449)
Benefit (Provision) for income
  taxes.............................             1                 (17)              --            (16)
Equity interest in income of joint
  venture...........................           113                  --               --            113
                                          --------             -------          -------       --------
Net loss............................      $(14,680)            $(2,200)         $(3,472)      $(20,352)
                                          ========             =======          =======       ========
Net loss per share -- basic and
  diluted...........................      $  (0.39)            $ (0.08)                       $  (0.27)
                                          ========             =======                        ========
Shares used in per share
  calculation -- basic and
  diluted...........................        37,226              26,413                          76,319
                                          ========             =======                        ========


    The accompanying notes are an integral part of these unaudited pro forma combined condensed financial statements.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 2001


                                                      HISTORICAL
                                          ----------------------------------
                                             IDENTIX          VISIONICS
                                          -------------   ------------------          PRO FORMA
                                           YEAR ENDED         YEAR ENDED       ------------------------
                                          JUNE 30, 2001   SEPTEMBER 30, 2001   ADJUSTMENTS     COMBINED
                                          -------------   ------------------   -----------     --------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Product revenues......................    $ 35,061           $30,473           $    --       $ 65,534
  Service revenues......................      46,767                --                --         46,767
                                            --------           -------           -------       --------
          Total revenues................    $ 81,828           $30,473           $    --       $112,301
                                            --------           -------           -------       --------
Cost of revenues:
  Cost of product revenues..............      22,787            19,285                --         42,072
  Cost of service revenues..............      41,783                --                --         41,783
                                            --------           -------           -------       --------
          Total cost of revenues........      64,570            19,285                --         83,855
                                            --------           -------           -------       --------
Gross profit............................      17,258            11,188                --         28,446
                                            --------           -------           -------       --------
Operating expenses:
  Marketing and selling.................      16,389             4,669                --         21,058
  Research, development and
     engineering........................       9,649             5,047                --         14,696
  General and administrative............      13,946             3,766             2,344(f)      20,056
  Amortization of acquired intangible
     assets.............................       3,329                --             4,700(g)       8,029
  Write-off of intangibles and other
     special charges....................       1,890                --                --          1,890
  Preferred stock and warrant expense...       1,259                --                --          1,259
  Acquisition-related costs.............          --             2,112                --          2,112
                                            --------           -------           -------       --------
          Total operating expenses......      46,462            15,594             7,044         69,100
                                            --------           -------           -------       --------
Loss from operations....................     (29,204)           (4,406)           (7,044)       (40,654)
Interest and other income (expense),
  net...................................       1,323               173                --          1,496
                                            --------           -------           -------       --------
Loss before income taxes, equity
  interest in income of joint venture
  and cumulative effect of a change in
  accounting principle..................     (27,881)           (4,233)           (7,044)       (39,158)
Provision for income taxes..............          --              (123)               --           (123)
Equity interest in income of joint
  venture...............................         281                --                --            281
                                            --------           -------           -------       --------
Loss before cumulative effect of a
  change in accounting principle........    $(27,600)          $(4,356)          $(7,044)      $(39,000)
                                            ========           =======           =======       ========
Loss per share before cumulative effect
  of a change in accounting
  principle -- basic and diluted........    $  (0.82)          $ (0.18)                        $  (0.53)
                                            ========           =======                         ========
Shares used in per share
  calculation -- basic and diluted......      33,807            23,677                           72,900
                                            ========           =======                         ========


    The accompanying notes are an integral part of these unaudited pro forma combined condensed financial statements.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                              FINANCIAL STATEMENTS

1.  BASIS OF PRO FORMA PRESENTATION

     On February 22, 2002, Identix and Visionics entered into a merger agreement whereby each outstanding share of Visionics common stock will be converted into
1.3436 newly issued shares of Identix common stock. Each outstanding option and warrant to purchase shares of Visionics common stock will be assumed also using the 1.3436 exchange ratio. Identix expects to issue approximately 39.1 million shares of Identix common stock, and options and warrants to purchase approximately 4.5 million shares of common stock. The actual number of shares of Identix common stock, options and warrants to be issued will be determined on the effective date of the merger using the 1.3436 exchange ratio based on the number of shares of Visionics common stock, options and warrants actually outstanding on such date. Identix will account for the merger as a purchase.

     The unaudited pro forma combined condensed balance sheet at December 31, 2001 combines the Identix and Visionics consolidated balance sheets at December 31, 2001 as if the merger had been consummated on that date.

     The combining companies have different year-ends for reporting purposes. Identix' fiscal year end is June 30, whereas Visionics' fiscal year end is September 30. The unaudited pro forma combined condensed statements of operations for the year ended June 30, 2001 and for the six month period ended December 31, 2001 give effect to the proposed merger as if it had occurred on July 1, 2000. The unaudited pro forma combined statement of operations for the twelve months ended June 30, 2001 combine the results of operations of Identix for the fiscal year ended June 30, 2001 and Visionics for the fiscal year ended September 30, 2001. The unaudited pro forma combined statement of operations for the six month period ended December 31, 2001 combine the results of operations of Identix and Visionics for the six month period ended December 31, 2001. Accordingly, for Visionics, the three months ended September 30, 2001 are included in both the pro forma results of operations for the year ended September 30, 2001 and the six months ended December 31, 2001.

2.  PRELIMINARY PURCHASE PRICE

     The unaudited pro forma combined condensed financial statements reflect an estimated purchase price of approximately $330.3 million. The preliminary fair value of Identix' common stock to be issued was determined using the five trading day average price surrounding the date the acquisition was announced of $7.75 per share, less estimated registration costs. The preliminary fair value of Identix' stock options and warrants to be issued was determined using the Black-Scholes option pricing model. The following assumptions were used to determine the fair value of the options: expected life of 48 months, risk-free interest rate of 3.88%, expected volatility of 81% and no expected dividend yield. The following assumptions were used to determine the fair value of the warrants: expected life ranging from 6 months to 56 months, risk free interest rate ranging from 1.38% to 4.03%, expected volatility of 81% and no expected dividend yield. The final purchase price is dependent on the actual number of shares of common stock exchanged, the actual number of options and warrants issued, and actual direct merger costs. The final purchase price will be determined upon completion of the merger. The estimated total purchase price of the proposed Visionics merger is as follows (in thousands):

Value of Identix common stock to be issued..................   $300,700
Value of Identix options and warrants to be issued..........     25,600
Estimated direct merger costs...............................      4,000
                                                               --------
Total estimated purchase price..............................   $330,300
                                                               ========

     Under the purchase method of accounting, the total estimated purchase price is allocated to Visionics net tangible and identifiable intangible assets based upon their estimated fair value as of the date of completion of the merger. Based upon the estimated purchase price and the preliminary independent valuation, the

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                      FINANCIAL STATEMENTS -- (CONTINUED)

preliminary purchase price allocation, which is subject to change based on Identix' final analysis, is as follows (in thousands):

Fair value of tangible assets acquired......................   $ 47,500
Amortizable intangible assets...............................
  Developed technology......................................     16,200
  Service/Maintenance agreements............................      3,500
  Patents/Core technology...................................      3,000
  Tradename/Trademark.......................................        500
  Other.....................................................        400
Goodwill....................................................    254,500
                                                               --------
  Total assets acquired.....................................    325,600
In-process research and development.........................      6,600
Fair value of liabilities assumed...........................     (6,800)
Deferred compensation.......................................      4,900
                                                               --------
          Net assets acquired...............................   $330,300
                                                               ========

     A preliminary estimate of $23.6 million has been allocated to amortizable intangible assets with useful lives ranging from 3 to 6 years as follows:
Developed technology -- 5 years; Service/Maintenance agreements -- 6 years; Patents/Core technology -- 6 years; Tradename/Trademarks -- 3 years; Other -- 3 months to 4 years.

     A preliminary estimate of $254.5 million has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired. In accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", goodwill will not be amortized and will be tested for impairment at least once annually.

3.  PRO FORMA ADJUSTMENTS

     There were no transactions between Identix and Visionics. Certain reclassifications have been made to conform Visionics' historical amounts to Identix' financial statement presentation.

     The pro forma adjustments do not reflect any integration adjustments such as restructuring costs to be incurred in connection with the merger or operating efficiencies and cost savings that may be achieved with respect to the combined entity.

     The accompanying unaudited pro forma combined financial statements have been prepared as if the merger was completed on December 31, 2001 for balance sheet purposes and as of July 1, 2000 for statement of operations purposes and reflect the following pro forma adjustments:

          (a) To establish amortizable intangible assets and goodwill resulting from the proposed merger.


          (b) To record estimated direct merger costs of approximately $4.0 million to be incurred by Identix of which $0.8 million is assumed to be settled in Identix common stock (see footnote 3(e)(5) below).



          (c) To adjust Visionics' inventory to estimated fair value. The estimated fair value was determined based on an independent draft appraisal.



          (d) To adjust Visionics' deferred revenue to estimated fair value.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                      FINANCIAL STATEMENTS -- (CONTINUED)


          The following are components of this fair value adjustment:



Reversal of deferred revenue where no legal performance        $3,036
  obligation exists including amounts deferred under SAB
  101.......................................................
Fair value adjustment to ongoing deferred maintenance             799
  revenues..................................................
                                                               ------
                                                               $3,835
                                                               ======



          (e) To reflect the following adjustments:



                                                                                        TOTAL
                                       (E1)       (E2)      (E3)      (E4)     (E5)   ADJUSTMENT
                                     --------   --------   -------   -------   ----   ----------
Common Stock.......................  $   (288)  $    391   $    --   $         $  8    $    111
Additional paid-in-capital.........   (85,184)   325,909        --              773     241,498
Deferred compensation..............       108         --        --    (4,880)    --      (4,772)
Accumulated deficit................    48,382               (6,600)              --      41,782
Accumulated other comprehensive             2                   --               --           2
  loss.............................
                                     --------   --------   -------   -------   ----    --------
  Total stockholders' equity.......  $(36,980)  $326,300   $(6,600)  $(4,880)  $781    $278,621
                                     ========   ========   =======   =======   ====    ========


---------------


     (e1)To eliminate the historical stockholders' equity of Visionics.



     (e2)To record the estimated value of Identix common stock, options and warrants to be issued in the proposed merger.



     (e3)To reflect the charge for in-process research and development to be recorded in connection with the proposed merger.



     (e4)To record the intrinsic value of unvested options assumed by Identix in connection with the proposed merger.



     (e5)To record the portion of estimated direct merger costs assumed to be settled in Identix common stock.



          (f) To reflect amortization of deferred stock-based compensation resulting from the proposed merger. For presentation purposes, the entire amount of the amortization of deferred stock-based compensation is presented as an adjustment to general and administrative expense.



          (g) To reflect amortization of the amortizable intangible assets on a straight line basis over their respective estimated useful lives. See estimated useful lives in footnote 1 above.


4.  UNAUDITED PRO FORMA COMBINED EARNINGS PER COMMON SHARE DATA

     Shares used to calculate unaudited pro forma combined net loss per basic and diluted share were computed by adding 39.1 million shares assumed to be issued in exchange for the outstanding Visionics shares and for shares assumed to be issued to financial advisors in connection with this transaction to Identix' weighted average shares outstanding. As the pro forma condensed combined consolidated statement of operations for all periods presented shows a net loss, weighted average basic and diluted shares are the same.

                    COMPARATIVE PER SHARE MARKET PRICE DATA

     Identix common stock is quoted on the Nasdaq National Market and traded under the symbol "IDNX". The table below sets forth for the periods indicated the high and low last reported sale prices per share of Identix common stock. For current price information with respect to Identix common stock, you are urged to consult publicly available sources. No assurance can be given as to future prices of, or markets for, Identix common stock.


                                                                  IDENTIX
                                                               COMMON STOCK
                                                              ---------------
                                                               HIGH     LOW
                                                              ------   ------
FISCAL YEAR ENDED JUNE 30, 2000
  First Quarter.............................................  $ 9.13   $ 7.63
  Second Quarter............................................   10.69     6.88
  Third Quarter.............................................   34.88     8.81
  Fourth Quarter............................................   28.63    11.75
FISCAL YEAR ENDED JUNE 30, 2001
  First Quarter.............................................  $19.75   $11.50
  Second Quarter............................................   15.75     6.26
  Third Quarter.............................................   12.60     7.00
  Fourth Quarter............................................    8.60     6.15
FISCAL YEAR ENDING JUNE 30, 2002
  First Quarter.............................................  $10.96   $ 3.75
  Second Quarter............................................   15.74     5.25
  Third Quarter.............................................   15.50     6.51
  Fourth Quarter (through         , 2002)...................


     Visionics common stock is quoted on the Nasdaq National Market and traded under the symbol "VSNX". The table below sets forth for the periods indicated the high and low last reported sale prices per share of Visionics common stock. For current price information with respect to Visionics common stock, you are urged to consult publicly available sources. Visionics has never declared or paid any cash dividends on Visionics common stock.


                                                                 VISIONICS
                                                               COMMON STOCK
                                                              ---------------
                                                               HIGH     LOW
                                                              ------   ------
FISCAL YEAR ENDED SEPTEMBER 30, 2000
  First Quarter.............................................  $ 4.63   $ 2.75
  Second Quarter............................................    9.13     3.81
  Third Quarter.............................................    7.63     3.50
  Fourth Quarter............................................    6.25     3.88
FISCAL YEAR ENDED SEPTEMBER 30, 2001
  First Quarter.............................................  $ 6.75   $ 2.94
  Second Quarter............................................    6.47     3.94
  Third Quarter.............................................    6.40     3.69
  Fourth Quarter............................................   13.91     4.27
FISCAL YEAR ENDED SEPTEMBER 30, 2002
  First Quarter.............................................  $18.25   $11.50
  Second Quarter............................................   16.30    10.30
  Third Quarter (through         , 2002)....................

     Set forth below are the last reported sale prices of Identix common stock and Visionics common stock on February 22, 2002, the last trading day prior to
the public announcement of the merger agreement, and on [          ], 2002, the
last trading day prior to the date of this joint proxy statement/prospectus, as well as the equivalent pro forma sale prices of Visionics common stock on those dates, as determined by multiplying the applicable last reported sale price of Identix common stock on the Nasdaq National Market by the exchange ratio.

                                      IDENTIX COMMON STOCK   VISIONICS COMMON STOCK   VISIONICS EQUIVALENT
                                      --------------------   ----------------------   --------------------
February 22, 2002...................         $6.95                   $10.50                  $9.34
[        ], 2002....................

                               IDENTIX MANAGEMENT



DIRECTORS AND EXECUTIVE OFFICERS



     The current directors and executive officers of Identix are as follows:



NAME                                     AGE                  OCCUPATION
----                                     ---                  ----------
DIRECTORS:
Robert McCashin........................  55     Chairman and Chief Executive Officer of
                                                Identix
Patrick H. Morton......................  61     Chairman and Chief Executive Officer,
                                                QuadRep Incorporated
Milton E. Cooper.......................  64     (Retired) President, Federal Sector,
                                                Computer Sciences Corporation
Malcolm J. Gudis.......................  59     (Retired) Senior Vice President,
                                                Electronic Data Systems Corporation
Randall Hawks, Jr......................  51     General Partner, Novus Ventures

James P. Scullion......................  45     President and Chief Operating Officer
                                                of Identix
John E. Major..........................  55     Chairman and Chief Executive Officer,
                                                Novatel Wireless, Inc.
Paul D. Clark..........................  55     Corporate Privacy Officer and
                                                Enterprise Information and Technology
                                                Service Officer, Electronic Data
                                                Systems Corporation

EXECUTIVE OFFICERS:
Grant Evans............................  43     Executive Vice President, Strategy and
                                                Business Development
Linda Howard...........................  41     Executive Vice President, Chief
                                                Operating Officer, Global Service
                                                Operation
Sunday Lewis...........................  54     Executive Vice President, Chief
                                                Marketing Officer
Valerie J. Lyons.......................  46     Executive Vice President, Worldwide
                                                Sales

Mark S. Molina.........................  42     Executive Vice President, General
                                                Counsel and Secretary
Erik E. Prusch.........................  35     Executive Vice President, Chief
                                                Financial Officer



Directors



     The biographies of Messrs. McCashin, Morton, Cooper and Gudis can be found at page 61 under "The Merger Agreement -- Conduct of business following the merger".



     Randall Hawks, Jr. has been a director of Identix since 1988. Mr. Hawks is a General Partner of Novus Ventures, a venture capital firm he joined in 1999. From 1996 to 1998, Mr. Hawks was President and Chief Executive Officer at WHEB Systems, Inc. From 1994 to 1995, Mr. Hawks was Executive Vice President of AT&T Paradyne, a communications equipment subsidiary of AT&T. Prior to joining AT&T Paradyne, Mr. Hawks was Executive Vice President of Identix from 1989 to November 1993 and was Vice President of Marketing from 1985 to 1989.



     James P. Scullion has been a director of Identix since 1998. Mr. Scullion also has been President and Chief Operating Officer of Identix since April 1999. From March 2000 to October 2000, he served as Interim Chief Executive Officer of Identix. From 1990 to April 2001, Mr. Scullion held the position of Chief Financial Officer of Identix. From 1996 to 1999, he was Executive Vice President of Identix, and he was Identix' Vice President, Finance from 1990 to 1996. From 1986 to 1990, he was Vice President, Finance and Chief Financial Officer at DataTrak, Inc., a manufacturer of security access systems.

     John E. Major has been a director of Identix since 2000. Mr. Major is Chairman and Chief Executive Officer of Novatel Wireless, Inc., a position he has held since August 2000. Prior to August 2000, he was the founder and Chief Executive Officer of the Wireless Internet Solutions Group, a strategic consulting practice focused on the wireless Internet space. From November 1998 to November 1999, Mr. Major was Chairman and Chief Executive Officer of Wireless Knowledge, a Qualcomm, Inc. and Microsoft Corporation joint venture. From May 1997 until November 1998, he served as President of the Wireless Infrastructure Division of Qualcomm. Prior to that, for approximately 18 years, he held various positions at Motorola, Inc., the most recent of which was Senior Vice President and Chief Technology Officer. Mr. Major currently serves on the Executive Committee of both the Electronics Industry Association and the Telecommunications Industry Association. He also serves on the Board of Directors of Littelfuse, Inc., Verilink Corporation, Lennox International, Inc., and Advanced Remote Communications Solutions, Inc.



     Paul D. Clark has been a director of Identix since 2001. Since 2000, Mr. Clark has served both as Corporate Privacy Officer and as Enterprise Information and Technology Service Officer to Information Solutions and to Europe, the Middle East and Africa ("EMEA") for EDS. Mr. Clark has held various executive positions within EDS since his joining the company in 1985, including Chief Information Officer EMEA from 1999 to 2000, Director of Technical Infrastructure Operations EMEA from 1991 to 1999, and UK Regional Director of Technical Service from 1985 to 1991.



Executive Officers in addition to Messrs. McCashin and Scullion



     Grant Evans, Executive Vice President, Strategy and Business Development. Mr. Evans has 15 years of experience serving in various executive and management sales and marketing positions in international and domestic markets. From 1997 to April 1999 he served as Vice President, Sales and Marketing of Identicator Technology prior to becoming Vice President and General Manager of the Identix Security Division (formerly Identicator). Prior to Identicator Technology, he was Vice President of Business Development for Logistix, Inc., a software and hardware manufacturer from 1994 to 1997.



     Linda Howard, was appointed Executive Vice President, Chief Operating Officer of IPS in May 2001. She is responsible for managing IPS business and Global Customer Services Operation. From August 1999 to April 2001, Mrs. Howard served as Chief Operating Officer of DynCorp Management Resource, a $50 Million Division of DynCorp. Previously, Mrs. Howard performed multiple assignments with EDS from 1986 through 1998. Most recently she was Vice President of Operations for EDS Military Systems.



     Sunday Lewis, has served as Executive Vice President, Chief Marketing Officer since May 2001. She is responsible for formulating Identix' marketing strategy for all lines of business, including product marketing, branding and public relations. Prior to joining Identix, Ms. Lewis founded Vantage in 1997, a strategic marketing and e-business consulting firm. From 1987 to 1997, Ms. Lewis was CEO & CMO of New-York-based Techvantage International. Previously, she served as general manager, Vice President Sales of Software AG's Midwest region and CMO.



     Valerie J. Lyons, joined Identix as Executive Vice President, Worldwide Sales, in April 2001. She is responsible for developing the growth strategy for the worldwide sales organization and channel partners. From December 1998 to January 2001, Ms. Lyons was President of Sytel, a privately held e-business solutions firm. Prior to serving as President at Sytel, she spent 18 years in various positions of sales management.



     Mark S. Molina, Executive Vice President, General Counsel and Secretary, joined Identix in October 1999 as Vice President and General Counsel. He was appointed Executive Vice President in July 2001 and Secretary in December 1999. Prior to joining Identix, Mr. Molina was with Harris Corporation from February 1996 to October 1999, most recently as Senior Counsel, Microwave Communications Division. Prior to joining Harris he practiced corporate, business and securities law with firms in San Francisco, Sydney, Australia, and New York City where he began his career with Shearman & Sterling in 1985.



     Erik E. Prusch, Executive Vice President, Chief Financial Officer, joined Identix in April 2001. He is responsible for Finance, Investor Relations, Human Resources, Facilities and Administration. He most recently was CFO for the $3.5 billion Gateway Business, a division of Gateway Computers, Inc., and brings to

Identix more than 13 years of experience in finance. During 1998, Mr. Prusch was Vice President of Mergers and Acquisitions for Koch Industries. From 1993 to 1997, Mr. Prusch held various positions for PepsiCo, Inc. Prior to that, he served as a Senior Consultant for Deloitte & Touche.



BOARD MEETINGS AND COMMITTEES



     The Identix board held a total of seven meetings during fiscal 2001.



     The Identix board currently has two standing committees: the Compensation Committee and the Audit Committee.



     The Compensation Committee reviews and approves Identix' executive officer compensation policy and administers Identix' employee stock option plans and Identix' Non-Employee Directors Stock Option Plan. The Compensation Committee held one meeting during fiscal 2001. In July 2001, the Compensation Committee was reconstituted and is now comprised of Messrs. Morton, Hawks and Major. Prior to that time, the Compensation Committee was comprised of Mr. Larry J. Wells and Mr. Richion (each of whom retired from the Identix board immediately prior to its 2001 annual meeting), as well as Messrs. Morton and Hawks.



     The Audit Committee carries out the mandates of the Audit Committee Charter, which was adopted by the Identix board in July 2001. The Audit Committee held six meetings during fiscal 2001. Messrs. Hawks, Morton and Wells were the members of the Audit Committee through the finalization of this Proxy Statement and the completion of Identix' audited financial results for inclusion in Identix' Annual Report on Form 10-K for fiscal year 2001. Messrs. Hawks, Morton and Cooper are the members of the Audit Committee.



     Both the Compensation Committee and the Audit Committee will be reconstituted following the completion of the merger.



     Mr. Morton is a controlling shareholder of Integrated Manufacturing Solutions, Inc., a supplier of integrated circuit boards to Identix that received payments from Identix during fiscal 2001 approaching 2% percent of Identix' consolidated gross revenue (see "Related Party Transactions" below). Identix believes that Mr. Morton meets the requirements for "independence" established under Nasdaq regulations payments received by Integrated Manufacturing Solutions, Inc. were less than five percent of Identix' consolidated gross revenue during fiscal 2001. The rules of the Nasdaq National Market also provide that one non-independent director may serve on the audit committee of a company if such committee is comprised of at least three members and the board of directors determines that it is in the best interests of Identix and its stockholders for the non-independent director to serve on the committee. In Identix' case, the Identix board has determined that it is in the best interests of Identix and its stockholders for Mr. Morton to serve on the three-person Audit Committee because, among other reasons, he is a longstanding member of the Identix board with intimate knowledge of Identix and its financial operations and has over 30 years of business experience managing companies (and their financial operations) in executive officer capacities.



     The Identix board does not have a Nominating Committee or any other committee performing such function.



     During fiscal 2001, no incumbent director attended fewer than 75% of the aggregate of all meetings of the Identix board and committees, if any, upon which such director served.



DIRECTOR COMPENSATION



     Each non-employee director of Identix receives $2,000 for each board meeting attended up to a maximum of $8,000 annually. Identix also reimburses non-employee directors for certain expenses incurred by them in connection with attendance of board meetings. Directors who are employees of Identix receive no additional or special remuneration for serving as directors.



     Under the Directors Plan as currently in effect, each non-employee Director of Identix, upon such Director's first election to the Identix board, is entitled to receive an automatic non-discretionary grant of (1) a nonqualified stock option ("NQO") to purchase 30,000 shares of common stock if less than six months have elapsed since the last annual meeting of stockholders or (2) an NQO to purchase 15,000 shares of common stock if more than six months have elapsed since the last annual meeting of stockholders (in either case, "Initial Grant"). In addition, on the date of the first meeting of the Identix board following each annual meeting of the stockholders of Identix, each eligible Director is entitled to receive an NQO to purchase 30,000 shares of common stock ("Annual Grant").



     The exercise price of the NQOs granted under the Directors Plan is equal to the fair market value of such shares on the date of grant. The NQOs become exercisable with respect to one fourth of the number of shares covered by such NQO for each three-month period elapsing after the date of grant, so that such NQO will be fully exercisable on the first anniversary of the date such NQO was granted.



COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934



     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Identix' officers, directors and persons who own more than 10% of a registered class of Identix' equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish Identix with copies of all Section 16(a) forms they file.



     Based solely on a review of copies of the Forms 3, 4 and 5 received by Identix or representations from certain reporting persons, Identix believes that, during the fiscal year ended June 30, 2001, all Section 16(a) filing requirements applicable to its officers, directors and 10% stockholders were complied with except the following: (1) each of Mr. Clark, a director, and Ms. Sunday Lewis, an executive officer of Identix, filed a late Form 3 reporting their respective initial holdings of Identix stock; (2) Mr. Charles W. Richion, a former director of Identix, filed a late Form 4 reporting two exempt transactions; (3) Mr. Grant E. Evans, an executive officer of Identix, filed a late Form 4 reporting four exempt transactions; (4) Mr. Oscar R. Pieper, a former officer of Identix, filed a late Form 4 reporting 12 exempt transactions; and (5) each of Messrs. Yuri Khidekel and Yuri Shapiro, former officers of Identix, filed a late Form 4 reporting 14 and 15 exempt transactions, respectively.



EXECUTIVE COMPENSATION



     The table set forth below provides certain summary information concerning compensation paid to or accrued for any person who served as Identix' Chief Executive Officer or Interim Chief Executive Officer during the fiscal year ended June 30, 2001, and for each of the four other most highly compensated executive officers of Identix who served as executive officers at June 30, 2001 and/or for the fiscal years ended June 30, 2001, 2000 and 1999.

                           SUMMARY COMPENSATION TABLE



                                         ANNUAL COMPENSATION          LONG-TERM
                                     ----------------------------    COMPENSATION       OTHER
NAME AND PRINCIPAL POSITION          YEAR     SALARY      BONUS       OPTIONS(1)     COMPENSATION
---------------------------          ----    --------    --------    ------------    ------------
Robert McCashin(2).................  2001    $261,539    $200,000      750,000         $35,257(3)
  Chairman and                       2000          --          --           --              --
  Chief Executive Officer            1999          --          --           --              --
James P. Scullion(4)...............  2001     273,773      70,000           --          18,268(5)
  President and                      2000     250,000          --      200,000          14,685(5)
  Chief Operating Officer            1999     250,000       8,000       75,000          14,685(5)
Oscar R. Pieper(6).................  2001     240,000          --           --          13,309(7)
  Former Vice President, Business    2000     240,000          --       10,000          14,694(7)
  Development                        1999      32,000          --      100,000           2,446(7)
Daniel H. Dellegrotti(8)...........  2001     177,577      43,000      100,000         239,582(9)
  Former Vice President and          2000          --          --           --              --
  General Manager, Imaging           1999          --          --           --              --
Paul J. Bulger(10).................  2001     224,960      48,070       13,500           5,482(11)
  Former Executive Vice President,   2000     206,275      48,855       58,000           8,406(11)
  Global Services Group, Identix
     Public Sector, Inc.             1999     132,603     130,792           --           7,054(11)
Mark S. Molina(12).................  2001     180,844      77,875       75,000           8,808(13)
  Executive Vice President,          2000     118,039      19,375       75,000          35,417(13)
  General Counsel and Secretary      1999          --          --           --              --


---------------


 (1)All figures in this column reflect shares of common stock into which options are exercisable.



 (2)Mr. McCashin joined Identix in October 2000 as Chief Executive Officer and a member of the Identix board. He was appointed Chairman of the Identix board in January 2001.



 (3)Included in the fiscal 2001 figure is $1,196 in premium payments for Mr. McCashin's life insurance policy, $4,673 in matching contributions under Identix' 401(k) plan and $29,388 in housing allowance payments.



 (4)Mr. Scullion served as Identix' Interim Chief Executive Officer from March 2000 to October 2000.



 (5)The fiscal 2001 figure includes $9,833 in automobile allowance payments, $6,750 in matching contributions under Identix' 401(k) and $1,685 in premium payments for Mr. Scullion's life insurance policy. Each of the fiscal 2000 and fiscal 1999 figures includes $8,000 in automobile allowance payments, $5,000 in matching contributions under Identix' 401(k) plan and $1,685 in premium payments for Mr. Scullion's life insurance policy.



 (6)Mr. Pieper was employed by Identix from April 1999 to July 2001.



 (7)The fiscal 2001 figure includes $9,600 in automobile allowance payments, $1,494 in premium payments for Mr. Pieper's life insurance policy and $2,215 in matching contributions under Identix' 401(k) plan. The fiscal 2000 figure includes $9,600 in automobile allowance payments, $3,600 in matching contributions under Identix' 401(k) plan and $1,494 in premium payments for Mr. Pieper's life insurance policy. The fiscal 1999 figure includes $1,477 in automobile allowance payments and $969 in matching contributions under Identix' 401(k) plan.



 (8)Mr. Dellegrotti was employed by Identix from June 2000 to July 2001.



 (9)The figure includes $74,244 in moving allowance reimbursements, $28,237 in housing allowance payments, $1,603 in premium payments for Mr. Dellegrotti's life insurance policy and $5,498 in matching contributions under Identix' 401(k) plan. The figure also includes $130,000, in the form of a loan forgiven by Identix at the time of Mr. Dellegrotti's separation of employment from Identix.

(10)Mr. Bulger joined Identix Public Sector, Inc. (formerly ANADAC, Inc.) in March 1994. He separated from the employment of Identix Public Sector, Inc. in September 2001.



(11)The fiscal 2001 figure includes $2,986 in premium payments for Mr. Bulger's life insurance policy and $2,496 in matching contributions under Identix' 401(k) plan. The fiscal 2000 figure includes $2,986 in premium payments for Mr. Bulger's life insurance policy and $5,420 in matching contributions under Identix' 401(k) plan. The fiscal 1999 figure includes $2,986 in premium payments for Mr. Bulger's life insurance policy and $4,068 in matching contributions under Identix' 401(k) plan.



(12)Mr. Molina joined Identix in October 1999.



(13)The fiscal 2001 figure includes $1,118 in premium payments for Mr. Molina's life insurance policy and $7,690 in matching contributions under Identix' 401(k) plan. The fiscal 2000 figure includes $33,000 in reimbursed relocation payments, $1,618 in matching contributions under Identix' 401(k) plan and $799 in premium payments for Mr. Molina's life insurance policy.



2001 OPTION GRANTS TABLE



     The following table sets forth stock options granted to the executive officers identified in the Summary Compensation Table during fiscal 2001 under Identix' Equity Incentive Plan and New Employee Stock Incentive Plan. Since inception, Identix has not granted any stock appreciation rights.



                       OPTION GRANTS IN LAST FISCAL YEAR



                                                                                               POTENTIAL REALIZABLE VALUE AT
                                                                                                  ASSUMED ANNUAL RATES OF
                                                                                                 STOCK PRICE APPRECIATION
                                      % OF TOTAL OPTIONS                                              FOR OPTIONS(5)
                         OPTIONS     GRANTED TO EMPLOYEES   EXERCISE PRICE                     -----------------------------
NAME                    GRANTED(1)   IN FISCAL YEAR 2001     PER SHARE(1)    EXPIRATION DATE        5%              10%
----                    ----------   --------------------   --------------   ---------------   ------------    -------------
Robert McCashin.......   100,000(2)          4.453%            $10.2000(2)     10/18/2010       $  934,674      $ 2,092,491
                         500,000(3)         22.264              10.2000(3)     10/18/2010        4,673,368       10,462,455
                         150,000(4)          6.679              10.2000(4)     10/18/2010        1,402,010        3,138,736
James P. Scullion.....        --                --                   --                --               --               --
Oscar R. Pieper.......        --                --                   --                --               --               --
Daniel H.
  Dellegrotti.........   100,000             4.453              14.0625        10/18/2010          884,383        2,241,200
Paul J. Bulger........     5,000             0.223              14.9700        10/26/2010           47,073          119,293
                           6,552             0.292              10.6900         1/25/2011           44,048          111,627
                           1,948             0.087              10.6900         1/25/2011           13,096           33,188
Mark S. Molina........    75,000             3.340              14.0625         7/27/2010          663,287        1,680,900


---------------


(1)Unless otherwise noted, options vest monthly at the rate of 1/48 per month over four years from the date of grant, and each option has an exercise price equal to the fair market value of one share of common stock on the date of grant.



(2)Options fully vested on the date of grant. Each option has an exercise price equal to 85% of the fair market value of one share of common stock on the date of grant.



(3)Options vest monthly ratably over forty-eight months from the date of grant. Each option has an exercise price equal to 85% of the fair market value of one share of common stock on the date of grant.



(4)Options are subject to cancellation until certain conditions identified in Mr. McCashin's employment agreement are satisfied. If, after four years, all conditions are satisfied in full, options will be deemed to have vested at the rate of 1/48 per month over four years. Each option has an exercise price equal to 85% of the fair market value of one share of common stock on the date of grant.



(5)Potential realizable value is based on an assumption that the market price of the stock appreciates at the stated rate, compounded annually, from the date of grant until the end of the option term. These values are calculated based on the requirements promulgated by the SEC and do not reflect Identix' estimate future stock price appreciation.

2001 OPTION EXERCISES AND YEAR-END VALUE TABLE



     The following table sets forth stock options exercised by the executive officers identified in the Summary Compensation Table during fiscal 2001, and the number and value of all unexercised options at June 30, 2001. The value of "in-the-money" options refers to options having an exercise price that is less than the market price of Identix' common stock on June 30, 2001.



AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES



                                                                                            VALUE OF UNEXERCISED
                                                               NUMBER OF UNEXERCISED        IN-THE-MONEY OPTIONS
                                                             OPTIONS AT FISCAL YEAR END     AT FISCAL YEAR END(2)
                       SHARES ACQUIRED                       --------------------------   -------------------------
NAME                     ON EXERCISE     VALUE REALIZED(1)   EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
----                   ---------------   -----------------   --------------------------   -------------------------
Robert McCashin......           --                  --            208,333/541,667                  $0.00/0.00
James P. Scullion....       40,684             316,452            296,945/118,055                  $0.00/0.00
Oscar R. Pieper......      137,400           1,512,274                156,690/000               $279,673/0.00
Daniel H.
  Dellegrotti........           --                  --                100,000/000                  $0.00/0.00
Paul J. Bulger.......           --                  --             144,877/21,573                  $0.00/0.00
Mark S. Molina.......           --                  --             41,147/108,853                  $0.00/0.00


---------------


(1)Value realized is determined by multiplying the number of exercised shares by the difference between the market close price on the date of exercise and the stated exercise price, less applicable taxes.



(2)Value of unexercised in-the-money option at fiscal year end is based on the $6.25 closing price per share of Identix' common stock quoted on the American Stock Exchange on June 30, 2001, less the exercise price.



     Identix did not make any awards during the fiscal year ended June 30, 2001 to any of the executive officers named in the Summary Compensation Table under any long-term incentive plan providing compensation intended for performance to occur over a period longer than one fiscal year.



RELATED PARTY TRANSACTIONS



Employment Agreements



     As Chief Executive Officer of Identix, Mr. Robert McCashin entered into an employment agreement dated as of October 19, 2000. The agreement was amended as of August 22, 2001 and governs the terms of Mr. McCashin's employment until the merger is completed, at which time the employment agreement described above under "The Merger -- Interests of Certain Persons in the Merger" will take effect. Unless earlier terminated, the agreement expires December 31, 2005. Under the agreement, Identix pays Mr. McCashin a current base salary of $400,000 per year, with increases based upon annual reviews of Mr. McCashin's performance, and a cash incentive bonus of $400,000 per year, paid in quarterly installments, based on Identix meeting identified revenue and net earning targets; provided, however, that payment to Mr. McCashin of the first four bonus installments of $100,000 per quarter is guaranteed. The agreement also provides for a housing allowance of $2,800 per month for the first year of employment, $3,100 per month for the second year of employment and an amount to be mutually agreed upon for subsequent years of employment. The agreement also provides for reimbursement of reasonable travel and car expenses related to Mr. McCashin's employment. In addition, Identix will provide standard medical insurance and other benefits and will pay the cost of a life insurance policy insuring Mr. McCashin for $1,000,000 while he is employed by Identix. After 24 months of employment, upon a termination other than for "cause" (as defined in the agreement) or a resignation for "good reason" (as defined in the agreement), Identix will pay the cost of continuing coverage for Mr. McCashin until the earlier of his reaching the age of 65 or his accepting employment with another company, firm or other entity. Under the agreement, Identix may be required to reimburse Mr. McCashin, in the form of shares of Identix' common stock, for certain shares of EDS common stock that Mr. McCashin is scheduled to receive from his former employer EDS if and to the extent EDS withholds or fails to deliver any such EDS shares to Mr. McCashin because of his employment with Identix.

The number of EDS shares subject to reimbursement decreases annually according to a vesting schedule. Under the agreement, Identix also granted Mr. McCashin options to purchase up to 750,000 shares of common stock. All such options have an exercise price equal to 85% of the market price of the underlying common stock on the date of approval by the Board of the grant, and such options vest as follows: (a) 100,000 shares of common stock, fully vested upon grant; (b) 500,000 shares of common stock vest over four years, at a rate of 1/48 per month, provided that all they will immediately will vest upon a "change of control" (as described in the agreement); and (c) 150,000 shares of common stock (the "Offset Option"), vest over four years, at a rate of 1/48 per month, provided that the Offset Option immediately will vest upon a "change of control" (as defined in the agreement), and provided further that portions of the Offset Option (or any shares issued upon exercise thereof) are subject to cancellation, on a share per share basis, if and to the extent Identix reimburses Mr. McCashin with any shares of Identix' common stock pursuant to the EDS share reimbursement arrangement described above. Under the agreement, Mr. McCashin may purchase the shares issuable upon exercise of such options with a promissory note or notes in form and substance satisfactory to Identix. Upon a termination other than for "cause" or a resignation for "good reason" within the first 12 months of Mr. McCashin's employment, Identix will continue to pay Mr. McCashin's base salary for a period of six months after the date of termination, provided that, at Mr. McCashin's election, Identix shall pay such amount in one lump sum. Identix will pay the cost of continuing coverage for Mr. McCashin under Identix' medical, dental and vision benefit plans for six months after termination. Upon a termination other than for "cause" or a resignation for "good reason" after 12 months of employment, Identix will continue to pay the same amounts, except that payment of Mr. McCashin's base salary and continued medical, dental and vision benefit plan coverage will continue for a period of 12 months; Mr. McCashin will continue to have the right to receive such base salary amount in one lump sum. Upon a termination other than for "cause" or a resignation for "good reason" after 24 months of employment, Identix will continue to pay Mr. McCashin's base salary for a period of 12 months after the date of termination (with a lump sum payment option in favor of Mr. McCashin) and applicable medical, dental and vision benefit plan coverage will continue until the earlier of that date that Mr. McCashin reaches age of 65 or the date he accepts employment with another company, firm or other entity. Upon any termination other than for "cause" or a resignation for "good reason", all of Mr. McCashin's unvested stock options immediately will vest and Mr. McCashin will have 12 months from the effective date of termination to exercise all options to purchase common stock granted to him by Identix. If a "change of control" (as defined in the agreement) occurs during the final year of Mr. McCashin's agreement, the term of the agreement shall be extended to the first anniversary of the date of the "change of control". In addition, if there is a termination other than for "cause" or a resignation for "good reason" within one year of a "change of control" and if any payments or benefits received by, or to be received by, Mr. McCashin in connection with his termination of employment will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, Identix shall pay Mr. McCashin a "gross-up payment" intended to compensate him fully for such tax pursuant to a formula set forth in the agreement.



     Identix will enter into an employment agreement with Dr. Joseph Atick which will take effect upon completion of the merger. Identix' agreement with Dr. Atick is described above under "The Merger -- Interests of Certain Persons in the Merger."



     Mr. James P. Scullion, the President and Chief Operating Officer of Identix, served as Interim Chief Executive Officer from March 2000 to October 2000. In connection with his assumption of responsibilities as Interim Chief Executive Officer, Mr. Scullion received a compensation continuation agreement dated as of January 5, 2000. The agreement was amended as of August 22, 2001 and January 29, 2002. Unless earlier terminated, the agreement expires January 29, 2004. The agreement provides for base salary and bonus reviews on an annual basis. Mr. Scullion's current annual base salary is $280,000 per annum, and his current targeted bonus per annum is $140,000, payable based on the financial performance of Identix and specific individual performance objectives. He also receives an annual car allowance of $10,000. If Identix terminates Mr. Scullion's employment for reasons other than "cause" (as defined in the agreement), or if he resigns for "good reason" (as defined in the agreement), Mr. Scullion will continue to be paid his then current base salary for 12 months from the effective date of termination (the "severance period"); provided, however, that, at Mr. Scullion's election, Identix shall pay this base salary amount in one lump sum. Upon any such termination or resignation, Mr. Scullion will also continue to receive, during the Severance Period, certain medical, dental and life insurance benefits from Identix, and all unvested and outstanding options to purchase common stock granted by Identix to Mr. Scullion will immediately vest, and Mr. Scullion will have 12 months from the effective date of termination to exercise such options. If a "change of control" (as defined in the agreement) occurs during the final 12 months of Mr. Scullion's agreement, the term of the agreement shall be extended to the first anniversary of the date of the "change of control". In addition, if there is a termination other than for "cause" or a resignation for "good reason" within one year of a "change of control" and if any payments or benefits received by, or to be received by, Mr. Scullion in connection with his termination of employment will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, then Identix shall pay Mr. Scullion a "gross-up payment" intended to compensate him fully for such tax pursuant to a formula set forth in the agreement.



     As Chief Financial Officer of Identix, Mr. Erik E. Prusch entered into an employment agreement with Identix dated as of April 2, 2001. The agreement was amended as of August 22, 2001 and unless earlier terminated, expires April 22, 2003. The agreement provides that Identix will pay Mr. Prusch a base salary of $275,000 per year, with increases in such base salary based upon annual reviews of Mr. Prusch's performance, and a cash incentive bonus of $137,500 per year, the payment of which is linked to the financial performance of Identix and specific individual performance objectives. The agreement provides that Identix will provide Mr. Prusch a no-interest, five-year housing loan equal to 20% of the purchase price of a new home, provided that the amount of the loan shall not exceed $300,000. The outstanding loan amount shall be due and payable in full upon the earlier of (a) the five year term of the note; or (b) that date which is (i) 15 days after the effective date of Mr. Prusch's separation of employment from Identix, if such separation arises out of a termination for "cause" (as defined in the agreement) or a "voluntary termination" (as defined in the agreement) or (ii) the last day of the "severance period" (as defined in the agreement) if Mr. Prusch's separation of employment from Identix arises out of a termination other than for "cause" or a resignation for "good reason" (each as defined in the agreement). The agreement also provides for a housing subsidy equal to the lesser of (a) an identified monthly housing subsidy that decreases annually over five years; or (b) Mr. Prusch's actually monthly mortgage principal and interest payments multiplied by a housing subsidy percentage rate specified in the agreement, which also decreases each year over five years. Under the agreement, Identix reimbursed Mr. Prusch for the actual costs of his relocation from Southern California to the San Francisco Bay Area and for his real estate brokerage fees on the sale of his then existing home, up to a maximum of $36,000. Identix also granted Mr. Prusch a non-qualified stock option under Identix' New Employee Stock Incentive Plan to purchase 250,000 shares of common stock, vesting over four years, at a rate of 1/48 per month, provided that the option immediately will vest upon a "change of control" (as defined in the agreement). The agreement provides that, upon a termination other than for "cause" or a resignation for "good reason", Identix will continue to: (a) pay Mr. Prusch's base salary for a period of 12 months after the date of termination (provided that, at Mr. Prusch's election, Identix shall pay such base salary amount in one lump sum), (b) make COBRA payments to maintain Mr. Prusch's medical and dental benefits for a period of 12 months from the date of termination and (c) pay for Mr. Prusch's life insurance for a period of 12 months from the date of termination. Additionally, all of Mr. Prusch's unvested stock options immediately will vest and Mr. Prusch will have 12 months from the effective date of termination to exercise all options to purchase common stock granted to Mr. Prusch by Identix. If a "change of control" occurs during the final year of the agreement, the term of the agreement shall be extended to the first anniversary of the date of the "change of control". In addition, if there is a termination other than for "cause" or a resignation for "good reason" within one year of a "change of control" and if any payments or benefits received by, or to be received by, Mr. Prusch in connection with his termination of employment will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, Identix shall pay Mr. Prusch a "gross-up payment" intended to compensate him fully for such tax pursuant to a formula set forth in the agreement.



     Mr. Mark S. Molina, Ms. Valerie J. Lyons, Ms. Sunday Lewis and Ms. Linda Howard, each of whom are executive officers of Identix, are each parties to separate employment agreements with Identix dated as of August 22, 2001. Unless earlier terminated, each of the agreements expires August 22, 2003. Mr. Grant Evans, an executive officer of Identix, is party to an employment agreement with Identix dated as of April 26, 1999 and amended as of August 22, 2001. Unless earlier terminated, Mr. Evans' agreement expires April 26,


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


2002. Each of the foregoing agreements provides for the payment of a base salary, with increases in such base salary based upon annual reviews of the executive's performance, and an annual cash incentive bonus based upon the financial performance of Identix and specific individualized performance objectives. Mr. Molina's current annual base salary is $220,000 with a targeted bonus of $80,000. Ms. Lyons' current annual base salary is $200,000 with a targeted bonus of $200,000; provided, however, that during her first year of her employment, 50% of Ms. Lyons' bonus is guaranteed. Ms. Lewis' current annual base salary is $200,000 with a targeted bonus of $100,000. Ms. Howard's current annual base salary is $175,000 with a targeted bonus of $125,000. Mr. Evans' current annual base salary is $207,000 with a targeted bonus of $50,000. He also receives an annual car allowance of $9,600. Each of the foregoing agreements provides that if Identix terminates the executive's employment for any reason other for "cause" (as defined in each agreement) or a resignation for "good reason" (as defined in each agreement), the executive will (a) continue to receive, for 12 months following termination, such executive's then current base salary; provided however, that the executive may elect to be paid such amount in one lump-sum payment; and (b) continue to receive certain medical, dental and life insurance benefits from Identix for 12 months following termination. Additionally, in the event of such termination or resignation, all options to purchase common stock granted to the executive by Identix will fully vest immediately and the executive shall have 12 months to exercise such options; provided, however, that in the case of Mr. Evans, only certain unvested options to purchase common stock will fully vest immediately, and Mr. Evans will have 12 months from the effective date of termination to exercise certain of his stock options and only three months from the effective date of termination to exercise stock options that are not expressly identified for a 12 month post-termination exercise period. Under each of these agreements, in the event of a "change in control" (as defined in each agreement) during the final 12 months of the agreement, the term of the agreement shall be extended to the first anniversary of the date of the "change in control". In addition, if there is a termination other than for "cause" or a resignation for "good reason" within one year of such "change in control" and if any payments or benefits received by, or to be received by, the executive in connection with either the "change in control" or executive's termination of employment will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, then Identix shall pay the executive an additional "gross-up payment" intended to compensate such executive fully for such tax pursuant to a formula set forth in the agreement.



Other Related Party Transactions



     Robert McCashin's son, Robert J. McCashin, is employed by IPS as a Sales Executive. His annual salary is $90,000, plus commissions. In July 2001, he was granted options to purchase 5,100 shares of common stock. One hundred shares subject to these options vested immediately upon grant; the balance vest cumulatively at the rate of 1/48 per month over four years. The options have an exercise price equaling the fair market value of shares of common stock on the date of the grant.



     Patrick H. Morton is a member of the Board and its Audit Committee and Compensation Committee and, as of June 30, 2001, owned 38% of Integrated Manufacturing Solutions, Inc. ("IMS"), a manufacturer of integrated circuit boards that provides manufacturing services to Identix. IMS billed Identix approximately $1,884,000, $2,920,000 and $2,798,000 in fiscal 2001, 2000 and
1999 respectively. IMS billed Identix approximately $1,055,000 for the nine-month period from July 1, 2001 to March 31, 2002. Identix negotiates the pricing and other terms of its transactions with IMS without the participation of Mr. Morton and takes into account competing bids from other manufacturers.



     Identix purchases certain complete biometric security IT products, R&D, engineering and administrative services from International Technology Concepts, Inc. ("ITC"). Mr. Yuri Shapiro and Mr. Yuri Khidekel, executive officers of Identix from 1999 through April 2001, are each directors, officers and principal shareholders of ITC. As of June 30, 2001, Mr. Khidekel and Mr. Shapiro beneficially owned approximately 30% and 25%, respectively, of the shares of ITC. ITC billed Identix approximately $3,389,000 and $3,080,000 in fiscal 2001 and 2000 respectively, and $360,000 in the last quarter of fiscal 1999. Identix did not purchase goods or services from ITC prior to fiscal 1999. ITC billed Identix approximately $3,505,000 for the nine-month period from July 1, 2001 to March 31, 2002. Identix' employment of Mr. Khidekel, as Vice President of Security Software, and Mr. Shapiro, as Vice President of Security Hardware, terminated as of April 12,


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


2002. However, ITC continues to supply research, development and related services to Identix under continuing consultancy arrangements and agreements. In negotiating the pricing and other terms of its transactions with ITC, Identix takes into account competing bids from other suppliers, where applicable and obtainable.



     Identix believes that it has executed all of the transactions set forth above under "Other Related Party Transactions" on terms no less favorable to it than terms it could have obtained from unaffiliated third parties.


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

                       ADDITIONAL MATTERS BEING SUBMITTED
                     TO A VOTE OF ONLY IDENTIX STOCKHOLDERS

     In addition to proposal 1 related to the issuance of shares in the merger, Identix stockholders are being asked to approve the following proposals:

PROPOSAL 2 -- APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO AUTHORIZE
            THE ISSUANCE OF UP TO 200,000,000 SHARES OF COMMON STOCK

     Identix' certificate of incorporation currently authorizes Identix to issue up to 100,000,000 shares of common stock and 2,000,000 shares of preferred stock. This proposal would amend the certificate of incorporation to authorize Identix to issue up to 200,000,000 shares of common stock and 2,000,000 shares of preferred stock. The larger number of authorized shares of common stock provided for in this proposal will provide Identix the certainty and flexibility to undertake various types of transactions, including stock splits in the form of stock dividends, financings, increases in the shares reserved for issuance under stock incentive plans or other corporate transactions not yet determined. Based on the number of shares of common stock outstanding as of February 22, 2002, on consummation of the merger, Identix would have approximately 83.6 million shares of common stock issued and outstanding, excluding shares of common stock to be issued by Identix to Lehman Brothers and by Visionics to Morgan Keegan as part of their financial advisory fees. This number does not include approximately 10.7 million shares of common stock reserved for issuance upon exercise of options outstanding, equity awards to be granted under Identix' stock plans and shares subject to options and warrants to be assumed in the merger.

     In order for the Identix board to be able to respond to future circumstances with a reasonable degree of flexibility, Identix must have a sufficient number of authorized shares to cover any stock dividends or other transactions. There are currently 100,000,000 shares of common stock authorized and approximately 44,840,000 issued and outstanding shares of Identix common stock and approximately another 6,099,000 shares reserved for issuance under Identix' stock plans. In addition, Identix will issue approximately 38.8 million shares in the merger, and may issue up to 4.5 million shares to holders of Visionics options and warrants being assumed in the merger if those options and warrants are exercised. Under the proposed amendment to the certificate of incorporation, the additional shares of common stock would be available for issuance without further stockholder action, unless stockholder action is otherwise required by Delaware law or Nasdaq. Identix has no current plans to issue the remainder of the additional authorized shares other than shares that could be issued in connection with any additional stock options granted under the 2002 Plan. Although Identix currently has no agreements or understandings with respect to any other material acquisitions, the increase in the authorized number of shares of Identix common stock will provide Identix with additional flexibility with regard to any future acquisitions.

     The additional shares of Identix common stock that would become available for issuance if the proposed amendment were adopted could also be used by Identix to oppose a hostile takeover attempt or delay or prevent changes of control of Identix or changes in or removal of management of Identix. For example, without further stockholder approval, the Identix board could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current board. Although this proposal to increase the number of authorized shares of common stock has been prompted by business and financial considerations, not by the threat of any attempt to accumulate shares or otherwise gain control of Identix, stockholders nevertheless should be aware that approval of the proposal could facilitate future efforts by Identix to deter or prevent changes of control of Identix, including transactions that are favored by a majority of the independent stockholders or in which the stockholders might otherwise receive a premium for their shares over then-current market price or benefit in some other manner.

     Identix' certificate of incorporation and bylaws contain other provisions that could have an anti-takeover effect, including the following:

     - Identix' board must be given advance notice regarding stockholder-sponsored proposals for consideration at annual meetings and for stockholder nominations for the election of directors; and

     - special meetings of stockholders may only be called by the chairman of the board, the president or the board, not by Identix' stockholders.

     In addition, the authority granted by Identix' certificate of incorporation to the board to fix the designation, powers, preferences, rights, qualifications, limitations and restrictions of any class or series of Identix preferred stock could be used for anti-takeover purposes. The proposal to increase the number of authorized shares of common stock, however, is not part of any plan to adopt a series of amendments having an anti-takeover effect, and Identix' management presently does not intend to propose anti-takeover measures in future proxy solicitations.

     Stockholders are being asked to approve the amendment to the certificate of incorporation. The affirmative vote of the holders of a majority of the outstanding shares of the common stock and Series A preferred stock of Identix (voting on an as-converted basis with the holders of Identix common stock) is required to amend the certificate of incorporation.

THE BOARD RECOMMENDS A VOTE "FOR" THE AMENDMENT TO IDENTIX' CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 100,000,000 TO 200,000,000.

          PROPOSAL 3 -- ADOPTION OF IDENTIX 2002 EQUITY INCENTIVE PLAN

     The Identix board has approved, subject to stockholder approval, the adoption of the 2002 Equity Incentive Plan (the "2002 Plan"). Under the terms and conditions of the 2002 Plan, an aggregate of 5,800,000 shares of common stock will be reserved for issuance thereunder. The 2002 Plan authorizes Identix to grant options, restricted stock, stock purchase rights, performance shares, or any combination of these (collectively, "awards") to eligible employees, directors and consultants. A copy of the 2002 Plan is attached as exhibit the Registration Statement of which this joint proxy statement/prospectus is a part. The following description of the 2002 Plan is a summary and is qualified by reference to the complete text of the 2002 Plan.

     Summary Description of the 2002 Plan. The 2002 Plan is intended to strengthen Identix by allowing our selected employees, directors and consultants to participate in our future growth and success by offering them an opportunity to acquire stock in Identix in order to retain, attract and motivate them. The board has ultimate responsibility for administering the 2002 Plan but may delegate this authority to a committee of the board or an executive of Identix (the "Committee"), subject to certain limitations. The Committee could have broad discretion to determine the amount and type of awards and terms and conditions of the awards. Individual grants will generally be based on a person's present and potential contribution to Identix.


     As of February 22, 2002, Identix had approximately 425 employees, six non-employee directors and no consultants who would be eligible to participate in the 2002 Plan. In addition, Visionics employees will be eligible to participate in the 2002 Plan upon completion of the merger. Since the grant of awards is based upon a determination made by the Committee after a consideration of various factors, Identix currently cannot determine the nature and amount of any awards that will be granted in the future to any eligible individual or group of individuals. However, the maximum number of shares that can be granted under the 2002 Plan during any calendar year to any employee is 450,000. Identix believes that with this limitation and other provisions of the 2002 Plan, options and stock awards granted under the 2002 Plan will generate "qualified performance-based compensation" within the meaning of section 162(m) of the Internal Revenue Code and will therefore not be subject to the $1,000,000 cap on deductibility for federal income tax purposes of certain compensation payments in excess of $1,000,000. See "Federal Income Tax Consequence of Awards and Exercises under the 2002 Plan" below.


     Awards may be granted in the form of options, restricted stock, stock purchase rights or performance shares. Any award may be granted either alone or in addition to other awards granted under the 2002 Plan. The Committee may condition the grant of the award upon the attainment of specified group or division performance goals or other criteria, which need not be the same for all participants. The Committee may condition the grant of the award upon the attainment of specified performance goals or other criteria, which need not be the same for all participants. The 2002 Plan will expire on February 22, 2012 but options outstanding under the 2002 Plan may extend beyond that date.

     Options. Stock options granted under the 2002 Plan may be incentive stock options under Section 422 of the Internal Revenue Code ("ISOs") or non-qualified stock options ("NQOs"). The exercise price of ISOs may not be less than the fair market value of the shares subject to the option on the date of grant. The exercise price of NQOs may not be less than the fair market value of the shares subject to the option on the date of grant unless otherwise approved by the stockholders of Identix, and in any event must be at least 85% of the fair market value of the shares subject to the option on the date of grant. The term of any ISO granted under the plan may not exceed ten years and the term of any NQO may not exceed fifteen years. Certain other limitations are also applicable to ISOs in order to take advantage of the favorable tax treatment that may be available for ISOs. The consideration payable for, upon exercise of an option may be paid in cash, shares of stock, cashless exercise or by promissory note (subject to no more than five year term and in the principal amount of no greater than 90% of the fair market value of the common stock on the date of grant).

     Restricted Stock. Restricted stock awards consist of non-transferable shares of Identix common stock. The restrictions on transfer can lapse based on service, performance or other criteria determined by the Committee, which may not be waived or accelerated except in the event of a change of control or a fundamental transaction. The exercise period for the restricted stock awards cannot be more than ten years. The purchase price of the restricted stock must be at least par value of the common stock and may be paid in cash, shares of stock, cashless exercise or by promissory note (subject to no more than five year term and in the principal amount of no greater than 90% of the fair market value of the common stock on the date of grant).

     Stock Purchase Rights. Stock purchase rights consist of a grant to purchase common stock at a purchase price of not less than 85% of the fair market value of the common stock on the grant date. Stock purchase rights are generally exercisable for a period of up to 30 days after the grant date.

     Performance Shares. Performance shares are shares of common stock issuable upon the attainment of performance criteria. At the time of a grant the Committee will determine the number of shares of common stock to be awarded at the end of the performance period if and to the extent that the specified performance targets are met. The consideration payable by a participant with respect to a performance share award will be determined by the Committee but may not exceed 50% of the fair market value of the common stock on the date of grant. The Committee will determine the performance period, the performance objectives to be used in granting the awards and the extent to which awards have been earned. Performance periods may overlap, and participants may be awarded performance shares having different performance criteria. Performance share awards may be payable in cash or stock, at the discretion of the Committee, and may bear interest or earn dividends.

     General. The consideration payable for, upon exercise of, or for tax payable in connection with, an award may be paid in cash, by promissory note of the participant, or by delivery of other property, including securities of Identix, as authorized by the Committee. Identix generally will not receive any consideration upon the grant of any awards, although the 2002 Plan provides that consideration may be payable with respect to the grant of performance shares. Awards generally may be exercised at any time within three months after a participant's employment by, or consulting relationship with, Identix terminates (but, only to the extent exercisable or payable at the time of termination). If termination is due to the participant's death, retirement or disability, the award may be exercised for two years thereafter. Shares issued under an award may be subject to a right of repurchase by Identix. No award is assignable or otherwise transferable by a participant other than by will or by the laws of descent and distribution.

     The Identix board may amend, alter or discontinue the 2002 Plan or any award at any time, except that the consent of a participant is required if the participant's rights under an outstanding award would be impaired. In addition, to the extent required for the 2002 Plan to satisfy the conditions of Rule 16b-3 under the Securities and Exchange Act of 1934 or, with respect to provisions solely as they relate to ISOs, to the extent required for the 2002 Plan to comply with Section 422 of the Internal Revenue Code, the stockholders of Identix must approve any amendment, alteration or discontinuance of the 2002 Plan that would (i) increase

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

the total number of shares reserved under the 2002 Plan, (ii) change the minimum price terms for Option exercise, (iii) change the class of employees and consultants eligible to participate in the 2002 Plan, (iv) extend the maximum option exercise period, (v) change the exercise price of the option or change the provisions requiring stockholder approval for option repricing or (vi) materially increase the benefits accruing to participants under the 2002 Plan.

     The 2002 Plan constitutes an unfunded plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or arrangements to meet the obligations under the 2002 Plan to deliver stock or make payments.

     In the event of a "change in control" of Identix, as defined in the 2002 Plan, the board may, subject to certain limitations, accelerate the vesting provisions of awards or may cash out the awards. A "change in control" is defined to include the acquisition of 20% or more of the voting power of Identix' outstanding stock, a proxy solicitation for one or more directors without support of the then current board, a dissolution or liquidation of Identix and certain asset sales, mergers or reorganizations or other changes in ownership of Identix' assets or stock.

FEDERAL INCOME TAX CONSEQUENCES OF OPTION AWARDS AND EXERCISES UNDER THE 2002
PLAN

     The following is a general summary of the typical federal income tax consequences of the issuance and exercise of options or awards of restricted stock under the 2002 Plan. It does not describe state or other tax consequences of the issuance and exercise of options or of grant of restricted stock.

     Options. The grant of an ISO has no federal income tax effect on the optionee. Upon exercise the optionee does not recognize income for "regular" tax purposes. However, the excess of the fair market value of the stock subject to an option over the exercise price of such option (the "option spread") is includible in the optionee's "alternative minimum taxable income" for purposes of the alternative minimum tax. If the optionee does not dispose of the stock acquired upon exercise of an ISO until more than two years after the option grant date and more than one year after exercise of the option, any gain upon sale of the shares will be a long-term capital gain. If shares are sold or otherwise disposed of before both of these periods have expired (a "disqualifying disposition"), the option spread at the time of exercise of the option (but not more than the amount of the gain on the sale or other disposition) is ordinary income in the year of such sale or other disposition. If gain on a disqualifying disposition exceeds the amount treated as ordinary income, the excess is taxable as capital gain (which will be long-term capital gain if the shares have been held more than one year after the date of exercise of the option). Identix is not entitled to a federal income tax deduction in connection with ISOs, except to the extent that the optionee has taxable ordinary income on a disqualifying disposition.

     The grant of a NQO has no federal income tax effect on the optionee. Upon the exercise of a NQO, the optionee has taxable ordinary income (and Identix is entitled to a corresponding deduction) equal to the option spread on the date of exercise. Upon the disposition of stock acquired upon exercise of a NQO, the optionee recognizes either long-term or short-term capital gain or loss, depending on how long such stock was held.

     In the case of both ISOs and NQOs, special federal income tax rules apply if Identix common stock is used to pay all or part of the option price. Special rules may also apply when a transferable option is transferred.

     Awards. Upon receipt of an award of shares, a recipient generally has taxable income in the amount of the excess of the then fair market value of the common stock over any consideration paid for the common stock (the "spread"). However, if the common stock is subject to a "substantial risk of forfeiture" (such as a requirement that the recipient continue in the employ of Identix) and the recipient does not make an election under section 83(b) of the Internal Revenue Code, the recipient will have taxable income upon the lapse of the risk of forfeiture, rather than at receipt, in an amount equal to the spread on the date of lapse. The taxable income constitutes supplemental wages subject to income and employment tax withholding, and Identix receives a corresponding income tax deduction. If the recipient makes an election under section 83(b) of the Internal Revenue Code, the stock received by the recipient is valued as of the date of receipt (without taking the restrictions into account) and the recipient has taxable income equal to any excess of that value over the amount he or she paid for the stock. Identix would again have a deduction equal to the income to the recipient. The consequences upon sale or disposition of the shares awarded or sold generally are the same as for common stock acquired under an NQO (see above).

     Limitation on Deduction of Certain Compensation. Compensation of over $1,000,000 paid in any year to one of the top five officers of a publicly-held corporation is not deductible for tax purposes unless the grant of the compensation meets the Internal Revenue Code's definition of "performance-based" compensation. Identix will generally attempt to ensure that any awards under the 2002 Plan meet these standards, but may not do so in every instance.

     The following table shows the number of shares covered by options awarded to certain executive officers and the identified groups under the 1995 Equity Incentive Plan and the New Employee Stock Incentive Plan in fiscal 2001. Unless otherwise noted, each option has an exercise price per share equal to the fair market value of one share of common stock on the date of grant.

                                                               NUMBER
NAME AND POSITION                                             OF SHARES
-----------------                                             ---------
Robert McCashin.............................................    750,000(1)
  Chairman and Chief Executive Officer
James P. Scullion...........................................          0
  President and Chief Operating Officer
Erik E. Prusch..............................................    250,000(2)
  Executive Vice President and Chief Financial Officer
Mark S. Molina..............................................     75,000
  Executive Vice President, General Counsel and Secretary
All executive officers as a group...........................  1,403,500
All directors who are not executive officers as a group.....          0
All employees and consultants (other than executive             865,250
  officers) as a group......................................

---------------

(1) Options have an exercise price equal to 85% of the fair market value of one share of common stock on the date of grant.

(2) Mr. Prusch joined Identix in April 2001.

(3) Oscar R. Pieper, Daniel H. Dellegrotti and Paul J. Bulger, former executive officers of Identix, are not named individually in the table above because they are no longer employed by Identix. Messrs. Dellegrotti and Bulger were granted options to purchase 100,000 and 13,500 shares of Identix common stock, respectively, in fiscal 2001. Mr. Pieper received no options to purchase Identix common stock in fiscal 2001.

     Stockholders are being asked to approve the adoption of the 2002 Plan. The affirmative vote of the holders of a majority of the outstanding shares of the common stock and Series A preferred stock of Identix represented and voting at the special meeting is required to adopt the 2002 Plan.

     THE BOARD RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE IDENTIX 2002 EQUITY INCENTIVE PLAN.

                             STOCKHOLDER PROPOSALS

     Visionics held its 2001 annual meeting of stockholders on July 26, 2001. Visionics will hold an annual meeting in 2002 only if the merger is not consummated. In the event that such a meeting is held, any proposal of a Visionics stockholder must be received by the secretary of Visionics no later than November 23, 2001 in order to be considered for inclusion in the Visionics 2002 annual meeting proxy materials. Any such proposal will be subject to Rule 14a-8 of the Rules and Regulations under the Exchange Act.

     Identix held its 2001 annual meeting of stockholders on October 25, 2001. For stockholder proposals to be considered properly brought before Identix' 2002 annual meeting, a stockholder must give timely notice of approval in writing to Identix' secretary. To be timely for the 2002 annual meeting, a stockholder's notice must be delivered to or mailed and received by the secretary of Identix at its principal executive offices, prior to June 1, 2002. A stockholder's notice to the secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of Identix that are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.

                                 LEGAL MATTERS

     The validity of the Identix common stock offered by this joint proxy statement/prospectus will be passed upon for Identix by Heller Ehrman White & McAuliffe LLP, Menlo Park, California.

     Heller Ehrman White & McAuliffe LLP will provide an opinion to Identix and Maslon Edelman Borman & Brand, LLP, Minneapolis, Minnesota will provide an opinion to Visionics as to the qualification of the merger as a reorganization under Section 368(a) the Internal Revenue Code.

                                    EXPERTS

     The consolidated financial statements incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K of Identix Incorporated for the year ended June 30, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements and schedules of Visionics Corporation as of September 30, 2001 and 2000, and for each of the years in the three-year period ended September 30, 2001, have been incorporated by reference herein, in reliance upon the reports of KPMG LLP independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

            DOCUMENTS INCORPORATED BY REFERENCE IN THIS JOINT PROXY
                              STATEMENT/PROSPECTUS

     This joint proxy statement/prospectus incorporates documents by reference that are not presented in or delivered with this document. All documents filed by Identix and Visionics under section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, after the date hereof and before the date of the Visionics and Identix special meetings are incorporated by reference into and to be a part of this joint proxy statement/prospectus from the date of filing of those documents. You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different.

     This joint proxy statement/prospectus incorporates by reference the documents listed below that Identix and Visionics have previously filed with the SEC.

     Identix filings:

     - Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2001 and December 31, 2001;

     - Current Reports on Form 8-K dated December 4, 2001 and February 22, 2002;

     - Annual Report on Form 10-K for the year ended June 30, 2001;

     - Proxy Statement on Schedule 14A for Identix' 2001 annual meeting; and

     - Registration Statement on Form 8-A, dated December 4, 1992, as amended December 24, 1992, which describes Identix' common stock.

     Visionics filings:

     - Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2001;

     - Annual Report on Form 10-K and 10-K/A for the fiscal year ended September 30, 2001;

     - Current Reports on Form 8-K dated October 11, 2001 and February 22, 2002;

     - Proxy Statement on Schedule 14A for Visionics' 2001 annual meeting; and

     - Registration Statement on Form 8-A dated May 3, 1996, which describes Visionics' common stock.

     Any statement contained in a document incorporated or deemed to be incorporated in this document by reference will be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated in this document by reference modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

     The documents incorporated by reference into this joint proxy statement/prospectus are available from us upon request. We will provide a copy of any of the information that is incorporated by reference in this joint proxy statement/prospectus not including exhibits to the information unless those exhibits are specifically incorporated by reference into this joint proxy statement/prospectus, to you, without charge, upon written or oral request. You
should make any request for documents by [               ], 2002 to ensure
timely delivery of the documents.

       REQUESTS FOR DOCUMENTS RELATING                REQUESTS FOR DOCUMENTS RELATING
      TO IDENTIX SHOULD BE DIRECTED TO:             TO VISIONICS SHOULD BE DIRECTED TO:
                 Damon Wright                                 Frances Zelazny
                (408) 335-1547                            (201) 332-9213, Ext. 205
         Director, Investor Relations                   Director, Investor Relations
             Identix Incorporated                          Visionics Corporation
               100 Cooper Court                              5600 Rowland Road
         Los Gatos, California 95032                    Minnetonka, Minnesota 55343
                (408) 335-1400                                 (952) 932-0888

     Identix and Visionics file reports, proxy statements and other information with the Securities Exchange Commission, or SEC. Copies of these reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC:

     Public Reference Room         New York Regional Office         Chicago Regional Office
    450 Fifth Street, N.W.               233 Broadway                   Citicorp Center
           Room 1024               New York, New York 10048        500 West Madison Street,
    Washington, D.C. 20549                                                Suite 1400
        1-800-SEC-0330                                           Chicago, Illinois 60661-2511

     Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding each Identix and Visionics. The address of the SEC website is http://www.sec.gov.

     Identix has filed a registration statement under the Securities Act with the SEC with respect to the Identix common stock to be issued to Visionics stockholders in the merger. This joint proxy state-ment/prospectus constitutes the prospectus of Identix filed as part of the registration statement. This joint proxy statement/prospectus does not contain all of the information set forth in the registration statement because some parts of the registration statement are omitted as provided by the rules and regulations of the SEC.

     You may inspect and copy the registration statement at any of the addresses listed above.

     This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the Identix common stock or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make the offer, solicitation of an offer or proxy solicitation in that jurisdiction. Neither the delivery of this joint proxy statement/prospectus nor any distribution of securities means, under any circumstances, that there has been no change in the information set forth or incorporated in this document by reference or in our affairs since the date of this joint proxy statement/ prospectus. The information contained in this document with respect to Visionics and its subsidiaries was provided by Visionics and the information contained in this document with respect to Identix was provided by Identix.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                              IDENTIX INCORPORATED
                            VIPER ACQUISITION CORP.

                                      AND

                             VISIONICS CORPORATION

                         DATED AS OF FEBRUARY 22, 2002

                               TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----
                                ARTICLE I
                               THE MERGER
1.1   The Merger..................................................    A-1
1.2   Closing; Effective Time.....................................    A-1
1.3   Effects of the Merger.......................................    A-1
1.4   Certificate of Incorporation; Bylaws........................    A-2
1.5   Directors and Officers of the Surviving Corporation.........    A-2

                               ARTICLE II
                          CONVERSION OF SHARES
2.1   Conversion of Stock.........................................    A-2
2.2   Visionics Options, Visionics Warrants.......................    A-3
2.3   Exchange of Stock Certificates..............................    A-4
2.4   Lost, Stolen or Destroyed Certificates......................    A-4
2.5   Tax Consequences............................................    A-5

                               ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF VISIONICS
3.1   Organization, Etc. .........................................    A-5
3.2   Authority Relative to This Agreement........................    A-6
3.3   No Violations, Etc. ........................................    A-6
3.4   Board Recommendation........................................    A-7
3.5   Fairness Opinion............................................    A-7
3.6   Capitalization..............................................    A-7
3.7   SEC Filings.................................................    A-7
3.8   Compliance with Laws........................................    A-8
3.9   Financial Statements........................................    A-8
3.10  Absence of Undisclosed Liabilities..........................    A-8
3.11  Absence of Changes or Events................................    A-8
3.12  Capital Stock of Subsidiaries...............................    A-9
3.13  Litigation..................................................   A-10
3.14  Insurance...................................................   A-10
3.15  Contracts and Commitments...................................   A-10
3.16  Labor Matters; Employment and Labor Contracts...............   A-11
3.17  Intellectual Property Rights................................   A-11
3.18  Taxes.......................................................   A-12
3.19  Employee Benefit Plans; ERISA...............................   A-13
3.20  Environmental Matters.......................................   A-15
3.21  Officer's Certificate as to Tax Matters.....................   A-16
3.22  Affiliates..................................................   A-16
3.23  Finders or Brokers..........................................   A-16
3.24  Registration Statement; Joint Proxy Statement/Prospectus....   A-16
3.25  Title to Property...........................................   A-16
3.26  No Existing Discussions.....................................   A-17

                                                                     PAGE
                                                                     ----
                               ARTICLE IV
        REPRESENTATIONS AND WARRANTIES OF IDENTIX AND MERGER SUB
4.1   Organization, Etc. .........................................   A-17
4.2   Authority Relative to This Agreement........................   A-18
4.3   No Violations, Etc. ........................................   A-18
4.4   Board Recommendation........................................   A-18
4.5   Fairness Opinion............................................   A-19
4.6   Capitalization..............................................   A-19
4.7   SEC Filings.................................................   A-19
4.8   Compliance with Laws........................................   A-19
4.9   Financial Statements........................................   A-20
4.10  Absence of Undisclosed Liabilities..........................   A-20
4.11  Absence of Changes or Events................................   A-20
4.12  Capital Stock of Subsidiaries...............................   A-21
4.13  Litigation..................................................   A-21
4.14  Insurance...................................................   A-22
4.15  Contracts and Commitments...................................   A-22
4.16  Labor Matters; Employment and Labor Contracts...............   A-23
4.17  Intellectual Property Rights................................   A-23
4.18  Taxes.......................................................   A-24
4.19  Employee Benefit Plans; ERISA...............................   A-25
4.20  Environmental Matters.......................................   A-26
4.21  Officer's Certificate as to Tax Matters.....................   A-27
4.22  Finders or Brokers..........................................   A-27
4.23  Registration Statement; Joint Proxy Statement/Prospectus....   A-27
4.24  Title to Property...........................................   A-28
4.25  No Existing Discussions.....................................   A-28

                                ARTICLE V
                                COVENANTS
5.1   Conduct of Business During Interim Period...................   A-28
5.2   No Solicitation.............................................   A-30
5.3   Access to Information.......................................   A-32
      Special Meeting; Registration Statement; Board
5.4   Recommendations.............................................   A-32
5.5   Commercially Reasonable Efforts.............................   A-34
5.6   Public Announcements........................................   A-35
5.7   Notification of Certain Matters.............................   A-35
5.8   Indemnification.............................................   A-35
5.9   Affiliate Agreements........................................   A-35
5.10  Stock Exchange Listing......................................   A-35
      Board of Directors and Certain Officers of the Combined
5.11  Company.....................................................   A-35
5.12  Consents of Identix' and Visionics' Accountants.............   A-36
5.13  Voting Agreements...........................................   A-36
5.14  Form S-8....................................................   A-36

                                                                     PAGE
                                                                     ----
5.15  Notification of Certain Matters.............................   A-36
5.16  Tax Treatment...............................................   A-36
5.17  SEC Filings.................................................   A-36
5.18  Employee Benefit Matters....................................   A-37
5.19  Visionics Rights Plan.......................................   A-37
5.20  Increase in Authorized and Reserved Shares..................   A-37

                               ARTICLE VI
               CONDITIONS TO THE OBLIGATIONS OF EACH PARTY
6.1   Registration Statement......................................   A-38
6.2   Visionics Stockholder Approval..............................   A-38
6.3   Identix Stockholder Approval................................   A-38
6.4   Listing of Additional Shares................................   A-38
6.5   Governmental Clearances.....................................   A-38
6.6   Tax Matters.................................................   A-38
6.7   Statute or Decree...........................................   A-38

                               ARTICLE VII
         CONDITIONS TO THE OBLIGATIONS OF VISIONICS AND IDENTIX
7.1   Additional Conditions To The Obligations Of Visionics.......   A-39
      Additional Conditions To The Obligations Of Identix and
7.2   Merger Sub..................................................   A-39

                              ARTICLE VIII
                               TERMINATION
8.1   Termination.................................................   A-39
8.2   Notice of Termination; Effect of Termination................   A-41
8.3   Fees and Expenses...........................................   A-41
8.4   Amendment...................................................   A-43
8.5   Extension; Waiver...........................................   A-43

                               ARTICLE IX
                              MISCELLANEOUS
9.1   Amendment and Modification..................................   A-43
9.2   Waiver of Compliance; Consents..............................   A-44
9.3   Survival; Investigations....................................   A-44
9.4   Notices.....................................................   A-44
9.5   Assignment; Third Party Beneficiaries.......................   A-45
9.6   Governing Law...............................................   A-45
9.7   Counterparts................................................   A-45
9.8   Severability................................................   A-45
9.9   Interpretation..............................................   A-45
9.10  Entire Agreement............................................   A-45
9.11  Definition of "Law".........................................   A-45
9.12  Rules of Construction.......................................   A-45

                                    EXHIBITS

                                                              PAGE
                                                              -----
EXHIBIT A -- Form of Visionics Voting Agreement.............  A-A-1
EXHIBIT B -- Form of Identix Voting Agreement...............  A-B-1
EXHIBIT C -- Certificate of Merger..........................  A-C-1
EXHIBIT D -- Form of Visionics Affiliate Agreement..........  A-D-1

                             INDEX OF DEFINED TERMS

"Acquisition Proposal"......................................  Section 5.2(a)
"Acquisition Transaction"...................................  Section 5.2(a)
"Action"....................................................  Section 3.13
"Affiliates"................................................  Section 3.22
"Agreement".................................................  Preamble
"Antitrust Division"........................................  Section 5.5(a)
"Certificate of Merger".....................................  Section 1.2
"Closing Date"..............................................  Section 1.2
"Closing"...................................................  Section 1.2
"COBRA".....................................................  Section 3.16(b)
"Code"......................................................  Recitals
"Confidentiality Agreement".................................  Section 5.3
"Delaware Law"..............................................  Section 1.1
"Effective Time"............................................  Section 1.2
"End Date"..................................................  Section 8.1(b)
"ERISA".....................................................  Section 3.19(a)
"Exchange Act"..............................................  Section 3.3
"Exchange Agent"............................................  Section 2.3(a)
"Exchange Multiple".........................................  Section 2.1(g)
"Exchange Quotient".........................................  Section 2.1(g)
"Exchange Ratio"............................................  Section 2.1(a)
"FTC".......................................................  Section 5.5(a)
"GAAP"......................................................  Section 3.9
"Government Entity".........................................  Section 3.3
"group health plan".........................................  Section 3.19(k)
"Hazardous Material"........................................  Section 3.20(a)
"Hazardous Materials Activities"............................  Section 3.20(b)
"Holder"....................................................  Section 2.3(c)
"HSR Act"...................................................  Section 3.3
"Identix"...................................................  Preamble
"Identix Acquisition".......................................  Section 8.3(c)
"Identix Affiliate Agreement"...............................  Section 5.10(b)
"Identix Balance Sheet".....................................  Section 4.9
"Identix Certificates"......................................  Section 2.1(b)
"Identix Closing Value".....................................  Section 2.1(f)
"Identix Common Stock"......................................  Recitals
"Identix Contract"..........................................  Section 4.15(b)
"Identix Disclosure Statement"..............................  Article IV
"Identix Employee Benefit Plans"............................  Section 4.19(a)
"Identix Environmental Permits".............................  Section 4.20(c)
"Identix ERISA Affiliate"...................................  Section 4.19(a)
"Identix Exchange Options"..................................  Section 2.2(a)
"Identix Exchange Warrants".................................  Section 2.2(b)

"Identix Expenses"..........................................  Section 8.3(b)(iii)
"Identix Financial Statements"..............................  Section 4.9
"Identix Foreign Plan"......................................  Section 4.19(m)
"Identix IP Rights".........................................  Section 4.17
"Identix Material Adverse Effect"...........................  Section 4.1(a)
"Identix Notice of Superior Offer"..........................  Section 5.4(f)
"Identix Options"...........................................  Section 4.6(b)
"Identix Preferred Stock"...................................  Section 4.6(a)
"Identix SEC Reports".......................................  Section 4.7
"Identix Special Meeting"...................................  Section 5.4(b)
"Identix Stock Plans".......................................  Section 4.6(b)
"Identix Subsidiaries"......................................  Section 4.1(a)
"Identix Superior Offer"....................................  Section 5.4(f)
"Identix Termination Fee"...................................  Section 8.3(c)(i)
"Identix Triggering Event"..................................  Section 8.1(k)
"Identix Voting Agreements".................................  Recitals
"IRS".......................................................  Section 3.19(j)
"Joint Proxy Statement/Prospectus"..........................  Section 3.24
"law".......................................................  Section 9.11
"Merger Sub Common Stock"...................................  Section 2.1(d)
"Merger Sub"................................................  Preamble
"Merger"....................................................  Recitals
"Nasdaq"....................................................  Section 2.1(f)
"Pension Plans".............................................  Section 3.19(a)
"Person"....................................................  Section 2.1(g)
"Potential Acquiror"........................................  Section 5.2(a)
"Reference Date"............................................  Section 3.9
"Registration Statement"....................................  Section 3.24
"SEC".......................................................  Section 3.7
"Securities Act"............................................  Section 3.7
"Subsidiary"................................................  Section 2.1(g)
"Surviving Corporation".....................................  Section 1.1
"Tax Return" or "Tax Returns"...............................  Section 3.18(a)
"Tax" or "Taxes"............................................  Section 3.18(a)
"To the knowledge of Identix"...............................  Section 4.6(b)
"To the knowledge of Visionics".............................  Section 3.6(b)
"Visionics".................................................  Preamble
"Visionics".................................................  Section 1.4(a)
"Visionics Acquisition".....................................  Section 8.3(b)
"Visionics Affiliate Agreement".............................  Section 5.10(a)
"Visionics Affiliate Agreement".............................  Section 5.9
"Visionics Balance Sheet"...................................  Section 3.9
"Visionics Certificate".....................................  Section 2.3(c)
"Visionics Common Stock"....................................  Recitals
"Visionics Contract"........................................  Section 3.15(b)

"Visionics Disclosure Statement"............................  Article III
"Visionics Employee Benefit Plans"..........................  Section 3.19(a)
"Visionics Environmental Permits"...........................  Section 3.20(c)
"Visionics ERISA Affiliate".................................  Section 3.19(a)
"Visionics Expenses"........................................  Section 8.3(c)(iii)
"Visionics Financial Statements"............................  Section 3.9
"Visionics Foreign Plan"....................................  Section 3.19(n)
"Visionics IP Rights".......................................  Section 3.17(a)
"Visionics Material Adverse Effect".........................  Section 3.1(a)
"Visionics Notice of Superior Offer"........................  Section 5.4(e)
"Visionics Options".........................................  Section 2.2(a)
"Visionics Preferred Stock".................................  Section 3.6(a)
"Visionics Restricted Stock"................................  Section 2.2(a)
"Visionics Rights"..........................................  Section 2.1(a)
"Visionics Rights Plan".....................................  Section 2.1(a)
"Visionics SEC Reports".....................................  Section 3.7
"Visionics Special Meeting".................................  Section 5.4(a)
"Visionics Stock Plans".....................................  Section 2.2(a)
"Visionics Subsidiaries"....................................  Section 3.1(a)
"Visionics Superior Offer"..................................  Section 5.4(e)
"Visionics Termination Fee".................................  Section 8.3(b)(i)
"Visionics Triggering Event"................................  Section 8.1(j)
"Visionics Voting Agreements"...............................  Recitals
"Visionics Warrant Agreements"..............................  Section 2.2(b)
"Visionics Warrants"........................................  Section 2.2(b)
"Voting Agreements".........................................  Section 5.15
"Welfare Plans".............................................  Section 3.19(a)

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of February 22, 2002 by and among Identix Incorporated, a Delaware corporation ("Identix"), Viper Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Identix ("Merger Sub"), and Visionics Corporation, a Delaware corporation ("Visionics"), with respect to the following facts:

     A. The respective boards of directors of Identix, Merger Sub and Visionics have approved and declared advisable the merger of Merger Sub with and into Visionics (the "Merger"), upon the terms and subject to the conditions set forth herein, and have determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, their respective stockholders.

     B. Pursuant to the Merger, among other things, the outstanding shares of Visionics Common Stock, $0.01 par value ("Visionics Common Stock"), will be converted into shares of Identix Common Stock, $0.01 par value ("Identix Common Stock"), at the rate set forth herein.

     C. Simultaneously with the execution and delivery of this Agreement and as a condition and inducement to Identix' and Merger Sub's willingness to enter into this Agreement, Identix is entering into Voting Agreements in the form of Exhibit A attached hereto with each of the members of the Board of Directors and each officer of Visionics in their respective capacities as stockholders of Visionics (the "Visionics Voting Agreements").

     D. Simultaneously with the execution and delivery of this Agreement and as a condition and inducement to Visionics' willingness to enter into this Agreement, Visionics is entering into Voting Agreements in the form of Exhibit B attached hereto with each of the members of the Board of Directors and each officer of Identix in their respective capacities as stockholders of Identix (the "Identix Voting Agreements").

     E. For United States federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     The parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware General Corporation Law ("Delaware Law"), (i) Merger Sub shall be merged with and into Visionics, (ii) the separate corporate existence of Merger Sub shall cease, and (iii) Visionics shall be the surviving corporation and a wholly owned subsidiary of Identix. Visionics, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2 Closing; Effective Time. The closing of the Merger and the other transactions contemplated hereby (the "Closing") will take place at 10:00 a.m., local time, on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Articles VI and VII, unless another time or date is agreed to by the parties hereto. The Closing shall take place at the offices of Heller Ehrman White & McAuliffe LLP, 275 Middlefield Road, Menlo Park, California, or at such other location as the parties hereto shall mutually agree. At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger substantially in the form of Exhibit C (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filing, or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger, being the "Effective Time").

     1.3 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the foregoing, at the

Effective Time all the property, rights, privileges, powers and franchises of Visionics and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Visionics and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4 Certificate of Incorporation; Bylaws.

     (a) Subject to Section 5.8, from and after the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation; provided, however, that at the Effective Time the certificate of incorporation of Merger Sub shall be amended so that the name of the Surviving Corporation shall be "Visionics Corporation".

     (b) Subject to Section 5.8, from and after the Effective Time the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation.

     1.5 Directors and Officers of the Surviving Corporation. The directors and officers of Merger Sub immediately prior to the Effective Time shall serve as the initial directors and officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE II

                              CONVERSION OF SHARES

     2.1 Conversion of Stock. Pursuant to the Merger, and without any action on the part of the holders of any outstanding shares of capital stock or securities of Visionics or Merger Sub:

          (a) As of the Effective Time, each share of Visionics Common Stock, together with the rights (the "Visionics Rights"), if any, associated with each such share issued in connection with the Visionics Rights Agreement (the "Visionics Rights Plan") dated May 2, 1996 between Visionics and Wells Fargo Bank, issued and outstanding immediately prior to the Effective Time (other than shares of Visionics Common Stock to be canceled pursuant to Section 2.1(c)), shall be automatically converted into 1.3436 (the "Exchange Ratio") fully paid and nonassessable shares of Identix Common Stock.

          (b) As of the Effective Time, each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Visionics Common Stock shall cease to have any rights with respect thereto, except the right to receive (i) a certificate (or direct registration) representing the number of whole shares of Identix Common Stock into which such shares have been converted (the "Identix Certificates"), and (ii) cash in lieu of fractional shares of Identix Common Stock in accordance with Section 2.1(f), without interest.

          (c) As of the Effective Time, each share of Visionics Common Stock held of record immediately prior to the Effective Time by Visionics, Merger Sub, Identix or any Subsidiary (as defined in Section 2.1(g)) of Visionics or of Identix shall be canceled and extinguished without any conversion thereof.

          (d) As of the Effective Time, each share of Common Stock, $0.01 par value, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be canceled, extinguished and automatically converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.01 par value, of the Surviving Corporation. Each certificate evidencing ownership of a number of shares of Merger Sub Common Stock shall be deemed to evidence ownership of the same number of shares of Common Stock, $0.01, of the Surviving Corporation.

          (e) Without limiting any other provision of this Agreement, the Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Identix Common Stock or Visionics Common Stock), extraordinary dividend or distribution, reorganization, reclassification, recapitalization or other like change with respect to Identix Common Stock or Visionics Common Stock occurring or having a record date or an effective date on or after the date hereof and prior to the Effective Time.

          (f) No fraction of a share of Identix Common Stock will be issued by virtue of the Merger. Instead, each holder of shares of Visionics Common Stock who would otherwise be entitled to a fraction of a share of Identix Common Stock (after aggregating all fractional shares of Identix Common Stock to be received by such holder) shall receive from Identix an amount of cash (rounded down to the nearest whole cent) equal to the product of
     (i) such fraction, multiplied by (ii) the Identix Closing Value. For the purposes of this Agreement, "Identix Closing Value" shall mean the closing price per share of Identix Common Stock as reported on the Nasdaq National Market ("NASDAQ") on the trading day immediately preceding the Effective Time.

          (g) For the purposes of this Agreement, the "Exchange Multiple" of any quantity means the product obtained from multiplying such quantity by the Exchange Ratio, and the "Exchange Quotient" of any quantity means the quotient obtained from dividing such quantity by the Exchange Ratio. For purposes of this Agreement, (i) the term "Subsidiary", when used with respect to any Person, means any corporation or other organization, whether incorporated or unincorporated, of which (A) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person (through ownership of securities, by contract or otherwise) or (B) such Person or any Subsidiary of such Person is a general partner of any general partnership or a manager of any limited liability company. For the purposes of this Agreement, the term "Person" means any individual, group, organization, corporation, partnership, joint venture, limited liability company, trust or entity of any kind.

     2.2 Visionics Options, Visionics Warrants.

     (a) As of the Effective Time, Identix shall, to the full extent permitted by applicable law, assume all of the stock options of Visionics outstanding immediately prior to the Effective Time under the Visionics Stock Plans (as defined below) (the "Visionics Options"). For purposes of this Agreement, "Visionics Stock Plans" means Visionics' Stock Incentive Plan, 1990 Stock Option Plan, as amended, and 1998 Stock Option Plan. Each Visionics Option, whether or not exercisable at the Effective Time, shall, to the full extent permitted by applicable law, be assumed by Identix in such a manner that it shall be exercisable upon the same terms and conditions as under the Visionics Stock Plan pursuant to which it was granted and the applicable option agreement issued thereunder; provided that (i) each such option thereafter shall be exercisable for a number of shares of Identix Common Stock (rounded down to the nearest whole share) equal to the Exchange Multiple of the number of shares of Visionics Common Stock subject to such option, and (ii) the option price per share of Identix Common Stock thereafter shall equal the Exchange Quotient (rounded up to the nearest whole cent) of the option price per share of Visionics Common Stock subject to such option in effect immediately prior to the Effective Time (the "Identix Exchange Options"). With respect to shares of Visionics Common Stock issued pursuant to the Visionics 1992 Restricted Stock Plan ("Visionics Restricted Stock"), all such Visionics Restricted Stock, which shall automatically be converted into shares of Identix Common Stock as provided in
Section 2.1, shall continue to be subject to such restrictions and rights of repurchase as are provided for in the 1992 Restricted Stock Plan. Prior to the Effective Time, Visionics shall make all adjustments provided for in the Visionics Stock Plans with respect to the Visionics Options to facilitate the implementation of the provisions of this Section 2.2(a).

     (b) As of the Effective Time, Identix shall, to the full extent permitted by applicable law, assume all of the warrants of Visionics identified on
Schedule 3.6(e) of the Identix Disclosure Statement and outstanding immediately prior to the Effective Time (the "Visionics Warrants") under the agreements pursuant to which the Visionics Warrants were issued (the "Visionics Warrant Agreements"). Each Visionics Warrant shall, to the full extent permitted by applicable law, be assumed by Identix in such a manner that it shall be exercisable upon the same terms and conditions as under the Visionics Warrant Agreement pursuant to which it was granted; provided that (i) each such warrant thereafter shall be exercisable for a number of shares of Identix Common Stock (rounded down to the nearest whole share) equal to the Exchange Multiple of the number of shares of Visionics Common Stock subject to such warrant, and (ii) the warrant exercise price per share of Identix Common Stock thereafter shall equal the Exchange Quotient (rounded up to the nearest whole cent) of the warrant exercise price per share of Visionics Common Stock subject to such warrant in effect immediately prior to the Effective Time (the "Identix Exchange Warrants"). Prior to the Effective Time, Visionics shall make all adjustments provided for in the Visionics Warrant Agreements with respect to the Visionics Warrants to facilitate the implementation of the provisions of this Section 2.2(b).

     2.3 Exchange of Stock Certificates.

     (a) At or prior to the Effective Time, Identix shall enter into an agreement with a bank or trust company selected by Identix and reasonably acceptable to Visionics to act as the exchange agent for the Merger (the "Exchange Agent").

     (b) At or prior to the Effective Time, Identix shall supply or cause to be supplied to or for the account of the Exchange Agent in trust for the benefit of the holders of Visionics Common Stock, for exchange pursuant to this Section 2.3
(i) certificates (or direct registration) evidencing the shares of Identix Common Stock issuable pursuant to Section 2.1 to be exchanged for outstanding shares of Visionics Common Stock, and (ii) cash in an aggregate amount sufficient to make the payments in lieu of fractional shares provided for in
Section 2.1(f).

     (c) Promptly after the Effective Time, Identix shall mail or shall cause to be mailed to each Holder (as defined below) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Visionics Certificates shall pass, only upon proper delivery of the Visionics Certificates to the Exchange Agent) and instructions for surrender of the Visionics Certificates. Upon surrender to the Exchange Agent of a Visionics Certificate, together with such letter of transmittal duly executed, the Holder shall be entitled to receive in exchange therefor: (i) certificates evidencing that number of shares of Identix Common Stock issuable to such Holder in accordance with this Article II; (ii) any dividends or other distributions that such Holder has the right to receive pursuant to Section 2.3(d); and (iii) cash in respect of fractional shares as provided in Section 2.1(f), and such Visionics Certificate so surrendered shall forthwith be canceled. No certificate representing shares of Identix Common Stock will be issued to a Person who is not the registered owner of a surrendered Visionics Certificate unless (i) the Visionics Certificate so surrendered has been properly endorsed or otherwise is in proper form for transfer, and (ii) such Person shall either (A) pay any transfer or other tax required by reason of such issuance or (B) establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.3, from and after the Effective Time, each Visionics Certificate shall be deemed to represent, for all purposes other than payment of dividends, the right to receive a certificate representing the number of full shares of Identix Common Stock as determined in accordance with this Article II and cash in lieu of fractional shares as provided in Section 2.1(f). For purposes of this Agreement, "Visionics Certificate" means a certificate which immediately prior to the Effective Time represented shares of Visionics Common Stock, and "Holder" means a person who holds one or more Visionics Certificates as of the Effective Time.

     (d) No dividend or other distribution declared with respect to Identix Common Stock with a record date after the Effective Time will be paid to Holders of unsurrendered Visionics Certificates until such Holders surrender their Visionics Certificates. Upon the surrender of such Visionics Certificates, there shall be paid to such Holders, promptly after such surrender, the amount of dividends or other distributions, excluding interest, declared with a record date after the Effective Time and not paid because of the failure to surrender Visionics Certificates for exchange.

     (e) Notwithstanding anything to the contrary in this Agreement, neither the Exchange Agent, Identix, the Surviving Corporation nor any party hereto shall be liable to any holder of shares of Visionics Common Stock for shares of Identix Common Stock or cash in lieu of fractional shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     2.4 Lost, Stolen or Destroyed Certificates. In the event that any Visionics Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay in respect of such lost, stolen or destroyed Visionics Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Identix Common Stock as may be required pursuant to Section 2.1 and cash in lieu of fractional shares, if any, as may be required pursuant to Section 2.1(f) and any dividends or distributions payable pursuant to Section 2.3(d); provided, however, that Identix may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Visionics Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Identix or the Exchange Agent with respect to the Visionics Certificates alleged to have been lost, stolen or destroyed.

     2.5 Tax Consequences. For United States federal income tax purposes, it is intended by the parties hereto that the Merger qualify as a "reorganization" within the meaning of Section 368(a) of the Code and that this Agreement constitutes a "plan of reorganization" within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF VISIONICS

     Visionics makes to Identix and Merger Sub the representations and warranties contained in this Article III, in each case subject to the exceptions set forth in the disclosure statement, dated as of the date hereof, delivered by Visionics to Identix at least forty-eight hours prior to the execution of this Agreement (the "Visionics Disclosure Statement"). The Visionics Disclosure Statement shall be arranged in schedules corresponding to the numbered and lettered Sections of this Article III, and the disclosure in any Schedule of the Visionics Disclosure Statement shall qualify only the corresponding Section of this Article III.

     3.1 Organization, Etc.

     (a) Each of Visionics and its Subsidiaries, all of which are listed on
Schedule 3.1(b) of the Visionics Disclosure Statement (the "Visionics Subsidiaries"), is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or qualification would not, individually or in the aggregate, have a Visionics Material Adverse Effect. Each of Visionics and the Visionics Subsidiaries is duly qualified as a foreign Person to do business, and is in good standing, in each jurisdiction where the character of its owned or leased properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Visionics Material Adverse Effect.

     For the purposes of this Agreement, "Visionics Material Adverse Effect" means any state of facts, change, event or effect that has had or could reasonably be expected to have a material adverse effect on (i) the business, financial condition, results of operations or assets and liabilities, taken as a whole, of Visionics, including the Visionics Subsidiaries, (ii) the ability of Visionics to consummate the Merger or any of the transactions contemplated by the Agreement or to perform any of its obligations under the Agreement before the Effective Time, or (iii) Identix' ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation. Notwithstanding the foregoing, with respect to item
(i) above, none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Visionics Material Adverse Effect: (A) any adverse change, event or effect arising from or relating to general business or economic conditions; (B) any adverse change, event or effect relating to or affecting the security industry generally; and (C) any adverse change, event or effect arising from or relating to the announcement or pendency of the Merger.

     (b) Neither Visionics nor any of the Visionics Subsidiaries is in violation of any provision of its certificate of incorporation, bylaws or any other charter document. Schedule 3.1(b) of the Visionics Disclosure Statement sets forth (i) the full name of each Visionics Subsidiary and any other entity in which Visionics has a significant equity interest, its capitalization and the ownership interest of Visionics and each other Person (if any) therein, (ii) the jurisdiction in which each such Visionics Subsidiary is organized, (iii) each jurisdiction in which Visionics and each of the Visionics Subsidiaries is qualified to do business as a foreign Person, and (iv) the names of the current directors and officers of Visionics and of each Visionics

Subsidiary. Visionics has made available to Identix accurate and complete copies of the certificate of incorporation, bylaws and any other charter documents, as currently in effect, of Visionics and each of the Visionics Subsidiaries.

     3.2 Authority Relative to this Agreement. Visionics has full corporate power and authority to (i) execute and deliver this Agreement, and (ii) assuming the approval of the Merger by a majority of the outstanding shares of Visionics Common Stock at the Visionics Special Meeting or any adjournment or postponement thereof in accordance with Delaware Law, consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby, have been duly and validly authorized by the vote of the board of directors of Visionics, and no other corporate proceedings on the part of Visionics are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than, with respect to the Merger, the approval of the adoption of the Agreement and approval of the Merger by a majority of the outstanding shares of Visionics Common Stock at the Visionics Special Meeting or any adjournment or postponement thereof in accordance with Delaware Law). The Agreement has been duly and validly executed and delivered by Visionics and, assuming due authorization, execution and delivery by Identix and Merger Sub, constitutes a valid and binding agreement of Visionics, enforceable against Visionics in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

     3.3 No Violations, Etc. No filing with or notification to, and no permit, authorization, consent or approval of, any court, administrative agency, commission, or other governmental or regulatory body, authority or instrumentality ("Government Entity") is necessary on the part of Visionics for the consummation by Visionics of the Merger and the other transactions contemplated hereby, or for the exercise by Identix and the Surviving Corporation of full rights to own and operate the business of Visionics and the Visionics Subsidiaries as presently being conducted, except (i) for the filing of the Certificate of Merger as required by Delaware Law, (ii) the applicable requirements of the Securities and Exchange Act of 1934, as amended (together with the Rules and Regulations promulgated thereunder, the "Exchange Act"), state securities or "blue sky" laws and state takeover laws, (iii) any filing required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), and (iv) where the failure to make such filing or notification or to obtain such permit, authorization, consent or approval would not prevent or materially delay the Merger, or otherwise prevent or materially delay Visionics from performing its obligations under this Agreement or individually or in the aggregate, have a Visionics Material Adverse Effect. Neither the execution and delivery of the Agreement, nor the consummation of the Merger and the other transactions contemplated hereby, nor compliance by Visionics with all of the provisions hereof and thereof, nor the exercise by Identix and the Surviving Corporation of full rights to own and operate the business of Visionics and the Visionics Subsidiaries as presently being conducted will, subject to obtaining the approval of this Agreement by the holders of a majority of the outstanding shares of Visionics Common Stock at the Visionics Special Meeting or any adjournment thereof in accordance with Delaware Law, (i) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws or other charter document of Visionics or any Visionics Subsidiary, (ii) violate any material order, writ, injunction, decree, statute, rule or regulation applicable to Visionics or any Visionics Subsidiary, or by which any of their properties or assets may be bound, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or result in any material change in, or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Visionics or any Visionics Subsidiary is a party or by which any of them or any of their properties or assets may be bound.
Schedule 3.3 of the Visionics Disclosure Statement lists all consents, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated hereby under any of Visionics' or any Visionics Subsidiaries' notes, bonds, mortgages, indentures, deeds of trust, licenses or leases, contracts, agreements or other instruments or obligations the failure to obtain which would have a Visionics Material Adverse Effect.

     3.4 Board Recommendation. The board of directors of Visionics has, at a meeting of such board duly held on February 22, 2002, (i) approved and adopted the Agreement, (ii) determined that this Agreement is fair to and in the best interests of the stockholders of Visionics, (iii) resolved to recommend adoption and approval of this Agreement to the stockholders of Visionics, (iv) resolved that Visionics take all action necessary to exempt the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby from the provisions of all applicable state antitakeover statutes or regulations including but not limited to Section 203 of Delaware Law, and (v) resolved to render the Visionics Rights issued under the Visionics Rights Plan inapplicable to the Merger, this Agreement and the other transactions contemplated hereby.

     3.5 Fairness Opinion. Visionics has received the opinion of Morgan Keegan & Company, Inc. dated the date of the approval of this Agreement by the board of directors of Visionics to the effect that the Exchange Ratio is fair to Visionics' stockholders from a financial point of view, and has provided a copy of such opinion to Identix.

     3.6 Capitalization.

     (a) The authorized capital stock of Visionics consists of 40,000,000 shares of Visionics Common Stock and 5,000,000 shares of Preferred Stock, $0.01 par value ("Visionics Preferred Stock"). As of February 21, 2002, there were (i) 28,874,332 shares of Visionics Common Stock outstanding, (ii) no shares of Visionics Preferred Stock outstanding, and (iii) no treasury shares.

     (b) Except for the Visionics Options, the Visionics Warrants and the Visionics Rights there are no warrants, options, convertible securities, calls, rights, stock appreciation rights, preemptive rights, rights of first refusal, or agreements or commitments of any nature obligating Visionics to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests of Visionics, or obligating Visionics to grant, issue, extend, accelerate the vesting of, or enter into, any such warrant, option, convertible security, call, right, stock appreciation right, preemptive right, right of first refusal, agreement or commitment. To the knowledge of Visionics, except for the Visionics Voting Agreements, there are no voting trusts, proxies or other agreements or understandings with respect to the capital stock of Visionics. For purposes of this Agreement, "To the Knowledge of Visionics," or words of similar import, shall mean the actual knowledge of the persons set forth on Schedule 3.6(b) of the Visionics Disclosure Statement.

     (c) True and complete copies of each Visionics Stock Plan, the Visionics Warrant Agreements and the Visionics Rights Plan, and of the forms of all agreements and instruments relating to or issued under each thereof, have been made available to Identix. Such agreements, instruments, and forms have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement any such agreements, instruments or forms.

     (d) Schedule 3.6(d) of the Visionics Disclosure Statement sets forth the following information with respect to each Visionics Option: the aggregate number of shares issuable thereunder, the type of option, the grant date, the expiration date, the exercise price and the vesting schedule. Each Visionics Option and share of Visionics Restricted Stock was granted in accordance with the terms of the Visionics Stock Plan applicable thereto or the 1992 Restricted Stock Plan, respectively. The terms of each of the Visionics Stock Plans do not prohibit the assumption of the Visionics Options as provided in Section 2.2(a). Consummation of the Merger will not accelerate vesting of any Visionics Option or any Visionics Restricted Stock.

     (e) Schedule 3.6(e) of the Visionics Disclosure Statement sets forth the following information with respect to each Visionics Warrant: the aggregate number of warrants outstanding, the expiration date and the exercise price. Each Visionics Warrant was issued in accordance with the terms of the Visionics Warrant Agreement applicable thereto. The terms of each of the Visionics Warrant Agreements do not prohibit the assumption of the Visionics Warrants as provided in Section 2.2(b).

     3.7 Sec Filings. Visionics has filed with the Securities and Exchange Commission (the "SEC") all required forms, reports, registration statements and documents required to be filed by it with the SEC (collectively, all such forms, reports, registration statements and documents filed since January 1, 1999 are referred to herein as the "Visionics SEC Reports"). All of the Visionics SEC Reports complied as to form, when filed, in all material respects with the applicable provisions of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act") and the Exchange Act. Accurate and complete copies of the Visionics SEC Reports have been made available to Identix. As of their respective dates, the Visionics SEC Reports (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Visionics has been advised by each of its officers and directors that each such person and such persons' affiliates have complied with all filing requirements under Section 13 and Section 16(a) of the Exchange Act.

     3.8 Compliance with Laws. Neither Visionics nor any Visionics Subsidiary has violated or failed to comply with any statute, law, ordinance, rule or regulation (including without limitation relating to the export or import of goods or technology) of any foreign, federal, state or local government or any other governmental department or agency, except where any such violations or failures to comply would not, individually or in the aggregate, have a Visionics Material Adverse Effect. Visionics and the Visionics Subsidiaries have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted and as proposed to be conducted, except for those, the absence of which, would not, individually or in the aggregate, have a Visionics Material Adverse Effect.

     3.9 Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Visionics SEC Reports (the "Visionics Financial Statements"), (x) was prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (y) fairly presented the consolidated financial position of Visionics and the Visionics Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of Visionics, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of Visionics contained in Visionics' Form 10-Q for the quarter ended December 31, 2001 (the "Reference Date") is hereinafter referred to as the "Visionics Balance Sheet."

     3.10 Absence of Undisclosed Liabilities. Neither Visionics, nor any of the Visionics Subsidiaries or the entities listed on Schedule 3.1(b) has any liabilities (absolute, accrued, contingent or otherwise) other than (i) liabilities included in the Visionics Balance Sheet and the related notes to the financial statements, (ii) normal or recurring liabilities incurred since the Reference Date in the ordinary course of business consistent with past practice which, individually or in the aggregate, would not be reasonably likely to have a Visionics Material Adverse Effect, and (iii) liabilities under this Agreement.

     3.11 Absence of Changes or Events Except as contemplated by this Agreement, since the Reference Date no Visionics Material Adverse Effect has occurred and, in addition, Visionics, the Visionics Subsidiaries and the entities listed on Schedule 3.1(b) have not, directly or indirectly:

          (a) purchased, otherwise acquired, or agreed to purchase or otherwise acquire, any shares of capital stock of Visionics or any of the Visionics Subsidiaries, or declared, set aside or paid any dividend or otherwise made a distribution (whether in cash, stock or property or any combination thereof) in respect of their capital stock (other than dividends or other distributions payable solely to Visionics or a wholly-owned Subsidiary of Visionics);

          (b) authorized for issuance, issued, sold, delivered, granted or issued any options, warrants, calls, subscriptions or other rights for, or otherwise agreed or committed to issue, sell or deliver any shares of any class of capital stock of Visionics or the Visionics Subsidiaries or any securities convertible into or exchangeable or exercisable for shares of any class of capital stock of Visionics or the Visionics Subsidiaries, other than pursuant to and in accordance with the Visionics Stock Plans and the Visionics Warrants;

          (c) (i) created or incurred any indebtedness for borrowed money exceeding $250,000 in the aggregate, (ii) assumed, guaranteed, endorsed or otherwise as an accommodation become responsible for the obligations of any other individual, firm or corporation, made any loans or advances to any other individual, firm or corporation exceeding $100,000 in the aggregate,
     (iii) entered into any oral or written material agreement or any material commitment or transaction or incurred any liabilities material to Visionics and the Visionics Subsidiaries taken as a whole, or involving in excess of $250,000;

          (d) instituted any change in accounting methods, principles or practices other than as required by GAAP or the rules and regulations promulgated by the SEC and disclosed in the notes to the Visionics Financial Statements;

          (e) revalued any assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable in excess of amounts previously reserved as reflected in the Visionics Balance Sheet;

          (f) suffered any damage, destruction or loss, whether covered by insurance or not, except for such as would not, individually and in the aggregate exceed $250,000;

          (g) (i) increased in any manner the compensation of any of its directors, officers or, other than in the ordinary course of business and consistent with past practice, non-officer employees, (ii) granted any severance or termination pay to any Person other than in the ordinary course of business and consistent with past practice; (iii) entered into any oral or written employment, consulting, indemnification or severance agreement with any Person; (iv) other than as required by law, adopted, become obligated under, or amended any employee benefit plan, program or arrangement; or (v) repriced any Visionics Options or Visionics Warrants;

          (h) sold, transferred, leased, licensed, pledged, mortgaged, encumbered, or otherwise disposed of, or agreed to sell, transfer, lease, license, pledge, mortgage, encumber, or otherwise dispose of, any material properties (including intangibles, real, personal or mixed);

          (i) amended its certificate of incorporation, bylaws, or any other charter document, or effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (j) made any capital expenditure in any calendar month which, when added to all other capital expenditures made by or on behalf of Visionics and the Visionics Subsidiaries in such calendar month resulted in such capital expenditures exceeding $250,000 in the aggregate;

          (k) paid, discharged or satisfied any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities (including accounts payable) in the ordinary course of business and consistent with past practice, or collected, or accelerated the collection of, any amounts owed (including accounts receivable) other than their collection in the ordinary course of business;

          (l) waived, released, assigned, settled or compromised any material claim or litigation, or commenced a lawsuit other than for the routine collection of bills;

          (m) agreed or proposed to do any of the things described in the preceding clauses (a) through (l) other than as expressly contemplated or provided for in this Agreement.

     3.12 Capital Stock of Subsidiaries. Visionics is directly or indirectly the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of the Visionics Subsidiaries. All of such shares have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights with respect thereto and are owned by Visionics free and clear of any claim, lien or encumbrance of any kind with respect thereto. There are no proxies or voting agreements with respect to such shares, and there are not any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating Visionics or any of the Visionics Subsidiaries to issue, transfer or sell any shares of capital stock of any Subsidiary or any other securities convertible into, exercisable for, or evidencing the right to subscribe for any such shares. Visionics does not directly or indirectly own any interest in any Person except the Visionics Subsidiaries.

     3.13 Litigation.

     (a) There is no private or governmental claim, action, suit (whether in law or in equity), or proceeding of any nature ("Action") pending or, to the knowledge of Visionics, any private or governmental investigation, or any of the foregoing threatened against Visionics, any of the Visionics Subsidiaries or any of their respective officers and directors (in their capacities as such), or involving any of their assets, before any court, governmental or regulatory authority or body, or arbitration tribunal, except for those Actions which, individually and in the aggregate, would not have a Visionics Material Adverse Effect. There is no Action pending or, to the knowledge of Visionics, threatened which in any manner challenges, seeks to, or is reasonably likely to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

     (b) There is no outstanding judgment, order, writ, injunction or decree of any court, governmental or regulatory authority, body or agency, or arbitration tribunal in a proceeding to which Visionics, any Subsidiary of Visionics, or any of their assets is or was a party or by which Visionics, any Subsidiary of Visionics, or any of their assets is bound.

     3.14 Insurance. Schedule 3.14 of the Visionics Disclosure Statement lists all insurance policies (including without limitation workers' compensation insurance policies) covering the business, properties or assets of Visionics and the Visionics Subsidiaries, the premiums and coverages of such policies, and all claims in excess of $50,000 made against any such policies since January 1, 1999. All such policies are in effect, and true and complete copies of all such policies have been made available to Identix. Visionics has not received notice of the cancellation or threat of cancellation of any of such policy.

     3.15 Contracts and Commitments.

     (a) Except as filed as an exhibit to Visionics' SEC Reports, neither Visionics, the Visionics Subsidiaries, or the entities listed on Schedule 3.1(b) is a party to or bound by any oral or written contract, obligation or commitment of any type in any of the following categories:

          (i) agreements or arrangements that contain severance pay, understandings with respect to tax arrangements, understandings with respect to expatriate benefits, or post-employment liabilities or obligations;

          (ii) agreements or plans under which benefits will be increased or accelerated by the occurrence of any of the transactions contemplated by this Agreement, or under which the value of the benefits will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (iii) agreements, contracts or commitments currently in force relating to the disposition or acquisition of assets other than in the ordinary course of business, or relating to an ownership interest in any corporation, partnership, joint venture or other business enterprise;

          (iv) agreements, contracts or commitments for the purchase of materials, supplies or equipment which provide for purchase prices substantially greater than those presently prevailing for such materials, supplies or equipment, or which are with sole or single source suppliers;

          (v) guarantees or other agreements, contracts or commitments under which Visionics or any of the Visionics Subsidiaries is absolutely or contingently liable for (A) the performance of any other person, firm or corporation (other than Visionics or the Visionics Subsidiaries), or (B) the whole or any part of the indebtedness or liabilities of any other person, firm or corporation (other than Visionics or the Visionics Subsidiaries);

          (vi) powers of attorney authorizing the incurrence of a material obligation on the part of Visionics or the Visionics Subsidiaries;

          (vii) agreements, contracts or commitments which limit or restrict (A) where Visionics or any of the Visionics Subsidiaries may conduct business,
     (B) the type or lines of business (current or future) in which they may engage, or (C) any acquisition of assets or stock (tangible or intangible) by Visionics or any of the Visionics Subsidiaries;

          (viii) agreements, contracts or commitments containing any agreement with respect to a change of control of Visionics or any of the Visionics Subsidiaries;

          (ix) agreements, contracts or commitments for the borrowing or lending of money, or the availability of credit (except credit extended by Visionics or any of the Visionics Subsidiaries to customers in the ordinary course of business and consistent with past practice);

          (x) any hedging, option, derivative or other similar transaction and any foreign exchange position or contract for the exchange of currency.

     (b) Neither Visionics nor any of the Visionics Subsidiaries, nor to Visionics' knowledge any other party to a Visionics Contract (as defined below), has breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, (nor does there exist any condition under which, with the passage of time or the giving of notice or both, could reasonably be expected to cause such a breach, violation or default under), any material agreement, contract or commitment to which Visionics or any of the Visionics Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (any such agreement, contract or commitment, a "Visionics Contract"), other than any breaches, violations or defaults which individually or in the aggregate would not have a Visionics Material Adverse Effect.

     (c) Each Visionics Contract is a valid, binding and enforceable obligation of Visionics and to Visionics' knowledge, of the other party or parties thereto, in accordance with its terms, and in full force and effect, except where the failure to be valid, binding, enforceable and in full force and effect would not have a Visionics Material Adverse Effect and to the extent enforcement may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors' rights governing or by general principles of equity.

     (d) An accurate and complete copy of each Visionics Contract has been made available to Identix.

     3.16 Labor Matters; Employment and Labor Contracts.

     (a) None of Visionics or any of the Visionics Subsidiaries is a party to any union contract or other collective bargaining agreement, nor to the knowledge of Visionics or any of the Visionics Subsidiaries are there any activities or proceedings of any labor union to organize any of its employees. Each of Visionics and the Visionics Subsidiaries is in compliance with all applicable (i) laws, regulations and agreements respecting employment and employment practices and (ii) occupational health and safety requirements, except for those failures to comply which, individually or in the aggregate, would not have a Visionics Material Adverse Effect.

     (b) There is no labor strike, slowdown or stoppage pending (or any labor strike or stoppage threatened) against Visionics or any of the Visionics Subsidiaries. No petition for certification has been filed and is pending before the National Labor Relations Board with respect to any employees of Visionics or any of the Visionics Subsidiaries who are not currently organized. Neither Visionics nor any of the Visionics Subsidiaries has any obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that would not have, individually or in the aggregate, a Visionics Material Adverse Effect. There are no controversies pending or, to the knowledge of Visionics or any of the Visionics Subsidiaries, threatened, between Visionics or any of the Visionics Subsidiaries and any of their respective employees, which controversies would have, individually or in the aggregate, a Visionics Material Adverse Effect.

     3.17 Intellectual Property Rights.

     (a) Visionics and the Visionics Subsidiaries own or have the right to use all intellectual property used to conduct their respective businesses (such intellectual property and the rights thereto are collectively referred to herein as the "Visionics IP Rights"). No royalties or other payments are payable to any Person with respect to commercialization of any products presently sold or under development by Visionics or the Visionics Subsidiaries.

     (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any instrument or agreement governing any Visionics IP Rights, will not (i) cause the modification of any material term of any license or agreement relating to any Visionics IP Rights including but not limited to the modification of the effective rate of any royalties or other payments provided for in any such license or agreement, (ii) cause the forfeiture or termination of any Visionics IP Rights, (iii) give rise to a right of forfeiture or termination of any Visionics IP Rights or (iv) materially impair the right of Visionics or the Surviving Corporation to use, sell or license any Visionics IP Rights or portion thereof.

     (c) Neither the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by Visionics or any of the Visionics Subsidiaries (i) violates in any material respect any license or agreement between Visionics or any of the Visionics Subsidiaries and any third party or (ii) infringes in any material respect any patents or other intellectual property rights of any other party; and there is no pending or threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Visionics IP Rights, or asserting that any Visionics IP Rights or the proposed use, sale, license or disposition thereof, or the manufacture, use or sale of any Visionics products, conflicts or will conflict with the rights of any other party.

     (d) Schedule 3.17(d) of the Visionics Disclosure Statement lists all patents, trade names, trademarks and service marks, and applications for any of the foregoing owned or possessed by Visionics or any of the Visionics Subsidiaries and true and complete copies of such materials have been made available to Identix.

     (e) Visionics has provided to Identix a true and complete copy of its standard form of employee confidentiality agreement and taken all commercially reasonably necessary steps to ensure that all employees have executed such an agreement. All consultants or third parties with access to proprietary information of Visionics have executed appropriate non-disclosure agreements which adequately protect the Visionics IP Rights.

     (f) To Visionics' knowledge, Visionics' and the Visionics Subsidiaries' source codes and trade secrets have not been used, distributed or otherwise commercially exploited under circumstances which have caused, or with the passage of time could cause, the loss of copyright or trade secret status.

     (g) Neither Visionics nor any of the Visionics Subsidiaries has knowledge that any of its employees or consultants is obligated under any contract, covenant or other agreement or commitment of any nature, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's or consultant's best efforts to promote the interests of Visionics and the Visionics Subsidiaries or that would conflict with the business of Visionics as presently conducted or proposed to be conducted. Neither Visionics nor any of the Visionics Subsidiaries has entered into any agreement to indemnify any other person, including but not limited to any employee or consultant of Visionics or any of the Visionics Subsidiaries, against any charge of infringement, misappropriation or misuse of any intellectual property, other than indemnification provisions contained in purchase orders or customer agreements arising in the ordinary course of business. All current employees and consultants and, to the knowledge of Visionics, all former employees and consultants, of any of Visionics or any of the Visionics Subsidiaries have signed valid and enforceable written assignments to Visionics or the Visionics Subsidiaries of any and all rights or claims in any intellectual property that any such employee or consultant has or may have by reason of any contribution, participation or other role in the development, conception, creation, reduction to practice or authorship of any invention, innovation, development or work of authorship or any other intellectual property that is used in the business of Visionics, and Visionics and the Visionics Subsidiaries possess signed copies of all such written assignments by such employees and consultants. With respect to assignments of patents or application for patents, Visionics and the Visionics Subsidiaries possess signed copies of assignments from the inventors of the intellectual property covered by the patents and applications.

     3.18 Taxes.

     (a) For the purposes of this Agreement, "Tax" or "Taxes" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations imposed by law for the Taxes of another person, including under Treasury Regulations Section 1.1502-6 and analogous provisions of foreign, state and local law, and including any liability for taxes of a predecessor entity. For purposes of this Agreement, "Tax Return" or "Tax Returns" refers to all federal, state and local and foreign returns, schedules, estimates, information statements and reports relating to Taxes.

     (b) Visionics and each of the Visionics Subsidiaries have filed all material Tax Returns required to be filed by them, and all such Tax Returns are true, correct, and complete except with respect to immaterial items. Visionics and each of the Visionics Subsidiaries have paid (or Visionics has paid on behalf of each of the Visionics Subsidiaries) all Taxes due and payable as shown on such Tax Returns. True and correct copies of all Tax Returns filed by Visionics and the Visionics Subsidiaries for the period beginning October 1, 1996 through the date hereof have been provided to Identix. The most recent financial statements contained in the Visionics SEC Reports reflect an adequate reserve (which reserves were established in accordance with GAAP) for the payment of all Taxes of Visionics and the Visionics Subsidiaries, accrued through the date of such financial statements. No deficiencies for any Taxes have been proposed, asserted or assessed against Visionics or any of the Visionics Subsidiaries, other than deficiencies that are reflected by reserves maintained in accordance with GAAP and are being contested in good faith and by appropriate procedures.

     (c) None of Visionics and the Visionics Subsidiaries has filed any consent agreement under Section 341(f) of the Code.

     (d) None of Visionics and the Visionics Subsidiaries (i) has received any notice that it is being audited by any taxing authority; (ii) has granted any presently operative waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax; (iii) has granted to any person a power of attorney with respect to Taxes, which power of attorney will be in effect as of or following the Closing; (iv) has received an inquiry regarding the filing of Tax Returns from a jurisdiction where it is not presently filing Tax Returns; or (v) has availed itself of any Tax amnesty or similar relief in any taxing jurisdiction.

     (e) None of Visionics and the Visionics Subsidiaries has assumed liability for the Taxes of another Person under any contract, agreement or arrangement.

     (f) There is no lien for Taxes on any of the assets of Visionics or any of the Visionics Subsidiaries, except for inchoate liens for Taxes not yet due and payable.

     (g) There is no agreement, plan, arrangement or other contract covering any employee or independent contractor or former employee or independent contractor of Visionics or any Visionics Subsidiary that, considered individually or collectively with any other such agreement, plan, arrangement, or contract, will, or could reasonably be expected to, give rise to the payment of any amount that would not be deductible under Section 280G or 162(m) of the Code (or any comparable provision of state or local law).

     (h) Visionics and each of the Visionics Subsidiaries have properly withheld on all amounts paid to consultants or employees, or to persons located outside the United States.

     (i) Visionics has not been a party to a transaction intended to qualify under Section 355 of the Code (whether as distributing or distributed company) within the last five years.

     (j) Visionics does not have knowledge of any reason why the Merger will fail to qualify as a reorganization under the provisions of Section 368(a) of the Code.

     3.19 Employee Benefit Plans; ERISA.

     (a) Schedule 3.19(a) of the Visionics Disclosure Statement lists all "employee pension benefit plans" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("Pension Plans"), "welfare benefit plans" as defined in Section 3(1) of ERISA ("Welfare Plans"), or stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, bonus, incentive, deferred compensation, severance, holiday, or vacation plans, or any other employee benefit plan, program, policy or arrangement covering employees (or former employees) employed in the United States that either is maintained or contributed to by Visionics or any of the Visionics Subsidiaries or any of their Visionics ERISA Affiliates (as hereinafter defined) or to which Visionics or any of the Visionics Subsidiaries or any of their Visionics ERISA Affiliates is obligated to make payments or otherwise may have any liability (collectively, the "Visionics Employee Benefit Plans") with respect to employees or former employees of Visionics, the Visionics Subsidiaries, or any of their ERISA Affiliates. For purposes of this Agreement, "Visionics ERISA Affiliate" shall mean any person (as defined in Section 3(9) of ERISA) that is or has been a member of any group of persons described in Section 414(b), (c), (m) or (o) of the Code, including without limitation Visionics or any of the Visionics Subsidiaries.

     (b) Visionics and each of the Visionics Subsidiaries, and each of the Visionics Employee Benefit Plans, are in compliance with the applicable provisions of ERISA, the Code and other applicable laws, except where the failure to comply would not, individually or in the aggregate, have a Visionics Material Adverse Effect.

     (c) All contributions to, and payments from, the Pension Plans which are required to have been made in accordance with the Pension Plans have been timely made, except where the failure to make such contributions or payments on a timely basis would not, individually or in the aggregate, reasonably be expected to have a Visionics Material Adverse Effect.

     (d) To the knowledge of Visionics, all of Visionics' Pension Plans and Visionics' Subsidiaries' Pension Plans intended to qualify under Section 401 of the Code so qualify, and no event has occurred and no condition exists with respect to the form or operation of such Pension Plans which would cause the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA or the Code, except for such operational failures as would not, individually or in the aggregate, have a Visionics Material Adverse Effect.

     (e) To the knowledge of Visionics, there are no (i) investigations pending by any governmental entity involving the Visionics Employee Benefit Plans, nor
(ii) pending or threatened claims (other than routine claims for benefits), suits or proceedings against any Visionics Employee Benefit Plans, against the assets of any of the trusts under any Visionics Employee Benefit Plans or against any fiduciary of any Visionics Employee Benefit Plans with respect to the operation of such plan or asserting any rights or claims to benefits under any Visionics Employee Benefit Plans or against the assets of any trust under such plan, except for those which would not, individually or in the aggregate, give rise to any liability which would have a Visionics Material Adverse Effect. To the knowledge of Visionics, there are no facts which would give rise to any liability under this Section 3.19(e) except for those which would not, individually or in the aggregate, reasonably be expected to have a Visionics Material Adverse Effect in the event of any such investigation, claim, suit or proceeding.

     (f) None of Visionics, any of the Visionics Subsidiaries nor any employee of the foregoing, nor any trustee, administrator, other fiduciary or any other "party in interest" or "disqualified person" with respect to the Pension Plans or Welfare Plans, has engaged in a "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) other than such transactions that would not, individually or in the aggregate, reasonably be expected to have a Visionics Material Adverse Effect.

     (g) None of Visionics, any of the Visionics Subsidiaries, or any of their Visionics ERISA Affiliates maintain or contribute to, nor have they ever maintained or contributed to, any pension plan subject to Title IV of ERISA or
Section 412 of the Code or Section 302 of ERISA.

     (h) Neither Visionics nor any Subsidiary of Visionics nor any Visionics ERISA Affiliate has incurred any material liability under Title IV of ERISA that has not been satisfied in full.

     (i) Neither Visionics, any of the Visionics Subsidiaries nor any of their Identix ERISA Affiliates has any material liability (including any contingent liability under Section 4204 of ERISA) with respect to any multiemployer plan, within the meaning of Section 3(37) of ERISA.

     (j) With respect to each of the Visionics Employee Benefit Plans, true, correct and complete copies of the following documents have been made available to Identix: (i) the plan document and any related trust agreement, including amendments thereto, (ii) any current summary plan descriptions and other material communications to participants relating to the Visionics Employee Benefit Plans, (iii) the three most recent Forms 5500, if applicable, and (iv) the most recent United States Internal Revenue Service ("IRS") determination letter, if applicable.

     (k) None of the Welfare Plans maintained by Visionics or any of the Visionics Subsidiaries provides for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under COBRA, or except at the expense of the participant or the participant's beneficiary. Visionics and each of the Visionics Subsidiaries which maintain a "group health plan" within the meaning of Section 5000(b)(1) of the Code have complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Visionics Material Adverse Effect.

     (l) No liability under any Pension Benefit Plan or Welfare Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which Visionics or any of the Visionics Subsidiaries has received notice that such insurance company is in rehabilitation or a comparable proceeding.

     (m) The consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any employee of Visionics or any of the Visionics Subsidiaries.

     (n) Schedule 3.19(n) of the Visionics Disclosure Statement lists each Visionics Foreign Plan (as hereinafter defined). For purposes hereof, the term "Visionics Foreign Plan" shall mean any material plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, Visionics or any Subsidiary with respect to employees (or former employees) employed outside the United States to the extent the benefits provided thereunder are not mandated by the laws of the applicable foreign jurisdiction.

     3.20 Environmental Matters.

     (a) To the knowledge of Visionics, except for such cases that, individually or in the aggregate, have not and would not reasonably be expected to have a Visionics Material Adverse Effect, no underground storage tanks and no amount of any substance that has been designated by any Government Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws which term shall not include office and janitorial supplies (insofar as they are stored or used in the ordinary course of business) (a "Hazardous Material"), are present, as a result of the actions of Visionics or any of the Visionics Subsidiaries or, to Visionics' knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Visionics or any of the Visionics Subsidiaries has at any time owned, operated, occupied or leased.

     (b) Except for such cases that, individually or in the aggregate, have not and would not reasonably be expected to have a Visionics Material Adverse Effect, neither Visionics nor any of the Visionics Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has Visionics or any of the Visionics Subsidiaries disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Government Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

     (c) Visionics and the Visionics Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "Visionics Environmental Permits") necessary for the conduct of Visionics' and the Visionics Subsidiaries' Hazardous Material Activities and other businesses of Visionics and the Visionics Subsidiaries as such activities and businesses are currently being conducted. To the knowledge of Visionics, there are no facts or circumstances indicating that any Visionics Environmental Permit will or may be revoked, suspended, canceled or not renewed. All appropriate action in connection with the renewal or extension of any Visionics Environmental Permit has been taken.

     (d) No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Visionics' knowledge, threatened concerning any Visionics Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Visionics or any of the Visionics Subsidiaries. Visionics does not have knowledge of any fact or circumstance which could involve Visionics or any of the Visionics Subsidiaries in any environmental litigation reasonably expected to have a Visionics Material Adverse Effect. Visionics and the Visionics Subsidiaries have not received notice, nor to Visionics' knowledge is there a threatened notice, that Visionics or the Visionics Subsidiaries are responsible, or potentially responsible, for the investigation, remediation, clean-up, or similar action at property presently or formerly used by Visionics or any of the Visionics Subsidiaries for recycling, disposal, or handling of waste.

     3.21 Officer's Certificate as to Tax Matters. Visionics knows of no reason why it will be unable to deliver to Heller Ehrman White & McAuliffe LLP and Maslon Edelman Borman & Brand, LLP prior to (i) the filing of Registration Statement (as hereinafter defined) and (ii) the Closing an Officer's Certificate in form sufficient to enable each such counsel to render the opinions required by Section 6.6.

     3.22 Affiliates.  Visionics has delivered to Identix in accordance with
Section 5.9 a list identifying all persons who to Visionics' knowledge may be deemed to be "affiliates" of Visionics for purposes of Rule 145 under the Securities Act ("Affiliates").

     3.23 Finders or Brokers. Except for Morgan Keegan & Company, Inc., whose fees are listed on Schedule 3.23, neither Visionics nor any of the Visionics Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission the receipt of which is conditioned upon consummation of the Merger.

     3.24 Registration Statement; Joint Proxy Statement/Prospectus. The information supplied by Visionics for inclusion or incorporation by reference in the Registration Statement on Form S-4 registering the Identix Common Stock to be issued in the Merger (the "Registration Statement") as it relates to Visionics, at the time the Registration Statement is declared effective by the SEC, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Visionics for inclusion in the joint proxy statement/prospectus to be sent to the stockholders of Visionics and stockholders of Identix in connection with the Visionics Special Meeting and in connection with the Identix Special Meeting (such joint proxy statement/prospectus, as amended and supplemented, is referred to herein as the "Joint Proxy Statement/ Prospectus"), at the date the Joint Proxy Statement/Prospectus is first mailed to stockholders, at the time of the Visionics Special Meeting or the Identix Special Meeting and at the Effective Time shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to Visionics or any of the Visionics Subsidiaries shall occur which is required to be described in the Joint Proxy Statement/Prospectus, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Visionics and the stockholders of Identix.

     3.25 Title to Property. Visionics and the Visionics Subsidiaries have good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Visionics Balance Sheet or acquired after the Reference Date, and have valid leasehold interests in all leased properties and assets, in each case free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) liens for current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt reflected on the Visionics Balance Sheet, (iv) liens recorded pursuant to any

Environmental Law or (v) liens which would not, individually or in the aggregate, have a Visionics Material Adverse Effect. Schedule 3.25 of the Visionics Disclosure Statement identifies each parcel of real property owned or leased by Visionics or any of the Visionics Subsidiaries.

     3.26 No Existing Discussions. As of the date hereof, neither Visionics nor any of its representatives is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal (as defined in Section 5.2(a)).

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                           OF IDENTIX AND MERGER SUB

     Identix and Merger Sub make to Visionics the representations and warranties contained in this Article IV, in each case subject to the exceptions set forth in the disclosure statement, dated as of the date hereof, delivered by Identix to Visionics at least forty-eight hours prior to the execution of this Agreement (the "Identix Disclosure Statement"). The Identix Disclosure Statement shall be arranged in schedules corresponding to the numbered and lettered Sections of this Article IV, and the disclosure in any schedule of the Identix Disclosure Statement shall qualify only the corresponding Section of this Article IV.

     4.1 Organization, Etc.

     (a) Each of Identix, its Subsidiaries listed on Schedule 4.1(b) of the Identix Disclosure Statement (the "Identix Subsidiaries"), and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or qualification would not, individually or in the aggregate, have an Identix Material Adverse Effect. Identix and each Identix Subsidiary are duly qualified as a foreign Person to do business, and are each in good standing, in each jurisdiction where the character of its owned or leased properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually and in the aggregate, have an Identix Material Adverse Effect. None of Identix nor any Identix Subsidiary is in violation of any provision of its certificate of incorporation, bylaws or any other charter document.

     For the purposes of this Agreement, "Identix Material Adverse Effect" means any state of facts, change, event or effect that has had or could reasonably be expected to have a material adverse effect on (i) the business, financial condition, results of operations or assets and liabilities, taken as a whole, of Identix, including the Identix Subsidiaries, or (ii) the ability of Identix to consummate the Merger or any of the transactions contemplated by the Agreement or to perform any of its obligations under the Agreement before the Effective Time. Notwithstanding the foregoing, with respect to item (i) above, none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been or will be, an Identix Material Adverse Effect: (A) any adverse change, event or effect arising from or relating to general business or economic conditions; (B) any adverse change, event or effect relating to or affecting the security industry generally; and (C) any adverse change, event or effect arising from or relating to the announcement or pendency of the Merger.

     (b) Neither Identix, the Identix Subsidiaries or Merger Sub is in violation of any provision of its certificate of incorporation, bylaws or other charter documents. Schedule 4.1(b) of the Identix Disclosure Statement sets forth (i) the full name of each Identix Subsidiary and any other entity in which Identix has a significant equity interest, its capitalization and the ownership interest of Identix and each other Person (if any) therein, (ii) the jurisdiction in which each such Identix Subsidiary is organized, (iii) each jurisdiction in which Identix and each of the Identix Subsidiaries is qualified to do business as a foreign Person, and (iv) the names of the current directors and officers of Identix and of each Identix Subsidiary. Identix has made available to Visionics accurate and complete copies of the certificate of incorporation, bylaws and any other charter documents, as currently in effect, of Identix and each of the Identix Subsidiaries.

     4.2 Authority Relative to this Agreement. Each of Identix and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby and thereby. The execution and delivery of the Agreement, and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the board of directors of each of Identix and Merger Sub and no other corporate proceedings on the part of either Identix or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby (other than, with respect to the Merger, the approval of (i) the issuance of shares of Identix Common Stock by virtue of the Merger; (ii) the amendment of Identix' Certificate of Incorporation to increase its authorized share capital; and (iii) approval of a new Identix Equity Incentive Plan at the Identix Special Meeting or any adjournment or postponement thereof in accordance with Delaware Law). The Agreement has been duly and validly executed and delivered by each of Identix and Merger Sub and, assuming due authorization, execution and delivery by Visionics, constitutes a valid and binding agreement of each of Identix and Merger Sub, enforceable against each of them in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

     4.3 No Violations, Etc. No filing with or notification to, and no permit, authorization, consent or approval of, any Government Entity is necessary on the part of either Identix or Merger Sub for the consummation by Identix or Merger Sub of the Merger or the other transactions contemplated hereby, except (i) the filing of the Certificate of Merger as required by Delaware Law, (ii) the filing with the SEC and the effectiveness of the Registration Statement, (iii) the applicable requirements of the Exchange Act, state securities or "blue sky" laws, state takeover laws and the listing requirements of Nasdaq, (iv) any filings required under and in compliance with the HSR Act, (v) where the failure to make such filing or notification or to obtain such permit, authorization, consent or approval would not prevent or materially delay the Merger, or otherwise prevent or materially delay Visionics from performing its obligations under this Agreement or individually or in the aggregate, have an Identix Material Adverse Effect. Neither the execution and delivery of the Agreement, nor the consummation of the Merger or the other transactions contemplated hereby, nor compliance by Identix and Merger Sub with all of the provisions hereof and thereof will, subject to obtaining the approval of the issuance of Identix Common Stock in the Merger by the holders of a majority of the shares of Identix Common Stock represented in person or by proxy at the Identix Special Meeting or any adjournment thereof in accordance with Delaware Law, (i) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws or other charter documents of Identix or any Identix Subsidiary, (ii) violate any material order, writ, injunction, decree, statute, rule or regulation applicable to Identix or any Identix Subsidiary, or by which any of their properties or assets may be bound, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or result in any material change in, or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Identix or any Identix Subsidiary is a party or by which any of them or any of their properties or assets may be bound.
Schedule 4.3 of the Identix Disclosure Statement lists all consents, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated hereby under any of Identix' or any of the Identix Subsidiaries' notes, bonds, mortgages, indentures, deeds of trust, licenses or leases, contracts, agreements or other instruments or obligations the failure to obtain which would have an Identix Material Adverse Effect.

     4.4 Board Recommendation. The board of directors of Identix has, at a meeting of such board duly held on February 22, 2002, (i) approved and adopted this Agreement, (ii) determined that this Agreement is fair to and in the best interests of the stockholders of Identix, (iii) resolved to recommend issuance of the shares in the Merger pursuant to this Agreement to the stockholders of Identix, and (iv) resolved that Identix take all action necessary to exempt the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby from the provisions of all applicable state antitakeover statutes or regulations including but not limited to Section 203 of Delaware Law.

     4.5 Fairness Opinion. Identix has received the opinion of Lehman Brothers dated the date of the approval of this Agreement by the board of directors of Identix to the effect that the Exchange Ratio is fair to Identix' stockholders from a financial point of view, and has provided a copy of such opinion to Identix.

     4.6 Capitalization.

     (a) The authorized capital stock of Identix consists of 100,000,000 shares of Identix Common Stock and 2,000,000 shares of Preferred Stock, $0.01 par value ("Identix Preferred Stock"). As of February 21, 2002, there were (i) 44,810,395 shares of Identix Common Stock outstanding, (ii) 234,558 shares of Identix Preferred Stock, designated as Series A Identix Preferred Stock, outstanding, and (iii) no treasury shares. The authorized capital stock of Merger Sub consists of 100 shares of Merger Sub Common Stock, $0.01 par value. As of February 22, 2002, there were (i) 100 shares of Merger Sub Common Stock outstanding, and (ii) no treasury shares. Merger Sub was formed for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose.

     (b) Except for the stock options of Identix outstanding immediately prior to the Effective Time under the Identix Stock Plans (as defined below) (the "Identix Options"), there are no warrants, options, convertible securities, calls, rights, stock appreciation rights, preemptive rights, rights of first refusal, or agreements or commitments of any nature obligating Identix to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests of Identix, or obligating Identix to grant, issue, extend, accelerate the vesting of, or enter into, any such warrant, option, convertible security, call, right, stock appreciation right, preemptive right, right of first refusal, agreement or commitment. For purposes of this Agreement, "Identix Stock Plans" means the 1992 Incentive Stock Option Plan, the Equity Incentive Plan, the Non-Employee Directors Stock Option Plan, the New Employee Stock Incentive Plan and the Employee Stock Purchase Plan. To the knowledge of Identix, except for the Identix Voting Agreements, there are no voting trusts, proxies or other agreements or understandings with respect to the capital stock of Identix. For purposes of this Agreement, "To the Knowledge of Identix," or words of similar import, shall mean the actual knowledge of the persons set forth on Schedule 4.6(b) of the Identix Disclosure Statement.

     (c) True and complete copies of each Identix Stock Plan, and of the forms of all agreements and instruments relating to or issued under each thereof, have been made available to Visionics. Such agreements, instruments, and forms have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement any such agreements, instruments or forms.

     (d) Schedule 4.6(d) of the Identix Disclosure Statement sets forth the following information with respect to each Identix Option: the aggregate number of shares issuable thereunder, the type of option, the grant date, the expiration date, the exercise price and the vesting schedule. Each Identix Option was granted in accordance with the terms of the Identix Stock Plan applicable thereto. Consummation of the Merger will not accelerate vesting of any Identix Option.

     4.7 SEC Filings. Identix has filed with the SEC all required forms, reports, registration statements and documents required to be filed by it with the SEC (collectively, all such forms, reports, registration statements and documents filed after January 1, 1999 are referred to herein as the "Identix SEC Reports"). All of the Identix SEC Reports complied as to form, when filed, in all material respects with the applicable provisions of the Securities Act and the Exchange Act. Accurate and complete copies of the Identix SEC reports have been made available to Visionics. As of their respective dates the Identix SEC Reports (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Identix has been advised by each of its officers and directors that each such person and such persons' affiliates have complied with all filing requirements under Section 13 and Section 16(a) of the Exchange Act.

     4.8 Compliance with Laws. Neither Identix nor any Identix Subsidiary has violated or failed to comply with any statute, law, ordinance, rule or regulation (including, without limitation, relating to the export or import of goods or technology) of any foreign, federal, state or local government or any other governmental department or agency, except where any such violations or failures to comply would not, individually or in the aggregate, have an Identix Material Adverse Effect. Identix, the Identix Subsidiaries and Merger Sub have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted and as proposed to be conducted, except for those the absence of which would not, individually or in the aggregate, have an Identix Material Adverse Effect.

     4.9 Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Identix SEC Reports (the "Identix Financial Statements"), (x) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (y) fairly presented the consolidated financial position of Identix and the Identix Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of Identix, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of Identix contained in Identix' Form 10-Q for the quarter ended December 31, 2001 is hereinafter referred to as the "Identix Balance Sheet."

     4.10 Absence of Undisclosed Liabilities. Neither Identix, nor any of the Identix Subsidiaries or the entities listed on Schedule 4.1(b) has any liabilities (absolute, accrued, contingent or otherwise) other than (i) liabilities included in the Identix Balance Sheet and the related notes to the financial statements, (ii) normal or recurring liabilities incurred since December 31, 2001 in the ordinary course of business consistent with past practice, which, individually or in the aggregate, are not or would not be reasonably likely to have, an Identix Material Adverse Effect, and (iii) liabilities under this Agreement.

     4.11 Absence of Changes or Events. Except as contemplated by this Agreement, since December 31, 2001 no Identix Material Adverse Effect has occurred and, in addition, Identix, the Identix Subsidiaries and the entities listed on Schedule 4.1(b) have not, directly or indirectly:

          (a) purchased, otherwise acquired, or agreed to purchase or otherwise acquire, any shares of capital stock of Identix or any of the Identix Subsidiaries, or declared, set aside or paid any dividend or otherwise made a distribution (whether in cash, stock or property or any combination thereof) in respect of their capital stock (other than dividends or other distributions payable solely to Identix or a wholly-owned Subsidiary of Identix);

          (b) authorized for issuance, issued, sold, delivered, granted or issued any options, warrants, calls, subscriptions or other rights for, or otherwise agreed or committed to issue, sell or deliver any shares of any class of capital stock of Identix or the Identix Subsidiaries or any securities convertible into or exchangeable or exercisable for shares of any class of capital stock of Identix or the Identix Subsidiaries, other than pursuant to and in accordance with the Identix Stock Plans;

          (c) (i) created or incurred any indebtedness for borrowed money exceeding $250,000 in the aggregate, (ii) assumed, guaranteed, endorsed or otherwise as an accommodation become responsible for the obligations of any other individual, firm or corporation, made any loans or advances to any other individual, firm or corporation exceeding $100,000 in the aggregate,
     (iii) entered into any oral or written material agreement or any material commitment or transaction or incurred any liabilities material to Identix and the Identix Subsidiaries taken as a whole, or involving in excess of $250,000;

          (d) instituted any change in accounting methods, principles or practices other than as required by GAAP or the rules and regulations promulgated by the SEC and disclosed in the notes to the Identix Financial Statements;

          (e) revalued any assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable in excess of amounts previously reserved as reflected in the Identix Balance Sheet;

          (f) suffered any damage, destruction or loss, whether covered by insurance or not, except for such as would not, individually and in the aggregate exceed $250,000;

          (g) (i) increased in any manner the compensation of any of its directors, officers or, other than in the ordinary course of business and consistent with past practice, non-officer employees, (ii) granted any severance or termination pay to any Person other than in the ordinary course of business and consistent with past practice; (iii) entered into any oral or written employment, consulting, indemnification or severance agreement with any Person; (iv) other than as required by law, adopted, become obligated under, or amended any employee benefit plan, program or arrangement; or (v) repriced any Identix Options;

          (h) sold, transferred, leased, licensed, pledged, mortgaged, encumbered, or otherwise disposed of, or agreed to sell, transfer, lease, license, pledge, mortgage, encumber, or otherwise dispose of, any material properties (including intangibles, real, personal or mixed);

          (i) amended its certificate of incorporation, bylaws, or any other charter document, or effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (j) made any capital expenditure in any calendar month which, when added to all other capital expenditures made by or on behalf of Identix and the Identix Subsidiaries in such calendar month resulted in such capital expenditures exceeding $250,000 in the aggregate;

          (k) paid, discharged or satisfied any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities (including accounts payable) in the ordinary course of business and consistent with past practice, or collected, or accelerated the collection of, any amounts owed (including accounts receivable) other than their collection in the ordinary course of business;

          (l) waived, released, assigned, settled or compromised any material claim or litigation, or commenced a lawsuit other than for the routine collection of bills;

          (m) agreed or proposed to do any of the things described in the preceding clauses (a) through (l) other than as expressly contemplated or provided for in this Agreement.

     4.12 Capital Stock of Subsidiaries. Identix is directly or indirectly the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of the Identix Subsidiaries. All of such shares have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights with respect thereto and are owned by Identix free and clear of any claim, lien or encumbrance of any kind with respect thereto. There are no proxies or voting agreements with respect to such shares, and there are not any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating Identix or any of the Identix Subsidiaries to issue, transfer or sell any shares of capital stock of any Subsidiary or any other securities convertible into, exercisable for, or evidencing the right to subscribe for any such shares. Identix does not directly or indirectly own any interest in any Person except the Identix Subsidiaries.

     4.13 Litigation.

     (a) There is no Action pending or, to the knowledge of Identix, any private or governmental investigation, or any of the foregoing threatened against Identix, any of the Identix Subsidiaries, or any of their respective officers and directors (in their capacities as such), or involving any of their assets, before any court, or governmental or regulatory authority or body, or arbitration tribunal, except for those Actions which, individually or in the aggregate, would not have an Identix Material Adverse Effect. There is no Action pending or, to the knowledge of Identix, threatened which in any manner challenges, seeks to, or is reasonably likely to prevent, enjoin, alter or delay the transactions anticipated by this Agreement.

     (b) There is no outstanding judgment, order, writ, injunction or decree of any court, governmental or regulatory authority, body, or agency or arbitration tribunal in a proceeding to which Identix, any Subsidiary of Identix, or any of their assets is or was a party, or by which Identix, any Identix Subsidiary, or any of their assets is bound.

     4.14 Insurance. Schedule 4.14 of the Identix Disclosure Statement lists all insurance policies (including without limitation workers' compensation insurance policies) covering the business, properties or assets of Identix and the Identix Subsidiaries, the premiums and coverages of such policies, and all claims in excess of $50,000 made against any such policies since January 1, 1999. All such policies are in effect, and true and complete copies of all such policies have been made available to Visionics. Identix has not received notice of the cancellation or threat of cancellation of any of such policy.

     4.15 Contracts and Commitments.

     (a) Except as filed as an exhibit to Identix' SEC Reports, neither Identix, the Identix Subsidiaries, or the entities listed on Schedule 3.1(b) is a party to or bound by any oral or written contract, obligation or commitment of any type in any of the following categories:

          (i) agreements or arrangements that contain severance pay, understandings with respect to tax arrangements, understandings with respect to expatriate benefits, or post-employment liabilities or obligations;

          (ii) agreements or plans under which benefits will be increased or accelerated by the occurrence of any of the transactions contemplated by this Agreement, or under which the value of the benefits will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (iii) agreements, contracts or commitments currently in force relating to the disposition or acquisition of assets other than in the ordinary course of business, or relating to an ownership interest in any corporation, partnership, joint venture or other business enterprise;

          (iv) agreements, contracts or commitments for the purchase of materials, supplies or equipment which provide for purchase prices substantially greater than those presently prevailing for such materials, supplies or equipment, or which are with sole or single source suppliers;

          (v) guarantees or other agreements, contracts or commitments under which Identix or any of the Identix Subsidiaries is absolutely or contingently liable for (A) the performance of any other person, firm or corporation (other than Identix or the Identix Subsidiaries), or (B) the whole or any part of the indebtedness or liabilities of any other person, firm or corporation (other than Identix or the Identix Subsidiaries);

          (vi) powers of attorney authorizing the incurrence of a material obligation on the part of Identix or the Identix Subsidiaries;

          (vii) agreements, contracts or commitments which limit or restrict (A) where Identix or any of the Identix Subsidiaries may conduct business, (B) the type or lines of business (current or future) in which they may engage, or (C) any acquisition of assets or stock (tangible or intangible) by Identix or any of the Identix Subsidiaries;

          (viii) agreements, contracts or commitments containing any agreement with respect to a change of control of Identix or any of the Identix Subsidiaries;

          (ix) agreements, contracts or commitments for the borrowing or lending of money, or the availability of credit (except credit extended by Identix or any of the Identix Subsidiaries to customers in the ordinary course of business and consistent with past practice);

          (x) any hedging, option, derivative or other similar transaction and any foreign exchange position or contract for the exchange of currency.

     (b) Neither Identix nor any of the Identix Subsidiaries, nor to Identix' knowledge any other party to an Identix Contract (as defined below), has breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, (nor does there exist any condition under which, with the passage of time or the giving of notice or both, could reasonably be expected to cause such a breach, violation or default under), any material agreement, contract or commitment to which Identix or any of the Identix Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (any such agreement, contract or commitment, an "Identix Contract"), other than any breaches, violations or defaults which individually or in the aggregate would not have an Identix Material Adverse Effect.

     (c) Each Identix Contract is a valid, binding and enforceable obligation of Identix and to Identix' knowledge, of the other party or parties thereto, in accordance with its terms, and in full force and effect, except where the failure to be valid, binding, enforceable and in full force and effect would not have an Identix Material Adverse Effect and to the extent enforcement may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors' rights governing or by general principles of equity.

     (d) An accurate and complete copy of each Identix Contract has been made available to Visionics.

     4.16 Labor Matters; Employment and Labor Contracts.

     (a) None of Identix or any of the Identix Subsidiaries is a party to any union contract or other collective bargaining agreement, nor to the knowledge of Identix or any of the Identix Subsidiaries are there any activities or proceedings of any labor union to organize any of its employees. Each of Identix and the Identix Subsidiaries is in compliance with all applicable (i) laws, regulations and agreements respecting employment and employment practices and
(ii) occupational health and safety requirements, except for those failures to comply which, individually or in the aggregate, would not have an Identix Material Adverse Effect.

     There is no labor strike, slowdown or stoppage pending (or any labor strike or stoppage threatened) against Identix or any of the Identix Subsidiaries. No petition for certification has been filed and is pending before the National Labor Relations Board with respect to any employees of Identix or any of the Identix Subsidiaries who are not currently organized. Neither Identix nor any of the Identix Subsidiaries has any obligations under COBRA, with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that would not have, individually or in the aggregate, an Identix Material Adverse Effect. There are no controversies pending or, to the knowledge of Identix or any of the Identix Subsidiaries, threatened, between Identix or any of the Identix Subsidiaries and any of their respective employees, which controversies would have, individually or in the aggregate, an Identix Material Adverse Effect.

     4.17 Intellectual Property Rights.

     (a) Identix and the Identix Subsidiaries own or have the right to use all intellectual property used to conduct their respective businesses (such intellectual property and the rights thereto are collectively referred to herein as the "Identix IP Rights"). No royalties or other payments are payable to any Person with respect to commercialization of any products presently sold or under development by Identix or the Identix Subsidiaries.

     (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any instrument or agreement governing any Identix IP Rights, will not (i) cause the modification of any material term of any license or agreement relating to any Identix IP Rights including but not limited to the modification of the effective rate of any royalties or other payments provided for in any such license or agreement, (ii) cause the forfeiture or termination of any Identix IP Rights, (iii) give rise to a right of forfeiture or termination of any Identix IP Rights or (iv) materially impair the right of Identix to use, sell or license any Identix IP Rights or portion thereof.

     (c) Neither the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by Identix or any of the Identix Subsidiaries (i) violates in any material respect any license or agreement between Identix or any of the Identix Subsidiaries and any third party or (ii) infringes in any material respect any patents or other intellectual property rights of any other party; and there is no pending or threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Identix IP Rights, or asserting that any Identix IP Rights or the proposed use, sale, license or disposition thereof, or the manufacture, use or sale of any Identix products, conflicts or will conflict with the rights of any other party.

     (d) Schedule 4.17(d) of the Identix Disclosure Statement lists all patents, trade names, trademarks and service marks, and applications for any of the foregoing owned or possessed by Identix or any of the Identix Subsidiaries and true and complete copies of such materials have been made available to Visionics.

     (e) Identix has provided to Visionics a true and complete copy of its standard form of employee confidentiality agreement and taken all commercially reasonably necessary steps to ensure that all employees have executed such an agreement. All consultants or third parties with access to proprietary information of Identix have executed appropriate non-disclosure agreements which adequately protect the Identix IP Rights.

     (f) To Identix' knowledge, Identix' and the Identix Subsidiaries' source codes and trade secrets have not been used, distributed or otherwise commercially exploited under circumstances which have caused, or with the passage of time could cause, the loss of copyright or trade secret status.

     (g) Neither Identix nor any of the Identix Subsidiaries has knowledge that any of its employees or consultants is obligated under any contract, covenant or other agreement or commitment of any nature, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's or consultant's best efforts to promote the interests of Identix and the Identix Subsidiaries or that would conflict with the business of Identix as presently conducted or proposed to be conducted. Neither Identix nor any of the Identix Subsidiaries has entered into any agreement to indemnify any other person, including but not limited to any employee or consultant of Identix or any of the Identix Subsidiaries, against any charge of infringement, misappropriation or misuse of any intellectual property, other than indemnification provisions contained in purchase orders or customer agreements arising in the ordinary course of business. All current employees and consultants and, to the knowledge of Identix, all former employees and consultants, of any of Identix or any of the Identix Subsidiaries have signed valid and enforceable written assignments to Identix or the Identix Subsidiaries of any and all rights or claims in any intellectual property that any such employee or consultant has or may have by reason of any contribution, participation or other role in the development, conception, creation, reduction to practice or authorship of any invention, innovation, development or work of authorship or any other intellectual property that is used in the business of Identix, and Identix and the Identix Subsidiaries possess signed copies of all such written assignments by such employees and consultants. With respect to assignments of patents or application for patents, Identix and the Identix Subsidiaries possess signed copies of assignments from the inventors of the intellectual property covered by the patents and applications.

     4.18 Taxes.

     (a) Identix and each of the Identix Subsidiaries have filed all material Tax Returns required to be filed by them, and all such Tax Returns are true, correct, and complete except with respect to immaterial items. Identix and each of the Identix Subsidiaries have paid (or Identix has paid on behalf of each of the Identix Subsidiaries) all Taxes due and payable as shown on such Tax Returns. True and correct copies of all Tax Returns filed by Identix and the Identix Subsidiaries for the period beginning July 1, 1997 through the Closing have been provided to Visionics. The most recent financial statements contained in the Identix SEC Reports reflect an adequate reserve (which reserves were established in accordance with GAAP) for the payment of all Taxes of Identix and the Identix Subsidiaries, accrued through the date of such financial statements. No deficiencies for any Taxes have been proposed, asserted or assessed against Identix or any of the Identix Subsidiaries, other than deficiencies that are reflected by reserves maintained in accordance with GAAP and are being contested in good faith and by appropriate procedures.

     (b) None of Identix and the Identix Subsidiaries has filed any consent agreement under Section 341(f) of the Code.

     (c) None of Identix and the Identix Subsidiaries (i) has received any notice that it is being audited by any taxing authority; (ii) has granted any presently operative waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax; (iii) has granted to any person a power of attorney with respect to Taxes, which power of attorney will be in effect as of or following the Closing; (iv) has received an inquiry regarding the filing of Tax Returns from a jurisdiction where it is not presently filing Tax Returns; or (v) has availed itself of any Tax amnesty or similar relief in any taxing jurisdiction.

     (d) None of Identix and the Identix Subsidiaries has assumed liability for the Taxes of another Person under any contract, agreement or arrangement.

     (e) There is no lien for Taxes on any of the assets of Identix or any of the Identix Subsidiaries, except for inchoate liens for Taxes not yet due and payable.

     (f) There is no agreement, plan, arrangement or other contract covering any employee or independent contractor or former employee or independent contractor of Identix or any Identix Subsidiary that, considered individually or collectively with any other such agreement, plan, arrangement, or contract, will, or could reasonably be expected to, give rise to the payment of any amount that would not be deductible under Section 280G or 162(m) of the Code (or any comparable provision of state or local law).

     (g) Identix and each of the Identix Subsidiaries have properly withheld on all amounts paid to consultants or employees, or to persons located outside the United States.

     (h) Identix has not been a party to a transaction intended to qualify under
Section 355 of the Code (whether as distributing or distributed company) within the last five years.

     (i) Identix does not have knowledge of any reason why the Merger will fail to qualify as a reorganization under the provisions of Section 368(a) of the Code.

     4.19 Employee Benefit Plans; ERISA.

     (a) Schedule 4.19(a) of the Identix Disclosure Statement lists all Pension Plans, Welfare Plans, or stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, bonus, incentive, deferred compensation, severance, holiday, or vacation plans, or any other employee benefit plan, program, policy or arrangement covering employees (or former employees) employed in the United States that either is maintained or contributed to by Identix or any of the Identix Subsidiaries or any of their Identix ERISA Affiliates (as hereinafter defined) or to which Identix or any of the Identix Subsidiaries or any of their Identix ERISA Affiliates is obligated to make payments or otherwise may have any liability (collectively, the "Identix Employee Benefit Plans") with respect to employees or former employees of Identix, the Identix Subsidiaries, or any of their Identix ERISA Affiliates. For purposes of this Agreement, "Identix ERISA Affiliate" shall mean any person (as defined in Section 3(9) of ERISA) that is or has been a member of any group of persons described in Section 414(b), (c), (m) or (o) of the Code, including without limitation Identix or any of the Identix Subsidiaries.

     (b) Identix and each of the Identix Subsidiaries, and each of the Identix Employee Benefit Plans, are in compliance with the applicable provisions of ERISA, the Code and other applicable laws, except where the failure to comply would not, individually or in the aggregate, have an Identix Material Adverse Effect.

     (c) All contributions to, and payments from, the Pension Plans which are required to have been made in accordance with the Pension Plans have been timely made, except where the failure to make such contributions or payments on a timely basis would not, individually or in the aggregate, reasonably be expected to have an Identix Material Adverse Effect.

     (d) To the knowledge of Identix, all of Identix' Pension Plans and Identix' Subsidiaries' Pension Plans intended to qualify under Section 401 of the Code so qualify, and no event has occurred and no condition exists with respect to the form or operation of such Pension Plans which would cause the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA or the Code, except for such operational failures as would not, individually or in the aggregate, have an Identix Material Adverse Effect.

     (e) To the knowledge of Identix, there are no (i) investigations pending by any governmental entity involving the Identix Employee Benefit Plans, nor (ii) pending or threatened claims (other than routine claims for benefits), suits or proceedings against any Identix Employee Benefit Plans, against the assets of any of the trusts under any Identix Employee Benefit Plans or against any fiduciary of any Identix Employee Benefit Plans with respect to the operation of such plan or asserting any rights or claims to benefits under any Identix Employee Benefit Plans or against the assets of any trust under such plan, except for those which would not, individually or in the aggregate, give rise to any liability which would have an Identix Material Adverse Effect. To the knowledge of Identix, there are no facts which would give rise to any liability under this Section 4.19(e) except for those which would not, individually or in the aggregate, reasonably be expected to have an Identix Material Adverse Effect in the event of any such investigation, claim, suit or proceeding.

     (f) None of Identix, any of the Identix Subsidiaries or any employee of the foregoing, nor any trustee, administrator, other fiduciary or any other "party in interest" or "disqualified person" with respect to the Pension Plans or Welfare Plans, has engaged in a "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) other than such transactions that would not, individually or in the aggregate, reasonably be expected to have an Identix Material Adverse Effect.

     (g) None of Identix, any of the Identix Subsidiaries, nor any of their Identix ERISA Affiliates maintain or contribute to, nor have they ever maintained or contributed to, any pension plan subject to Title IV of ERISA or
Section 412 of the Code or Section 302 of ERISA.

     (h) Neither Identix nor any Subsidiary of Identix nor any Identix ERISA Affiliate has incurred any material liability under Title IV of ERISA that has not been satisfied in full.

     (i) Neither Identix, any of the Identix Subsidiaries nor any of their Identix ERISA Affiliates has any material liability (including any contingent liability under Section 4204 of ERISA) with respect to any multiemployer plan, within the meaning of Section 3(37) of ERISA.

     (j) With respect to each of the Identix Employee Benefit Plans, true, correct and complete copies of the following documents have been made available to Visionics: (i) the plan document and any related trust agreement, including amendments thereto, (ii) any current summary plan descriptions and other material communications to participants relating to the Identix Employee Benefit Plans, (iii) the three most recent Forms 5500, if applicable, and (iv) the most recent IRS determination letter, if applicable.

     (k) None of the Welfare Plans maintained by Identix or any of the Identix Subsidiaries provides for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under COBRA, or except at the expense of the participant or the participant's beneficiary. Identix and each of the Identix Subsidiaries which maintain a "group health plan" within the meaning of Section 5000(b)(1) of the Code have complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have an Identix Material Adverse Effect.

     (l) No liability under any Pension Benefit Plan or Welfare Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which Identix or any of the Identix Subsidiaries has received notice that such insurance company is in rehabilitation or a comparable proceeding.

     (m) The consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any employee of Identix or any of the Identix Subsidiaries.

     Schedule 4.19(n) of the Identix Disclosure Statement lists each Foreign Plan (as hereinafter defined). For purposes hereof, the term "Identix Foreign Plan" shall mean any material plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, Identix or any Subsidiary with respect to employees (or former employees) employed outside the United States to the extent the benefits provided thereunder are not mandated by the laws of the applicable foreign jurisdiction.

     4.20 Environmental Matters.

     (a) To the knowledge of Identix, except for such cases that, individually or in the aggregate, have not and would not reasonably be expected to have an Identix Material Adverse Effect, no underground storage tanks and no amount of any Hazardous Materials are present, as a result of the actions of Identix or any of the Identix Subsidiaries or, to Identix' knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Identix or any of the Identix Subsidiaries has at any time owned, operated, occupied or leased.

     (b) Except for such cases that, individually or in the aggregate, have not and would not reasonably be expected to have an Identix Material Adverse Effect, neither Identix nor any of the Identix Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has Identix or any of the Identix Subsidiaries engaged in any Hazardous Materials Activities in violation of any rule, regulation, treaty or statute promulgated by any Government Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

     (c) Identix and the Identix Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "Identix Environmental Permits") necessary for the conduct of Identix' and the Identix Subsidiaries' Hazardous Material Activities and other businesses of Identix and the Identix Subsidiaries as such activities and businesses are currently being conducted. To the knowledge of Identix, there are no facts or circumstances indicating that any Identix Environmental Permit will or may be revoked, suspended, canceled or not renewed. All appropriate action in connection with the renewal or extension of any Identix Environmental Permit has been taken.

     (d) No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Identix' knowledge, threatened concerning any Identix Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Identix or any of the Identix Subsidiaries. Identix does not have knowledge of any fact or circumstance which could involve Identix or any of the Identix Subsidiaries in any environmental litigation reasonably expected to have an Identix Material Adverse Effect. Identix and the Identix Subsidiaries have not received notice, nor to Identix' knowledge is there a threatened notice, that Identix or the Identix Subsidiaries are responsible, or potentially responsible, for the investigation, remediation, clean-up, or similar action at property presently or formerly used by Identix or any of the Identix Subsidiaries for recycling, disposal, or handling of waste.

     4.21 Officer's Certificate as to Tax Matters. Identix knows of no reason why it will be unable to deliver to Heller Ehrman White & McAuliffe LLP and Maslon Edelman Borman & Brand, LLP prior to (i) the filing of Registration Statement and (ii) the Closing an Officer's Certificate in form sufficient to enable each such counsel to render the opinions required by Section 6.6.

     4.22 Finders or Brokers. Except for Lehman Brothers, whose fees are listed on Schedule 4.22, neither Identix nor any of the Identix Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission the receipt of which is conditioned upon consummation of the Merger.

     4.23 Registration Statement; Joint Proxy Statement/Prospectus. The information supplied by Identix for inclusion or incorporation by reference in the Registration Statement as it relates to Identix, at the time the Registration Statement is declared effective by the SEC, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Identix for inclusion in the Joint Proxy Statement/Prospectus to be sent to the stockholders of Visionics and stockholders of Identix in connection with the Visionics Special Meeting and in connection with the Identix Special Meeting, at the date the Joint Proxy Statement/Prospectus is first mailed to stockholders, at the time of the Visionics Special Meeting or the Identix Special Meeting and at the Effective Time shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to Identix or any of the Identix Subsidiaries shall occur which is required to be described in the Joint Proxy Statement/Prospectus, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Visionics and the stockholders of Identix.

     4.24 Title to Property. Identix and the Identix Subsidiaries have good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Identix Balance Sheet or acquired after December 31, 2001, and have valid leasehold interests in all leased properties and assets, in each case free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) liens for current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt reflected on the Identix Balance Sheet, (iv) liens recorded pursuant to any Environmental Law or (v) liens which would not, individually or in the aggregate, have an Identix Material Adverse Effect. Schedule 4.24 of the Identix Disclosure Statement identifies each parcel of real property owned or leased by Visionics or any of the Identix Subsidiaries.

     4.25 No Existing Discussions. As of the date hereof, neither Identix nor any of its representatives is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal (as defined in Section 5.2(a)).

                                   ARTICLE V

                                   COVENANTS

     5.1 Conduct of Business During Interim Period. During the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time, each of Visionics and the Visionics Subsidiaries and Identix and the Identix Subsidiaries, except as contemplated or required by this Agreement or as expressly consented to in writing by the other party, will (i) conduct its respective operations according to its ordinary and usual course of business and consistent with past practices, (ii) use commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees in each business function and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it, and (iii) not take any action which would adversely affect its ability to consummate the Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the earlier of the termination of this Agreement or Effective Time neither Visionics nor Identix will, and neither Visionics nor Identix will permit its respective Subsidiaries, without the prior written consent of the other party, directly or indirectly, do any of the following:

          (a) enter into, violate, extend, amend or otherwise modify or waive any of the material terms of (i) any joint venture, license, or agreement relating to the joint development or transfer of technology or Visionics IP Rights or Identix IP Rights or (ii) except in the ordinary course of business and consistent with past practice, any other agreements, commitments or contracts.

          (b) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans;

          (c) grant any severance or termination pay to any officer or employee except payments in amounts consistent with policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to the other, or adopt any new severance plan;

          (d) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

          (e) repurchase or otherwise acquire, directly or indirectly, any shares of capital stock except pursuant to rights of repurchase of any such shares under any employee, consultant or director stock plan existing on the date hereof;

          (f) cause, permit or propose any amendments to any charter document or Bylaw (or similar governing instruments of any subsidiaries);

          (g) sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Identix or Visionics, as the case may be, except in the ordinary course of business consistent with past practice;

          (h) incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities of Identix or Visionics, as the case may be, or guarantee any debt securities of others;

          (i) adopt or amend any employee benefit or employee stock purchase or employee option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its officers or employees other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

          (j) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business;

          (k) split, combine or reclassify any shares of its capital stock;

          (l) except as permitted by Section 5.4(e) of this Agreement authorize, solicit, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with any other person with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities, any material change in capitalization, or any partnership, association, joint venture, joint development, technology transfer, or other material business alliance;

          (m) fail to renew any insurance policy naming it as a beneficiary or a loss payee, or take any steps or fail to take any steps that would permit any insurance policy naming it as a beneficiary or a loss payee to be canceled, terminated or materially altered, except in the ordinary course of business and consistent with past practice and following written notice to the other party;

          (n) maintain its books and records in a manner other than in the ordinary course of business and consistent with past practice;

          (o) enter into any hedging, option, derivative or other similar transaction or any foreign exchange position or contract for the exchange of currency other than in the ordinary course of business and consistent with past practice;

          (p) institute any change in its accounting methods, principles or practices other than as required by GAAP, or the rules and regulations promulgated by the SEC, or revalue any assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivables;

          (q) in respect of any Taxes, make or change any material election, change any accounting method, enter into any closing agreement, settle any material claim or assessment, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment except as required by applicable law;

          (r) suspend, terminate or otherwise discontinue any planned or ongoing material research and development activities, programs or other such activities other than in the ordinary course of business and consistent with past practice;

          (s) issue any capital stock or other options, warrants or other rights to purchase or acquire capital stock, except for the customary grant of stock options in accordance with past practice; or

          (t) take or agree to take any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

     5.2 No Solicitation.

     (a) Restrictions on Visionics.

     From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VIII, Visionics and the Visionics Subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as hereinafter defined),
(ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction (as hereinafter defined); provided however, that this Section 5.2(a) shall not prohibit Visionics from furnishing nonpublic information to, or entering into discussions or negotiations with, any Person that has made an unsolicited Acquisition Proposal (a "Potential Acquiror") (that is not withdrawn) if (A) neither Visionics nor the Visionics Subsidiaries nor any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them shall have breached or taken any action inconsistent with any of the provisions set forth in this
Section 5.2(a), (B) Visionics' board of directors is advised by its financial advisor that the Potential Acquiror submitting such Acquisition Proposal has the financial wherewithal to be reasonably capable of consummating such an Acquisition Proposal, and the board determines in good faith (x) after consultation with its financial advisor, that such Acquisition Proposal is or is reasonably likely to result in a Visionics Superior Offer (as hereafter defined), and (y) based upon advice of outside legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information or approve an Acquisition Proposal would be inconsistent with the board's fiduciary duties under applicable law; (C) at least three business days prior to furnishing any such nonpublic information to, or entering into discussions with a Potential Acquiror, Visionics gives Identix written notice of the identity of such Potential Acquiror and of Visionics' intention to furnish nonpublic information to, or enter into discussions with, such Potential Acquiror; (D) Visionics receives from such Potential Acquiror an executed confidentiality, standstill and nonsolicitation agreement containing provisions at least as favorable to Visionics as the confidentiality, standstill and nonsolicitation provisions of the Confidentiality Agreement (as defined in Section 5.3); and (E) at least three business days prior to furnishing any such nonpublic information to such Potential Acquiror, Visionics furnishes such nonpublic information to Identix (to the extent such nonpublic information has not been previously furnished by Visionics to Identix).

     For purposes of this Agreement, "Acquisition Proposal" with respect to an entity shall mean any offer or proposal (other than an offer or proposal by the other party) relating to any Acquisition Transaction. For purposes of this Agreement, "Acquisition Transaction" shall mean any transaction or series of related transactions involving: (A) any purchase from the entity or acquisition by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of the entity or of any Subsidiary or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of the entity or of any Subsidiary or any merger, consolidation, business combination or similar transaction involving the entity;
(B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 15% of the assets of the entity; or (C) any liquidation or dissolution of the entity.

     In addition to the obligations of Visionics set forth in this Section 5.2(a), Visionics shall promptly (and in no event later than twenty-four (24) hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that Visionics reasonably believes could lead to an Acquisition Proposal) advise Identix orally and in writing of any Acquisition Proposal or any request for nonpublic information or inquiry which Visionics reasonably believes would lead to an Acquisition Proposal or to any Acquisition Transaction, the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the person or group making any such Acquisition Proposal, request or inquiry. Visionics will keep Identix informed as promptly as practicable in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry made after the date hereof.

     (b) Restrictions on Identix.

     From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VIII, Identix and the Identix Subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction; provided however, that this Section 5.2(b) shall not prohibit Identix from furnishing nonpublic information to, or entering into discussions or negotiations with a Potential Acquiror (that is not withdrawn) if: (A) neither Identix, nor the Identix Subsidiaries nor any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them shall have breached or taken any action inconsistent with any of the provisions set forth in this Section 5.2(b); (B) Identix' board of directors is advised by its financial advisor that the Potential Acquiror submitting such Acquisition Proposal has the financial wherewithal to be reasonably capable of consummating such an Acquisition Proposal, and the board determines in good faith (x) after consultation with its financial advisor, that such Acquisition Proposal is or is reasonably likely to result in an Identix Superior Offer (as hereafter defined), and (y) based upon advice of outside legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information or approve an Acquisition Proposal would be inconsistent with the board's fiduciary duties under applicable law; (C) at least three business days prior to furnishing any such nonpublic information to, or entering into discussions with a Potential Acquiror, Identix gives Visionics written notice of the identity of such Potential Acquiror and of Identix' intention to furnish nonpublic information to, or enter into discussions with, such Potential Acquiror; (D) Identix receives from such Potential Acquiror an executed confidentiality, standstill and nonsolicitation agreement containing provisions at least as favorable to Identix as the confidentiality, standstill and nonsolicitation provisions of the Confidentiality Agreement (as defined in Section 5.3); and (E) at least three business days prior to furnishing any such nonpublic information to such Potential Acquiror, Identix furnishes such nonpublic information to Visionics (to the extent such nonpublic information has not been previously furnished by Identix to Visionics).

     In addition to the obligations of Identix set forth in this Section 5.2(b), Identix shall promptly (and in no event later than twenty-four (24) hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that Identix reasonably believes could lead to an Acquisition Proposal) advise Visionics orally and in writing of any Acquisition Proposal or any request for nonpublic information or inquiry which Identix reasonably believes would lead to an Acquisition Proposal or to any Acquisition Transaction, the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the person or group making any such Acquisition Proposal, request or inquiry. Identix will keep Visionics informed as promptly as practicable in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry made after the date hereof.

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     5.3 Access to Information.  From the date of this Agreement until the
Effective Time, each of Visionics and Identix will afford to the other and their authorized representatives (including counsel, financial advisors, consultants, accountants, auditors and agents) reasonable access during normal business hours and upon reasonable notice to all of its facilities, personnel and operations and to all of its and its Subsidiaries books and records, will permit the other and its authorized representatives to conduct inspections as they may reasonably request and will instruct its officers and those of its Subsidiaries to furnish such persons with such financial and operating data and other information with respect to its business and properties as they may from time to time reasonably request, subject to the restrictions set forth in the Confidentiality Agreement, dated as of January 18, 2002 and amended as of January 29, 2002 between Identix and Visionics (the "Confidentiality Agreement").

     5.4 Special Meeting; Registration Statement; Board Recommendations.

     (a) Promptly after the date hereof, Visionics will take all action necessary in accordance with Delaware Law and its certificate of incorporation and bylaws to convene a meeting of Visionics' stockholders to consider adoption and approval of this Agreement and approval of the Merger (the "Visionics Special Meeting") to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement. Subject to Section 5.4(e), Visionics will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Visionics may adjourn or postpone the Visionics Special Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement/Prospectus is provided to Visionics' stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Visionics Special Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of Visionics Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Visionics Special Meeting. Visionics shall ensure that the Visionics Special Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Visionics in connection with the Visionics Special Meeting are solicited in compliance with the Delaware Law and the Exchange Act, Visionics' certificate of incorporation and bylaws, the rules of Nasdaq and all other applicable legal requirements.

     (b) Promptly after the date hereof, Identix will take all action necessary in accordance with Delaware Law and its certificate of incorporation and bylaws to convene a meeting of Identix' stockholders to consider the issuance of Identix Common Stock in the Merger (the "Identix Special Meeting") to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement. Subject to Section 5.4(f), Identix will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the issuance of Identix Common Stock in the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or Delaware Law to obtain such approval. Notwithstanding anything to the contrary contained in this Agreement, Identix may adjourn or postpone the Identix Special Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement/Prospectus is provided to Identix' stockholders in advance of a vote on the issuance of Identix Common Stock in the Merger and this Agreement or, if as of the time for which the Identix Special Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of Identix Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Identix Special Meeting. Identix shall ensure that the Identix Special Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Identix in connection with the Identix Special Meeting are solicited in compliance with the Delaware Law and the Exchange Act, Identix' certificate of incorporation and bylaws, the rules of Nasdaq and all other applicable legal requirements.

     (c) Subject to Section 5.4(e): (i) the board of directors of Visionics shall recommend that Visionics' stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Visionics

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Special Meeting; (ii) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the board of directors of Visionics has recommended that Visionics' stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Visionics Special Meeting; and (iii) neither the board of directors of Visionics nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Identix, the recommendation of the board of directors of Visionics that Visionics' stockholders vote in favor of and adopt and approve this Agreement and the Merger.

     (d) Subject to Section 5.4(f): (i) the board of directors of Identix shall recommend that Identix' stockholders vote in favor of the issuance of Identix Common Stock in the Merger at the Identix Special Meeting; (ii) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the board of directors of Identix has recommended that Identix' stockholders vote in favor of the issuance of Identix Common Stock in the Merger at the Identix Special Meeting; and (iii) neither the board of directors of Identix nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Visionics, the recommendation of the board of directors of Identix that Identix' stockholders vote in favor of the issuance of Identix Common Stock in the Merger.

     (e) Nothing in this Agreement shall prevent the board of directors of Visionics from withholding, withdrawing, amending or modifying its recommendation in favor of the Merger if (i) a Visionics Superior Offer is made to Visionics and is not withdrawn, (ii) Visionics shall have provided written notice to Identix (a "Visionics Notice of Superior Offer") advising Identix that Visionics has received a Visionics Superior Offer, specifying the material terms and conditions of such Visionics Superior Offer and identifying the person or entity making such Superior Offer, (iii) Identix shall not have, within three
(3) business days of Identix' receipt of the Visionics Notice of Superior Offer, made an offer that Visionics board of directors by a majority vote determines in its good faith judgment (after consultation with its financial advisor) to be at least as favorable to Visionics' stockholders as such Visionics Superior Offer (it being agreed that the Visionics board of directors shall convene a meeting to consider any such offer by Identix promptly following the receipt thereof). Visionics shall provide Identix with at least three (3) business days prior notice (or such lesser prior notice as provided to the members of Visionics' board of directors but in no event less than twenty-four (24) hours) of any meeting of Visionics' board of directors at which Visionics' board of directors is reasonably expected to consider any Acquisition Transaction. For purposes of this Agreement "Visionics Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger or consolidation involving Visionics pursuant to which the stockholders of Visionics immediately preceding such transaction hold less than a majority of the equity interest in the surviving or resulting entity of such transaction or (ii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or a two step transaction involving a tender offer followed with reasonable promptness by a merger involving Visionics), directly or indirectly, of ownership of 51% of the then outstanding shares of capital stock of Visionics, on terms that the board of directors of Visionics determines, in its reasonable judgment (after consultation with its financial advisor) to be more favorable to its stockholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "Visionics Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the reasonable judgment of Visionics' board of directors (after consultation with its financial advisor) to be obtained by such third party on a timely basis.

     (f) Nothing in this Agreement shall prevent the board of directors of Identix from withholding, withdrawing, amending or modifying its recommendation in favor of the Merger if (i) an Identix Superior Offer is made to Identix and is not withdrawn, (ii) Identix shall have provided written notice to Visionics (an "Identix Notice of Superior Offer") advising Visionics that Identix has received an Identix Superior Offer, specifying the material terms and conditions of such Identix Superior Offer and identifying the person or entity making such Identix Superior Offer, (iii) Visionics shall not have, within three (3) business days of Visionics' receipt of the Identix Notice of Superior Offer, made an offer that the Identix board of directors by a majority vote determines in its good faith judgment (after consultation with its financial advisor) to be at least as favorable to Identix' stockholders as such Identix Superior Offer (it being agreed that Identix board of directors shall convene a meeting to consider any such offer by Visionics promptly following the receipt thereof). Identix shall provide Visionics with at least three (3) business days prior notice (or such lesser prior

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

notice as provided to the members of Identix' board of directors but in no event less than twenty-four (24) hours) of any meeting of Identix' board of directors at which Identix' board of directors is reasonably expected to consider any Acquisition Transaction. For purposes of this Agreement "Identix Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger or consolidation involving Identix pursuant to which the stockholders of Identix immediately preceding such transaction hold less than a majority of the equity interest in the surviving or resulting entity of such transaction or (ii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or a two step transaction involving a tender offer followed with reasonable promptness by a merger involving Identix), directly or indirectly, of ownership of 51% of the then outstanding shares of capital stock of Identix, on terms that the board of directors of Identix determines, in its reasonable judgment (after consultation with of its financial advisor) to be more favorable to its stockholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "Identix Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the reasonable judgment of Identix' board of directors (after consultation with its financial advisor) to be obtained by such third party on a timely basis.

     (g) Nothing contained in this Agreement shall prohibit Visionics or Identix or its respective board of directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

     (h) As promptly as practicable after the execution of this Agreement, Visionics and Identix shall mutually prepare, and Identix shall file the Registration Statement with the SEC. As promptly as practicable following receipt of SEC comments on such Registration Statement, Identix and Visionics shall mutually prepare a response to such comments. Identix and Visionics shall use all commercially reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable. Identix shall also take any action required to be taken under applicable state blue sky or securities laws in connection with Identix Common Stock to be issued in exchange for the shares of Visionics Common Stock. Identix and Visionics shall promptly furnish to each other all information, and take such other actions (including without limitation using all commercially reasonable efforts to provide any required consents of their respective independent auditors), as may reasonably be requested in connection with any action by any of them in connection with the preceding sentences of this Section 5.4(h). Whenever any party learns of the occurrence of any event which is required to be set forth in an amendment or supplement to the Joint Proxy Statement/ Prospectus, the Registration Statement or any other filing made pursuant to this Section 5.4(h), Identix or Visionics, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff and/or mailing to stockholders of Visionics such amendment or supplement.

     5.5 Commercially Reasonable Efforts.

     (a) Subject to the terms and conditions herein provided, Identix, Merger Sub and Visionics shall use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or appropriate under this Agreement, applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) promptly filing Notification and Report Forms under the HSR Act with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and responding as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation, (ii) using commercially reasonable efforts to obtain all necessary governmental and private party consents, approvals or waivers, and
(iii) using commercially reasonable efforts to lift any legal bar to the Merger. Identix shall cause Merger Sub to perform all of its obligations under this Agreement.

     (b) Notwithstanding anything to the contrary in this Agreement, neither Identix, the Surviving Corporation, nor Visionics nor any of their Subsidiaries shall be required to (i) divest, hold separate or license any business(es), product line(s) or asset(s), (ii) take any action or accept any limitation that would reasonably be expected to have an Identix Material Adverse Effect or a Visionics Material Adverse Effect, or (iii) agree to any of the foregoing.

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

     5.6 Public Announcements. Before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated hereby, Identix, Merger Sub and Visionics agree to consult with each other as to its form and substance, and agree not to issue any such press release or general communication to employees or make any public statement prior to obtaining the consent of the other (which shall not be unreasonably withheld or delayed), except as may be required by applicable law or by the rules and regulations of or listing agreement with Nasdaq, or as may otherwise be required by Nasdaq or the SEC.

     5.7 Notification of Certain Matters. Each of Visionics and Identix shall promptly notify the other party of the occurrence or non-occurrence of any event the respective occurrence or non-occurrence of which would be reasonably likely to cause any condition to the obligations of the notifying party to effect the Merger not to be fulfilled. Each of Visionics and Identix shall also give prompt notice to the other of any communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or other transactions contemplated hereby.

     5.8 Indemnification.

     (a) The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain, and Identix will cause the Surviving Corporation to honor, the provisions with respect to indemnification set forth in the Certificate of Incorporation and Bylaws of Visionics immediately prior to the Effective Time, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of Visionics, unless such modification is required by law.

     (b) Identix will cause the Surviving Corporation to honor and fulfill the obligations of Visionics and Identix pursuant to indemnification agreements with Visionics' directors and officers and Identix' directors and officers existing at or before the Effective Time.

     (c) For a period of six (6) years after the Effective Time, Identix will or will cause the Surviving Corporation to maintain in effect directors' and officers' liability insurance covering those persons who are currently covered by the Visionics directors' and officers' liability insurance policy (a copy of which has been made available to Identix) on terms comparable to those now applicable to directors and officers of Visionics; provided, however, that in no event will Identix or the Surviving Corporation be required to expend in excess of $500,000 in the aggregate for such coverage; and provided further, that if the premium for such coverage exceeds such amount, Identix or the Surviving Corporation will purchase a policy with the greatest coverage available for such amount.

     5.9 Affiliate Agreements. Concurrently with the execution and delivery hereof, Visionics shall deliver to Identix a list, reasonably satisfactory to counsel for Identix, setting forth the names of all Persons who are expected to be, at the Effective Time, in Visionics' reasonable judgment, Affiliates of Visionics. Visionics shall furnish such information and documents as Identix may reasonably request for the purpose of reviewing such list. Visionics shall deliver a written agreement in substantially the form of Exhibit D attached hereto (a "Visionics Affiliate Agreement") executed by each Person identified as an Affiliate in the list furnished pursuant to this Section 5.9 within ten (10) days after the execution of this Agreement.

     5.10 Stock Exchange Listing. Prior to the Effective Time, Identix agrees to cause the shares of Identix Common Stock issuable, and those required to be reserved for issuance in connection with the Merger, to be authorized for listing on Nasdaq, subject to official notice of issuance.

     5.11 Board of Directors and Certain Officers of the Combined Company.

     (a) The Board of Directors of Identix will take all actions necessary to cause the Board of Directors of Identix, immediately after the Effective Time, to consist of nine (9) persons, four (4) of whom were directors of Identix immediately prior to the Effective Time (including Robert McCashin), four (4) of whom were directors of Visionics prior to the Effective Time (including Joseph Atick), and one (1) of whom shall be a new and independent board member mutually agreed upon by the parties. If, prior to the Effective Time, any of the Visionics' designees or Identix' designees shall decline or be unable to serve as a director of Identix,

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

Visionics (if such person was designated by Visionics) or Identix (if such person was designated by Identix) shall designate another person to serve in such person's stead, which person shall be reasonably acceptable to the other party.

     (b) At the Effective Time, Robert McCashin, Identix' Chief Executive Officer will be offered a position as the Chairman of the Board of Identix, Joseph Atick, Visionics' Chief Executive Officer will be offered a position as the Chief Executive Officer of Identix and James Scullion, the President and Chief Operating Officer of Identix will be offered a position as the President and Chief Operating Officer of Identix.

     5.12 Consents of Identix' and Visionics' Accountants. Each of Identix and Visionics shall use commercially reasonable efforts to cause its independent accountants to deliver to Identix a consent, dated no more than three days prior to the date on which the Registration Statement shall become effective, in form reasonably satisfactory to Identix and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act.

     5.13 Voting Agreements.

     (a) Concurrently with the execution hereof, Visionics shall deliver to Identix the Visionics Voting Agreements executed by each director and officer of Visionics identified on Schedule 5.13(a) of the Visionics Disclosure Statement.

     (b) Concurrently with the execution hereof, Identix shall deliver to Visionics the Identix Voting Agreements executed by each director and officer of Identix identified on Schedule 5.13(b) of the Identix Disclosure Statement.

     5.14 Form S-8. No later than ten (10) business days after the Effective Time, Identix shall file with the SEC a Registration Statement, on Form S-8 or other appropriate form under the Securities Act, to register Identix Common Stock issuable upon exercise of the Identix Exchange Options following the Effective Time. Identix shall use commercially reasonable efforts to cause such Registration Statement to remain effective until the exercise or expiration of such options.

     5.15 Notification of Certain Matters. Visionics shall give prompt notice to Identix and Merger Sub, and Identix and Merger Sub shall give prompt notice to Visionics, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of Visionics, Identix or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (iv) any facts or circumstances arise that could reasonably be expected to result in a Visionics Material Adverse Effect or an Identix Material Adverse Effect, as the case may be.

     5.16 Tax Treatment. Each of Identix and Visionics shall use its commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and to obtain the opinion of counsel referred to in Section 6.6, including by executing the Officer's Certificate referred to in Sections 3.21 and 4.21 and delivering such Certificate prior to (i) the filing of the Registration Statement and (ii) the Closing.

     5.17 SEC Filings.

     (a) Visionics will deliver promptly to Identix true and complete copies of each report, registration statement or statement mailed by it to its security holders generally or filed by it with the SEC, in each case subsequent to the date hereof and prior to the Effective Time. As of their respective dates, such reports, including the consolidated financial statements included therein, and statements (excluding any information therein provided by Identix or Merger Sub, as to which Visionics makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law. Each of the

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

consolidated financial statements (including, in each case, any related notes thereto) contained in such reports, (x) shall comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (y) shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (z) shall fairly present the consolidated financial position of Visionics and the Visionics Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount.

     (b) Identix will deliver promptly to Visionics true and complete copies of each report, registration statement or statement mailed by it to its security holders generally or filed by it with the SEC, in each case subsequent to the date hereof and prior to the Effective Time. As of their respective dates, such reports, including the consolidated financial statements included therein, and statements (excluding any information therein provided by Visionics, as to which neither Identix nor Merger Sub makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in such reports, (x) shall comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (y) shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (z) shall fairly present the consolidated financial position of Identix and the Identix Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount.

     5.18 Employee Benefit Matters. Identix agrees to cause employees of Visionics who continue as employees of Identix or the Surviving Corporation following the Effective Time to be eligible to participate in the Identix Stock Option Plan and health and life insurance plans consistent with the eligibility criteria applied by Identix to other employees of Identix. Such employees will receive full credit for prior years of service with Visionics and parity with Identix employees with respect to eligibility to participate in all Identix employee benefit plans and programs. Compensation provided to employees of Visionics who continue as employees of Identix following the Effective Time shall be determined by Identix in its sole discretion.

     5.19 Visionics Rights Plan. Except as expressly required by this Agreement, or as determined by Visionics' board of directors in good faith after consultation with legal counsel to be required in order to comply with its fiduciary duties to Visionics' stockholders under applicable law, Visionics shall not, without the prior written consent of Identix, amend the Visionics Rights Plan or take any other action with respect to, or make any determination under the Visionics Rights Plan, including a redemption of the rights granted under the Rights Agreement or any action to facilitate an Acquisition Proposal; provided, however, that Visionics shall use its commercially reasonable efforts to cause the Visionics Rights Plan to be amended, in a manner reasonably satisfactory to Identix, to provide that the Visionics Rights Plan shall terminate immediately prior to the Effective Time.

     5.20 Increase in Authorized and Reserved Shares. Subject to the terms hereof, at the Identix Special Meeting Identix shall propose and recommend that its Certificate of Incorporation be amended at the Effective Time to increase the authorized number of shares of Identix Common Stock thereunder to 200,000,000 shares and that a new Identix Equity Incentive Plan be approved; provided that Identix may propose and recommend an increase of such lesser number as in good faith it determines, provided that such lesser increase satisfies any conditions necessary to consummate the Merger.

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                                   ARTICLE VI

                  CONDITIONS TO THE OBLIGATIONS OF EACH PARTY

     The respective obligations of each party to this Agreement to effect the Merger shall be subject to the fulfillment on or before the Effective Time of each of the following conditions, any one or more of which may be waived in writing by all the parties hereto:

     6.1 Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect and no proceedings for such purpose shall be pending before or threatened by the SEC.

     6.2 Visionics Stockholder Approval. The approval of a majority of the outstanding shares of Visionics Common Stock for adoption of the Merger Agreement and approval of the Merger shall have been obtained at the Visionics Special Meeting or any adjournment or postponement thereof

     6.3 Identix Stockholder Approval. The approval of a majority of the shares of Identix Common Stock represented at the Identix Special Meeting in favor of the issuance of Identix Common Stock in the Merger shall have been obtained at the Identix Special Meeting or any adjournment or postponement thereof.

     6.4 Listing of Additional Shares. The Identix Common Stock issuable in connection with the Merger shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

     6.5 Governmental Clearances. The waiting period applicable to consummation of the Merger under the HSR Act shall have expired or been terminated. Other than the filing of the Certificate of Merger which shall be accomplished as provided in Section 1.2, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Government Entity the failure of which to obtain or comply with would be reasonably likely to have a Visionics Material Adverse Effect or an Identix Material Adverse Effect shall have been obtained or filed.

     6.6 Tax Matters. Each of Identix and Merger Sub shall have received an opinion of Heller Ehrman White & McAuliffe LLP, counsel to Identix and Merger Sub, and Visionics shall have received an opinion of Maslon Edelman Borman & Brand, LLP, counsel to Visionics, each such opinion dated as of the Effective Time, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinions, (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code;
(ii) each of Identix, Merger Sub and Visionics will be a party to such reorganization within the meaning of Section 368(b) of the Code; and (iii) except with respect to cash received in lieu of fractional share interest in Identix Common Stock, no gain or loss will be recognized, for United States federal income tax purposes, by a stockholder of Visionics as a result of the Merger with respect to the shares of Visionics Common Stock converted into Identix Common Stock. If counsel to either Identix or Visionics does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion in the required form to such party.

     6.7 Statute or Decree. No writ, order, temporary restraining order, preliminary injunction or injunction shall have been enacted, entered, promulgated or enforced by any court or other tribunal or governmental body or authority, which remains in effect, and prohibits the consummation of the Merger or otherwise makes it illegal, nor shall any governmental agency have instituted any action, suit or proceeding which remains pending and which seeks, and which is reasonably likely, to enjoin, restrain or prohibit the consummation of the Merger in accordance with the terms of this Agreement.

                                  ARTICLE VII

             CONDITIONS TO THE OBLIGATIONS OF VISIONICS AND IDENTIX

     7.1 Additional Conditions to the Obligations of Visionics. The obligations of Visionics to effect the Merger shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by Visionics:

          (a) The representations and warranties of Identix and Merger Sub contained in this Agreement (without regard to any materiality exceptions or provisions therein) shall be true and correct, in all material respects, as of the Effective Time, with the same force and effect as if made at the Effective Time, except (i) for changes specifically permitted by the terms of this Agreement, (ii) that the accuracy of the representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and (iii) where the failure of such representations and warranties to be so true and correct does not constitute an Identix Material Adverse Effect.

          (b) Identix and Merger Sub shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

          (c) Identix and Merger Sub shall have furnished a certificate or certificates of Identix and Merger Sub executed on behalf of one or more of their respective officers to evidence compliance with the conditions set forth in Sections 7.1(a) and (b) of this Agreement.

     7.2 Additional Conditions to the Obligations of Identix and Merger
Sub. The obligations of Identix and Merger Sub to effect the Merger shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by Identix:

          (a) The representations and warranties of Visionics, contained in this Agreement shall be true and correct, in all material respects, as of the Effective Time, with the same force and effect as if made at the Effective Time, except (i) for changes specifically permitted by the terms of this Agreement, (ii) that the accuracy of the representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and (iii) where the failure of such representations and warranties to be so true and correct does not constitute a Visionics Material Adverse Effect.

          (b) Visionics shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

          (c) Visionics shall have furnished a certificate of Visionics executed by one of its officers to evidence compliance with the conditions set forth in Sections 7.2(a) and (b) of this Agreement.

                                  ARTICLE VIII

                                  TERMINATION

     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of Visionics' stockholders:

          (a) by mutual written consent duly authorized by the boards of directors of Identix and Visionics; (b) by either Visionics or Identix if the Merger shall not have been consummated by September 30, 2002 (the "End Date"), which date may be extended by mutual consent of the parties hereto, for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

          (c) by either Visionics or Identix if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Merger substantially on the terms contemplated hereby or (ii) a court of competent jurisdiction or other Government Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

          (d) by Visionics or Identix if the required approval of the stockholders of Visionics contemplated by this Agreement shall not have been obtained by reason of the failure to hold the meeting or the failure to obtain the required vote at a meeting of Visionics stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to Visionics where the failure to obtain Visionics stockholder approval shall have been caused by (i) the action or failure to act of Visionics and such action or failure to act constitutes a material breach by Visionics of this Agreement or (ii) a breach of any Visionics Voting Agreement by any party thereto other than Identix.

          (e) by Visionics or Identix if the required approval of the stockholders of Identix contemplated by this Agreement shall not have been obtained by reason of the failure to hold the meeting or the failure to obtain the required vote at a meeting of Identix stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to Identix where the failure to obtain Identix stockholder approval shall have been caused by (i) the action or failure to act of Identix and such action or failure to act constitutes a material breach by Identix of this Agreement or (ii) a breach of any Identix Voting Agreement by any party thereto other than Visionics.

          (f) by Identix (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the stockholders of Visionics) if a Visionics Triggering Event (as defined below) shall have occurred;

          (g) by Visionics (at any time prior to the approval of the issuance of Identix Common Stock in the Merger by the required vote of the stockholders of Identix) if an Identix Triggering Event (as defined below) shall have occurred;

          (h) by Visionics, upon a breach of any representation, warranty, covenant or agreement on the part of Identix set forth in this Agreement, or if any representation or warranty of Identix shall have become untrue, in either case such that the conditions set forth in Section 7.1(a) or
     Section 7.1(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that such inaccuracy in Identix' representations and warranties or breach by Identix remains uncured on the date which is twenty (20) business days following written notice of such breach or inaccuracy from Visionics to Identix (it being understood that Visionics may not terminate this Agreement pursuant to this paragraph (h) if it shall have materially breached this Agreement and remains in breach of this agreement as of the date of such termination); or

          (i) by Identix, upon a breach of any representation, warranty, covenant or agreement on the part of Visionics set forth in this Agreement, or if any representation or warranty of Visionics shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or
     Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that such inaccuracy in Visionics' representations and warranties or breach by Visionics remains uncured on the date which is twenty (20) business days following written notice of such breach or inaccuracy from Identix to Visionics (it being understood that Identix may not terminate this Agreement pursuant to this paragraph (i) if it shall have materially breached this Agreement and remains in breach of this agreement as of the date of such termination).

          (j) For the purposes of this Agreement, a "Visionics Triggering Event" shall be deemed to have occurred if: (i) the board of directors of Visionics shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Identix its recommendation in favor of, the adoption and approval of the Agreement or the approval of the Merger; (ii) Visionics shall have failed to include in the Joint Proxy Statement/Prospectus the recommendation of the board of directors of Visionics in favor of the adoption and approval of the Agreement and the approval of the Merger;
     (iii) the board of directors of Visionics fails to reaffirm its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within ten (10) days after Identix requests in writing that such recommendation be reaffirmed; (iv) the board of directors of Visionics or any committee thereof shall have approved or recommended any Acquisition Proposal with respect to Visionics; or (v) a tender or exchange offer relating to securities of Visionics shall have been commenced by a Person unaffiliated with Identix and Visionics shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that Visionics recommends rejection of such tender or exchange offer.

          (k) For the purposes of this Agreement, an "Identix Triggering Event" shall be deemed to have occurred if: (i) the board of directors of Identix shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Visionics its recommendation in favor of the issuance of Identix Common Stock in the Merger; (ii) Identix shall have failed to include in the Joint Proxy Statement/Prospectus the recommendation of the board of directors of Identix in favor of the issuance of Identix Common Stock in the Merger; or (iii) the board of directors of Identix fails to reaffirm its recommendation in favor of the issuance of Identix Common Stock in the Merger within (10) ten days after Visionics requests in writing that such recommendation be reaffirmed; (iv) the board of directors of Identix or any committee thereof shall have approved or recommended any Acquisition Proposal with respect to Identix; or (v) a tender or exchange offer relating to securities of Identix shall have been commenced by a Person unaffiliated with Identix and Visionics shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that Identix recommends rejection of such tender or exchange offer.

     8.2 Notice of Termination; Effect of Termination. Any termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 5.3, this Section 8.2, Section 8.3 and Article IX, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

     8.3 Fees and Expenses.

     (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Identix and Visionics shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing (with the SEC) of the Registration Statement and the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto and shall share equally all fees and expenses relating to any filings under the HSR Act and any Nasdaq filings.

     (b) Visionics Payments.

          (i) Subject to Section 8.3(b)(ii) and 8.3(b)(iii) below, in the event that this Agreement is terminated by Identix or Visionics, as applicable, pursuant to Sections 8.1(b), (d) or (f), Visionics shall pay Identix a fee equal to $12,300,000 plus the Identix Expenses (as hereinafter defined) in immediately available funds (the "Visionics Termination Fee").

          (ii) In the event that this Agreement is terminated by Identix or Visionics, as applicable, pursuant to Section 8.1(b) or 8.1(d), (A) Visionics shall pay Identix the Visionics Termination Fee, less any Identix Expenses previously paid pursuant to Section 8.3(b)(iii) below, only if following the date hereof and prior to the termination of this Agreement, a third party has publicly announced an Acquisition Proposal with respect to Visionics and within 12 months following the termination of this Agreement, a Visionics Acquisition (as hereinafter defined) is consummated or Visionics enters into an agreement providing for a Visionics Acquisition, and (B) such payment shall be made promptly, but in no event later than two days after the consummation of such Visionics Acquisition (regardless of when such consummation occurs if Visionics has entered into such an agreement within such 12-month period) in immediately available funds.

          (iii) In the event that this Agreement is terminated by Identix or Visionics pursuant to Section 8.1(d) and Visionics is not required to pay Identix the Visionics Termination Fee as of the time of such termination, Visionics shall reimburse Identix for all documented expenses incurred by Identix in connection with this Agreement and the transactions contemplated hereby (the "Identix Expenses") in immediately available funds not later than ten (10) business days after termination of this Agreement.

          (iv) In the event that this Agreement is terminated by Identix pursuant to Section 8.1(i) because the condition set forth in Section 7.2(b) is not satisfied, Visionics shall not later than ten (10) business days after the date of such termination, reimburse Identix for the Identix Expenses in immediately available funds.

          (v) Visionics acknowledges that the agreements contained in this
     Section 8.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Identix would not enter into this Agreement; accordingly, if Visionics fails to pay in a timely manner the amounts due pursuant to this Section 8.3(b), and, in order to obtain such payment, Identix makes a claim that results in a judgment against Visionics for any or all of the amounts set forth in this Section 8.3(b), Visionics shall pay to Identix its reasonable costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with such suit, together with interest on the amounts set forth in this
     Section 8.3(b) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made.

     For the purposes of this Agreement, "Visionics Acquisition" shall mean any of the following transactions (other than the transactions contemplated by this Agreement); (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Visionics pursuant to which Visionics' stockholders immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by Visionics of assets representing in excess of 50% of the aggregate fair market value of Visionics' business immediately prior to such sale or (iii) the acquisition by any Person (including by way of a tender offer or an exchange offer or issuance by Visionics), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Visionics.

     (c) Identix Payments.

          (i) Subject to Section 8.3(c)(ii) and 8.3(c)(iii) below, in the event that this Agreement is terminated by Identix or Visionics, as applicable, pursuant to Sections 8.1(b), (e) or (g), Identix shall pay Visionics a fee equal to $12,300,000 plus the Visionics Expenses (as hereinafter defined) in immediately available funds (the "Identix Termination Fee").

          (ii) In the event that this Agreement is terminated by Identix or Visionics, as applicable, pursuant to Section 8.1(b) or 8.1(e), (A) Identix shall pay Visionics the Identix Termination Fee, less any Visionics Expenses previously paid pursuant to Section 8.3(c)(iii) below, only if following the date hereof and prior to the termination of this Agreement, a third party has publicly announced an Acquisition Proposal with respect to Identix and within 12 months following the termination of this Agreement, an Identix Acquisition (as hereinafter defined) is consummated or Identix enters into an agreement providing for an Identix Acquisition, and (B) such payment shall be made promptly, but in no event later than two days after the consummation of such Identix Acquisition (regardless of when such consummation occurs if Identix has entered into such an agreement within such 12-month period) in immediately available funds.

          (iii) In the event that this Agreement is terminated by Identix or Visionics pursuant to Section 8.1(e) and Identix is not required to pay Visionics the Identix Termination Fee as of the time of such termination, Identix shall reimburse Visionics for all documented expenses incurred by Visionics in connection with this Agreement and the transactions contemplated hereby (the "Visionics Expenses") in immediately available funds not later than ten (10) business days after termination of this Agreement.

          (iv) In the event that this Agreement is terminated by Visionics pursuant to Section 8.1(h) because the condition set forth in Section 7.1(b) is not satisfied, Identix shall not later than ten (10) business days after the date of such termination, reimburse Visionics for the Visionics Expenses in immediately available funds.

          (v) Identix acknowledges that the agreements contained in this Section 8.3(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Visionics would not enter into this Agreement; accordingly, if Identix fails to pay in a timely manner the amounts due pursuant to this Section 8.3(c), and, in order to obtain such payment, Visionics makes a claim that results in a judgment against Identix for any or all of the amounts set forth in this Section 8.3(c), Identix shall pay to Visionics its reasonable costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with such suit, together with interest on the amounts set forth in this
     Section 8.3(c) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made.

     For the purposes of this Agreement, "Identix Acquisition" shall mean any of the following transactions (other than the transactions contemplated by this Agreement); (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Identix pursuant to which Identix' stockholders immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by Identix of assets representing in excess of 50% of the aggregate fair market value of Identix' business immediately prior to such sale or (iii) the acquisition by any Person (including by way of a tender offer or an exchange offer or issuance by Identix), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Identix.

     8.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Identix and Visionics.

     8.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                   ARTICLE IX

                                 MISCELLANEOUS

     9.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Identix, Merger Sub and Visionics at any time prior to the Effective Time; provided, however, that after approval of this Agreement by the stockholders of Visionics, no such amendment or modification shall change the amount or form of the consideration to be received by Visionics' stockholders in the Merger.

     9.2 Waiver of Compliance; Consents. Any failure of Identix or Merger Sub, on the one hand, or Visionics, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Visionics (with respect to any failure by Identix or Merger Sub) or Identix or Merger Sub (with respect to any failure by Visionics), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.2.

     9.3 Survival; Investigations. The respective representations and warranties of Identix, Merger Sub and Visionics contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto and shall not survive the Effective Time.

     9.4 Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally by overnight courier or similar means or sent by facsimile with written confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice. Any such notice shall be effective upon receipt, if personally delivered or on the next business day following transmittal if sent by confirmed facsimile. Notices, including oral notices, shall be delivered as follows:

     if to Visionics, to:

        5600 Rowland Road
        Minnetonka, MN 55343
        Telephone: (952) 932-0888
        Facsimile: (952) 945-3382
        Attention: Joseph Atick

     with a copy to:

        Maslon Edelman Borman & Brand, LLP
        3300 Wells Fargo Center
        90 South Seventh Street
        Minneapolis, MN 55402
        Telephone: (612) 672-8200
        Facsimile: (612) 672-8397
        Attention: Joseph Alexander

     if to Identix, or Merger Sub, to:

        100 Cooper Court
        Los Gatos, CA 95032
        Telephone: (408) 355-1400
        Facsimile: (408) 354-1106
        Attention:

     with a copy to:

        Heller Ehrman White & McAuliffe LLP
        275 Middlefield Road
        Menlo Park, California 94025-3506
        Telephone: (650) 324-7000
        Facsimile: (650) 324-0638
        Attention: Richard A. Peers, Esq.

     9.5 Assignment; Third Party Beneficiaries. Neither this Agreement nor any right, interest or obligation hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or remedies upon any Person other than the parties hereto and, with respect only to Section 5.8, the Indemnified Parties.

     9.6 Governing Law. This Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflicts of laws.

     9.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     9.8 Severability. In case any one or more of the provisions contained in this Agreement should be finally determined to be invalid, illegal or unenforceable in any respect against a party hereto, it shall be adjusted if possible to effect the intent of the parties. In any event, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such final determination shall have been made.

     9.9 Interpretation. The Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. The word "including" shall be deemed to mean "including without limitation."

     9.10 Entire Agreement. This Agreement, the Voting Agreements and the Confidentiality Agreement including the exhibits hereto and the documents and instruments referred to herein (including the Visionics Disclosure Statement and the Identix Disclosure Statement), embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein and therein.

     9.11 Definition of "Law". When used in this Agreement "law" refers to any applicable law (whether civil, criminal or administrative) including, without limitation, common law, statute, statutory instrument, treaty, regulation, directive, decision, code, order, decree, injunction, resolution or judgment of any government, quasi-government, supranational, federal, state or local government, statutory or regulatory body, court, or agency.

     9.12 Rules of Construction. Each party to this Agreement has been represented by counsel during the preparation and execution of this Agreement, and therefore waives any rule of construction that would construe ambiguities against the party drafting the agreement.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Identix, Merger Sub and Visionics have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                          IDENTIX INCORPORATED

                                          By:      /s/ ROBERT MCCASHIN
                                            ------------------------------------
                                                      Robert McCashin
                                            Chairman and Chief Executive Officer

                                          VIPER ACQUISITION CORP.

                                          By:      /s/ ROBERT MCCASHIN
                                            ------------------------------------
                                                      Robert McCashin
                                                         President

                                          VISIONICS CORPORATION

                                          By:       /s/ JOSEPH ATICK
                                            ------------------------------------
                                                        Joseph Atick
                                            Chairman and Chief Executive Officer

                [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

                                                                       EXHIBIT A

                      [FORM OF VISIONICS VOTING AGREEMENT]

                                VOTING AGREEMENT

     This VOTING AGREEMENT ("Agreement") is made and entered into as of February 22, 2002 by and between Identix Incorporated, a Delaware corporation ("Identix"), and the person whose name appears on the signature page hereto as a stockholder of Visionics Corporation, a Delaware corporation ("Visionics"), acting in his capacity as a stockholder of Visionics and not in any other capacity ("Stockholder").

     A. Concurrently with the execution of this Agreement, Identix, Viper Acquisition Corp., a Delaware corporation ("Merger Sub"), and Visionics are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to merge Merger Sub with and into Visionics (the "Merger"). Capitalized terms used and not otherwise defined herein, and defined in the Merger Agreement, shall have the respective meanings ascribed to them in the Merger Agreement.

     B. As of the date hereof, Stockholder Beneficially Owns the number of outstanding shares of the Common Stock, par value $0.01 per share, of Visionics ("Visionics Common Stock") set forth on the signature page hereto.

     C. As inducement and a condition to entering into the Merger Agreement, Identix has required Stockholder to agree, and Stockholder has agreed, to enter into this Agreement.

     The parties agree as follows:

     1. Certain Definitions.  For purposes of this Agreement:

          (a) "Beneficially Own" or "Beneficial Ownership" with respect to any securities means having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a person include securities Beneficially Owned by all other persons with whom such person would constitute a "group" within the meaning of Section 13(d) of the Exchange Act with respect to the securities of the same issuer.

          (b) "Existing Shares" means all issued and outstanding shares of Visionics Common Stock owned of record or Beneficially Owned by Stockholder and over which Stockholder has voting control as of the record date for persons entitled (i) to receive notice of, and to vote at, a meeting of the stockholders of Visionics called for purposes of voting on the Merger Agreement and the Merger, or (ii) to take action by written consent of the stockholders of Visionics with respect to the Merger Agreement and the Merger.

     2. Representations and Warranties of Stockholder. Stockholder represents and warrants to Identix as follows:

          (a) On the date hereof, Stockholder Beneficially Owns the outstanding shares of Visionics Common Stock set forth on the signature page hereto and holds stock options to purchase the number of shares of Visionics Common Stock set forth on the signature page hereto. On the date hereof, such shares constitute all of the outstanding shares of Visionics Common Stock Beneficially Owned by Stockholder and all of the shares of Visionics Common Stock subject to stock options held by Stockholder. On the date hereof, there are no outstanding options or other rights to acquire from Stockholder, or obligations of Stockholder to sell, any shares of Visionics Common Stock. Except as permitted by this Agreement, the shares of Visionics Common Stock set forth on the signature page hereto are held by Stockholder, or by a nominee or custodian for the benefit of Stockholder, free and clear of all mortgages, claims, charges, liens, security interests, pledges, options, proxies, voting trusts or agreements ("Encumbrances"), except for any such Encumbrances arising hereunder.

          (b) Stockholder has the legal capacity, power and authority to enter into and perform all of Stockholder's obligations under this Agreement. This Agreement has been duly and validly executed and

                                      A-A-1
     delivered by Stockholder and constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

          (c) Except for any applicable filings under federal and state securities laws, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is required to be made or obtained by Stockholder for the execution of this Agreement by Stockholder or compliance by Stockholder with the provisions hereof. Neither the execution and delivery of this Agreement by Stockholder nor the compliance by Stockholder with the provisions hereof will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, acceleration, redemption or purchase) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Stockholder is a party or by which Stockholder or any of Stockholder's properties or assets is bound, or (ii) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Stockholder or any of the Existing Shares.

          (d) Stockholder understands and acknowledges that Identix is entering into, and causing Merger Sub to enter into, the Merger Agreement in reliance upon Stockholder's concurrent execution and delivery of this Agreement.

     3. Representations and Warranties of Identix. Identix hereby represents and warrants to Stockholder as follows:

          (a) Identix has the corporate power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Identix and constitutes a valid and binding agreement of Identix, enforceable against Identix in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

          (b) Except for filings under the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution of this Agreement by Identix. Neither the execution and delivery of this Agreement by Identix nor compliance by Identix with any of the provisions hereof shall (i) conflict with or result in any breach of any organizational documents of Identix, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, acceleration, redemption or purchase) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation of any kind to which Identix is a party or by which Identix or any of its properties or assets is bound, or (iii) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Identix or any of its properties or assets.

     4. Disclosure. Stockholder hereby agrees to permit Identix to publish and disclose in the Registration Statement and the Joint Proxy Statement/Prospectus (including all documents and schedules filed with the SEC), and in any press release or other disclosure document which Identix reasonably determines to be necessary or desirable to comply with applicable law or the rules and regulations of The Nasdaq Stock Market in connection with the Merger and any transactions related thereto, Stockholder's identity and ownership of Visionics Common Stock and the nature of Stockholder's commitments, arrangements and understandings under this Agreement, provided that any public announcement or disclosure is made in accordance with the terms of the Merger Agreement.

     5. Certain Restrictions. Prior to the termination of this Agreement, Stockholder agrees not to knowingly take any action which would cause Visionics to materially violate or be in material breach of Section 5.2(a) of the Merger Agreement.

                                      A-A-2

     6. Voting of Visionics Common Stock. Stockholder hereby irrevocably and unconditionally agrees that, during the period commencing on the date hereof and continuing until the first to occur of the Effective Time or termination of this Agreement, (a) Stockholder will appear (in person or by proxy) at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Visionics Common Stock, however called, or otherwise cause the Existing Shares then beneficially owned by Stockholder to be counted as present thereat for purposes of establishing a quorum, and (b) Stockholder will vote or provide a written consent with respect to the Existing Shares (or will cause the Existing Shares to be voted, or cause a written consent to be provided with respect to the Existing Shares) in favor of the adoption of the Merger Agreement and approval of the Merger.

     7. Proxy; Further Assurances.

     (a) In order to insure the voting of Stockholder in accordance with this Agreement, Stockholder agrees to execute an irrevocable proxy simultaneously with the execution of this Agreement in the form of Exhibit A attached hereto granting Identix the right to vote, or to execute and deliver stockholder written consents, in respect of the Existing Shares beneficially owned by Stockholder, if any, at the date of the special meeting called to approve the Merger and adopt the Merger Agreement, in favor of the adoption of the Merger Agreement and approval of the Merger.

     (b) Stockholder shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Identix the power to carry out and give effect to the provisions of this Agreement.

     8. Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to effectuate the provisions by this Agreement.

     9. Termination. This Agreement shall terminate on the earliest to occur of: (a) the termination of the Merger Agreement; (b) the agreement of the parties hereto to terminate this Agreement; or (c) the consummation of the Merger.

     10. Miscellaneous.

     (a) Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Identix and Stockholder at any time prior to the Effective Time.

     (b) Any failure of Stockholder, on the one hand, or Identix, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Identix or Stockholder, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this
Section 10(b).

     (c) All notices and other communications hereunder shall be in writing and shall be delivered personally, by overnight courier or similar means or sent by facsimile with written confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered, or on the next business day following transmittal, if sent by confirmed facsimile. Notices shall be delivered as follows:

     (1) if to Identix, to:

        100 Cooper Court
        Los Gatos, CA 95032
        Telephone: (408) 335-1400
        Facsimile: (408) 354-1106
        Attention: Mark S. Molina
                                      A-A-3
     with a copy to:

       Heller Ehrman White & McAuliffe
        275 Middlefield Road
        Menlo Park, California 94025
        Telephone: (650) 324-7000
        Facsimile: (650) 324-0638
        Attention: Richard A. Peers

     (2) If to Stockholder, at the address set forth on the signature page with a copy to:

        Maslon Edelman Borman & Brand, LLP
        3300 Wells Fargo Center
        90 South Seventh Street
        Minneapolis, MN 55402
        Telephone: (612) 672-8200
        Facsimile: (612) 672-8397
        Attention: Joseph Alexander

     (d) Neither this Agreement nor any right, interest or obligation hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or remedies hereunder upon any other person except the parties hereto.

     (e) This Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflicts of law.

     (f) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (g) In case any one or more of the provisions contained in this Agreement should be finally determined to be invalid, illegal or unenforceable in any respect against a party hereto, it shall be adjusted if possible to effect the intent of the parties. In any event, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such final determination shall have been made.

     (h) The article and section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement.

     (i) This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein and therein.

     (j) Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages. Therefore, in the event of any such breach, the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

     (k) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

                                      A-A-4

     (l) From time to time, at any other party's reasonable request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or reasonably desirable to effectuate the provisions of this Agreement.

     (m) Notwithstanding any other provision of this Agreement (including, without limitation, Section 5 hereof), nothing contained in this Agreement shall bind or obligate Stockholder to act or refrain from acting in any capacity other than as a stockholder of Visionics, it being expressly understood and agreed that this Agreement shall not bind or obligate Stockholder in his capacity as a director or officer of Visionics.

                                      A-A-5

     IN WITNESS WHEREOF, the parties hereto have signed this Voting Agreement, in the case of Identix by its duly authorized officer, as of the date first above written.

                                          IDENTIX INCORPORATED

------------------------------------------------------
STOCKHOLDER NAME

                                          BY:
                                            ------------------------------------
                                          PRINT NAME:
                                                 -------------------------------
                                          PRINT TITLE:
                                                 -------------------------------

SIGNATURE:
          --------------------------------------------------

NUMBER OF OUTSTANDING SHARES
BENEFICIALLY OWNED BY
STOCKHOLDER:
            -------------------------------------------------

NUMBER OF SHARES SUBJECT TO STOCK
OPTIONS HELD BY STOCKHOLDER:

------------------------------------------------------

ADDRESS OF STOCKHOLDER:

------------------------------------------------------

------------------------------------------------------

                                      A-A-6

                                                                       EXHIBIT A

                               IRREVOCABLE PROXY

     The undersigned agrees to, and hereby grants to Identix Incorporated an irrevocable proxy pursuant to the provisions of Section 212 of Delaware General Corporation Law to vote, or to execute and deliver written consents or otherwise act with respect to the Existing Shares beneficially owned by the undersigned, if any, as of the record date of the special meeting of stockholders called to approve the Merger and adopt the Merger Agreement, to the same extent and with the same effect as the undersigned might or could do under any applicable laws or regulations governing the rights and powers of stockholders of a Delaware corporation, in connection with the adoption of the Merger Agreement and approval of the Merger. The undersigned hereby affirms that this proxy is given as a condition of said Merger Agreement and as such is coupled with an interest and is irrevocable. It is further understood by the undersigned that this proxy may be exercised by Identix Incorporated for the period beginning on the date hereof and ending on Effective Time, unless sooner terminated in accordance with the provisions of this Voting Agreement.

     THIS PROXY SHALL REMAIN IN FULL FORCE AND EFFECT AND BE ENFORCEABLE AGAINST ANY DONEE, TRANSFEREE OR ASSIGNEE OF THE STOCK.

     Dated this 22d day of February, 2002.

                                          --------------------------------------
                                          [Stockholder]

                                      A-A-7

                                                                       EXHIBIT B

                       [FORM OF IDENTIX VOTING AGREEMENT]

                                VOTING AGREEMENT

     This VOTING AGREEMENT ("Agreement") is made and entered into as of February 22, 2002 by and between Visionics Corporation, a Delaware corporation ("Visionics"), and the person whose name appears on the signature page hereto as a stockholder of Identix Incorporated, a Delaware corporation ("Identix"), acting in his capacity as a stockholder of Identix and not in any other capacity ("Stockholder").

     A. Concurrently with the execution of this Agreement, Identix, Viper Acquisition Corp., a Delaware corporation ("Merger Sub"), and Visionics are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to merge Merger Sub with and into Visionics (the "Merger"). Capitalized terms used and not otherwise defined herein, and defined in the Merger Agreement, shall have the respective meanings ascribed to them in the Merger Agreement.

     B. As of the date hereof, Stockholder Beneficially Owns the number of outstanding shares of the Common Stock, par value $0.01 per share, of Identix ("Identix Common Stock") set forth on the signature page hereto.

     C. As inducement and a condition to entering into the Merger Agreement, Visionics has required Stockholder to agree, and Stockholder has agreed, to enter into this Agreement.

     The parties agree as follows:

     1. Certain Definitions.  For purposes of this Agreement:

          (a) "Beneficially Own" or "Beneficial Ownership" with respect to any securities means having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a person include securities Beneficially Owned by all other persons with whom such person would constitute a "group" within the meaning of Section 13(d) of the Exchange Act with respect to the securities of the same issuer.

          (b) "Existing Shares" means all issued and outstanding shares of Identix Common Stock owned of record or Beneficially Owned by Stockholder and over which Stockholder has voting control as of the record date for persons entitled (i) to receive notice of, and to vote at, a meeting of the stockholders of Identix called for purposes of voting on the Merger Agreement and the Merger, or (ii) to take action by written consent of the stockholders of Identix with respect to the Merger Agreement and the Merger.

     2. Representations and Warranties of Stockholder. Stockholder represents and warrants to Visionics as follows:

          (a) On the date hereof, Stockholder Beneficially Owns the outstanding shares of Identix Common Stock set forth on the signature page hereto and holds stock options to purchase the number of shares of Identix Common Stock set forth on the signature page hereto. On the date hereof, such shares constitute all of the outstanding shares of Identix Common Stock Beneficially Owned by Stockholder and all of the shares of Identix Common Stock subject to stock options held by Stockholder. On the date hereof, there are no outstanding options or other rights to acquire from Stockholder, or obligations of Stockholder to sell, any shares of Identix Common Stock. Except as permitted by this Agreement, the shares of Identix Common Stock set forth on the signature page hereto are held by Stockholder, or by a nominee or custodian for the benefit of Stockholder, free and clear of all mortgages, claims, charges, liens, security interests, pledges, options, proxies, voting trusts or agreements ("Encumbrances"), except for any such Encumbrances arising hereunder.

                                      A-B-1

          (b) Stockholder has the legal capacity, power and authority to enter into and perform all of Stockholder's obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

          (c) Except for any applicable filings under federal and state securities laws, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is required to be made or obtained by Stockholder for the execution of this Agreement by Stockholder or compliance by Stockholder with the provisions hereof. Neither the execution and delivery of this Agreement by Stockholder nor the compliance by Stockholder with the provisions hereof will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, acceleration, redemption or purchase) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Stockholder is a party or by which Stockholder or any of Stockholder's properties or assets is bound, or (ii) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Stockholder or any of the Existing Shares.

          (d) Stockholder understands and acknowledges that Visionics is entering into, and causing Merger Sub to enter into, the Merger Agreement in reliance upon Stockholder's concurrent execution and delivery of this Agreement.

     3. Representations and Warranties of Visionics. Visionics hereby represents and warrants to Stockholder as follows:

          (a) Visionics has the corporate power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Visionics and constitutes a valid and binding agreement of Visionics, enforceable against Visionics in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

          (b) Except for filings under the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution of this Agreement by Visionics. Neither the execution and delivery of this Agreement by Visionics nor compliance by Visionics with any of the provisions hereof shall (i) conflict with or result in any breach of any organizational documents of Visionics, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, acceleration, redemption or purchase) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation of any kind to which Visionics is a party or by which Visionics or any of its properties or assets is bound, or (iii) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Visionics or any of its properties or assets.

     4. Disclosure. Stockholder hereby agrees to permit Visionics to publish and disclose in the Registration Statement and the Joint Proxy Statement/Prospectus (including all documents and schedules filed with the SEC), and in any press release or other disclosure document which Visionics reasonably determines to be necessary or desirable to comply with applicable law or the rules and regulations of The Nasdaq Stock Market in connection with the Merger and any transactions related thereto, Stockholder's identity and ownership of Identix Common Stock and the nature of Stockholder's commitments, arrangements and understandings under this Agreement, provided that any public announcement or disclosure is made in accordance with the terms of the Merger Agreement.

                                      A-B-2

     5. Certain Restrictions. Prior to the termination of this Agreement, Stockholder agrees not to knowingly take any action which would cause Identix to materially violate or be in material breach of Section 5.2(b) of the Merger Agreement.

     6. Voting of Identix Common Stock. Stockholder hereby irrevocably and unconditionally agrees that, during the period commencing on the date hereof and continuing until the first to occur of the Effective Time or termination of this Agreement, (a) Stockholder will appear (in person or by proxy) at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Identix Common Stock, however called, or otherwise cause the Existing Shares then Beneficially Owned by Stockholder to be counted as present thereat for purposes of establishing a quorum, and (b) Stockholder will vote or provide a written consent with respect to the Existing Shares (or will cause the Existing Shares to be voted, or cause a written consent to be provided with respect to the Existing Shares) in favor of the issuance of shares of Identix Common Stock in the Merger.

     7. Proxy; Further Assurances.

     (a) In order to insure the voting of Stockholder in accordance with this Agreement, Stockholder agrees to execute an irrevocable proxy simultaneously with the execution of this Agreement in the form of Exhibit A attached hereto granting Visionics the right to vote, or to execute and deliver stockholder written consents, in respect of the Existing Shares, in favor of the issuance of shares of Identix Common Stock in the Merger.

     (b) Stockholder shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Visionics the power to carry out and give effect to the provisions of this Agreement.

     8. Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to effectuate the provisions by this Agreement.

     9. Termination. This Agreement shall terminate on the earliest to occur of: (a) the termination of the Merger Agreement; (b) the agreement of the parties hereto to terminate this Agreement; or (c) the consummation of the Merger.

     10. Miscellaneous.

     (a) Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Visionics and Stockholder at any time prior to the Effective Time.

     (b) Any failure of Stockholder, on the one hand, or Visionics, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Visionics or Stockholder, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10(b).

     (c) All notices and other communications hereunder shall be in writing and shall be delivered personally, by overnight courier or similar means or sent by facsimile with written confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be

                                      A-B-3
effective upon receipt, if personally delivered, or on the next business day following transmittal, if sent by confirmed facsimile. Notices shall be delivered as follows:

     (1)  if to Visionics, to:

        5600 Rowland Road
        Minnetonka, MN 55343
        Telephone: (952) 932-0888
        Facsimile: (952) 945-3382
        Attention: Joseph Atick

     with a copy to:

          Maslon Edelman Borman & Brand, LLP
        3300 Wells Fargo Center
        90 South Seventh Street
        Minneapolis, MN 55402
        Telephone: (612) 672-8200
        Facsimile: (612) 672-8397
        Attention: Joseph Alexander

     (2) If to Stockholder, at the address set forth on the signature page with a copy to:

        Heller Ehrman White & McAuliffe
        275 Middlefield Road
        Menlo Park, California 94025
        Telephone: (650) 324-7000
        Facsimile: (650) 324-0638
        Attention: Richard A. Peers

     (d) Neither this Agreement nor any right, interest or obligation hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or remedies hereunder upon any other person except the parties hereto.

     (e) This Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflicts of law.

     (f) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (g) In case any one or more of the provisions contained in this Agreement should be finally determined to be invalid, illegal or unenforceable in any respect against a party hereto, it shall be adjusted if possible to effect the intent of the parties. In any event, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such final determination shall have been made.

     (h) The article and section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement.

     (i) This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein and therein.

                                      A-B-4

     (j) Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages. Therefore, in the event of any such breach, the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

     (k) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

     (l) From time to time, at any other party's reasonable request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or reasonably desirable to effectuate the provisions of this Agreement.

     (m) Notwithstanding any other provision of this Agreement (including, without limitation, Section 5 hereof), nothing contained in this Agreement shall bind or obligate Stockholder to act or refrain from acting in any capacity other than as a stockholder of Identix, it being expressly understood and agreed that this Agreement shall not bind or obligate Stockholder in his capacity as a director or officer of Identix.

                                      A-B-5

     IN WITNESS WHEREOF, the parties hereto have signed this Voting Agreement, in the case of Visionics by its duly authorized officer, as of the date first above written.

-----------------------------------------------------  VISIONICS CORPORATION
STOCKHOLDER NAME

                                                       BY:
                                                            ---------------------------------------------------

                                                       PRINT NAME:
                                                                        ---------------------------------------

SIGNATURE:                                             PRINT TITLE:
               --------------------------------------                  ----------------------------------------

NUMBER OF OUTSTANDING SHARES BENEFICIALLY OWNED BY
STOCKHOLDER:____________

NUMBER OF SHARES SUBJECT TO STOCK OPTIONS HELD BY
STOCKHOLDER:
-----------------------------------------------------

ADDRESS OF STOCKHOLDER:

-----------------------------------------------------

-----------------------------------------------------

                                      A-B-6

                                                                       EXHIBIT A

                               IRREVOCABLE PROXY

     The undersigned agrees to, and hereby grants to Visionics Corporation an irrevocable proxy pursuant to the provisions of Section 212 of Delaware General Corporation Law to vote, or to execute and deliver written consents or otherwise act with respect to the Existing Shares Beneficially Owned by the undersigned, if any, as of the record date of the meeting of stockholders called to approve the issuance of shares of Identix Common Stock in the Merger, to the same extent and with the same effect as the undersigned might or could do under any applicable laws or regulations governing the rights and powers of stockholders of a Delaware corporation, in connection with the issuance of shares of Identix Common Stock in the Merger. The undersigned hereby affirms that this proxy is given as a condition of said Merger Agreement and as such is coupled with an interest and is irrevocable. It is further understood by the undersigned that this proxy may be exercised by Visionics for the period beginning on the date hereof and ending on Effective Time, unless sooner terminated in accordance with the provisions of this Voting Agreement.

     THIS PROXY SHALL REMAIN IN FULL FORCE AND EFFECT AND BE ENFORCEABLE AGAINST ANY DONEE, TRANSFEREE OR ASSIGNEE OF THE STOCK.

     Dated this 22d day of February, 2002.

                                          --------------------------------------
                                          [Stockholder]

                                      A-B-7

                                                                       EXHIBIT C

                             CERTIFICATE OF MERGER
                                    MERGING
                            VIPER ACQUISITION CORP.
                                 WITH AND INTO
                             VISIONICS CORPORATION

     Pursuant to Section 251 of the General Corporation Law of the State of Delaware

     Visionics Corporation, a Delaware corporation ("Visionics"), DOES HEREBY CERTIFY AS FOLLOWS:

     FIRST: That the constituent corporations to the merger certified here are Viper Acquisition Corp., a Delaware corporation ("Merger Sub"), and Visionics, a Delaware corporation.

     SECOND: That certain Agreement and Plan of Merger (the "Agreement") dated as of February 22, 2002 by and among Identix Incorporated, a Delaware corporation, Merger Sub and Visionics (the "Merger"), has been approved, adopted, certified, executed, and acknowledged by each of the constituent corporations in accordance with Section 251 of the Delaware General Corporation Law (the "Delaware Law").

     THIRD: That Visionics shall be the surviving corporation in the merger (the "Surviving Corporation") and the name of the Surviving Corporation shall be Visionics Corporation.

     FOURTH: That pursuant to the Agreement, the Certificate of Incorporation of the Surviving Corporation is restated to read in its entirety as set forth in Exhibit A attached hereto.

     FIFTH: That an executed copy of the Agreement is on file at the office of the Surviving Corporation at the following address:

                               5600 Rowland Road
                          Minnetonka, Minnesota 55343

     SIXTH: That an executed copy of the Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

     SEVENTH: That the Merger shall become effective at 8:00 a.m. Eastern
Standard Time on           , 2002.

                                      A-C-1

     IN WITNESS WHEREOF, Visionics has caused this Certificate of Merger to be
executed in its corporate name as of this   th day of           , 2002.

                                          VISIONICS CORPORATION
                                          a Delaware corporation

                                          By:
                                            ------------------------------------
                                          Name: Joseph J. Atick
                                          Title: Chairman, President and Chief
                                          Executive Officer

                                      A-C-2

                                                                       EXHIBIT A

                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             VISIONICS CORPORATION

                                     FIRST

     The name of the corporation is Visionics Corporation (the "Corporation").

                                     SECOND

     The address of the registered office of the Corporation in the State of Delaware is 615 S. Dupont Highway, Dover, DE. The name of its registered agent at such address is National Corporate Research, Ltd.

                                     THIRD

     The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

                                     FOURTH

     The total number of shares of all classes of capital stock which the corporation shall have authority to issue is one hundred (100) shares of Common Stock with a par value of $0.01 per share.

                                     FIFTH

     The business and affairs of the corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the bylaws of the corporation.

                                     SIXTH

     In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors of the corporation is expressly authorized to make, alter or repeal the bylaws of the corporation.

                                    SEVENTH

     A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended hereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

                                      A-C-3

                                     EIGHTH

     The corporation reserves the right to amend and repeal any provision contained in this Certificate of Incorporation in the manner from time to time prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

                                      A-C-4

                                                                       EXHIBIT D

                    [FORM OF VISIONICS AFFILIATE AGREEMENT]

                                                                          , 2002
Identix Incorporated
100 Cooper Court
Los Gatos, CA 95032

Ladies and Gentlemen:

     The undersigned has been advised that as of the date hereof the undersigned may be deemed to be an "affiliate" of Visionics Corporation, a Delaware corporation ("Visionics"), as the term "affiliate" is defined for purposes of paragraph (c) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger, dated as of February 22, 2002 (the "Agreement"), among Identix Incorporated, a Delaware corporation ("Identix"), Viper Acquisition Corp., a Delaware corporation, and Visionics, at the Effective Time (as defined in the Agreement) Visionics will become a wholly-owned subsidiary of Identix.

     As a result of the Merger (as defined in the Agreement), the undersigned will receive shares of Common Stock, par value $0.01 per share, of Identix ("Identix Common Stock") in exchange for shares of Common Stock, par value $0.01 per share, of Visionics owned by the undersigned.

     The undersigned hereby represents and warrants to, and covenants with, Identix that in the event the undersigned receives any Identix Common Stock in the Merger:

          (A) The undersigned shall not make any sale, transfer or other disposition of the Identix Common Stock in violation of the Act or the Rules and Regulations.

          (B) The undersigned has carefully read this letter and discussed its requirements and other applicable limitations upon the undersigned's ability to sell, transfer or otherwise dispose of the Identix Common Stock, to the extent the undersigned has felt it necessary, with the undersigned's counsel.

          (C) The undersigned has been advised that the issuance of shares of Identix Common Stock to the undersigned in the Merger is expected to be registered under the Act by a Registration Statement on Form S-4. However, the undersigned has also been advised that because (i) at the time of the Merger's submission for a vote of the stockholders of Visionics the undersigned may be deemed an affiliate of Visionics, and (ii) the distribution by the undersigned of the Identix Common Stock has not been registered under the Act, the undersigned may not sell, transfer or otherwise dispose of Identix Common Stock issued to the undersigned in the Merger unless (a) such sale, transfer or other disposition has been registered under the Act, (b) such sale, transfer or other disposition is made in conformity with the volume and other applicable limitations imposed by Rule 145 under the Act, or (c) in the opinion of counsel reasonably acceptable to Identix, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

          (D) The undersigned understands that Identix will be under no obligation to register the sale, transfer or other disposition of the Identix Common Stock by the undersigned or on the undersigned's behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

          (E) The undersigned understands that stop transfer instructions will be given to Identix' transfer agent with respect to the Identix Common Stock owned by the undersigned and that there may be placed on the certificates for the Identix Common Stock issued to the undersigned, or any substitutions therefor, a legend stating in substance:

           "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 UNDER THE SECURITIES ACT OF 1933

                                      A-D-1

           APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF A LETTER AGREEMENT DATED
                     2002, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF IDENTIX INCORPORATED."

          (F) The undersigned also understands that unless the transfer by the undersigned of the undersigned's Identix Common Stock has been registered under the Act or is a sale made in conformity with the provisions of this letter, Identix reserves the right, in its sole discretion, to place the following legend on the certificates issued to any transferee of shares from the undersigned:

           "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

     It is understood and agreed that the legend set forth in paragraph E or F above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to Identix (i) a copy of a letter from the staff of the Commission, or an opinion of counsel, in form and substance reasonably satisfactory to Identix to the effect that such legend is not required for purposes of the Act or (ii) reasonably satisfactory evidence or representations that the shares represented by such certificates are being or have been transferred in a transaction made in conformity with the provisions of Rule 145.

                                          Very truly yours,

                                          --------------------------------------
                                          [Print Name]

Acknowledged this      day of           , 2002.

IDENTIX INCORPORATED

By:
---------------------------------------------

Name:
---------------------------------------------

Title:
---------------------------------------------

                                      A-D-2

                                                                         ANNEX B

                                LEHMAN BROTHERS

                                                               February 22, 2002

Board of Directors
Identix Incorporated
100 Cooper Court
Los Gatos, CA 95032

Members of the Board:

     We understand that Identix Incorporated ("Identix" or the "Company") proposes to enter into an Agreement and Plan of Merger (the "Agreement") with Visionics Corporation ("Visionics") pursuant to which (i) Visionics will be merged with and into a wholly-owned subsidiary of Identix, and (ii) each share of common stock of Visionics will be converted into 1.3436 (the "Exchange Ratio") shares of Identix common stock (the "Proposed Transaction"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement.

     We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's shareholders of the Exchange Ratio to be offered in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

     In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2001 and Quarterly Reports on Form 10-Q for the quarters ended September 30, 2001 and December 31, 2001, (3) publicly available information concerning Visionics that we believe relevant to our analysis, including Visionics' Annual Report on Form 10-K for the fiscal year ended September 30, 2001 and Visionics' Quarterly Report on Form 10-Q for the quarter ended December 31, 2001, (4) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, (5) financial and operating information with respect to the business, operations and prospects of Visionics furnished to us by Visionics, (6) the operating synergies and strategic benefits expected by the management of the Company and Visionics to result from a combination of the businesses of the Company and Visionics (the "Expected Synergies"), (7) publicly available estimates of the future financial performance of the Company prepared by Lehman Brothers' research analyst, (8) publicly available estimates of the future financial performance of Visionics prepared by third party research analysts, (9) trading histories of the common stocks of the Company and Visionics from January 1, 2001 to the present and a comparison of those trading histories with each other and those of other companies that we deemed relevant, (10) a comparison of the historical financial results and present financial condition of the Company and Visionics with those of other companies that we deemed relevant, (11) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant, (12) the pro forma impact of the Proposed Transaction on the projected earnings per share of the Company, and
(13) the relative contributions of the Company and Visionics to the future financial performance of the combined company on a pro forma basis, including Expected Synergies. In addition, we have had discussions with the management of the Company and Visionics concerning their respective businesses, operations, assets, financial conditions and prospects, and have undertaken such other studies, analyses and investigations as we deemed appropriate.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company and Visionics that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. With respect to the financial projections of Visionics, upon advice of Visionics we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Visionics as to the future financial performance of Visionics. However, for the purposes of our analysis, we also have considered certain somewhat more conservative assumptions and estimates which resulted in certain adjustments to the projections of Visionics. Upon the advice of the Company, we also have assumed that the amounts and timing of the Expected Synergies are reasonable and that the Expected Synergies will be realized substantially in accordance with such estimates. In arriving at our opinion, we have conducted only a limited physical inspection of the properties and facilities of the Company and Visionics and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company and Visionics. Upon advice of the Company and its legal and accounting advisors, we have assumed that the Proposed Transaction will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and accordingly as a tax-free transaction to the stockholders of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

     In addition, we express no opinion as to the prices at which shares of the Company's common stock will trade following announcement of the Proposed Transaction, and this opinion should not be viewed as providing any assurance that the market value of the shares of the Company's common stock after consummation of the Proposed Transaction will be in excess of the market value of such shares at any time prior to announcement or consummation of the Proposed Transaction.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be offered in the Proposed Transaction is fair to the stockholders of the Company.

     We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. In the ordinary course of our business, we actively trade in the equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

                                          Very truly yours,

                                          LEHMAN BROTHERS

                                                                         ANNEX C

                                                                   MORGAN KEEGAN
--------------------------------------------------------------------------------

Morgan Keegan & Company, Inc.
Morgan Keegan Tower
Fifty Front Street
Memphis, Tennessee 38103
901/524-4100 Telex 69-74324
WATS 800/366-7426
Members New York Stock Exchange, Inc.

February 22, 2002

Board of Directors
Visionics Corporation
5600 Rowland Road
Minnetonka, MN 55343

One Exchange Place
Jersey City, NJ 07302

Members of the Board:

     We understand that Visionics Corporation ("Visionics"), Identix Incorporated ("Identix") and Viper Acquisition Corp., a wholly-owned subsidiary of Identix (the "Acquisition Sub"), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated February 20, 2002 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Acquisition Sub with and into Visionics. Pursuant to the Merger, Visionics will become a wholly-owned subsidiary of Identix and each outstanding share of common stock, par value $.01 per share of Visionics (the "Visionics Common Stock"), other than shares held by Visionics, the Acquisition Sub, Identix or any subsidiary (as defined in the Merger Agreement) of Visionics or Identix, will be converted into the right to receive 1.3436 shares (the "Exchange Ratio") of common stock, par value $.01 per share, of Identix (the "Identix Common Stock"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

     You have asked for our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to the holders of the Visionics Common Stock.

     For purposes of the opinion set forth herein, we have:

     i. reviewed the draft Merger Agreement and the terms of the Merger and drafts of certain related documents;

     ii. reviewed certain publicly available business and financial information relating to Visionics and Identix;

     iii. reviewed certain internal financial statements and other financial and operating data concerning Visionics and Identix prepared by the management of Visionics and Identix, respectively;

     iv. discussed the past and current operations and financial condition and the prospects of Visionics, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Visionics;

     v. discussed the past and current operations and financial condition and the prospects of Identix, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Identix;

     vi. reviewed the reported historical prices and historical trading activity for the Visionics Common Stock and the Identix Common Stock for the period from February 15, 2001 to the present;

     vii. compared the financial performance of Visionics and Identix and the prices and trading activity of the Visionics Common Stock and the Identix Common Stock with that of certain other publicly-traded companies and their securities;

     viii. reviewed the financial terms, to the extent publicly available, of certain other business combinations and other transactions that we deemed relevant; and

     ix. performed such other analyses and considered such other factors as we deemed appropriate.

     We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Visionics and Identix. We also have relied upon, without independent verification, the assessments of both the management of Visionics and Identix as to (i) the existing and future technology and products of Visionics and Identix and the risks associated with such technology and products, (ii) the potential cost savings and synergies (including the amount, timing and achievability thereof) resulting from the Merger and (iii) the strategic benefits anticipated to result from the Merger and the ability of management of the combined company to integrate the businesses of Visionics and Identix. We have assumed that there have been no material changes in Visionics' or Identix' assets, financial condition, results of operations, business or prospects since the respective dates of the last financial statements made available to us. We also have assumed, with your consent, that it is the intention of the parties that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and we have assumed that the Merger will be consummated in accordance with the terms set forth in the draft Merger Agreement and in compliance with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended, and all other applicable federal, state and local statutes, rules, regulations and ordinances. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. In addition, we are not expressing any opinion as to the actual value of the Identix Common Stock or the prices at which the Identix Common Stock will trade following the date of this opinion.

     We have acted as financial advisor to Visionics in connection with the Merger and will receive a fee for such services, a portion of which will be paid in connection with the delivery of this opinion and a significant portion of which is contingent upon consummation of the Merger.

     Visionics has agreed to indemnify us for certain liabilities that may arise out of rendering this opinion. In the past, Morgan Keegan & Company, Inc. has provided financial advisory and financing services for Visionics and has received fees for the rendering of these services. In the ordinary course of our business, we may actively trade in the equity securities of Visionics and Identix for our own account and the accounts of our customers and, accordingly, may at any time hold a significant long or short position in such securities.

     Our opinion is directed to the Board of Directors of Visionics in connection with its consideration of the Merger and recommendation of the Merger Agreement to the holders of the Visionics Common Stock. Our opinion is not a recommendation as to how the shareholders of Visionics should vote at the shareholders' meeting held in connection with the Merger. Our opinion addresses only the fairness, from a financial point of view, of the Exchange Ratio to the holders of the Visionics Common Stock and does not address the underlying business decision of Visionics to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategy that might exist for Visionics or the effect of any other transaction in which Visionics might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or any other document, nor shall this opinion be used for any other purpose, without our prior written consent; provided, however, that we hereby consent to the inclusion of this opinion in its entirety in any filing made by Visionics in respect of the transaction with the

Securities and Exchange Commission. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

     Based upon and subject to the foregoing, and in reliance thereon, we are of the opinion on the date hereof that the Exchange Ratio is fair, from a financial point of view, to the holders of the Visionics Common Stock.

                                          Very truly yours,

                                          MORGAN KEEGAN & COMPANY, INC.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933.

     As permitted by the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
(iii) under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or (iv) for any transaction from which the director derived an improper personal benefit. As permitted by the Delaware General Corporation Law, the Registrant's Certificate of Incorporation provides that: (i) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions; (ii) the Registrant may indemnify its other employees and agents to the extent that it indemnifies its officers and directors, unless otherwise required by law, its Certificate of Incorporation, its Bylaws, or agreement; (iii) the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions; and (iv) the rights conferred in the Certificate of Incorporation are not exclusive.

     The Registrant has entered into Indemnification Agreements with each of its current directors and certain of its executive officers to give such directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant's Certificate of Incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.

     The following is a list of Exhibits filed as part of this Registration Statement.


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
    2.1   Agreement and Plan of Merger dated as of February 22, 2002, by and among Identix, Viper Acquisition Corp. and Visionics
          (attached as Annex A to the joint proxy statement/prospectus included in this Registration Statement)
   +5.1   Opinion of Heller Ehrman White & McAuliffe LLP regarding the legality of the shares of Identix Common Stock to be issued in the merger
    8.1   Opinion of Heller Ehrman White & McAuliffe LLP regarding the tax consequences of the merger
    8.2   Opinion of Maslon Edelman Borman & Brand, LLP regarding the tax consequences of the merger
  +10.1   Identix 2002 Equity Incentive Plan
   10.2   Form of Amendment No. 2 to Employment Agreement between the
          Company and Robert McCashin
   10.3   Form of Employment Agreement between the Company and Joseph
          Atick
   23.1   Consent of PricewaterhouseCoopers LLP, Independent
          Accountants for Identix

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
   23.2   Consent of KPMG LLP, Independent Auditors for Visionics
  +23.3   Consent of Lehman Brothers
  +23.4   Consent of Morgan Keegan & Company, Inc.
   23.5   Consents of Heller Ehrman White & McAuliffe LLP (included in their Opinions filed in Exhibits 5.1 and 8.1)
   23.6   Consent of Maslon Edelman Borman & Brand, LLP (included in their Opinion filed in Exhibit 8.2)
   99.1   Opinion of Lehman Brothers (attached as Annex B to the joint proxy statement/prospectus included in this Registration
          Statement)
   99.2   Opinion of Morgan Keegan & Company, Inc. (attached as Annex
          C to the joint proxy statement/prospectus included in this
          Registration Statement)
   99.3   Consents of Persons about to Become Directors
  +99.4   Identix Form of Proxy for Common Stock
  +99.5   Visionics Form of Proxy for Common Stock


---------------


+ Previously filed.


ITEM 22.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (c) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the joint proxy statement/prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     (g) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Gatos, California, on April 25, 2002.


                                          IDENTIX INCORPORATED

                                          By:      /s/ ROBERT MCCASHIN
                                            ------------------------------------
                                                      Robert McCashin
                                                 Chairman of the Board and
                                                  Chief Executive Officer

                               POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on April 25, 2002.



                    SIGNATURE                                      OFFICE                       DATE
                    ---------                                      ------                       ----

               /s/ ROBERT MCCASHIN                    Chairman, Chief Executive Officer    April 25, 2002
 ------------------------------------------------     and Director (Principal Executive
                 Robert McCashin                                  Officer)

                /s/ ERIK E. PRUSCH                   Executive Vice President and Chief    April 25, 2002
 ------------------------------------------------       Financial Officer (Principal
                  Erik E. Prusch                      Financial and Accounting Officer)

                        *                            President, Chief Operating Officer    April 25, 2002
 ------------------------------------------------               and Director
                James P. Scullion

                        *                                         Director                 April 25, 2002
 ------------------------------------------------
                  Paul D. Clark

                        *                                         Director                 April 25, 2002
 ------------------------------------------------
                 Milton E. Cooper

                        *                                         Director                 April 25, 2002
 ------------------------------------------------
                 Malcolm J. Gudis

                        *                                         Director                 April 25, 2002
 ------------------------------------------------
                Randall Hawks, Jr.

                        *                                         Director                 April 25, 2002
 ------------------------------------------------
                  John E. Major

                        *                                         Director                 April 25, 2002
 ------------------------------------------------
                Patrick H. Morton


 *By:              /s/ ROBERT MCCASHIN
        -----------------------------------------
                     Robert McCashin
                     Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
   2.1    Agreement and Plan of Merger dated as of February 22, 2002, by and among Identix, Viper Acquisition Corp. and Visionics
          (attached as Annex A to the joint proxy statement/prospectus included in this Registration Statement)
  +5.1    Opinion of Heller Ehrman White & McAuliffe LLP regarding the legality of the shares of Identix Common Stock to be issued in the merger
   8.1    Opinion of Heller Ehrman White & McAuliffe LLP regarding the tax consequences of the merger
   8.2    Opinion of Maslon Edelman Borman & Brand, LLP regarding the tax consequences of the merger
 +10.1    Identix 2002 Equity Incentive Plan
  10.2    Form of Amendment No. 2 to Employment Agreement between the
          Company and Robert McCashin
  10.3    Form of Employment Agreement between the Company and Joseph
          Atick
  23.1    Consent of PricewaterhouseCoopers LLP, Independent
          Accountants for Identix
  23.2    Consent of KPMG LLP, Independent Auditors for Visionics
 +23.3    Consent of Lehman Brothers
 +23.4    Consent of Morgan Keegan & Company, Inc.
  23.5    Consents of Heller Ehrman White & McAuliffe LLP (included in their Opinions filed in Exhibits 5.1 and 8.1)
  23.6    Consent of Maslon Edelman Borman & Brand, LLP (included in their Opinion filed in Exhibit 8.2)
  99.1    Opinion of Lehman Brothers (attached as Annex B to the joint proxy statement/prospectus included in this Registration
          Statement)
  99.2    Opinion of Morgan Keegan & Company, Inc. (attached as Annex
          C to the joint proxy statement/prospectus included in this
          Registration Statement)
  99.3    Consents of Persons about to Become Directors
 +99.4    Identix Form of Proxy for Common Stock
 +99.5    Visionics Form of Proxy for Common Stock


---------------


+Previously filed.